As filed with the Securities and Exchange Commission on June 20, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Pure Earth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-1385335

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Neshaminy Interplex, Suite 201, Trevose, Pennsylvania	19053

(Address of principal executive offices)	Zip Code
Registrant’s telephone number, including area code: (215) 639-8755
Copies to:
Alan L. Zeiger, Esquire
Jeffrey M. Taylor, Esquire
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103-6998
Telephone: (215) 569-5500
Facsimile: (215) 569-5555

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None.	None.
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

EXPLANATORY NOTES
Pure Earth, Inc. is filing this Registration Statement on Form 10 under the Securities Exchange Act of 1934 on a voluntary basis to provide current public information about its business and operations to investors and stockholders. In this registration statement, unless the context otherwise requires, the terms “we” “us,” “our,” and the “Company” refer to Pure Earth, Inc. and our consolidated subsidiaries taken together as a whole.
Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, we have elected to comply throughout this registration statement with the scaled disclosure requirements applicable to “smaller reporting companies.”
FORWARD-LOOKING STATEMENTS
Statements included in this registration statement that do not relate to present or historical conditions are called “forward-looking statements.” Such forward-looking statements involve known and unknown risks and uncertainties and other factors that could cause actual results or outcomes to differ materially from those expressed in, or implied by, the forward-looking statements. Forward-looking statements may include, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions. Words such as “believes,” “forecasts,” “intends,” “possible,” “estimates,” “anticipates,” “expects,” “plans,” “should,” “could,” “will,” and similar expressions are intended to identify forward-looking statements. Our ability to predict or project future results or the effect of events on our operating results is inherently uncertain. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved.
Important factors that could cause actual performance or results to differ materially from those expressed in or implied by, forward-looking statements include, but are not limited to:
•	industry competition, conditions, performance and consolidation;
•	our ability to grow our business through the formation and acquisition of complementary businesses;
•	our ability to integrate the companies, assets and operations we have previously acquired;
•	legislative and regulatory developments;
•	weather conditions, including extremely harsh weather or natural disasters which may cause us to temporarily cease some or all of operations;
•	the effects of adverse general economic conditions, both within the United States and globally; and
•	other factors described under “Risk Factors” below.
Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.
 i

Item 1. Business.
Company Overview
We are a diversified environmental company that specializes in delivering innovative solutions for the health and well-being of the planet. We are a provider of integrated environmental transportation, disposal, recycling, consulting, engineering and related services, enabling the beneficial reuse of soils and industrial waste streams into approved disposal facilities or Brownfield sites. We operate in the following five reportable business segments, which serve as strategic business units through which our environmental products and services are generally organized:
•	Transportation and Disposal — We provide transportation and disposal services for excavated clean and contaminated soils from urban construction projects in the mid-Atlantic region and the New York metropolitan area.
•	Treatment and Recycling — We remove, process, treat, recycle and dispose of residual waste from a variety of different industrial and commercial sources, targeting customers along the U.S. eastern seaboard.
•	Environmental Services — We provide a wide range of environmental consulting and related specialty services, including:
•	environmental investigation and engineering services to commercial and residential customers;
•	environmental well drilling for commercial customers located primarily in Connecticut and New York;
•	disposal of regulated medical waste for hospitals, nursing homes and doctors offices; and
•	locating and acquiring Brownfield sites for subsequent development, restoration and potential resale with capping material from our existing facilities or directly from our customer base.
•	Materials — We produce and sell recycled construction materials for a variety of construction and other applications, including crushed stone and recycled aggregate. Our construction materials are produced to meet all prevailing specifications for their use.
•	Concrete Fibers — We recycle used carpet fibers into environmentally sustainable, or “green,” fiber material used to reinforce concrete. We also repack and distribute various other fibers as additives to concrete products. This segment began its operations on April 1, 2008 with our acquisition of specified assets of Nycon, Inc.
We are leveraging our integrated environmental, transportation and disposal services to invest in and reclaim Brownfield properties. Brownfields are parcels of real property that generally have been used for industrial or commercial purposes and whose redevelopment may be complicated by the presence or potential presence of a hazardous substance, pollutant or contaminant. Cleaning up and reinvesting in these properties takes development pressures off undeveloped and open land, revitalizes an otherwise blighted or potentially blighted property for productive use, improves and protects the environment, improves the local tax base and facilitates job growth. We believe that our investment in Brownfield properties, together with our environmental treatment, recycling and related services, supports our primary mission to act as a steward of the environment.
As we are a relatively new company, a key element of our formation and growth to date has been our ability to identify potential complementary environmental services and beneficial reuse companies or specific assets of such companies as acquisition targets, to negotiate and successfully close those acquisitions, and to integrate the acquired businesses and assets into our operations. We seek to acquire businesses that operate current and new technologies, sciences and approaches in the environmental industry. By combining these existing and new technologies into a single organization, we believe we can be the leading provider of a wide array of soil reclamation, waste recycling and other environmental services. We plan to utilize these services internally to develop and rehabilitate Brownfield properties that we own for development, and, ultimately, sale, as commercial real estate opportunities.

Organizational Structure
Pure Earth, Inc., a Delaware corporation, is a holding company headquartered in Trevose, Pennsylvania that conducts substantially all of its business through its wholly-owned operating subsidiaries and a 50%-owned joint venture. Our organizational structure currently is as follows:

*	50%-owned joint venture.

The following table summarizes the operations conducted through our wholly-owned subsidiaries and 50%-owned joint venture.

Subsidiary/Joint
Venture	Business Segment	Headquarters	Primary Operations	Primary Target Markets
PE Materials	Materials	North Bergen, New Jersey	Rock crushing and material recycling operation	New York City metropolitan area and northern New Jersey

PE Environmental	Environmental Services	Waterbury, Connecticut	Environmental engineering and consulting services for commercial and residential customers	Connecticut and New York

Casie and MART	Treatment and Recycling	Vineland, New Jersey	Processing and recycling of oils, solvents, refinery wastes, contaminated soils and filter cakes in solid and liquid form	Northeastern United States

Rezultz	Treatment and Recycling	Vineland and Millville, New Jersey	Owns 32 acres of real property on which Casie and MART operations are conducted and recycling equipment to process and recycle waste products	Northeastern United States

Bio Methods	Environmental Services	Waterbury, Connecticut	Disposal of regulated medical waste from doctors’ offices, hospitals and nursing homes	Connecticut

Geo Methods	Environmental Services	Waterbury, Connecticut	Environmental well drilling for commercial customers	Connecticut and New York

PE Materials (NJ)	Materials	Trevose, Pennsylvania	Holding company for material recycling operation	None

PEI Disposal Group	Transportation and Disposal	Long Island, New York	Transportation and disposal of contaminated and clean soils	New York City metropolitan area and Long Island

Juda	Transportation and Disposal	Bronx, New York	Transportation of contaminated and clean soils, primarily to serve PE Disposal	New York City metropolitan area and northern New Jersey

PE Disposal	Transportation and Disposal	Bronx, New York	Transportation and disposal of contaminated and clean soils	New York City metropolitan area and northern New Jersey

Echo Lake	Environmental Services	Waterbury, Connecticut	Owns Brownfield site	Central Connecticut

New Nycon	Concrete Fibers	Westerly, Rhode Island	Distributor of fiber products and related accessories to the concrete industry	United States

PE Energy	Treatment and Recycling	Trevose, Pennsylvania	Start up business to explore recycling of alternative wastes into fuels	Northeastern United States

HFH Acquisition	Environmental Services	Trevose, Pennsylvania	Formed for the purpose of purchasing an interest in a Brownfield site	New Jersey and New York

ACR (50%-owned joint venture)	Treatment and Recycling	Hudson, New York	Identify, develop and market recycling solutions for generators of spent metal catalysts	United States

Pure Earth, Inc.’s principal executive offices are located at One Neshaminy Interplex, Suite 201, Trevose, Pennsylvania 19053, and its telephone number is (215) 639-8755.
Formation of Our Business
We were originally formed as a Delaware corporation on February 13, 1997 under the name Info Investors, Inc. with the original purpose of engaging in infomercial marketing, but this business never actively developed and was abandoned in 2006. On January 17, 2006, in connection with our acquisition of South Jersey Development, Inc., we changed our name to Pure Earth, Inc. and began to focus our efforts on the acquisition and operation of companies that provide services related to the transportation and disposal of clean and contaminated soils, while developing Brownfield sites for disposal purposes.
Development of Our Business and Significant Acquisitions
Acquisition of South Jersey Development, Inc.
Effective January 20, 2006, we acquired all of the outstanding stock of South Jersey Development, Inc. in exchange for 9,300,000 shares of our common stock. As a result of this acquisition, the shareholders of South Jersey Development, Inc. owned approximately 76% of our outstanding common stock and controlled our board of directors, and the former director and officer of Info Investors resigned, resulting in a change in control. We also repurchased and retired 1,894,528 shares of our common stock from certain of our existing stockholders at a cost of $150,500. The name South Jersey Development, Inc. was subsequently changed to Pure Earth Materials, Inc. on February 26, 2007.
Pure Earth Materials, Inc., or PE Materials, was originally formed in November 2005 by Mark Alsentzer, our President and Chief Executive Officer, to provide alternative disposal services for lightly contaminated soils and construction debris instead of disposing of it in a landfill. In addition, PE Materials was formed to identify alternative quarry sites in Pennsylvania in an effort to provide lower-cost waste disposal alternatives to customers in the northern New Jersey and New York markets. By planning to dispose of wastes in quarry sites approved to accept such wastes instead of in landfills, PE Materials originally sought to provide disposal services to its customers at a reduced cost and with less negative environmental impact as compared to landfill disposal options.
Acquisitions Related to Transportation and Disposal Segment
Effective January 20, 2006, PE Materials completed the acquisition of all of the issued and outstanding common stock of American Transportation & Disposal Systems, Ltd. (now known as Pure Earth Transportation & Disposal, Inc., or PE Disposal). PE Disposal, a wholly owned subsidiary of PE Materials, is in the environmental disposal and transportation business within the New York City metropolitan area. PE Disposal hauls and disposes of soils and helps customers beneficially reuse those soils. At that time, we also acquired certain assets of Whitney Contracting, Inc., a company that also operated in the transportation and disposal business. We acquired the shares of American Transportation & Disposal Systems, Ltd. and the Whitney assets in exchange for an aggregate of 1,250,000 shares of our common stock, valued at $1.00 per share for accounting purposes. As a condition to closing this transaction, we completed a private placement of 1,700,000 shares of our common stock at a price of $1.00 per share, raising approximately $1.7 million in proceeds.
Effective January 20, 2006, PE Materials also acquired all of the issued and outstanding stock of Juda Construction Ltd., a trucking and equipment company that at the time had 34 company-owned trucks and the ability to subcontract up to 100 additional trucks as needed to meet any increase in customer demand. In connection with the acquisition, the sole shareholder of Juda received 300,000 shares of our common stock, valued for accounting purposes at $1.00 per share.

On November 19, 2007, we formed a new wholly owned subsidiary, PEI Disposal Group, Inc., whose business includes the purchase, sale, treatment, processing, transport and disposal of contaminated and clean soils. On November 20, 2007, PEI Disposal Group acquired a prospective customer list from Soil Disposal Group, Inc., a company operating in the soil disposal and transportation business primarily in the New York City metropolitan area and on Long Island. In connection with this asset acquisition, we entered into a five-year sales representative agreement and a five-year non-competition agreement with Soil Disposal and four of its sales representatives. Under these agreements, Soil Disposal and these sales representatives will market and promote our soil disposal and trucking services to their existing and new customers. As consideration for this acquisition, we issued to Soil Disposal a non-interest bearing promissory note in the principal amount of $640,000 and 100,000 shares of our common stock valued at $3.00 per share. Soil Disposal is also entitled to receive a maximum of 300,000 additional shares of our common stock contingent upon the PEI Disposal Group’s net sales meeting specified thresholds during the three years after the closing date.
Acquisitions Related to Treatment and Recycling Segment
On March 30, 2007, we purchased all of the outstanding shares of common stock from the shareholders of the following three Casie Group entities located in Vineland, New Jersey: Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc., or MART, and Rezultz, Incorporated. Under the terms of the stock purchase agreement, as amended, as consideration for the acquisition of the shares of the Casie Group companies, we issued to the Casie Group selling stockholders an aggregate of 338,494 shares of our common stock, net of certain post-closing adjustments settled through November 2007. These shares of common stock were valued at $3.00 per share. Until March 30, 2010, the Casie Group selling stockholders may sell no more than 10,000 of these shares during any calendar month in open-market transactions.
Under the amended stock purchase agreement, if Casie Group and the former owners obtain certain additional environmental permits and certain equipment is installed prior to May 29, 2009, then within 90 days thereafter we would be obligated to issue to certain of the Casie Group selling stockholders an aggregate of 400,000 additional shares of our common stock. The recipients of these additional shares would not be permitted to sell, assign or otherwise transfer the additional shares for a period of one year from the date of issuance. In addition, under the stock purchase agreement, certain of the Casie Group former owners may be entitled to receive up to in the aggregate 435,044 additional shares of our common stock, based upon an evaluation from March 31, 2008 until September 30, 2008 of specified closing date accrued liabilities and the potential settlement of an insurance claim.
Among our various post-closing obligations, we agreed to contribute an aggregate of $4.5 million to the capital of Casie Group for working capital and capital expenditure purposes, in the form of debt or equity, as determined by us. As of the date of this registration statement, we have advanced approximately $8.1 million to Casie Group for working capital and capital expenditures purposes.
At closing, we paid to Gregory Call, the President of each of the Casie Group entities, the sum of $1.0 million in cash, in partial satisfaction of an existing $4.2 million loan previously made by Mr. Call to Casie. After closing, the amount payable to Mr. Call under this stockholder loan was reduced by approximately $973,000 in consideration of post-closing adjustments under the stock purchase agreement and the acquisition by Mr. Call from Casie of certain Casie loans receivable. Furthermore, as of November 15, 2007, Mr. Call converted approximately $1.2 million of the amount payable to Mr. Call under this stockholder loan into 373,615 shares of our common stock. The remaining $1.0 million outstanding under these obligations was evidenced by a subordinated promissory note dated as of November 15, 2007 payable and guaranteed by Casie Group. This subordinated promissory note bears interest at a rate of 6.77% per year. Our obligation to pay amounts of principal and interest under this promissory note is subordinated to our obligations to the lenders under our revolving lines of credit. An initial payment of $333,333 is due on December 31, 2009, with the remaining principal and accrued but unpaid interest due on December 31, 2010. As of March 31, 2008, approximately $0.9 million in principal and accrued interest is outstanding under this subordinated promissory note.
On April 30, 2007, Casie entered into an agreement to form Advanced Catalyst Recycling, LLC, or ACR. ACR is a joint venture between a third party, Advanced Recycling Technology, Inc., or ARTI, and Casie. Each of Casie and ARTI contributed $1,000 in start-up capital to this joint venture. Each of Casie and ARTI owns a 50% voting and profit interest in ACR and possesses equal decision making power. We have entered into this joint venture with ARTI to identify and enter into recycling opportunities in the market for spent metal catalysts and to develop and market recycling solutions to the generators of those catalysts.

Acquisitions Related to Environmental Services Segment
On November 30, 2006, we acquired all of the issued and outstanding stock of Terrasyn Environmental Corporation, now known as Pure Earth Environmental, Inc., an environmental consulting and engineering firm offering a wide range of services to industrial, commercial and public clients. PE Environmental conducts environmental investigations and provides project management and information and data management services, as well as regulatory compliance support. In addition to providing these services to our customers, we utilize these services to support our Brownfield redevelopment efforts.
We acquired PE Environmental in exchange for 280,000 shares of our common stock, valued at $2.00 per share, of which 100,000 shares were held in escrow until March 1, 2008 to satisfy certain indemnification obligations. No indemnification claims were made against the escrowed stock, and therefore, the shares were issued to the selling shareholder in March 2008.
In connection with the acquisition of PE Environmental, on November 30, 2006, we also acquired all of the outstanding membership units of three Delaware limited liability companies: Environmental Venture Partners, LLC, or EVP, Geo Methods, LLC and Bio Methods LLC, for a combined purchase price of $250,000 in cash. Geo Methods is engaged in environmental well drilling for commercial customers that are primarily located in Connecticut and New York. Bio Methods is engaged in the disposal of regulated medical waste from doctors’ offices, hospitals, and nursing homes in Connecticut. EVP did not conduct any business since we acquired it and was subsequently dissolved on January 5, 2007.
On September 14, 2007, PE Environmental formed a wholly owned subsidiary, Echo Lake Brownfield, LLC. Echo Lake was formed for the purpose of owning and developing a Brownfield site in the state of Connecticut. On January 3, 2008, we completed the acquisition of this Brownfield site, located in central Connecticut, for a purchase price of $50,000, and assumed estimated environmental cleanup costs of approximately $233,000. We also spent approximately $57,000 on site evaluation costs prior to purchasing the Brownfield site. We expect that this Brownfield site will become operational and begin accepting soils as capping materials in August 2008.
Acquisitions Related to Materials Segment
Our Materials segment was initially formed with the acquisition of South Jersey Development, Inc., which owns and operates our North Bergen, New Jersey rock crushing facility.
Effective January 20, 2006, we acquired a customer list from Alchemy Development, LLC, the sole shareholder of which was Philip Guenzer. Mr. Guenzer currently serves as the Vice President of Technical Services for PE Materials. In exchange for the customer list, we issued 75,000 shares of our common stock to Mr. Guenzer, valued at $1.00 per share for accounting purposes. However, due to the loss of these customers during 2007, we concluded that this asset had been impaired and we therefore wrote off the remaining value of the asset.
In September 2007, we formed PE Materials (NJ) to lease a second rock crushing facility and soil processing operation in Lyndhurst, New Jersey. The owner of the property was required to transfer existing operating permits to us upon execution of the facility operating agreement, and to obtain certain additional recycling permits with respect to this facility by December 2008. In October 2007, we entered into a five-year lease for this facility and otherwise completed the startup of operations at this facility in December 2007. On June 5, 2008, however, the facility was closed by the city resulting from the owner’s failure to obtain a certificate of occupancy and to maintain proper fire retardant systems. Furthermore, the owner did not transfer the existing operating permits for this facility to us in a timely fashion. We are currently in the process of moving our equipment from this location and finding an appropriate substitute facility.

Acquisition Related to Concrete Fibers Segment
Effective April 1, 2008, New Nycon, Inc., our wholly owned subsidiary, completed the purchase of specified assets from Nycon, Inc., a concrete reinforcing fiber company headquartered in Westerly, Rhode Island. New Nycon has a sales and distribution network that includes 35 domestic and 20 international sales representatives with distribution centers located in California, Florida and Connecticut. Under this agreement, we acquired Nycon’s accounts receivable, equipment and all intangible assets and intellectual property. Prior to this acquisition, Nycon was engaged in the business of processing, packaging and selling reinforcing fibers used as a component of concrete materials. The purchase price for this acquisition included the assumption of $225,000 in bank notes payable, and 20% of the free cash flow derived from the operation of the Nycon assets, payable to Nycon in each of the next four years, up to a maximum cumulative amount of $900,000, not including $75,000 of debt that the former owner has agreed to repay out of such cash flow. We were also required to contribute up to $300,000 to New Nycon on an as-needed basis for working capital purposes.
In connection with this asset purchase, we entered into an exclusive licensing agreement with the holder of a patent covering the process for making and using reinforcing fiber from post-consumer carpet waste as a substitute for new fibers. During the term of the license agreement, we will pay to the licensor an annual royalty fee equal to 30% of New Nycon’s earnings before taxes, depreciation and amortization, and we also paid the patent holder 15,000 shares of our common stock, which shares were placed in escrow pending the satisfaction by New Nycon of certain financial objectives. The license agreement terminates upon the expiration of the last of the licensor’s patent rights covered by the agreement, which with respect to the process patent is currently expected to be 2023.
Simultaneously with the acquisition, New Nycon has introduced a new product called Nycon-G™, an eco-friendly reinforcing fiber manufactured from post-consumer waste carpet and developed under a patented process. We believe that Nycon-G™ is the only concrete reinforcing fiber currently on the market that has no negative impact on the environment.
Recent Developments
In March 2008, we formed Pure Earth Energy Resources, Inc. for the purpose of exploring the recycling of wastes into alternative fuels on a completely “green” basis. We are currently in the process of identifying potential sites in which to begin executing this strategic initiative.
Our Business Strategy
We are a diversified environmental company that specializes in delivering innovative solutions for the health and well-being of the planet. We are a provider of integrated environmental transportation, disposal, recycling, engineering, consulting and related services, enabling the beneficial reuse of soils and industrial waste streams into approved facilities or Brownfield sites.
Our overall business strategy consists of the following key elements:
•	Continue to Focus on Our Core Transportation and Disposal Business. We intend to expand and grow this segment, which is the management, transportation and disposal of excavated clean and contaminated soils from urban construction projects throughout the mid-Atlantic and New England regions. We have hired additional sales representatives and have started up PEI Disposal Group in December 2007 in an attempt to penetrate further the transportation and disposal market. We seek to market our transportation and disposal services to Fortune 500 companies, which we believe will present a significant source of large customer accounts.
•	Develop and Grow Revenues from “Green” Construction Materials and Related Products. We will seek to sell a growing variety of construction materials produced by reusing materials transported from construction job sites. We seek to identify new construction sites strategically located in the New York City metropolitan area. These new sources of reusable material, when coupled with the operation of our higher-capacity rock crushing unit at a second rock crushing facility, will serve to generate additional revenues for our Materials segment. By acquiring companies with eco-friendly product offerings, such as Nycon, we also intend to expand our line of recycled construction materials.

•	Strive to Be a Leading Provider of Treatment and Recycling Services. Waste disposal and recycling can be a costly problem for owners and developers of various real estate projects and properties. Our Treatment and Recycling segment has one of three facilities in the United States, and the only one in the northeastern U.S., to process hazardous waste for beneficial reuse, which costs the customer on average 50% less than incineration. We also intend to leverage our geographic breadth and services portfolio to offer our customers a single source for treatment and recycling services, thereby simultaneously expanding the options available to our customers and reducing the cost of providing those services. We plan to expand our permits to accept higher levels of contaminated wastes as well as increased volumes of waste.
•	Recycle Waste Products into Alternate Fuels. We plan to develop and process high BTU waste products into a form of fuel that can be used in place of or together with fossil fuels such as coal, natural gas and oil. We are currently investigating potential sites in the northeastern United States to commence operations. We are also evaluating potential acquisition candidates with established products in this area.
•	Expand Geographic Reach and Capacity of Environmental Recycling Facilities. We will generate additional revenues through the growth and expansion of our existing Casie and MART soil treatment and processing facilities. We intend to seek opportunities to acquire additional waste recycling and processing facilities, which would allow us to recycle and process greater quantities of contaminated materials. Finally, we plan to acquire companies operating in markets in which we do not presently serve customers, such as in Massachusetts and Delaware.
•	Leverage Brownfield Sites to Drive Environmental Services Revenue. We intend to increase the number of Brownfield sites that we own, control, operate or develop. We believe that, by obtaining new disposal sites closer to the markets for our transportation and disposal business, these properties will provide us with potential sources of revenue and lower operating costs, as well as promote additional opportunities for our environmental consulting and engineering services. Also, in viewing these Brownfield sites as real estate ownership and development opportunities, we seek to derive revenues from the ultimate development of Brownfield properties by reselling them to third parties as property that can once again serve a number of desirable uses on a selective basis.
Our Integrated Environmental Services
We provide a wide array of integrated environmental services in five reportable business segments: Transportation and Disposal, Treatment and Recycling, Environmental Services, Materials and Concrete Fibers. Our Concrete Fibers segment commenced in April 2008 with the acquisition of the Nycon assets. Additional financial information regarding our segments appears in Note 20 to our Consolidated Financial Statements as of and for the years ended December 31, 2007 and 2006, and in Note 16 to our Condensed Consolidated Financial Statements as of and for the three months ended March 31, 2008 and 2007.
Transportation and Disposal
Disposal of Urban Construction Site Materials
Our core business is the management of excavated clean and contaminated soils, liquids and other materials at urban construction projects in New York, New Jersey and Pennsylvania for beneficial reuse. We provide transportation services through several subcontractors with access to over 100 trucks on a daily basis.
We transport materials to various disposal facilities throughout these areas. Our disposal network includes the following types of facilities:
•	clean soil reuse
•	quarry reclamation
•	landfill cover

•	demolition debris
•	hazardous waste
•	residual waste
•	contaminated soils reuse and recycling
We have exclusive and preferred arrangements with several soil reuse facilities, landfills and other disposal outlets that cover the full range of contaminant levels, allowing us to offer our customers competitive pricing on a variety of soils and waste types. These types of agreements allow us to manage the various types of waste and quantities from our customers into the most economical disposal outlets by providing fixed prices over varying periods of time. Our technical staff is knowledgeable in waste classification and the capabilities and limits of area soil reuse facilities, which gives us the ability to provide our customers with a greater number of disposal and cost options.
Mine Reclamation Activities
We are reclaiming mining sites in northeastern Pennsylvania utilizing clean fill materials obtained from our customers in New York and New Jersey. Reclaiming mines in many instances involves restoring the mines to their original contours and eliminating mine discharges or providing perpetual treatment for discharges, such as contaminants that contribute to acid rain, or providing perpetual treatment for discharges left at abandoned sites. As of March 31, 2008, the site in Pennsylvania we have under an exclusive disposal agreement has the capacity for fill for mine stabilization and reclamation purposes of 800,000 to 1,000,000 tons, based on estimates provided by the operator of the mine. We believe we are one of a few companies to take advantage of the Pennsylvania regulatory changes allowing soils with elevated limits of contaminants to be utilized for this type of stabilization. We are currently looking to expand our mine reclamation services into other geographic areas.
Landfill Services
Currently, New Jersey is burdened with over 300 abandoned landfills in need of governmentally mandated attention. With restrictions on suburban sprawl taking hold in New Jersey and increasing financial incentives available for cleanup of contaminated sites, former landfills — many of which were closed in the 1970s and 1980s for environmental reasons — and other contaminated lands are becoming increasingly popular as sites for industrial, retail and residential development. Recent legislation has extended the parameters within which closure can be completed privately using beneficial reuse of new materials through New Jersey’s Brownfield law. These landfill sites provide an outlet for recycled material from our Treatment and Recycling facilities and directly for our customers depending upon the level of contamination and type of waste material.
Refinery Services
We believe the refinery industry is responding to increased demand for gasoline and other fuels by investing capital obtained through higher fuel prices into refinery expansion. Refinery expansion has increased, and we believe will continue to increase, the production of hazardous waste materials. Regulatory restrictions impact the handling and disposal of these hazardous wastes. For example, U.S. environmental regulations require incineration as the only method of disposal of these materials. An alternative is to transport these wastes to Canada to be placed in a landfill, although Canada is expected to ban these activities sometime in 2009. We believe Casie Group is currently one of three facilities in the United States, and the only facility in the Northeast, with the proper permits to process this hazardous waste into non-hazardous reusable material. We process this material through a centrifuge system to reclaim the oil, discharge the water, and treat the solids. As a result of this process, we can cause this material to be reclassified from a hazardous to a non-hazardous status. Recycled oil from tank bottoms and other sources is sold to local industrial furnaces as fuel blend stock or to cement kilns for use as fuel.

Treatment and Recycling
Years of heavy concentrated industrial activity in the northeastern United States have created a large volume of residual waste that must be managed economically and in compliance with solid waste regulations. Although each jurisdiction may have a different definition of what may constitute residual waste, it is generally defined as unprocessed garbage, refuse or other discarded material. Typically, residual waste must either be beneficially reused or placed in a landfill.
We specialize in developing long-term beneficial reuses of residual waste in response to market needs. Our technical specialists have developed an expertise in beneficial reuse of wastes through years of experience in the area. We provide services to transport, process and dispose of a variety of residual waste streams, including:
•	metal processing slags and spent sands
•	inert filter cakes
•	refinery tank bottoms
•	biosolids
•	coal tar soils
•	demolition debris
•	high BTU, or heat value, materials for alternative energy sources
We have access to the following facilities available for residual waste reuse:
•	land application sites
•	cement kilns
•	asphalt plants
•	landfill cover projects
We also research and identify other residual waste reuse facilities for a particular waste stream that we do not process ourselves. To be able to provide our customers with cost- and time-efficient service, we seek to obtain and maintain strategic partnerships with other facilities that process a wide variety of residual wastes.
MART owns and operates a parallel-flow thermal desorption unit, or TDU. Thermal desorption is a process that uses heat to physically separate contaminants from the soil. This process is different from incineration, which uses extreme heat to destroy the contaminants in the soil. Thermal desorption systems work well at, among other things, separating organic components from refining wastes. These systems can separate solvents, pesticides, polychlorinated biphenyls, or PCBs, dioxins and fuel oils from contaminated soil. Thermal desorption generally does not work on most metals, which require higher temperatures to vaporize the metallic particles. Nevertheless, thermal desorption is the treatment method of choice at many Superfund sites.
Our TDU treats mainly petroleum and coal tar contaminated soils by heating them in a primary treatment unit, or PTU, to predetermined temperatures ranging from about 400 to 1,000 degrees Fahrenheit. The PTU consists of a rotary drum in which the contaminated materials enter at the burner end of the PTU and the gases and hot treated materials exit the opposite end. At the appropriate and predetermined temperature, such as required by contaminants with low, medium and high boiling points, the contaminants turn to vapor and separate from the soil. At the soil discharge end of the PTU, clean, treated soil exits, which after cooling is ready for re-use.
The vaporized airborne contaminants exit the PTU and are subjected to further heating in a secondary treatment unit, or STU. The STU thermally treats the exhausted airborne contaminants from the PTU to predetermined temperatures ranging from approximately 1,400 to 1,800 degrees Fahrenheit. The hydrocarbons that were separated from the previously contaminated soils are then converted into carbon dioxide and water vapor, which are then cooled and filtered through a device called a baghouse. The baghouse collects and filters the fine, treated soil dust that remains in the exhaust gases.
We believe that our parallel-flow TDU system is safer than the conventional counter-flow TDU. The typical counter-flow system requires the baghouse to follow the PTU and filter the airborne particulate from the exhaust gases prior to the gases entering the STU. As a result, in a counter-flow system, the evaporated hydrocarbon contaminants from the PTU can condense on the baghouse bags, which can cause catastrophic fires in the baghouse.

Our business strategy to recycle high BTU waste streams into alternative fuels is driven by our efforts to provide lower cost recycling outlets and “green” recycling alternatives to customers seeking price differentiation or demanding 100% recycling of their waste products, as well as the significantly higher cost of fossil fuels.
Many waste streams have high BTU value but yet are currently being disposed of in landfills. We believe that market demand exists for alternative commercial fuel products that can be recycled from these high BTU wastes. We are seeking to develop or acquire operations that will allow us to identify these wastes and process them into a readily accepted alternative fuel, which then can be sold to end users at a discounted price compared to fossil fuel prices. We believe that many customers will seek to have their waste streams recycled and converted into alternative energy fuels once they are educated as to the “green” and cost-effective characteristics of these processes and materials.
Environmental Services
Engineering and Consulting Services
We offer environmental consulting and engineering services to industrial, commercial and other third party clients. We also have several well drilling rigs used exclusively for providing consulting services to our customers. We have designed and implemented programs that have blended technical, business and compliance-related strategies on behalf of our clients. All of these services are required for Brownfield site redevelopment. The projects that we undertake range in size from simple one-time tasks, to multi-phase complex engineering programs. Our services include:
•	site assessment and investigation
•	regulatory compliance and permitting
•	engineering and design
•	underground storage tank services
•	remedial investigations and feasibility studies
•	risk-based closures and corrective actions
•	equipment maintenance, optimization and operation services
•	environmental liability transfer
•	environmental risk assessment
•	environmental and commercial drilling services
•	contract staffing and program outsourcing
Medical Waste Disposal
We have a small medical waste collection and disposal business that services customers in Connecticut and New York.
Brownfield Site Redevelopment
In the early 1990s, stakeholders expressed their concerns to the EPA about the problems associated with Brownfields in the United States. A Brownfield is generally defined as any real property, the expansion, redevelopment, or reuse of which may be complicated by a potential or actual hazardous substance, pollutant or contaminant. A Brownfield site may be a residential, commercial or industrial property. The EPA estimates that there are more than 450,000 Brownfield sites in the United States. More than 600,000 properties that were once used for industrial, manufacturing or other commercial purposes had been abandoned or were underutilized as a result of hazardous substance contamination or the suspicion that such contamination existed. These Brownfield areas, particularly those in city centers, contributed to blight and unemployment in surrounding communities. The fear of owning, operating or redeveloping properties with suspected environmental liabilities prevented communities, developers and investors from restoring these properties to productive use and revitalizing impacted neighborhoods.

In 1995, the U.S. Environmental Protection Agency, or EPA, instituted a results-oriented program to change the way contaminated property is perceived, addressed and managed. This program was designed to empower states, communities, and other stakeholders in economic redevelopment to work together in a timely manner to prevent, assess, safely cleanup and sustainably reuse Brownfields. Initially, the EPA provided small amounts of seed money to local governments, which launched hundreds of two-year Brownfield pilot projects. The EPA also provided funding to create local environmental job training programs to ensure that the economic benefits derived from Brownfield revitalization efforts remain in local neighborhoods. Federal laws, such as the Small Business Liability Relief and Brownfields Revitalization Act signed in 2002, have expanded potential federal financial assistance for Brownfield revitalization, including grants for assessment, cleanup and job training. This law also limits the liability of certain contiguous property owners and prospective purchasers of Brownfield properties to encourage revitalization and reuse of Brownfield sites. Finally, this law expanded eligibility for Brownfields funding by broadening the entities eligible for funding and by permitting the award of cleanup grants to eligible entities, including nonprofit organizations that own the property they wish to clean up. According to the EPA, its investment in this program has resulted in leveraging more than $6.5 billion in Brownfields cleanup and redevelopment funding from the private and public sectors, and creating approximately 25,000 new jobs.
State programs, including Pennsylvania’s Growing Greener and Growing Greener II initiatives and New Jersey’s Voluntary Cleanup Program, or VCP, provide incentives to eliminate costly environmental liabilities by supporting specific clean-up and redevelopment projects. Growing Greener II, for example, is expected to direct approximately $230 million to the Pennsylvania Department of Environmental Protection from 2005 through 2010 for a variety of environmental cleanup projects, including serious environmental problems at abandoned mines and contaminated industrial sites. New Jersey’s VCP program facilitates a flexible approach for managing remediation of sites with low levels of contamination to turn them into viable commercial or residential centers. Additionally, an area that is classified as a Brownfield under the New Jersey Brownfield and Contaminated Site Remediation Act can be remediated under the VCP, which permits easier and faster reclamation and reuse of formerly contaminated facilities. As a result, many Brownfield sites previously avoided by developers are being reclaimed and recycled into viable parcels that serve to stimulate economic growth by expanding the area’s financial and tax base, and to continue to protect the environment.
As a result of these initiatives, federal, state and local programs providing funding for redevelopment and cleanup initiatives have gained momentum since the mid-1990’s and are generating significant public and private expenditures. For example, the Brownfields Tax Incentive signed into law in August 1997, as amended in December 2000, permits eligible taxpayers to fully deduct certain environmental cleanup costs at targeted sites in the year in which the costs were incurred, rather than having to capitalize them over time. According to the EPA, the U.S. Treasury Department estimates that this tax incentive will leverage $3.4 billion in private investment and return approximately 8,000 Brownfields to productive use.
We believe these federal and state initiatives, together with increased spending on Brownfield reclamation projects, have created an increased demand for our services. We have developed and will continue to develop our integrated platform of environmental services that allow us to locate potential Brownfield investment opportunities, acquire the site, assess the necessary redevelopment steps and perform and complete much of the required work in a timely and cost-effective manner. We have the following capabilities with respect to Brownfield development:
•	We have personnel with what we believe to be the real estate industry background necessary to assess the economics of potential Brownfield sites.
•	We have a staff of environmental professionals who can plan the most cost-effective clean-up methods and direct outside environmental consultants and remediation specialists, if necessary.
•	We have significant experience in navigating complex environmental regulatory rules and in working with environmental regulatory personnel at all levels to complete necessary engineering work and to obtain final regulatory approvals.

We seek to identify and acquire Brownfield sites that we can own, operate or control to provide disposal outlets to customers and facilities in the northeastern United States, which in turn will place our services closer to their markets. We select these Brownfield sites based upon cost, capacity, permit considerations and proximity to these customers and facilities. At present, we currently own one Brownfield site in central Connecticut. Subject to the availability of resources, our goal is to identify and acquire up to four additional Brownfield sites over the next 12 months.
Where feasible, we intend to utilize our own Environmental Services, Transportation and Disposal and Treatment and Recycling business segments to assist in these efforts. By doing so, we will be able to perform the necessary work to revitalize these properties on a more cost-effective basis. Our integrated environmental services platform will allow us to conduct environmental consulting and engineering work efficiently and reduce the amount of time needed to rehabilitate the property. Further, our consulting and regulatory expertise will help us to navigate among the relevant and numerous environmental regulatory agencies, requirements and personnel without having to engage costly outside consultants or contractors to do so. Ultimately, we intend to sell our Brownfield sites as productive, usable land for industrial, commercial or residential development, depending on the particular property and location. By decreasing our costs of rehabilitation, we believe that our Brownfield site redevelopment program will become a successful part of our overall business strategy.
Materials
The construction market in the United States remains relatively stable despite the continued depressed state of the residential construction sector. According to FMI Corporation, overall construction is expected to grow in 2008 at a rate of 5.8%. “Green” nonresidential construction accounted for $13.4 billion in total construction project spending 2006 and is expected to increase to $21.2 billion by the end of 2008.
We recognize the opportunity and value in recycling, reprocessing and reselling materials that we remove from jobsites, especially to support “green” construction efforts. We currently produce a variety of clean, recycled construction materials for customers throughout our service area. For example, we accept material such as large rock from construction sites. We then crush the stone and aggregate from those materials at our rock crushing and recycling facility in North Bergen, New Jersey and then resell the recycled stone back to contractors, wholesalers and retail construction materials suppliers.
We recycle and resell the following construction materials and products:
•	crushed stone (1 1/2”, 3/4” and 3/8” stone and stone dust); and
•	recycled aggregate, including dense grade aggregate.
All materials offered for sale are intended to meet prevailing specifications for their proper use.
Concrete Fibers
Effective April 1, 2008, New Nycon, Inc., our wholly owned subsidiary, acquired certain of the assets of Nycon, Inc. See “ — Development of Our Business and Significant Acquisitions — Acquisition Related to Concrete Fibers Segment.” In the early 1980’s, Nycon, Inc., was one of the original developers of synthetic fibers that served to prolong the service life of concrete. Nycon initially developed a three-dimensional, multi-filament nylon fiber specifically designed for reinforcing concrete and cement-based products. Since 1999, Nycon expanded its offerings to include a full spectrum of steel, synthetic and glass reinforcing fibers.
New Nycon’s portfolio of products features a wide array of reinforcing fibers, including steel, glass, nylon, polyolefin, polypropylene and polyvinyl alcohol. These fibers can be used in a variety of construction and concrete applications, including industrial floor slabs, airport runways, nuclear containments, decorative concrete, stucco, plaster and precast products, depending upon the type and specific properties of the particular fiber.

In May 2008, New Nycon introduced a new product line called Nycon-G™, an eco-friendly reinforcing fiber manufactured from waste carpet and developed sustainably under a patented process. Available in both nylon and polypropylene blends, the production of Nycon-G™ fibers have minimal negative impact on the environment. We believe that these are the first concrete fibers in production that both increase the utility and value of concrete and support a “green” building process. By using carpet waste, Nycon-G™ extends the useful life of post-consumer carpet instead of increasing the burden on landfill space. The performance of Nycon-G™ for a specific application is at least comparable to other products in New Nycon’s line of concrete fibers designed for that application. Furthermore, Nycon-G™ serves to enhance a building project’s eligibility to receive Leadership in Energy and Environmental Design, or LEED, certification from the U.S. Green Building Council, a non-profit trade organization that promotes sustainability in how buildings are designed, built and operated. Receiving LEED certification can provide building project owners with a number of benefits, including:
•	higher lease rates;
•	enhanced resale values;
•	potential federal, state and local tax credits and incentives; and
•	the ability to offer financial benefits to tenants, such as operating cost savings, improved worker productivity and health, and insurance and risk management benefits.
New Nycon also provides product support services that enable its customers to work effectively and competitively. New Nycon’s support services ensure that its distribution channels deliver product in a timely manner by:
•	keeping up to date on changes in the concrete and synthetic fiber industries;
•	developing new applications for fiber technology;
•	educating customers in the latest industry advances; and
•	providing timely and responsive customer support.
As part of our acquisition of Nycon, we entered into an exclusive, worldwide license agreement with the holder of certain patented technology for making and using the Nycon-G™ product line. Upon entering into this license agreement, we paid the licensor a fee of 15,000 shares of our common stock, which were placed in escrow pending the satisfaction by New Nycon of certain financial objectives. We agreed to pay the licensor a consulting fee of $7,740 per month for the first 12 months of the license agreement, and an annual royalty fee of 30% of the earnings before taxes, depreciation and amortization generated by New Nycon’s fiber and fiber-related products, equipment, technology and services. The license agreement terminates upon the expiration of the last of the licensor’s patent rights covered by the agreement, which with respect to the existing process patent is currently expected to be 2023. The licensor may terminate the license agreement upon 30 days’ advance notice if we fail to make any required payment under the license agreement.
Sales and Distribution
Transportation and Disposal, and Materials Segments
Our Transportation and Disposal and our Materials segments share an independent sales force consisting of four representatives, as well as several other sales personnel and consultants, with significant experience in the soil transportation and disposal industry. This sales team utilizes publicly accessible sources to identify companies with potential excavation, transportation and disposal needs. These potential sales leads might include, among others, construction contractors, tank contractors, remediation contractors and environmental consultants. Once identified, members of our sales team introduce themselves to these companies by direct contact. Our sales team can assist potential customers in developing a cost-effective excavation, transportation and disposal plan, in part by identifying a suitable disposal matrix to various facilities for the materials. Factors that typically guide our facility selection include tonnage, type and level of contaminants present, jobsite location and geophysical characteristics of the site. Where appropriate, our Transportation and Disposal segment’s sales force may also generate internal leads for other of our segments, including Treatment and Recycling and Materials.

Treatment and Recycling Segment
Our Treatment and Recycling segment is staffed by internal sales force that focuses on commercial, industry and refinery companies. This internal sales force also focuses on construction, tank and remedial contractors who have complex environmental projects requiring equipment and personnel on site to facilitate the removal of wastes.
Environmental Services Segment
Our Environmental Services segment has several project managers who call on engineers, consultants and contractors to market their services. They also receive leads from sales personnel working for our other segments. On large and complex projects, it may require several of our sales and marketing personnel working together with company managers to sell and perform the services necessary to complete the project on time and within cost parameters.
Concrete Fibers Segment
New Nycon’s concrete fiber products are repackaged and distributed through in-house and outsourced distribution centers. Our Concrete Fiber segment uses Nycon’s independent sales and distribution network of approximately 35 domestic and 20 international sales representatives to assist us in these efforts.
Customer Concentration
Our three largest customers comprised approximately 32% and 51% of our consolidated revenues for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively.
With respect to our individual segments, our customer concentration was as follows:
•	Transportation and Disposal. Three customers accounted for approximately 64% of this segment’s revenues for the three months ended March 31, 2008 and 74% of its revenues for the year ended December 31, 2007.
•	Treatment and Recycling. Two customers accounted for approximately 24% of revenues in this segment for the three months ended March 31, 2008. One customer accounted for approximately 15% of revenues in this segment for the year ended December 31, 2007.
•	Environmental Services. Two customers accounted for approximately 67% of revenues in this segment for the three months ended March 31, 2008. Three customers accounted for approximately 43% of revenues in this segment for the year ended December 31, 2007.
•	Materials. Three customers accounted for 68% and 93% of revenues in this segment for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively.
Competition
We operate in highly competitive markets and face substantial competition in all phases of operations from a variety of different competitors, depending on the industry and service area. Within the waste treatment and recycling industry, price, transportation logistics, processing capacity and liability management are key decision drivers for potential clients. Within the environmental services industry, participants differentiate themselves based on breadth of service offerings, price and track record. We believe our Treatment and Recycling segment offers competitive pricing due to the competitive cost structure of our recycling facilities, our ability to match waste streams to the appropriate technology, and our ability to transform contaminated wastes into reclaimed material for beneficial use. In addition, our throughput capacity and source of cost-advantaged fill materials from our Treatment and Recycling segment have allowed us to be in a position to capture the larger recycling jobs in the Northeast region.

Our principal competitors by segment are:
•	Transportation and Disposal — Andrews Trucking, Ltd., Impact Environmental, Clean Earth, Inc. and Leticia, Inc.
•	Treatment and Recycling:
•	Clean Earth, Inc., Clean Harbors, Inc., EMSI Services, Inc., Earle Asphalt Company and Soil Safe, Inc. (with respect to our current Treatment and Recycling operations)
•	Synagro Technologies, Inc., New England Fertilizer Company, EnerTech Environmental, Inc., Veolia Environnement and N-Viro International Corporation (with respect to our proposed operations to convert high-energy BTU waste into alternative fuels)
•	Environmental Services — Langan Engineering & Environmental Services, Roux Associates, Inc. and Birdsall Engineering, Inc.
•	Materials — Haines & Kibblehouse, Inc., Tilcon Connecticut Inc. and Tilcon New York Inc.
•	Concrete Fibers — Propex, Inc., Polymer Group, Inc. and FORTA Corporation.
Government Regulation
Our business is subject to extensive and evolving federal, state and local environmental, health, safety and transportation laws and regulations. These laws and regulations are administered by the EPA and various other federal, state and local environmental, zoning, transportation, land use, health and safety agencies in the United States. Many of these agencies regularly examine our operations to monitor compliance with these laws and regulations and have the power to enforce compliance, obtain injunctions or impose civil or criminal penalties in case of violations.
Because the major component of our business is the collection, disposal and beneficial reuse of residual waste, a significant amount of our capital expenditures is related, either directly or indirectly, to environmental protection measures, including compliance with federal, state and local laws. For the three months ended March 31, 2008 and the year ended December 31, 2007, we spent approximately $0.2 million and $0.3 million, respectively, on costs associated with complying with federal, state and local environmental regulations.
Our facilities are also subject to local siting, zoning and land use restrictions. Although our facilities occasionally have been cited for regulatory violations, except as described in “Item 8. Legal Proceedings — Environmental Matters,” we believe that each of our facilities is in substantial compliance with the applicable requirements of federal, state and local laws regulating our business, the regulations thereunder, and the licenses which we have obtained pursuant thereto.
Federal Environmental Regulations
There are many federal laws and regulations that have been enacted to regulate the environment and human health and safety. The following section summarizes just a few of the key federal laws and regulations that may affect our operations and business.
RCRA
The Resource Conservation and Recovery Act of 1976, or RCRA, is the principal federal statute governing hazardous waste generation, treatment, storage and disposal. The EPA administers compliance with RCRA and has adopted regulations implementing RCRA. These regulations govern, among other things, the handling of wastes classified as “hazardous.” The 1984 amendments to RCRA substantially expanded its scope by, among other things, providing for the listing of additional wastes as “hazardous” and providing for the regulation of hazardous wastes generated in lower quantities than under previous law. Additionally, the amendments impose restrictions on land disposal of certain hazardous wastes, prescribe more stringent standards for hazardous waste land disposal sites, set standards for underground storage tanks and provide for “corrective” action at or near sites of waste management units. Under RCRA, liability and stringent operating requirements may be imposed on a person who is either a “generator” or a “transporter” of hazardous waste, or an “owner” or “operator” of a waste treatment, storage, or disposal facility.

CERCLA
The Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, which is also known as “Superfund”, provides for federal authority to respond directly to releases or threatened releases of hazardous substances into the environment that have created actual or potential environmental hazards. CERCLA imposes strict liability for cleanup of disposal sites upon current and former site owners and operators, generators of the hazardous substances at the site and transporters who selected the disposal site and transported substances thereto. Liability under CERCLA is not dependent on the intentional disposal of hazardous substances; it can be based upon the release or threatened release of hazardous substances as defined by CERCLA and other applicable statutes and regulations, even as a result of lawful, unintentional and non-negligent action. Liability may exist for damage to publicly owned natural resources. We are subject to potential liability under CERCLA as an owner or operator of facilities at which hazardous substances have been disposed or as a generator or transporter of hazardous substances disposed of at other locations.
Clean Air Act
The Clean Air Act was initially passed by Congress in 1955 to control the emissions of pollutants into the air. This law requires permits to be obtained for certain sources of toxic air pollutants, such as vinyl chloride, or criteria pollutants, such as carbon monoxide. In 1990, Congress amended the Clean Air Act to require further reductions of air pollutants with specific targets for non-attainment areas in order to meet certain ambient air quality standards. These amendments also require the EPA to promulgate regulations that control emissions of 189 hazardous air pollutants; create uniform operating permits for major industrial facilities similar to RCRA operating permits, mandate the phase-out of ozone depleting chemicals, and provide for enhanced enforcement. The Clean Air Act requires the EPA, working with the states, to develop and implement regulations that result in the reduction of volatile organic compound emissions and emissions of nitrogen oxides in order to meet certain ozone air quality standards specified by the Clean Air Act.
Clean Water Act
The Clean Water Act establishes the basic structure for regulating discharges of pollutants into the waters of the United States and regulating quality standards for surface waters. The Clean Water Act prohibits discharges into the waters of the United States without governmental authorization and regulates the discharge of pollutants into surface waters and sewers from a variety of sources, including disposal sites and treatment facilities. Under the Clean Water Act, the EPA has implemented pollution control programs such as setting wastewater standards for industry and water quality standards for all contaminants in surface waters. The EPA’s National Pollutant Discharge Elimination System permit program controls discharges. Industrial, municipal and other facilities must obtain permits if their discharges go directly to surface waters.
Under the authority of the Clean Water Act, the EPA has also adopted the Oil Pollution Prevention regulation that sets forth requirements for prevention of, preparedness for, and response to oil discharges at specific non-transportation-related facilities. To prevent oil from reaching navigable waters and adjoining shorelines, and to contain discharges of oil, the regulation requires these facilities to develop and implement spill prevention, control and countermeasure plans and establishes procedures, methods and equipment requirements. In 1990, the Clean Water Act was amended to require some oil storage facilities to prepare facility response plans that direct facility owners or operators to prepare and submit plans for responding to a worst-case discharge of oil. While our Casie Group operations have had an oil spill plan in place for approximately 18 years with the New Jersey Department of Environmental Protection, or NJ DEP, we have recently been charged by the EPA with not having an EPA-approved facility response plan in place. We are currently working with the EPA to address this matter to the satisfaction of both parties. See “Item 8. Legal Proceedings — Environmental Matters.”

OSHA
The Occupational Safety and Health Act of 1970, as amended, establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, or OSHA, and various record keeping, disclosure and procedural requirements. Various standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations. The Department of Transportation and OSHA, along with other federal agencies, have jurisdiction over certain aspects pertaining to safety, movement of hazardous materials, movement and disposal of hazardous waste and equipment standards. Various state and local agencies have jurisdiction over disposal of hazardous waste and may seek to regulate hazardous materials in areas not otherwise preempted by federal law.
State and Local Regulations
There are also various state and local regulations that affect our operations. State law and regulations can be stricter than comparable federal laws and regulations when they are not otherwise preempted by federal law. Currently primarily all of our business is conducted in the Northeastern region of the United States, specifically New York, New Jersey, Pennsylvania and Connecticut. Accordingly, we must comply with those states’ requirements for recycling, transporting, storing and disposing of regulated wastes and other substances, and, when necessary, obtain licenses for recycling, processing, treating and storing such wastes at our facilities.
Pennsylvania Surface Mining Conservation and Reclamation Act
Our mine reclamation activity in Pennsylvania is governed by Pennsylvania’s Surface Mining Conservation and Reclamation Act, or SMCRA. The SMCRA provides for the conservation and improvement of land affected by the surface mining of coals and metallic and nonmetallic minerals. Through the SMCRA, the Environmental Quality Board, or EQB, is authorized to propose regulations for the administration of the reclamation and mining program by the Pennsylvania Department of Environmental Protection. The EQB’s regulations include a comprehensive system for operators of mines to obtain a permit and post the required bond. The regulations describe the procedures for obtaining a permit, such as providing public notice and allowing for public objection, and the payment of permit and reclamation fees. The regulations also contain the criteria for permit approval or disapproval.
Permit applications must contain detailed information on the affected area’s environmental resources, its geology, hydrology, vegetation, fish and wildlife, land use and viability as farmland. The applicant must also describe in detail all proposed mining and reclamation activities, including the procedures to be used, a timetable of the operation broken into discrete phases, blasting and topsoil disposal plans, projected costs, and proposals for restoring vegetation. This explanation must include the applicant’s strategy for preserving the hydrologic balance, preventing soil erosion, controlling air pollution, and maintaining the region’s geology and wildlife. In addition, the applicant’s activities are regulated by environmental protection performance standards that give specific instructions for topsoil removal and redistribution, maintenance of the hydrologic balance, the use of explosives, revegetation, and the preservation of prime farmland. Additional rules apply to the remining of areas with pollutional discharges. These rules require enhanced monitoring of the region’s geology and hydrology, as well as the implementation of an abatement plan to eliminate further pollution.
Prior to obtaining a permit, the mine operator also must file with the PA DEP a bond for the land affected by each operation. The amount of the bond required is determined by the PA DEP based upon the total estimated cost to Pennsylvania of completing the approved reclamation plan. Liability under the bond will continue for a period of five years after reclamation is completed.

Voluntary Cleanup Program
We will attempt to minimize, wherever and to the greatest extent possible, the amount of regulation we must comply with in rehabilitating Brownfield sites. One essential part of our strategy will be to take advantage of voluntary cleanup programs in states that offer them. For example, the NJ DEP maintains a Voluntary Cleanup Program, or VCP. Through the VCP, responsible parties, developers, local officials, or individuals may work with the NJ DEP to redevelop or remediate non-priority contaminated sites that pose no immediate threat to human health or the environment. Under the VCP, the party conducting a cleanup enters into an agreement with the NJ DEP to establish the scope of cleanup activities. These activities could range from preliminary assessment and site investigation to determine if contamination exists at a site, to remedial actions. The VCP is designed to be flexible, allowing the parties to remediate the affected site on their own schedule. The parties may exit a VCP if they desire.
The VCP is not available for all properties. For example, properties under the EPA’s Superfund program or with underground storage tanks may not be part of the VCP. If an investigation reveals that a property is heavily contaminated and poses an immediate environmental concern, the NJ DEP will conduct an immediate cleanup using funds from the New Jersey Spill Compensation Fund. The NJ DEP will also try in those cases to find the responsible party to recover the costs of the cleanup.
There is no obligation to enter into an agreement with the NJ DEP under the VCP, but an agreement is required if the parties wish to obtain the NJ DEP’s oversight. This oversight is intended to ensure that cleanup activities are conducted in accordance with minimum state technical requirements for site redevelopment and capping activities. If a cleanup has been completed pursuant to these standards, a “no further action” letter will be issued by the NJ DEP, which generally serves to limit, but does not entirely eliminate, our liability for any contamination that is or may be found on the property in the future. Obtaining such a letter will assist us in being able to resell a Brownfield property. However, the limitation of liability provided as part of a no further action letter by a state environmental protection agency is subject to a variety of exceptions, including, among other things, in the event of the following circumstances:
•	fraud or any material misrepresentation;
•	new information that may show that the contamination or environmental risk to the property or the surrounding area was greater than originally believed;
•	contamination that existed on the property but was not specifically tested for;
•	contamination that existed on the property but was not detected, even if tests were made to detect it;
•	claims of the EPA under federal law in connection with any contamination or unlawful discharges; and
•	subsequent use of property that does not conform to the specific standards used to rehabilitate the property (for example, residential use of the property when cleanup standards for non-residential use were followed).
Thus, we may still be held liable as an owner or operator of property with contamination of hazardous or other substances even though we may have obtained a “no further action” letter through a state voluntary cleanup program.
Licenses and Permits
In connection with our acquisition, development or expansion of a facility, we must spend considerable time, effort and money to obtain or maintain necessary required permits and approvals. There cannot be any assurances that we will be able to obtain or maintain necessary governmental approvals. Once obtained, operating permits are subject to modification, suspension or revocation by the issuing agency. Compliance with these and any future regulatory requirements could require us to make significant capital and operating expenditures. However, most of these expenditures are made in the normal course of business and do not place us at any competitive disadvantage.

We hold a number of permits, licenses and approvals, which allow us to operate in certain states or jurisdictions and to perform certain activities that require governmental approval. These permits and licenses are primarily held by Casie Group and consist of the following types of licenses:
•	hazardous waste storage and transfer permits;
•	recycling center approvals;
•	pollution control and discharge permits and approvals; and
•	environmental laboratory permits.
We believe that we have acquired the necessary permits required by governmental authorities in order to conduct our current business operations. These permits were appraised and valued at $2.2 million on March 30, 2007 in connection with the acquisition of Casie Group. Once issued, our licenses have maximum fixed terms of a given number of years, which differ from state to state, ranging generally from three to ten years, and are generally renewable for an additional term or terms. The issuing state agency may review, modify or revoke a license at any time during its term. We anticipate that once a license is issued with respect to a facility, the license will be renewed at the end of its term if the facility’s operations are in compliance with applicable requirements. However, there can be no assurance that regulations governing future licensing will remain static, or that we will be able to comply with such requirements.
Casie Group has several permit modifications in process to significantly improve our ability to accept, manage and treat different types of waste. For example, we have applied to expand our hazardous material permit to allow us to treat and control certain government-regulated emissions that were not previously covered by this permit. We have also submitted numerous proposals to expand our existing New Jersey Class B recycling permit, which, if approved, would allow us to increase two-fold our daily volume, product storage and production capacity at MART.
We are also in the process of obtaining zoning permits for our Brownfield site located in central Connecticut. The property is currently zoned for general Brownfield redevelopment, but we are required to obtain approval for our specific activities on the property. We are also currently seeking a pollutant discharge permit from the EPA, which permit would specify the acceptable level of pollutants that may be present in the wastewater discharged from the site.
Product Liability and Warranties
Our operations involve providing crushed stone, crushed aggregate, recycled oil and concrete reinforcing fibers, which are all products that must meet, or be used in products that must meet, various codes or other regulatory requirements and contractual specifications. For example, our concrete reinforcing fibers allow concrete applications to achieve specific durabilities, stress-level capacities, weight-bearing capacities and other characteristics. If we fail or are unable to provide products that meet these requirements and specifications, damage to life or property may occur, material claims may arise against us and our reputation could be damaged. We expect that in the future there may be claims of this kind asserted against us. If a significant product-related claim is resolved against us in the future, that resolution may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Insurance and Financial Assurance
Insurance
Our insurance programs cover the potential risks associated with our operations from two primary exposures: direct physical damage and third party liability. Our insurance programs are subject to customary exclusions.
We maintain a casualty insurance program providing automobile coverage and commercial general liability insurance in the amount of $1.0 million per occurrence and $2.0 million in the aggregate per year, subject to a $1,000 per occurrence deductible. As part of this liability insurance coverage, we have obtained pollution liability and professional liability insurance coverage to protect us from potential risks in three areas:
•	as a contractor performing services at customer sites;
•	as a transporter of waste; and
•	for waste processing and recycling at our facilities.
We maintain coverage of $1.0 million per occurrence and $1.0 million in the aggregate per year, covering third party bodily injury, property damage, remedial activities and associated liabilities for all operations performed by or on behalf of us. In addition to these coverages, we have obtained umbrella liability coverage of $10.0 million per occurrence and $10.0 million in the aggregate per year.
As part of our operations, we may be required to maintain designated levels of product liability insurance, which would generally apply to our Materials and Concrete Fibers operations. We currently maintain product liability insurance in the amount of up to $2.0 million in the aggregate which, based on our experience and industry practice, we believe to be adequate for our present operations. No assurance can be given that our insurance coverage will be sufficient to fully insure against all claims that may be made against us. Any failure to maintain product liability insurance when we are required to do so could harm our business and operations.
Federal and state regulations require liability insurance coverage or other financial assurance mechanisms for all facilities that treat, store or dispose of hazardous waste. For example, RCRA and comparable state hazardous waste laws typically require hazardous waste handling facilities to maintain pollution liability insurance in the amount of $1.0 million per occurrence and $2.0 million in the aggregate for both gradual and sudden occurrences. We have a policy insuring our treatment, storage and disposal activities that meets the regulatory requirements.
Under our insurance programs, coverage is obtained for catastrophic exposures, as well as those risks required to be insured by law or contract. It is our policy to retain a significant portion of certain expected losses related primarily to employee benefit, workers’ compensation, commercial general and vehicle liability. Provisions for losses expected under these programs are recorded based upon our estimates of the aggregate liability for claims. We believe that policy cancellation terms are similar to those of other companies in other industries.
Financial Assurance
We are required to have escrow accounts in which we deposit funds in the event of closure and post-closure events involving waste management facilities. We do not maintain any letters of credit or bonds that specifically support these obligations.
Intellectual Property
We currently own or license the patents and technology associated with one or more products in our Nycon® line of concrete reinforcing fibers. The process for making and using Nycon-G™ is covered by U.S. Patent No. 6,971,784. This manufacturing process involves reinforcing the concrete by adding to these materials fiber or fiber pellets produced from post-consumer carpet waste. We have obtained a worldwide, exclusive license covering this patent until 2023, the year in which the process patent expires. See “ — Our Integrated Environmental Services — Concrete Fibers.”
Under this license agreement, we also have licensed the rights on a worldwide, exclusive basis to a pending U.S. patent application (and any subsequently issued U.S. patent) that covers the process for separating the waste carpet fibers into their individual strands, and a further process for inserting and uniformly distributing these fibers throughout the concrete. However, there can be no assurance that a U.S. patent will in fact issue from this patent application in a timely manner or at all.

Separately, we have acquired U.S. Patent No. 6,554,465, relating to concrete production, which provides a packaging system for efficient and clean handling of concrete admixtures, such as fibers. The system allows for these additives to be mixed into concrete without any assistance from a human operator. This patent expires on January 29, 2021.
The protection afforded by these patents depends on a variety of factors that may severely limit the value of the patent protection we have received. We also do not have any patent protection relating to any of our Nycon® fibers in any country outside of the United States, and therefore these fibers can be manufactured and sold by competitors in other countries without infringing these patents. No assurance can be given that these patents will provide us with meaningful protection from others wishing to develop, market and sell similar fibers or related products.
We own various U.S. registered trademarks used in connection with our Nycon® line of reinforcing concrete fibers. These registered trademarks are supplemented by other common law trademarks not registered with the U.S. Patent and Trademark Office used by us with respect to our Nycon® products. We do not have any trademark protection in any country outside of the United States, and therefore these trademarks could be used in other countries for similar or different products, without infringing upon our trademarks. We also have or have applied for service mark protections under certain state laws. These service marks provide only limited protection. No assurance can be given that these trademarks or service marks, especially our trademarks as to which we rely on common law rights, will provide us with any meaningful protection.
We actively seek and in the future will continue to seek, when appropriate and available, protection for our products and proprietary information by means of U.S. and foreign patents, trademarks, trade names, trade secrets, copyrights and contractual arrangements. We believe that we hold adequate rights to all of our intellectual property used in our business and that we do not infringe upon any intellectual property rights held by other parties. We have invested significantly in the development of technology and have established an extensive knowledge of the leading technologies, which we incorporate into the products and services that we offer and provide to our customers. Specifically, we rely upon confidentiality and non-disclosure agreements with our joint venture partner, customers, employees, consultants and other third parties, where appropriate, to protect our confidential and proprietary information. To the extent that we rely on confidentiality and non-disclosure agreements and trade secret protections, there can be no assurance that our efforts to maintain the secrecy of our proprietary information will be successful or that third parties will not develop similar inventions, works or processes independently.
Employees
As of June 1, 2008, our consolidated operations had 164 full-time employees and six part-time employees. Of these employees, 13 represent executives and management and 30 are employed in administrative and accounting roles. The remaining individuals are employed in operational and technical services roles. All of our subsidiaries’ employees are employed directly by each respective subsidiary.
As of June 1, 2008, Juda had a collective bargaining agreement with a national union expiring in June 2009. As a result of our initiative to subcontract trucking operations for the Transportation and Disposal segment to third parties, only one employee located at our Bronx, New York facility was covered under this agreement as of June 1, 2008. We believe that we have a good relationship with both our union and non-union employees.
Available Information
We maintain a website at http://www.pureearthinc.com. The information contained on the website is not a part of this registration statement. Before the filing of this registration statement, we have not filed reports with the SEC under the Exchange Act.
This registration statement and all of our future filings made under the Exchange Act will be available or accessible free of charge on our website, including copies of our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements, and any amendments to those filings. These filings will be made available as soon as reasonably practicable after they are filed with or furnished to the SEC. You may also request any materials we file with the SEC from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549 or by calling (800) SEC-0330. In addition, our filings with the SEC are electronically available via the SEC’s website at http://www.sec.gov.

Item 1A. Risk Factors.
This section sets forth the material risks faced by the Company. You should carefully consider the risks described below in conjunction with the other information in this Registration Statement and related consolidated and condensed consolidated financial statements. These risks are not the only risks we face. Our business, financial condition and results of operations could be harmed by any of the following risks or by other risks identified throughout this Registration Statement, or by other risks that have not been identified or that we may believe are immaterial or unlikely. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in, or implied by, the forward-looking statements.
Risks Inherent in Our Business
We are essentially a start-up company with a limited operating history on which to base an analysis of our future performance.
We had been a development stage company with no active business from our formation in 1997 until we acquired our wholly owned subsidiary, South Jersey Development, Inc. (now known as Pure Earth Materials, Inc.) in January 2006, at which time we began to operate our environmental services business. As a result, we are essentially a start-up operation and have limited operating history upon which investors may base an evaluation of our potential future performance. As a result, there can be no assurance that we will be able to develop consistent revenue sources, or that our operations will be profitable. Our prospects must be considered in light of the risks, expense and difficulties frequently encountered by companies in an early stage of development. Such risks include, but are not limited to:
•	operating under an evolving business model;
•	developing our business plan;
•	managing growth;
•	ensuring positive relationships with federal, state and local governmental authorities;
•	complying with federal, state and local environmental regulations;
•	operating in a competitive business market;
•	maintaining our properties, equipment and facilities;
•	staying abreast of, and being able to acquire and utilize, the latest technological advances in the environmental services industry; and
•	being able to locate suitable properties for redevelopment.
We must, among other things, determine appropriate risks, rewards and level of investment in each project, respond to economic and market variables outside of our control, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a materially adverse effect on our business, results of operations and financial condition.
Much of our growth is dependent on our acquisition and business development strategies.
We intend to grow in large part through our strategy of acquiring existing businesses and forming new ones. We are currently in discussions with several non-affiliated companies in the environmental services industry to acquire either the assets or stock of those companies. No assurances can be given that we will be successful in acquiring these companies, or if so acquired, that we can adequately integrate these companies and derive a profitable rate of return. Additionally, with respect to some of our acquisitions, governmental, lender, investor or other third-party approvals may be required and there can be no assurance that we will receive such approvals. We intend to seek out other potential acquisition candidates in an effort to consolidate our business and expand upon our Brownfield redevelopment operations. There can be no assurance that we will be successful in locating potential acquisition candidates, or if we do locate such opportunities, that we will be able to negotiate a transaction on terms and conditions that are favorable to us or otherwise receive the appropriate governmental and third-party approvals.

We have grown quickly and if we fail to manage our growth, our business could suffer.
Since January 2006, we have rapidly expanded our operations and anticipate that further significant expansion, including the possible acquisition of third-party assets, technologies or businesses, will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. If we are unable to manage our growth effectively or if we are unable to successfully integrate any assets, technologies or businesses that we may acquire, our business could be affected adversely.
If we fail to successfully integrate our recent and future acquired facilities and businesses, our financial performance may be adversely affected.
The implementation of new ownership, management teams and business strategies in a newly acquired business frequently involves risks, expenses and uncertainties that may adversely affect our business, results of operations, financial condition and prospects. Since selectively pursuing strategic acquisitions remains a part of our overall business strategy, any acquisitions we make could result in:
•	difficulty integrating our operations, services, products, technologies, financial controls and information systems with those of the acquired business;
•	difficulty in managing and operating numerous businesses in different geographic locations;
•	diversion of capital and management’s attention away from other business issues;
•	an increase in expenses and working capital requirements;
•	failure to achieve potential revenue enhancements, cost savings and other expected benefits of the acquisition as rapidly or to the extent anticipated by us or others;
•	payment of acquisition consideration that exceeds the fair value of the acquired business for purposes of our consolidated and condensed consolidated financial statements, resulting in the recognition of goodwill that must be continually reviewed for impairment and may potentially be written down or written off altogether;
•	our inability to apply to the acquired business controls and procedures we will be required to establish as an SEC reporting company;
•	potential loss of management, key employees and customers of facilities or businesses we acquire; and
•	financial risks, such as:
•	potential liabilities of the facilities and businesses acquired, including employees;
•	ongoing cash or equity payment obligations, which may not directly relate to our economic or financial performance;
•	our assumption of debt, liabilities or other obligations of the acquired company, and other financial risks;
•	the impact of impairment charges that we may need to recognize, and other expenses that we may incur, with respect to tangible and intangible assets of the acquired business;
•	the need to incur additional indebtedness; and
•	dilution to existing security holders if we issue additional equity securities.

We may not successfully integrate any operations, technologies, systems, products or services that we acquire, and we cannot assure you that our recent or future acquisitions will be successful. If our recent or future acquisitions are not successful, it is likely that our financial performance will be adversely affected.
We have assumed liabilities associated with businesses and assets we have acquired, which may expose us to additional risks and uncertainties that we would not face if the acquisitions had not occurred.
As a result of many of our previous acquisitions, we have succeeded to liabilities associated with the businesses and assets we have acquired. As a result, we have assumed, among other things:
•	environmental risks and liabilities related to the operation of the acquired assets, properties and facilities;
•	existing litigation, claims and tax liabilities involving the acquired business;
•	existing debt, payables and other liabilities of the acquired business;
•	liens and mortgages on acquired assets; and
•	employee and employee benefit obligations and liabilities.
In addition to the risks set forth above, we may discover additional information, risks or uncertainties about these businesses that may adversely affect us. Following an acquisition, we may have no recourse under applicable indemnification provisions for any of these risks or liabilities, and thus we may be responsible to pay unforeseen additional expenses and costs. Based on all of the foregoing liabilities, risks and uncertainties, there can be no assurance that these acquisitions will not, in fact, have a negative impact on our financial results.
The significant future liquidity and capital needs of our acquired companies, together with our current agreements, commitments and contingencies to fund those needs and to repay obligations we incurred or assumed in the acquisitions, may have a negative impact on our earnings and cash flow.
Many of the companies or assets we have acquired, such as Casie Group and our current Brownfield site, have required us and will continue to require us to make substantial future contributions to support their needs for property, machinery, equipment and other capital expenditures and working capital needs. Some of these acquisitions require us to provide future capital infusions to them at stated times or from time to time, or to assume and repay indebtedness of the acquired company or their affiliates. We must continue to provide these companies with the necessary capital they need to develop and sustain their business and operations, and to pay any assumed obligations as and when they come due. Doing so, however, will drain precious financial and other resources from our other objectives and activities, and there is no assurance that our management will successfully allocate our resources among our product lines and potential products. Our failure to do so successfully may have a harmful effect on our financial condition, results of operations and ability to succeed as to our business strategy.
Our growth may be limited and our competitive position may be harmed if we are unable to identify, finance and complete future acquisitions.
We expect to selectively pursue strategic acquisitions as part of our overall business strategy. Competition for acquiring attractive facilities and businesses in our industry is substantial. In executing this part of our business strategy, we may experience difficulty in identifying suitable acquisition candidates or in completing selected transactions. If we are able to identify acquisition candidates, such acquisitions may be financed with substantial debt or with potentially dilutive issuances of equity securities. Our ability to successfully complete acquisitions in the future will depend upon several factors, including the continued availability of financing. We cannot assure you that financing for acquisitions will be available on terms acceptable to us, if at all.

We may need additional financing and may not be able to raise funding on favorable terms or at all, which could increase our costs, limit our ability to grow and dilute the ownership interests of existing stockholders.
We require substantial working capital to fund our business. We believe that our current working capital, including our existing cash balance, together with our future cash flows from operations and available borrowing capacity under our revolving lines of credit, will be adequate to support our current operating plans for at least the next 12 months. However, if we need additional financing, such as for acquisitions or expansion or to fund a significant downturn in sales or an increase in operating expenses, there are no assurances that adequate financing will be available on acceptable terms, if at all. We may in the future seek additional financing from public or private debt or equity financings to fund additional expansion, or take advantage of opportunities or favorable market conditions. There can be no assurance such financings will be available on terms favorable to us or at all. To the extent any such financings involve the issuance of equity securities, existing stockholders could suffer dilution. If we raise additional financing through the issuance of equity, equity-related or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and our stockholders will experience dilution of their ownership interests. If additional financing is required but not available, we would have to implement further measures to conserve cash and reduce costs. However, there is no assurance that such measures would be successful. Our failure to raise required additional financing could adversely affect our ability to maintain, develop or enhance our product offerings, take advantage of future opportunities, respond to competitive pressures or continue operations.
Certain investors may have significant influence over our capital raising efforts.
Investors in our prior debt and equity financing offerings and the senior notes offering have certain control over our ability to raise debt and equity capital in the future. For certain and varying periods of time, the terms of our prior financings include limitations on our ability to:
•	issue common stock in a capital raising transaction, by requiring us first to satisfy our investors’ preemptive rights;
•	incur secured or unsecured indebtedness;
•	dispose of our assets or enter into sale-leaseback transactions;
•	issue shares of preferred stock senior or equal in rank to our outstanding series of preferred stock; and
•	issue common stock or common stock equivalents to Mr. Alsentzer, our President and Chief Executive Officer, and Mr. Kopenhaver, our Executive Vice President and Chief Financial Officer, for less than fair market value.
These rights may inhibit or prevent us from entering into certain capital raising transactions that we may believe necessary or desirable for the growth of our business or our continued operations. Alternatively, the operation of these rights may increase the cost of entering into future capital raising transactions. The existence and enforcement of these rights may have a material adverse effect on us and our financial condition.
These investors also have registration rights that last as long as 10 years from the date of the agreement. These investors may require us to file registration statements with the SEC to register the shares of common stock underlying certain warrants sold as part of the offerings. We must also seek to obtain the effectiveness of the registration statements, and to maintain such effectiveness for specified periods of time. These registration rights may make it more difficult for us to raise capital by depressing the market price of our stock and by providing a significant risk of future dilution in the market for our common stock.

Our substantial indebtedness, including our Series B preferred stock, could adversely affect our ability to complete future acquisitions, grow our business and obtain new capital.
We now have, and will continue to have for the foreseeable future, a significant amount of debt. As of March 31, 2008, we had approximately $17.1 million of total debt outstanding, including $4.1 million of obligations under our Series B preferred stock that we are required to classify as a liability for accounting purposes. The remaining $2.2 million received in the $6.3 million Series B preferred stock issuance is allocated to a warrant with a contingent redemption provision, which was issued in connection with this transaction. The degree to which we are leveraged could have important adverse consequences to us, limiting management’s choices in responding to business, economic, regulatory and other competitive conditions. In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing. Our indebtedness could also adversely affect our financial position.
Our substantial indebtedness could have important consequences to us and our investors. For example, it could:
•	make it more difficult for us to acquire additional companies or assume debt in connection with such acquisitions;
•	continue to satisfy our obligations under our existing and any future indebtedness;
•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;
•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;
•	limit our flexibility to react to changes in our business and the industry in which we operate;
•	limit our ability to make certain changes to our management;
•	place us at a competitive disadvantage to any of our competitors that have less debt; and
•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.
Upon the occurrence of various events, such as a change in control, some or all of our outstanding debt obligations may come due prior to their maturity date, which could serve to prevent the occurrence of a change in control or other transaction that may ultimately benefit our equity holders.
We may not be able to pay the redemption price pursuant to any required redemption of the Series B preferred stock.
We may not have sufficient cash to pay, or may not be permitted to pay, the redemption price upon any redemption of our Series B preferred stock. As described in “Item 11. Description of Registrant’s Securities to be Registered — Series B Preferred Stock and Related Common Stock Purchase Warrant — Mandatory Redemption,” upon certain events, we will be required to pay to the holder of a shares of Series B preferred stock a cash redemption payment of up to 103% of the liquidation value of the shares being redeemed. As a result, we may be required to pay significant amounts in cash to holders of the Series B preferred stock upon any redemption of those shares. If we do not have sufficient cash on hand at the time of any such redemption, we may have to borrow funds under our credit facilities or raise additional funds through other debt or equity financing. Our ability to borrow the necessary funds under our revolving lines of credit will be subject to our ability to remain in compliance with the terms under the respective line of credit agreements and to have borrowing availability thereunder. In addition, our ability to raise any additional financing, if necessary, will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any redemption. In addition, the terms of our revolving line of credit agreements or any future debt may prohibit us from making these redemption payments or may restrict our ability to make such payments by requiring that we satisfy certain covenants relating to the making of restricted payments.

To service our indebtedness, we may require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.
Our ability to make cash payments, if required, to service our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe our cash flows from operating activities and our existing capital resources, including the liquidity provided by our existing indebtedness, will be sufficient to fund our operations and commitments for at least the next 12 months. We cannot assure you, however, that our business will continue to generate sufficient cash flows from operations or that future sources of funds will be available to us in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. To do so, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, or seek additional equity financing. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.
Failure to comply with covenants in our existing or future financing agreements could result in defaults, which could jeopardize our ability to operate our business successfully or at all.
Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants and financial tests required by our existing indebtedness. Failure to comply with any of the covenants in our existing or future financing agreements, including the terms of our revolving lines of credit and our Series B preferred stock, could result in a default under our indebtedness, the Series B preferred stock, or other financing arrangements. An event of default would permit the lenders to accelerate the maturity of the debt under these agreements. Under these circumstances, we might not have sufficient funds or other resources to repay or satisfy all of our obligations. In addition, the limitations imposed by our indebtedness and Series B preferred stock on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.
The agreements and instruments that govern our and our subsidiaries’ revolving lines of credit and our Series B preferred stock contain various covenants that limit our discretion in the operation of our business.
Covenants related to our and our subsidiaries’ revolving lines of credit and our Series B preferred stock require us to, among other things, comply with certain financial tests and restrictions, including:
•	maintenance of minimum tangible net worth;

•	maintenance of a specified minimum ratio of debt to EBITDA; and

•	limits on the amount of our unfinanced capital expenditures;
Furthermore, these instruments restrict our and our subsidiaries’ ability to:
•	incur more debt;

•	create liens;

•	make certain investments and payments;

•	enter into transactions with affiliates;

•	merge or consolidate with, or acquire all or substantially all of the assets of, another company;

•	amend their constituent governing documents;

•	pay dividends or make other distributions on our common or preferred stock;

•	redeem or repurchase any preferred stock, common stock or common stock equivalents, even if we may be required under the terms of those securities to do so; and

•	make any loans, advances or guarantees.

Our ability to comply with these covenants is subject to various risks and uncertainties. In addition, events beyond our control could affect our ability to comply with and satisfy the financial tests required by our revolving lines of credit and our Series B preferred stock. Any failure by us to comply with all applicable covenants could result in an event of default with respect to, and the acceleration of the maturity of, a substantial portion of our debt, and would require us to redeem our Series B preferred stock. Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions and other corporate opportunities.
Upon the occurrence of any event of default under our secured debt, the holders of our secured debt could acquire control of some or all of our and our subsidiaries’ assets.
We have incurred debt, the repayment of which has been secured by certain of our and our subsidiaries’ assets, including our real property, machinery, equipment, accounts receivable and other property. As a result of these liens and mortgages, a default upon our secured debt could permit the lenders to foreclose on the assets securing the debt, and to liquidate those assets. The loss of any of our assets arising from a default under our debt would hinder our ability to operate our business and may cause our security holders to lose some or all of the value of their investment in our securities.
A significant portion of our business depends upon the demand for major remedial projects and regulatory developments over which we have no control.
Our operations are significantly affected by the commencement and completion of major site remedial projects; cleanup of major spills or other events; seasonal fluctuations due to weather and budgetary cycles influencing the timing of customers’ spending for remedial activities; the timing of regulatory decisions relating to waste management projects; changes in regulations governing the management of contaminated and non-contaminated soils; and the propensity for delays in the remedial market; and changes in the myriad of government regulations governing our diverse operations. We do not control such factors and, as a result, we anticipate our revenue and income may vary significantly from quarter to quarter, and past financial performance for certain quarters may not be a reliable indicator of future performance for comparable quarters in subsequent years.
Seasonality makes it harder for us to manage our business and for investors to evaluate our performance.
Our operations may be affected by seasonal fluctuations due to weather and budgetary cycles influencing the timing of customers’ spending for remedial activities. Typically during the first quarter of each calendar year there is less demand for environmental remediation due to weather-related reasons, particularly in the Northeastern United States, and increased possibility of unplanned weather-related site shutdowns. Certain weather conditions may result in the temporary suspension of our operations, which can significantly affect the operating results of the affected regions. This seasonality in our business makes it harder for us to manage our business and for investors to evaluate our performance. Additionally, due to these and other factors, operating results in any interim period are not necessarily indicative of operating results for an entire year, and operating results for any historical period are not necessarily indicative of operating results for a future period. Specifically, Casie Group’s TDU is more expensive to run during the first quarter of each fiscal year due to colder and wetter weather coupled with higher natural gas costs.
Illiquidity of our current and future Brownfield sites and other real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.
Because real estate investments are relatively illiquid, our ability to promptly sell properties in our developing portfolio of Brownfield sites (or any interest therein) or any of our other real estate in response to changing economic, financial and investment conditions may be limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any real property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

A significant portion of our business depends upon the robustness of the real estate construction industry and the demand for customers to engage in major environmental remedial projects, and thus our ability to generate revenues may be subject to a wide array of events over which we have no control.
Our ability to generate revenues from our operations is and will be significantly dependent upon the continued strength of the real estate construction and environmental services industries, especially in the northeastern United States. These events are subject to a number of risks and uncertainties, most of which are out of our control, including:
•	the imposition of building or development moratoria or changes in building codes;

•	the continued ability for project owners and developers to obtain financing for construction and environmental engineering and consulting projects, including risks imposed as a result of recent difficulties in the financial and lending sectors;

•	the continued health and strength of the local, regional, national and international economies; and

•	budgetary cycles influencing the timing of customers’ spending for remedial activities.
As a result, our success and results of operations may be materially dependent on these and other factors that we cannot control.
Our investments in Brownfield properties will require us to accept and incur significant costs to return the property to beneficial use, which costs may be greater than we anticipate.
We will be required to expend significant funds to make improvements in our Brownfield properties to redevelop them for commercial, residential or other use before we may resell it. We cannot assure you that we will have funds available to complete these efforts or to make those improvements, and the costs may be significantly more than we anticipate, even after conducting a careful evaluation of the specific environmental problems. In acquiring a property, transfer restrictions or other limitations may materially restrict us from selling that property before we complete any improvements, or even thereafter. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate.
Rehabilitating Brownfield properties may take more time to complete than we anticipate, which could delay our ability to sell these properties or preclude us from doing so.
We envision that the time necessary to locate, acquire, rehabilitate, market and sell our current and any future Brownfield site will be substantial. It is often difficult to predict the time necessary to acquire or obtain appropriate environmental permits and approvals. Furthermore, if we acquire a direct or indirect interest in a Brownfield through a joint venture or other structure, our ability to recognize revenue from the sale of the Brownfield may be delayed by the investor’s inability to remediate the Brownfield, its lack of funding or other difficulties. We cannot assure you that these and other delays will not be greater than we anticipate, even after conducting a careful evaluation of the property and any potential investing partner.

Our ability to profitably rehabilitate Brownfield sites may be adversely affected by economic and regulatory changes pertaining to the ownership and development of real estate, which may prevent us from realizing growth in the value of Brownfield properties.
Our operating results will be subject to risks generally incident to the ownership and development of real estate, including:
•	changes in general economic or local conditions;

•	our ability to borrow or obtain funds for the costs of development;

•	periods of high interest rates and tight money supply;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•	the illiquidity of real estate investments generally;

•	changes in tax, real estate, environmental and zoning laws;

•	perceptions of the safety, convenience and attractiveness of our properties and the areas in which they are located; and

•	our ability to provide adequate management, maintenance and insurance.
In addition, local conditions in the markets in which we own or intend to own and develop Brownfield sites or in which the collateral securing our loans is located may significantly affect our ability to successfully convert these properties for beneficial residential, commercial or industrial use. For these and other reasons, we cannot assure you that our Brownfield redevelopment strategy will be profitable or that we will realize growth in the value of the Brownfield properties we acquire.
The residual waste industry is highly competitive, and if we cannot successfully compete in the marketplace, our business, financial condition and operating results may be materially adversely affected.
We encounter intense competition in all phases of operations from a variety of different competitors, depending on the service area. In the United States, the industry consists of large national environmental companies, and local and regional companies of varying sizes and financial resources. Competitors may reduce their prices to expand their sales volume or to win bids on contracts. As an example, we believe that, as a result of the expansion of our Transportation and Disposal segment, our competitors are currently decreasing established market rates to retain customers. When this happens, we may reduce prices or offer lower pricing to attract or retain our customers, resulting in a negative impact to our revenue growth from business operations. There can be no assurance that we will be able to offset the effects of price reductions with an increase in the number of customers, higher sales, cost reductions, or otherwise. Such pricing pressures could result in an erosion of our market share, reduced sales, and reduced operating margins, any of which could have a material adverse effect on our business.
We must keep up with technological and market changes to succeed.
The markets in which we compete are characterized by new product and service introductions, evolving industry standards, and the changing needs of customers. There can be no assurance that our existing services will continue to be properly positioned in the market or that we will be able to introduce new or enhanced products into the market on a timely basis, or at all. There can be no assurance that enhancements to existing services or new services will receive customer acceptance.

A central part of our business plan is to develop or acquire new recycling technologies for the beneficial reuse of different waste streams. For example, we are presently exploring the acquisition or development of technologies to recycle wastes into alternative fuels, instead of incinerating these waste streams or disposing them into landfills. Our ability to achieve profitability and future growth is dependant on our ability to improve our knowledge and implementation of these waste processing and recycling technologies. Our inability to successfully implement or acquire these technologies, as a result of insufficient capital or otherwise, will have a material adverse effect on our business and results of operations.
Our business may be affected by catastrophic or other unforeseen events, which could cause us to incur substantial liabilities and increased operating costs.
Our operations are subject to the many hazards inherent in the storage and transportation of hazardous materials, including extreme weather conditions, such as hurricanes and rough seas, which are common along the East Coast, explosions, fires, accidents, mechanical malfunctions, faulty measurement and other operating errors; and acts of war, terrorism or vandalism. If any of these events were to occur, we could suffer substantial losses because of personal injury or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations and potentially substantial unanticipated costs for the repair or replacement of property and environmental cleanup. Furthermore, events such as hurricanes can affect large geographical areas, which can cause us to suffer additional costs and delays in connection with subsequent repairs and operations because contractors and other resources are not available, or are only available at substantially increased costs following widespread catastrophes.
Our business is geographically concentrated and is therefore subject to local and regional economic downturns.
While we plan to expand the geographic scope of our business, our operations and customers are currently located primarily in the northeastern United States and in the mid-Atlantic region. Therefore, our entire business, financial condition and results of operations are especially susceptible to local and regional economic downturns in these areas. We do not have the benefit of geographic or regional diversity, which could lessen the impact of local or regional downturn in financial or economic conditions. In addition, as we expand in our existing markets, opportunities for growth within these regions will become more limited and the geographic concentration of our business will increase. The costs and time involved in permitting and the scarcity of available landfills, transfer stations and other disposal facilities could make it difficult for us to expand in these markets. We may not be able to lessen our regional geographic concentration through acquisitions or internal expansion of our business.
In the event that most of our future Brownfield properties are located in a single state, geographic area or region, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in that area or region. Our results of operations and financial condition may be materially and adversely affected by these changes to the extent that we lack a geographically diversified portfolio of properties.
If Brownfield sites are not located near sources of materials needed to improve the site, it may be more difficult for us to realize the financial benefits of our Brownfield strategy.
Also, the cost to provide soils and other materials to a Brownfield property will increase as the distance between the property and the sources of such materials increases. While we will seek to acquire Brownfield properties that are located near these sources of materials, there can be no assurance that we will be able to identify and complete acquisitions of such properties. Thus, the geographic location of our Brownfield properties in relation to our sources of materials may have a material adverse effect on our results of operations and financial condition.
If we do not successfully manage our costs, our income from operations could be lower than expected.
We are working on several profit improvement initiatives aimed at lowering our costs and enhancing our revenues, and we continue to seek ways to reduce our operating expenses. While generally we may be successful in managing our selling, general and administrative costs, disposal costs, transportation costs, direct labor and subcontractor costs, our initiatives may not be sufficient. Even as our revenues increase, if we are unable to control variable costs or increases to our fixed costs in the future, we will be unable to maintain or expand our margins.

Significant shortages in fuel supply or increases in fuel prices will increase our operating expenses and therefore adversely affect our results of operations.
The price and supply of fuel are unpredictable, and can fluctuate significantly based on international, political and economic circumstances, as well as other factors outside our control, such as actions by OPEC and other oil and gas producers, regional production patterns, weather conditions and environmental concerns. Presently, the cost of gasoline, diesel fuel and other petroleum-based or other fuel products are at record high levels. The cost of natural gas, which we use in our TDU, has also fluctuated significantly in the past, especially during the colder months, and we believe that this trend will continue in the future.
We purchase fuel to run our trucks and equipment used in our operations and as fuel prices increase, our direct operating expenses increase. We may implement a fuel surcharge program, designed to offset increased fuel expenses; however, we may not be able to pass through all of our increased costs onto our customers or we may lose customers as a result of the price increase. We do not currently engage in fuel hedging transactions or purchase gasoline or fuel future contracts in an effort to mitigate the risk of future fuel price increases. While we may in the future initiate programs or means to guard against the rising costs of fuel, there can be no assurances that we will be able to do so or that any of such programs will be successful. Regardless of any hedging transactions or offsetting surcharge programs, the increased operating costs will decrease our operating margins.
We are subject to strict regulations regarding employee safety at many of our facilities, and failure to comply with these regulations could adversely affect us.
Many of our facilities are subject to the requirements of the Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to our employees, state and local government authorities, and local residents. Failure to comply with OSHA’s requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances, could adversely affect our results of operations if we are subjected to fines or significant additional compliance costs.
Environmental and transportation regulations and litigation could subject us to fines, penalties, judgments and limitations on our ability to expand.
We are subject to significant potential liability and restrictions under environmental and transportation laws, including those relating to handling, transportation, disposal, processing, recycling, treatment and storage of waste materials, discharges into the ground, air and water, and the remediation of contaminated soils, surface water and groundwater. The environmental services and waste management industry has been, and will continue to be, subject to significant regulation, including permitting and related financial assurance requirements, as well as to attempts to further regulate the industry through new legislation. While increasing environmental regulation often presents new business opportunities for us, it often results in increased operating and compliance costs. Efforts to conduct our operations in compliance with all applicable laws and regulations, including environmental rules and regulations, require programs to promote compliance, such as training employees and customers, purchasing health and safety equipment, and in some cases hiring outside consultants and lawyers. Even with these programs, we and other companies in the environmental services industry are routinely faced with governmental enforcement proceedings, which can result in fines or other sanctions and require expenditures for remedial work on waste management facilities and contaminated sites. Certain of these laws impose strict and, under certain circumstances, joint and several liability for cleanup of releases of regulated materials, and also liability for related natural resource damages.
If we are not able to comply with the requirements that apply to a particular facility or if we operate without necessary approvals, we could be subject to civil, and possibly criminal, fines and penalties, and we may be required to spend substantial capital to bring an operation into compliance or to temporarily or permanently discontinue operations or take corrective actions. We may not have sufficient insurance coverage for our environmental liabilities. Those costs or actions could be significant to us and significantly impact our results of operations, as well as our available capital.

In addition to the costs of complying with environmental laws and regulations, if governmental agencies or private parties brought environmental litigation against us, we would likely incur substantial costs in defending against such actions. We currently face claims by governmental agencies for environmental liabilities with respect to properties we own, operate or have acquired, and such claims and future claims may impose material financial and operating sanctions on us. See “Item 8. Legal Proceedings — Environmental Matters.” From time to time, we also have paid fines or penalties in governmental environmental enforcement proceedings, usually involving our waste treatment, storage and disposal facilities. These claims, fines or penalties may have a material adverse effect upon us, and we might in the future be required to make substantial expenditures as a result of governmental proceedings, which would have a negative impact on our earnings and results of operations.
We may also be, in the future, a defendant in lawsuits brought by parties alleging environmental damage, personal injury or property damage, particularly as a result of the contamination of drinking water sources or soils. Under current law, we could even be held liable for damage caused by conditions that existed before we owned, operated or acquired the assets or operations involved. A judgment against us, or a settlement by us, even if covered in whole or in part by insurance, could harm our business, our prospects and our reputation and could have a material adverse effect on our financial condition, results of operations and cash flows.
We may be unable to obtain or retain environmental and other permits required to operate our business.
The facilities, properties, plants, vehicles and equipment that we own, operate or lease require a variety of environmental and other permits and licenses needed to operate them. For example, Casie Group has several permit modifications in process to significantly improve our ability to accept, manage and treat different types of waste. Also, we are seeking permits so that we may prepare our existing Brownfield site for redevelopment, and ultimately, resale. There are no assurances that we will be successful in obtaining these permits on terms acceptable to us or at all.
Permits we may seek to obtain also restrict how the property, facility or equipment may be used. Permits to operate waste processing and recycling facilities have become increasingly difficult and expensive to obtain and retain as a result of many factors, including the need to have public hearings and to comply with stringent zoning, environmental and other regulatory measures. The granting of these permits is also often subject to resistance from citizens and environmental groups and other political pressures. Our failure to obtain or retain the required permits to operate our facilities could have a material negative effect on our future results of operations.
Regulators have the power to modify, suspend or revoke these permits or licenses, based on, among other factors, our compliance with applicable laws, rules, regulations and written and unwritten interpretations thereof or our use of the properties, facilities or equipment and customers may decide not to use a particular disposal facility or do business with us because of concerns about our compliance record. Any modification, suspension or revocation of permits or licenses would impact our operations and could have a material adverse impact on our financial results. As to properties, facilities, plants, vehicles or equipment that we lease from third parties, a permit or license may face suspension or revocation based upon acts or omissions of the third party owner, which may not be within our control. We may not have any sufficient legal remedies to compensate us for any loss of a permit or license, and any legal remedies that we do have may require significant financial and other resources to pursue.
The extensive environmental and transportation regulations to which we are subject may increase our costs and potential liabilities.
Our operations and those of others in the environmental and transportation industry are subject to extensive federal, state, and local environmental requirements in the United States. While increasing environmental regulation often presents new business opportunities for us, it often results in increased operating and compliance costs. Efforts to conduct our operations in compliance with all applicable laws and regulations, including environmental rules and regulations, require programs to promote compliance, such as training employees and customers, purchasing health and safety equipment, and in some cases hiring outside consultants and lawyers. Even with these programs, we and other companies in the environmental services industry are routinely faced with governmental enforcement proceedings that can result in fines or other sanctions and require expenditures for remedial work on waste management facilities and contaminated sites. Certain of these laws impose strict and, under certain circumstances, joint and several liability, for cleanup of releases of regulated materials, and also liability for related natural resource damages. Specifically, at Casie and MART, we have several permit modifications in process to significantly improve our ability to accept, manage and treat different types of waste. There are no assurances that we will be successful in obtaining these permits.

From time to time, we have paid fines or penalties in governmental environmental and trucking enforcement proceedings, usually involving our trucking facilities. Although none of these fines or penalties that we have paid in the past has had a material adverse effect on us, we might in the future be required to make substantial expenditures as a result of governmental proceedings, which would have a negative impact on our earnings. Furthermore, regulators have the power to suspend or revoke permits or licenses needed for operation of our sites, equipment, and vehicles based on, among other factors, our compliance record, and customers may decide not to use a particular disposal facility or do business with us because of concerns about our compliance record. Suspension or revocation of permits or licenses would impact our operations and could have a material adverse impact on our financial status. Although we have never had any of our operating permits revoked, suspended, or non-renewed involuntarily, it is possible that such an event could occur in the future.
Changes in environmental regulations can also require us to make significant capital expenditures. Future environmental regulations could cause us to make significant additional capital expenditures and aversely affect our results of operations and cash flow.
The agreement with respect to our rock crushing facility in North Bergen, New Jersey contains terms that may limit the amount of revenues we may recognize from our Materials segment.
The operating agreement governing our use of the North Bergen rock crushing facility requires us to first offer for sale all of our rock and aggregate products we produce there to the owner of the facility at a fixed price before we may sell the product to others. The fixed price provided for in the operating agreement is generally less than the price we might charge others for the same product. This agreement also imposes a maximum amount of product we may produce at this facility without the owner’s consent. As a result, these and other provisions of this operating agreement could serve to significantly limit the revenues we would otherwise be able to recognize from our Materials segment, especially so long as we continue to maintain only a single facility. Should we be unable to operate at our North Bergen facility for any reason, our Materials segment revenues would be severely restricted or eliminated altogether.
Potential liabilities involving customers and third parties may harm our reputation and financial condition.
In performing services for our customers, we potentially could be liable for breach of contract, personal injury, property damage (including environmental impairment), and negligence, including claims for lack of timely performance or for failure to deliver the service promised (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a customer, should it prevail in its claims, are potentially large and could include consequential damages.
Industrial waste recycling and environmental services companies, in connection with work performed for customers, also potentially face liabilities to third parties from various claims including claims for property damage or personal injury stemming from a release of hazardous substances or otherwise. Claims for damage to third parties could arise in a number of ways, including, among other things, through:
•	a release or discharge of contaminants or pollutants during transportation of wastes or the performance of services;

•	the inability, despite reasonable care, of a remedial plan to contain or correct an ongoing seepage or release of pollutants;

•	the inadvertent exacerbation of an existing contamination problem; or

•	a customer’s reliance on reports prepared by or consulting work performed by the environmental services company.

Personal injury claims could arise contemporaneously with performance of the work or long after completion of projects as a result of alleged exposure to toxic or hazardous substances. In addition, increasing numbers of claimants assert that companies performing environmental services should be adjudged strictly liable for damages even though their services were performed using reasonable care, on the grounds that such services involved “abnormally dangerous activities.”
Customers of industrial waste management companies frequently attempt to shift various liabilities arising out of the disposal of their wastes or remediation of their environmental problems to contractors through contractual indemnities. Such provisions seek to require the contractors to assume liabilities for damage or personal injury to third parties and property and for environmental fines and penalties (including potential liabilities for cleanup costs arising under federal and state environmental laws). Moreover, the EPA has increasingly constricted the circumstances under which it will indemnify its contractors against liabilities incurred in connection with cleanup of polluted sites.
Although we attempt to investigate thoroughly each company that we acquire, there may be liabilities that we fail or are unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which we, as a successor owner, might be responsible. We may seek to minimize the impact of these liabilities by obtaining indemnities and warranties from the sellers of companies, which may be supported by deferring payment of or by escrowing a portion of the purchase price. However, these indemnities and warranties, even if obtained, may not fully cover the liabilities we might be required to assume due to their limited scope, amounts, or duration, the financial limitations of the indemnitors or warrantors or other reasons.
We plan to generate significant revenue from the sale of our recycled materials and concrete reinforcing fibers, and the potential for product liability exposure from these products could be significant.
We plan to generate an increasing amount of our revenue from the sale of our recycled crushed stone, aggregate and oil, as well as from the sale of our Nycon® line of concrete reinforcing fibers. These materials, and especially our concrete reinforcing fibers, are used in a diverse line of applications, including residential and commercial construction projects, highways, tunnels and airports. As a result, we may face exposure to product liability claims in the event that any failure of our materials results, or is alleged to result, in property damage, bodily injury or death. In addition, if any of our products are, or are alleged to be, defective, we may be required to make warranty payments or to participate in a recall involving those products.
The future costs associated with defending product liability claims or responding to product warranties could be material and we may experience significant losses in the future as a result. A successful product liability claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall could substantially reduce our profitability and cash generated from operations.
We may be legally or contractually required to maintain specified levels of product liability insurance . Any failure to maintain product liability insurance at the required level or at all when we are required to do so could harm our business and operations.
We have a relatively new management team, which may make it difficult for you to evaluate its ability to work individually and together to successfully lead our operations.
Our executive management team has worked together for a relatively brief period, with two of our executive officers having joined us only since January 2006 and another having joined us in September 2007. See “Item 5. Directors and Executive Officers.” Thus, the ability of current members of management to work individually and together successfully has not been tested to any significant degree. Our success is also dependent upon these executive officers’ ability to lead and direct our other officers and key personnel in charge of our various operations. We may not be able to hire and retain our executive officers, our other officers and key employees and other additional qualified executive, sales and other personnel.

The loss of one of our key personnel may adversely affect our business.
Our future performance will depend to a significant extent upon the efforts and abilities of Mark Alsentzer, our President and Chief Executive Officer, and Brent Kopenhaver, our Executive Vice President and Chief Financial Officer. Under the terms of our revolving line of credit agreement and our Series B preferred stock, we would face a potential acceleration of outstanding amounts due under that line of credit agreement and redemption of the Series B preferred stock should either of these individuals fail to continue to serve in these roles. We do not maintain “key person” life or other insurance that would pay us benefits in the event of the death or disability of Messrs. Alsentzer or Kopenhaver. Thus, the loss of service of either of them would have a material adverse effect on our business and financial condition.
Our success and plans for future growth will also depend on our ability to hire, train, and retain skilled personnel in all areas of our business. The competition for qualified management personnel in our industry is very intense. There can be no assurance that we will be able to attract, train, and retain sufficient qualified personnel to achieve our business objectives. Any failure to do so could have a material adverse effect on our business.
The loss of one or more of our significant customers could significantly reduce our revenues and profits.
In 2007 and during the first three months of 2008, a significant amount of our revenues were generated from a relatively small number of customers, and we anticipate that this will continue in 2008 and in the foreseeable future. For example, our two largest customers in 2007 were a major excavation and construction company in the New York City metropolitan area, and a large New York area developer. Revenues from these customers comprised 15.8% and 25.6%, respectively, of our revenues in 2007, and 9.9% and 6.8%, respectively, of our revenues for the first three months of 2008. We generally do not enter into long-term contracts or agreements with our customers, and any relationships we have with our customers can be cancelled or terminated by them at any time without penalty. The loss of revenues associated with any of our significant customers would, if not replaced, have a material adverse effect on our business, financial condition, cash flows and results of operations.
If we fail to achieve and maintain adequate internal controls, we may not be able to produce reliable financial reports in a timely manner or prevent financial fraud.
After this registration statement becomes effective, we will be required to document and test our internal control procedures on an ongoing basis in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX, which requires annual and quarterly management assessments of the effectiveness of internal control over financial reporting and, commencing with respect to our 2009 fiscal year at the earliest, a report by our independent registered public accounting firm as to the effectiveness of our internal control over financial reporting. During the course of testing, we may, from time to time, identify deficiencies that we may not be able to remedy. In addition, if we fail to achieve or maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with applicable standards. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we cannot provide reliable financial reports on a timely basis or prevent financial fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could decrease significantly.
We will incur increased costs as a result of becoming a reporting company, which may adversely affect our results of operations.
Once this registration statement becomes effective, we will become an SEC reporting company. In addition, SOX, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we will be required to file periodic and current reports, proxy statements and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations. Management may also be engaged in assisting executive officers, directors and, to a lesser extent, stockholders, with matters related to insider trading and beneficial ownership reporting. We will be required to establish, evaluate and report on our internal control over financial reporting and to have our registered independent public accounting firm issue an attestation as to such reports.

We have incurred, and expect to continue to incur, increased operating expenses in relation to becoming and remaining an SEC reporting company. We also believe that compliance with the full panoply of rules and regulations applicable to reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.
Being a public company also increases the risk of exposure to class action stockholder lawsuits and SEC enforcement actions and increases the expense to obtain appropriate director and officer liability insurance on acceptable or even reduced policy limits and coverage. As a result, we may find it difficult to attract and retain qualified persons to serve on our board of directors or as executive officers.
We rely on a combination of provisions and agreements to protect our own proprietary rights, which may not sufficiently shield these rights from use, devaluation or appropriation by others.
We rely on a combination of patent, trademark, trade name and trade secret protections for our own proprietary rights, including the brand names under which we market and sell products to customers. We may also in the future rely on additional patent, copyright and other similar protections as to these rights, and acquire other proprietary rights from others with similar protections in place. We also rely upon confidentiality agreements with our current and former employees, consultants and contractors. These agreements may be breached, and we may not have adequate remedies for any breaches. In addition, our trade secrets may become otherwise known or independently discovered by our competitors. Litigation may be required to defend against claims of infringement, to enforce our present or future intellectual property rights, to protect trade secrets and to protect us or our management or personnel against claims that our products or personnel have violated the intangible property rights of others, including trade secret rights and purported rights under non-competition, non-solicitation, confidentiality and non-disparagement clauses. Litigation to protect these rights could result in substantial costs and diversion of management efforts regardless of the results of the litigation. An adverse result in litigation could subject us to significant liabilities with third parties, require disputed rights to be licensed or require us to cease using proprietary technologies or rights.
Risks Related To Our Common Stock
There is limited liquidity in the market for shares of our common stock, which may make it more difficult for you to sell your shares at times and prices that you feel are necessary or desirable.
Our shares of common stock may continue to be traded on the Pink Sheets® inter-dealer quotation system provided by Pink OTC Markets Inc. There is relatively limited trading of our common stock in this markets, and this may impose significant practical limitations on any stockholder’s ability to achieve liquidity at any particular quoted price. Efforts to sell significant amounts of our common stock on the open market may precipitate significant declines in the prices quoted by market makers.
Our stock price is, and we expect it to remain, volatile, which could limit your ability to sell our stock at a profit.
The volatile price of our stock will make it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price and volatility of our common stock. These include, but are not limited to:
•	announcements of pending or completed acquisitions by our competitors or us;

•	announcements of new operations or businesses by our competitors or us;

•	industry and general economic conditions;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our actual or anticipated sales, earnings and other quantitative or qualitative measures of our financial performance;

•	changes in financial estimates by securities analysts;

•	future sales of our common stock; and

•	a variety of other factors discussed elsewhere in this registration statement and in “Risk Factors.”
We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance. In addition, the stock market in general, and for smaller companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad industry and market factors may materially and adversely affect our stock price, regardless of our operating performance.
We may engage in strategic transactions that may fail to enhance stockholder value.
We may investigate potential strategic transactions, including the acquisitions of products, technologies and companies, and other alternatives within and outside of our industry with the goal of maximizing stockholder value. We may never complete any such strategic transaction, and in the event that we do complete such a transaction, it may not be consummated on terms favorable to us. Further, such transactions may impair stockholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges or management and business disruptions, any of which could harm our results of operation and business prospects.
Restrictions on the transfer of shares of our capital stock may prohibit or restrict stockholders from liquidating their investment in our shares.
Many of our outstanding shares of common and preferred stock were issued pursuant to exemptions from registration under the Securities Act of 1933. As such, these shares of common stock are “restricted securities” as defined under the Securities Act and, therefore, may not be resold under Rule 144 for a period of up to one year from the date they were acquired and paid for in full by the purchaser, assuming that other requirements of Rule 144 of the Act are met or unless sold or transferred in transactions which are exempt under applicable federal and state securities laws or pursuant to registration thereunder. Furthermore, under Rule 144 as currently in effect, our former status as a shell company prohibits holders of our securities from relying on Rule 144 as to any resale of securities until, among other requirements, we are a public reporting company and a period of one year has elapsed from the date we file this registration statement, even if the holders had already paid for and held their shares for at least one year. Moreover, our affiliates may be subject to additional or longer restrictions on the resale or transfer of their shares, including any shares that we may ultimately register under the Securities Act, by virtue of their status as affiliates. These and other securities law limitations on the transfer of our common stock may prevent many of our stockholders from obtaining immediate liquidity for their shares should they desire or need to do so.
We have not paid dividends on our common stock in the past, and we do not anticipate doing so in the foreseeable future.
We do not currently anticipate paying cash dividends in the foreseeable future. Any future dividend would be at the discretion of our board of directors and would depend on our financial condition, results of operations, capital requirements, contractual obligations, the terms of our financing agreements at the time a dividend is considered and other relevant factors. The terms of our Series A Preferred Stock, 10% Coupon and our 14% Series B Preferred Stock and our revolving line of credit agreements currently prohibit us from paying a dividend on our common stock.

We have a classified board of directors, which may make it more difficult to change our management or effect a change in control.
Our board of directors is divided into three classes of directors in accordance with our amended and restated certificate of incorporation. The board of directors is presently made up of Mark Alsentzer, our Class I director, Charles M. Hallinan, our Class II director, and Brent Kopenhaver, our Class III director. This structure is intended to provide us with a greater likelihood of continuity of management, which may be necessary for us to realize the full value of our investments. A classified board of directors may also serve to deter hostile takeovers or proxy contests because a person could only seek to change no more than one-third of the members of the board of directors in any given year. These provisions or measures also may limit the ability of our stockholders to sell their shares at a premium over the then current market price by discouraging a third party from seeking to obtain control of us.
Our chief executive officer and other directors and executive officers, as a group, will be able to exercise substantial influence over matters submitted to our stockholders for approval.
As of June 5, 2008, Mr. Alsentzer, our President and Chief Executive Officer, Mr. Kopenhaver, our Chairman, Executive Vice President and Chief Financial Officer, and our other directors and executive officers beneficially own in the aggregate approximately 37% of our outstanding common stock. As a result, members of management will likely be able to exercise substantial influence over matters submitted to our stockholders for approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, or any other significant corporate transactions. These stockholders may also delay or prevent a change in control, even if such a change in control would benefit our other stockholders. The significant concentration of stock ownership might cause the trading price of our common stock to decline if investors were to perceive that conflicts of interest may exist or arise over any such potential transactions.
Future sales, or the availability for future sales, of substantial amounts of our common stock could adversely affect the market price of our common stock.
As of June 5, 2008, we had 17,238,465 shares of common stock outstanding. As of that date, approximately 2,576,472 shares of our common stock are freely tradable without restriction. We have also entered into registration rights agreements covering the potential registration under the Securities Act of up to 1,327,374 shares of our common stock, including up to approximately 1.0 million shares of common stock underlying certain warrants. These registration rights last for up to a maximum of 10 years from the date of the registration rights agreement.
As a result, holders of a substantial amount of our existing shares and shares underlying outstanding warrants and other convertible securities have or will have the ability to sell, individually or in the aggregate, significant amounts of our common stock in the public market now and in the future. We may also register for resale or grant new registration rights to investors with respect to our common stock or common stock underlying other securities, which would increase the number of shares of common stock that may be subsequently sold in the public market. Furthermore, when Rule 144 becomes available to permit resales of our common stock, a large number of our shares will become eligible for resale under that rule.
Generally, increased numbers of freely tradable shares in the market reduce the market price of such shares. As stock prices decline, it becomes more difficult to raise additional capital through the sale of equity securities on acceptable terms, because the dilutive effect on the existing stockholders becomes more significant in these circumstances. Accordingly, sales of our common stock in the public market as a result of and after this offering may reduce the market price of our stock, which would hinder our ability to raise funds through sales of equity or equity-related securities in the future at a time and price that our management deems acceptable.

The rights of our preferred stockholders are superior to the rights of our common stockholders.
The holders of our outstanding Series A and Series B preferred stock have certain rights that are superior to the rights of holders of our common stock, including dividend and liquidation preferences over our common stock. For example, holders of our Series A and Series B preferred stock will be entitled to receive dividends on their shares of preferred stock, and we are currently prohibited from paying dividends on our common stock so long as either series of preferred stock remain outstanding. Also, we are required to pay a preferential liquidating distribution, first to holders of Series A preferred stock, and then to holders of Series B preferred stock, approximately equal to the amount each holder originally paid for its preferred stock plus all accrued but unpaid dividends thereupon and other amounts owed to the holder (amounting to an aggregate of approximately $7.3 million as of March 31, 2008) before any distributions can be made to the holders of our common stock or other junior ranking classes of preferred stock in the case of our liquidation, dissolution or winding up. Under the terms of the Series B preferred stock, a liquidation may be deemed to occur upon other circumstances.
We may issue additional series of preferred stock without stockholder approval, which could be used to deter a takeover attempt and have a material adverse effect on the market value of the common stock.
As of June 5, 2008, we had two series of preferred stock outstanding: Series A preferred stock and Series B preferred stock. Subject to limitations contained in our existing series of preferred stock and other agreements, our board of directors has the authority to issue a total of up to 473,700 additional shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of any additional series of such stock, without any further vote or action by our common stockholders. As preferred stock typically has rights that are senior to the rights of the common stockholders, the rights of our common stockholders will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. As a result, the existence and issuance of additional shares or series of preferred stock could have a material adverse effect on the market value of the common stock. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. This could delay, defer, or prevent a change in control. We have in the past issued and may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences or privileges senior to the common stock.
Our issuance of additional shares of common stock, preferred stock, options or other rights to purchase those shares would dilute the proportionate ownership and voting rights of existing stockholders.
We are authorized under our amended and restated certificate of incorporation to issue up to 25,000,000 shares of common stock and 500,000 shares of preferred stock. As of June 5, 2008, the following securities were issued and outstanding:
•	17,238,465 shares of our common stock;

•	20,000 shares of our Series A preferred stock, which are convertible into 222,200 shares of our common stock;

•	6,300 shares of our Series B preferred stock; and

•	warrants to purchase in the aggregate 1,091,818 shares of common stock.
Thus, our amended and restated certificate of incorporation currently permits us to issue substantial amounts of additional shares. We have also entered into contingent obligations to issue up to 1,170,044 shares of common stock in connection with certain of our acquisitions and other transactions, which are dependent upon specific performance and earn-out criteria. Substantial sales of our common stock in the public market, including shares that may be issued in the future pursuant to these warrants and other rights, or the perception that these sales could occur, may have a depressive effect on the market price of our common stock. Such sales or the perception of such sales could also impair our ability to raise capital or make acquisitions through the issuance of our common stock.
Our board of directors may generally approve the issuance of shares of our common stock, preferred stock, options or other rights to purchase shares without stockholder consent based upon such factors as it may deem relevant at that time. Our growth and strategy has been and will continue to be driven by acquisitions, and we have historically used our common stock and other securities to fund the purchase price for these acquisitions. We have sought to raise capital from time to time through the issuance of our securities, and we may in the future continue to do so. Furthermore, we intend to issue additional securities to directors, officers, employees, vendors, consultants, advisors and others in compensation for their services. As a result, existing stockholders could face substantial dilution of their investment in us by future issuances of our securities.

Item 2. Financial Information.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our results of operations and financial condition should be read together with our consolidated and condensed consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this registration statement.
This section contains forward-looking statements. These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, as a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in “Item 1. Business,” “Item 1A. Risk Factors” and elsewhere in this registration statement. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this registration statement. We are not obligated to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. See “Forward-Looking Statements.”
Information contained in this section and expressed in dollars has generally been presented in round numbers. Percentages contained in this section have been calculated, where possible, using the information from our consolidated and condensed consolidated financial statements, and not the rounded information provided in this section. As a result, these percentages may differ slightly from calculations obtained based upon the rounded figures provided in this section and totals contained in this section may be affected by rounding.
Overview and Strategy
We are a diversified environmental company that specializes in delivering innovative solutions for the health and well-being of the planet. We are a provider of integrated environmental transportation, disposal, recycling, consulting, engineering and related services, enabling the beneficial reuse of soils and industrial waste streams into approved disposal facilities and Brownfield sites.
We were originally formed as a Delaware corporation on February 13, 1997 under the name Info Investors, Inc. with the original purpose of engaging in infomercial marketing, but this business never actively developed and was abandoned in 2006. On January 17, 2006, in connection with our acquisition of South Jersey Development, Inc., we changed our name to Pure Earth, Inc. and began to focus our efforts on the acquisition and operation of companies that serve our objectives.
As we are a relatively new company, a key element of our formation and growth to date has been our ability to identify potential complementary environmental services and beneficial reuse companies or specific assets of such companies as acquisition targets, to negotiate and successfully close those acquisitions, and to integrate the acquired businesses and assets into our operations. We seek to acquire businesses that operate current and new technologies, sciences and approaches in the environmental industry. By combining these existing and new technologies into a single organization, we believe we can be the leading provider of a wide array of soil reclamation, waste recycling and other environmental services. We also intend to utilize these services internally to develop and rehabilitate Brownfield properties that we own for development, and, ultimately, sale, as commercial real estate opportunities.

We operate in the following five reportable business segments, which serve as strategic business units through which our operations are generally organized:
•	Transportation and Disposal — We provide transportation and disposal services for excavated clean and contaminated soils from urban construction projects in the mid-Atlantic region and the New York metropolitan area.

•	Treatment and Recycling — We remove, process, treat, recycle and dispose of residual waste from a variety of different industrial and commercial sources, targeting customers along the U.S. eastern seaboard. We also plan to recycle waste products with high BTU value into alternative fuels for consumers and other end users.

•	Environmental Services — We provide a wide range of environmental consulting and related specialty services, including:
•	environmental investigation, consulting and engineering services to commercial and residential customers;

•	environmental well drilling for commercial customers located primarily in Connecticut and New York;

•	disposal of regulated medical waste for hospitals, nursing homes and doctors offices; and

•	locating and acquiring Brownfield sites for subsequent development, restoration and potential resale, using capping material from our existing facilities or directly from our customer base.
•	Materials — We produce and sell recycled construction materials for a variety of construction and other applications, including crushed stone and recycled aggregate. Our construction materials are produced to meet all prevailing specifications for their use.

•	Concrete Fibers — Concrete Fibers is our newest segment, which was created with our acquisition of Nycon effective April 2008. We recycle used carpet fibers into environmentally sustainable, or “green,” fiber material. We also repack and distribute various other fibers as additives to concrete products.
We are leveraging our integrated environmental, transportation and disposal services to invest in and reclaim Brownfield properties. Brownfields are parcels of real property that generally have been used for industrial or commercial purposes and whose redevelopment may be complicated by the presence or potential presence of a hazardous substance, pollutant or contaminant. Cleaning up and reinvesting in these properties takes development pressures off undeveloped and open land, revitalizes an otherwise blighted or potentially blighted property for productive use, improves and protects the environment, improves the local tax base and facilitates job growth. We believe that our investments in Brownfield properties, together with our environmental recycling, engineering, consulting and related services, supports our primary mission to act as a steward of the environment.
We generate revenues and cash in each of our segments as follows:
•	Transportation and Disposal — Revenues and cash are derived generally from fees charged to our customers for the collection, transportation and disposal of contaminated and clean soils from urban construction projects in the mid-Atlantic region and the New York metropolitan area.

•	Treatment and Recycling — Our revenues and cash are earned primarily through the following channels:
•	fees earned as a disposal facility for treatment by thermal desorption of contaminated soils; and

•	performing environmental services, such as oil salvaging, decontamination, wastewater cleanup, laboratory analysis and environmental consulting.

•	Environmental Services — We generate revenues from fees charged for our environmental consulting and related specialty services, including well-drilling and the disposal of medical waste. We have recently acquired our first Brownfield site and plan to take steps to cap this property with soils from our Transportation and Disposal segment. We estimate that we will begin generating revenues from our Brownfield operations in August 2008.

•	Materials — Revenues and cash are generated by charging fees to customers for the removal of construction materials, such as rock and aggregate, from jobsites. These fees are based upon the quantity and weight of material removed and the distance of the jobsite from one of our facilities. We then process the material at our rock crushing facilities into various crushed stone products, which are then resold to customers for use in other construction projects. We sell our crushed stone products by weight and at a unit price that varies depending on the product type. Our Materials revenues are primarily dependent upon the high level of construction services in and around New York City and the New York-New Jersey-Connecticut tri-state area, as well as the demand for crushed stone products used in those construction projects.
Overall, we generally enter into customer and materials contracts on a purchase order or similar basis. We do not generally enter into long-term supply or service contracts or arrangements with our customers. As a result, our revenues tend to be less regular than if we provided services or materials under long-term or requirements contracts, and thus our revenues may fluctuate significantly from period to period and between the same periods in different fiscal years. Thus, it may be hard for an investor to project our results of operations for any given future period.
We believe that the environmental services industry, especially in the eastern United States, is generally poised to expand dramatically in the near future for several reasons. First, support for environmentally sustainable construction methods and materials has increased over the past few years, and we predict that this trend will continue in light of growing concerns regarding fuel availability and consumption, and the environmental impacts of industry and development.
Second, the operation of commercial and industrial concerns in the northeastern United States over the last 50 to 100 years has created a large number of properties with environmental evaluation and waste disposal needs. Cost-effective restoration of these properties will be viewed as a solution to the limited availability and high value of real estate in the northeastern United States. Since 1995, federal and state support of Brownfield programs have served to promote and fund activities designed to efficiently clean up these properties and restore them to productive and revenue-generating use. Finally, the increasing cost and declining capacity of landfills support the development of alternative technologies for the beneficial recycling and reuse of hazardous and other wastes, including soils, fuels, metals and wastewater.
We believe that we are well-positioned to capitalize upon these industry opportunities. First, we have commenced operations in strategically selected geographic locations near major cities and industrial centers, such as the New York-New Jersey-Connecticut tri-state area and the mid-Atlantic region. These regions currently are supporting strong construction growth and are driving the need for the recycling and reuse of a variety of waste streams. We seek to expand our operations both within these initial target areas as well as to expand to other similar geographic areas, such as Delaware and Ohio.
Second, we are focusing on integrating a wide array of related environmental services operations into a single platform to offer our customers a single source for customizable transportation, disposal and treatment and recycling, all at a lower cost. Our Materials segment also produces beneficially reused construction materials at a fraction of the cost of original materials, which supports sales to construction sites as well as our internal needs for Brownfield redevelopment.
Third, our services integration strategy is being developed for us to capitalize on the Brownfield redevelopment industry, which according to a 2005 Mondaq Business Briefing estimate is projected to contribute nearly 600,000 new jobs and as much as much as $1.9 billion annually to the national economy. Our ability to manage a diverse range of contaminated materials and environmental services allows us to seek Brownfield sites for efficient and cost-sensitive development of these properties.

Critical Accounting Policies and Estimates
In preparing our consolidated and condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States, we make estimates and assumptions that affect the accounting, recognition and disclosure of our assets, liabilities, stockholders’ equity, revenues and expenses. We make these estimates and assumptions because certain information that we use is dependent upon future events, cannot be calculated with a high degree of precision from data available or cannot be readily calculated based upon generally accepted methodologies. In some cases, these estimates are particularly difficult and therefore require a significant amount of judgment. Actual results could differ from the estimates and assumptions that we use in the preparation of our consolidated and condensed consolidated financial statements. Below is a summary of our most important accounting policies that may affect our consolidated and condensed consolidated financial statements.
Revenue Recognition: We apply the revenue recognition principles set forth under the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition,” with respect to all of our revenue. Accordingly, revenue is recognized when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collection is reasonably assured. Revenue is recognized net of estimated allowances.
We recognize revenues associated with each of our four reportable segments in effect prior to April 1, 2008:
•	Transportation and Disposal — revenues are recognized upon completion of the disposal of the waste into a landfill or Brownfield, or when it is shipped to a third party for processing and disposal.

•	Treatment and Recycling — revenues are recognized upon the completion of the treatment or the disposal of hazardous or non-hazardous soils and oil byproducts to a recycling outlet. Revenues from waste that is not yet completely processed or disposed of are deferred until the services have been completed. Estimating the amount of revenue to be deferred for waste that has not yet been completely processed requires significant judgments and assumptions to be made by management such as the estimated cost per ton for fuel, handling, transportation and disposal.

•	Environmental Services — revenues are recognized as services are rendered.

•	Materials:
•	Revenue from incoming materials is recognized upon acceptance of the materials into the facility at which time it is deemed earned.

•	Subsequent to the receipt of unprocessed materials, we process the material into a finished product. The finished product is resold to third parties and revenue is recognized upon delivery of the finished product to the customer.
Accrued Disposal Costs. We record accrued disposal costs representing the expected costs of processing and disposing of clean and contaminated soils that have been received into the treatment facility. Disposal costs include the costs associated with handling and treating the waste, and the cost of disposing the processed materials. Any soil that is unprocessed is expected to be treated within the next 12 months and, therefore, this obligation is classified as a current liability on our consolidated balance sheet. We are not obligated to dispose of processed soil within a specific time period. As a result, disposal costs for processed soil are classified as a long-term liability on our consolidated balance sheet.
Accounts Receivable and Allowance for Doubtful Accounts. Our accounts receivable are due from a variety of customers. We extend credit based on continuing evaluations of the customer’s financial condition, and in certain instances may require additional collateral or insurance bonds from our customers. We review accounts receivable on a monthly basis to determine if any receivables will be potentially uncollectible. We include any accounts receivable balances that are determined to be uncollectible, along with a general reserve based on historical experience, in our overall allowance for doubtful accounts. We assess the need for specific reserves based upon factors specific to the individual receivables and customers, including our past experience in dealing with the customer, length of time outstanding, condition of the overall economy and industry as a whole and whether or not the contract is bonded or insured. For many of our larger contracts, we may require the customer to obtain an insurance bond to provide for additional collateral in the event that we are unable to collect from the customer directly. Accounts receivable written off in subsequent periods can differ materially from the allowance for doubtful accounts provided, but historically our provision has been adequate.

Goodwill and Intangible Assets with Indefinite Lives. We assess goodwill and intangible assets with indefinite lives on at least an annual basis or if a triggering event has occurred to determine whether any impairment exists. We assess whether an impairment exists by comparing the carrying value of each reporting unit’s goodwill to its implied fair value. The implied fair value of goodwill is determined by deducting the fair value of each reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole. We rely on discounted cash flow analyses, which require significant judgments and estimates about the future operations of each reporting unit, to develop our estimates of fair value. Additional impairment assessments may be performed on an interim basis if we encounter events or changes in circumstances that would indicate that, more likely than not, the carrying value of goodwill has been impaired.
We also have valuable state and local permits that allow our companies within the Treatment and Recycling segment to operate their recycling and soil remediation operations. The permits do not have any legal, regulatory (other than perfunctory renewal requirements of up to five years on certain permits), contractual, competitive, economic or other factors that would limit the useful lives of the assets, and therefore are deemed to have indefinite lives and are not subject to amortization. Permits with finite lives were immaterial at March 31, 2008 and December 31, 2007, and any such permits would be amortized on a straight-line basis over their estimated useful lives.
Intangible Assets with Finite Lives. Our amortizable intangible assets include customer relationships and covenants not to compete. These assets are being amortized using the straight-line method over their estimated useful lives. The customer lists are stated at cost or allocated cost based upon purchase price allocations, which were estimated based upon the fair value of the consideration given up to obtain the assets. Customer lists are amortized on a straight-line basis over 10 years, which was determined by consideration of the expected period of benefit to be derived from these customers, as well as the length of the historical relationship. Our non-compete agreements are amortized on a straight-line basis over the term of the non-compete agreement.
Long-Lived Assets. We periodically evaluate the net realizable value of all of our long-lived assets, including property, plant and equipment and amortizable intangible assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We will evaluate events or changes in circumstances based mostly on actual historical operating results, but business plans, forecasts, general and industry trends, and anticipated cash flows are also considered. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. An impairment in the carrying value of an asset is recognized whenever anticipated future cash flows from an asset are estimated to be less than the carrying value. The amount of the impairment recognized is the difference between the carrying value of the asset and its fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. We will also continually evaluate the estimated useful lives of all long-lived assets and, when warranted, revise such estimates based on current events.
Business Combinations. Acquisitions we enter into are accounted for using the purchase method of accounting. The purchase method requires our management to make significant estimates. Under SFAS No. 141, “Business Combinations,” as currently in effect, management must determine the cost of the acquired entity based on the fair value of the consideration paid or the fair value of the net assets acquired, whichever is more clearly evident. Determining the fair value of the consideration paid requires estimates on the part of management due to the fact that our common stock is thinly traded and therefore the quoted price may not be representative of fair value. This cost is then allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. In addition, management, with the assistance of valuation professionals, must identify and estimate the fair values of intangible assets that should be recognized as assets apart from goodwill. Where appropriate or required, management may utilize third-party appraisals to assist in estimating the fair value of tangible property, plant and equipment and intangible assets acquired.

The accounting principles governing the accounting of business combinations have been substantially revised, effective January 1, 2009. See “ — Recently Issued Accounting Pronouncements.” We are in the process of assessing the effects that these new accounting pronouncements will have on us.
Stock-Based Compensation. We adopted SFAS No. 123 (revised 2004), “Share-Based Payment,” on July 24, 2007, concurrent with our board of directors approving the 2007 Stock Incentive Plan. Prior to July 24, 2007, we had not granted any stock-based compensation to our employees, and thus the change in accounting policy represented by the adoption of SFAS No. 123(R) did not have any effect on our results of operations for periods ending on or before June 30, 2007.
As a result of the adoption of SFAS No. 123(R), we are required to recognize compensation cost relating to share-based payment transactions with employees in our consolidated and condensed consolidated financial statements. That cost is measured based upon the fair value of the equity or liability instrument issued as of the grant date and is recognized over the requisite service period.
We did not grant any share-based compensation in the form of options during the year ended December 31, 2007 or the first three months ended March 31, 2008. When and if we do decide to grant options to our employees or directors, we will be required to determine the grant date fair value of the option using an appropriate option valuation method, such as the Black-Scholes-Merton closed-form option valuation model. To calculate the grant-date fair value of options, SFAS No. 123(R) will require us to make certain estimates or assumptions in accordance with the guidance provided in SFAS No. 123(R) and SEC Staff Accounting Bulletin No. 107, “Valuation of Share-Based Payment Arrangements for Public Companies,” including, among other things, the expected term of the option, the expected volatility of our common stock, the expected dividend yield, the requisite service period of the option and the risk-free interest rate. Any assumptions we make may need to be adjusted in accordance with SFAS No. 123(R), SAB No. 107 and generally accepted accounting principles.
Warrants and Derivative Instruments. We have issued warrants to purchase our common stock to the following parties:
•	the holders of convertible debt repaid in November 2007 and a placement agent in connection with this transaction;

•	the holders of our Series A preferred stock issued in May 2007; and

•	the holders of our Series B preferred stock issued in March 2008.
We account for the issuance of common stock purchase warrants and other free standing derivative financial instruments in accordance with the provisions of EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled In, a Company’s Own Stock.” Based on the provisions of EITF 00-19, we classify as equity any contracts that require physical settlement or net-share settlement, or give us a choice of net-cash settlement or settlement in our own shares (either physical settlement or net-share settlement). We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside its control) or give the counterparty a choice of net-cash settlement or settlement in shares (either physical settlement or net-share settlement). The warrants associated with the convertible debt and the Series A preferred stock are classified as equity and the warrant issued in connection with the Series B preferred stock is classified as a liability. We assess the classification of our common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Preferred Stock. We classify and measure our preferred stock according to the provisions of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and EITF Topic D-98, “Classification and Measurement of Redeemable Securities.” Preferred stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value in accordance with SFAS No. 150. All other issuances of preferred stock are subject to the classification and measurement principles of EITF Topic D-98. Under these pronouncements, we classify conditionally redeemable preferred shares, which includes preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control, as temporary equity. The Series A preferred stock contains a put option that is not solely within our control and therefore, is classified as temporary equity. The Series B preferred stock issued in March 2008 is mandatorily redeemable in March 2013 and is classified as a liability.
Income Taxes. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any necessary valuation allowance recorded against net deferred tax assets. The process involves summarizing temporary differences resulting from the different treatment of items; for example differences arising as a result of applying the purchase method of accounting to acquisitions. Our management must then assess the likelihood that deferred tax assets will be recovered from future taxable income or tax carry-back availability and, to the extent that we believe recovery is not likely, a valuation allowance must be established.
We adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” on January 1, 2007. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on our evaluation, we concluded that there are no significant uncertain tax positions requiring recognition in our consolidated financial statements. There was no effect on our financial condition or results of operations as a result of implementing FIN 48, and we did not have any unrecognized tax benefits at March 31, 2008 and December 31, 2007. We file U.S. federal income tax returns, as well as tax returns in various state and local jurisdictions. These returns are subject to audits by the respective tax authorities. We record penalties and accrued interest related to uncertain tax positions in income tax expense. Such adjustments have historically been minimal and immaterial to our financial results.

Results of Operations — Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007
The following table presents, for the periods indicated, a summary of our condensed consolidated statement of operations information.

	Three Months Ended March 31,
	2008	2007
(in thousands, except share and per share data)	(unaudited)	(unaudited)
Revenues	$14,617	$10,323
Cost of revenues	12,359	8,474

Gross profit	2,257	1,849

Operating expenses:
Salaries and related expenses	1,248	564
Occupancy and other office expenses	292	181
Professional fees	506	239
Other operating expenses	502	212
Insurance	243	109
Depreciation and amortization	116	53
(Gain) on sale of equipment	(253)	—

Total operating expenses	2,654	1,358

Income (loss) from operations	(397)	491
Interest expense, net	(317)	(91)
Other income	15	—

Income (loss) before provision for (benefit from) income taxes	(699)	399
Provision for (benefit from) income taxes	(290)	174

Net income (loss)	(409)	226
Less preferred stock dividends	(25)	—

Net income (loss) available for common stockholders	$(434)	$226

Net income (loss) available for common stockholders per share (basic)	$(0.03)	$0.01

Net income (loss) available for common stockholders per share (diluted)	$(0.03)	$0.01

Weighted average shares of common stock outstanding during the period (basic)	17,223,021	15,384,180
Weighted average shares of common stock outstanding during the period (diluted)	17,223,021	15,653,344
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$362	$827

We define EBITDA, as used in the table above, to mean our net income (loss) before interest, provision for (benefit from) income taxes, depreciation and amortization. We have presented EBITDA in our summary results of operations even though it is not a GAAP financial measure because it provides an additional way to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss), which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. EBITDA is presented solely as a supplemental disclosure because:
•	we believe it is a useful tool for investors to assess the operating performance of our business without the effect of these non-cash expenses;

•	we believe that investors will find this data useful in assessing our ability to service or incur indebtedness; and

•	we use EBITDA internally to evaluate the performance of our personnel and as a benchmark to evaluate our operating performance, including the performance of our reporting segments, as permitted by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” or to compare our performance to that of our competitors.
The use of EBITDA as a measure of our financial performance has limitations and should not be considered in isolation from or as an alternative to GAAP measures, such as net income (loss) and income (loss) from operations, or as a measure of profitability or liquidity. The following table sets forth the reconciliation of EBITDA, a non-GAAP financial measure, to GAAP net income (loss), our most directly comparable financial measure presented in accordance with GAAP.

	Three Months Ended
	March 31,
	2008	2007
(in thousands)	(unaudited)	(unaudited)
EBITDA	$362	$827
Depreciation and amortization, including $628 and $284 of depreciation and amortization classified as a component of cost of revenues	744	336
Interest expense, net	317	91
Provision for (benefit from) income taxes	(290)	174

Net income (loss)	$(409)	$226

Revenues
The following table sets forth information regarding our revenues, excluding intercompany revenues, by segment for the three months ended March 31, 2008 and 2007.

	Three Months Ended March 31,
	2008		2007
		% of		% of
(unaudited) (in thousands)	Amount	Revenues	Amount	Revenues
Transportation and Disposal	$7,214	49.3%	$9,450	91.5%
Treatment and Recycling	6,193	42.4%	—	—
Environmental Services	807	5.5%	504	4.9%
Materials	403	2.8%	370	3.6%

Total	$14,617	100.0%	$10,324	100.0%

Revenues increased by $4.3 million, or 41.6%, from $10.3 million for the three months ended March 31, 2007 to $14.6 million for the three months ended March 31, 2008. The revenue increase in the first quarter of 2008 includes $6.2 million attributable to the acquisition of Casie Group and $2.4 million attributable to the addition of PEI Disposal Group, both of which were not present in the first quarter of 2007, offset by an overall decrease of $2.2 million in the Transportation and Disposal segment. In the second quarter of 2008, we hired two additional senior level sales and marketing personnel to coordinate, upgrade and penetrate larger Fortune 500 accounts on a national level for the Transportation and Disposal and Treatment and Recycling segments.
Revenues from our Transportation and Disposal segment decreased by $2.2 million, or 23.7%, from the three months ended March 31, 2007 as compared to the three months ended March 31, 2008. Revenues in both periods were driven largely by the demand for our Transportation and Disposal services in the New York metropolitan area. We derived 64% and 81% of our Transportation and Disposal revenues from three large customers for the three months ended March 31, 2008 and 2007, respectively. During the three months ended March 31, 2007, we had a significant transportation and disposal job in New York City that did not recur in the same period in 2008. Revenues from the Transportation and Disposal segment are highly dependent upon the market for construction and rehabilitation projects in the New York City metropolitan area, which we believe will continue to be strong over the next several years and provide a steady stream of business. The addition of PEI Disposal Group in December 2007 provides additional experienced salespeople and is important in broadening the customer base to continue to support growth in this segment.
Revenues from the Treatment and Recycling segment for the three months ended March 31, 2008 were approximately $6.2 million, which reflects our acquisition of Casie Group in March 2007. These revenues also reflect a strong market in the first quarter of 2008 for our services as a recycling and disposal services provider in the contaminated soil and recycled oil sectors. We are currently in the process of obtaining additional permits that will allow us to increase the capacity and volume of clean and contaminated soils that can be processed and treated. In addition, we continue to explore opportunities in the market for spent metal catalysts through our ACR joint venture.

An increase of approximately $0.3 million in our Environmental Services segment for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007 is the result of additional disposal revenues associated with this segment. In 2008, we expanded our consulting services by offering the brokering of the disposal of waste, which contributed approximately $0.5 million for the three months ended March 31, 2008. In addition, we also purchased a Brownfield location in central Connecticut in January 2008, which will provide an additional disposal site for our excavated soils over the next four to five years. We anticipate that this site will begin generating revenues in August 2008.
Revenues from the Materials segment were positively affected by the leasing and operation of an additional rock crushing facility in Lyndhurst, New Jersey, which added additional revenues of approximately $0.3 million for the three months ended March 31, 2008 as compared to three months ended March 31, 2007. The addition of a second material processing site allowed us to increase our volume and provide an alternative disposal outlet for certain types of material from our Transportation and Disposal segment. In May 2008, we leased new equipment at a cost of approximately $1.8 million at these facilities, which we expect will contribute to increasing our ability to recycle additional volumes of material. However, as of June 5, 2008, we terminated the lease for our second processing facility in Lyndhurst. As a result, we expect to experience a slight decrease in Materials revenue while we search for and obtain a suitable replacement facility. In the long term, however, we believe that we will be able to locate a replacement facility that will allow us to process at least the same amount of material as at our former Lyndhurst facility. Once we have located, acquired and initiated our operations at this new site and obtained any necessary permits or approvals, we expect to once again recognize additional revenue from having a second operational Materials facility.
The table above does not reflect intercompany revenues of approximately $1.1 million and $2.1 million for the three months ended March 31, 2008 and 2007, respectively, which revenues were eliminated from our condensed consolidated statements of operations. Intercompany revenues primarily consist of services that one reporting segment provides to support its internal operations or that of another segment. We generally reflect these services at their current market value when rendered. Intercompany revenues, by segment, for the three months ended March 31, 2008 and 2007 were as follows:

	Intercompany Revenues
	Three Months Ended March 31,
	2008		2007
		% of		% of
		Intercompany		Intercompany
(unaudited) (in thousands)	Amount	Revenues	Amount	Revenues
Transportation and Disposal	$279	25.4%	$1,965	94.9%
Treatment and Recycling	322	29.5%	—	—
Environmental Services	5	0.5%	—	—
Materials	488	44.6%	107	5.1%

Total	$1,094	100.0%	$2,072	100.0%

Our intercompany revenues for the three months ended March 31, 2007 largely reflect our use of trucking and transportation services provided internally for the disposal of contaminated and clean soils. The decrease in intercompany revenues within our Transportation and Disposal segment during the three months ended March 31, 2008, is due primarily to our strategic decision to begin subcontracting out the majority of our transportation costs to third parties versus the use of internal resources in the corresponding period ended March 31, 2007. During the three months ended March 31, 2008, the Materials segment also processed increased amounts of material from the Transportation and Disposal Segment as compared to the three months ended March 31, 2007. The use of our internal rock crushing facility for these materials is a more economical alternative to disposing of the material into third-party facilities. The addition of our Treatment and Recycling segment to our results of operations for the three months ended March 31, 2008 resulted in additional intercompany revenues derived from incoming materials from our Transportation and Disposal segment. An important part of the strategic alignment of our segments is the synergies and cost savings that these segments can provide to each other, which benefits us as a whole. We expect that intercompany revenues will increase as we begin to rehabilitate our existing Brownfield site and we acquire additional sites for development.

Cost of Revenues
The following table sets forth information regarding our cost of revenues, excluding intercompany costs, by segment for the three months ended March 31, 2008 and 2007.

	Cost of Revenues — By Segment
	Three Months Ended March 31,
	2008		2007
		% of		% of
(unaudited) (in thousands)	Amount	Revenues	Amount	Revenues
Transportation and Disposal	$4,589	31.3%	$7,696	74.6%
Treatment and Recycling	6,043	41.3%	—	—
Environmental Services	599	4.1%	395	3.8%
Materials	1,128	7.7%	383	3.7%

Total	$12,359	84.6%	$8,474	82.1%

Cost of revenues increased by $3.9 million, or 46%, from $8.5 million for the three months ended March 31, 2007 to $12.4 million for the three months ended March 31, 2008. This increase was largely attributable to the addition of Casie Group to our Treatment and Recycling segment as a result of the March 30, 2007 acquisition. This increase was offset by a decrease in cost of revenues within the Transportation and Disposal segment as a result of decreased volume compared to the corresponding period ended March 31, 2007, due to the non-recurrence of a $3.0 million disposal contract in the first quarter of 2007. We also incurred additional costs of revenues in the Materials segment, primarily resulting from approximately $0.5 million in costs incurred in connection with the start-up of a rock crushing facility in Lyndhurst, New Jersey. Cost of revenues as a percentage of revenues was 85% for the three months ended March 31, 2008 and 82% for the three months ended March 31, 2007. During the remainder of 2008, we plan to decrease cost of revenues to improve our gross margins by:
•	growing our Transportation and Disposal segment and increasing the number of disposal outlets accessible to us that are located closer to customer job sites, which would decrease our transportation costs and provide alternative disposal options to landfills;

•	identifying a new transfer station in 2008, which we believe will reduce our subcontractor costs by allowing us to use non-union subcontractors (instead of using more expensive union subcontractors) to collect soils from this transfer station to the final disposal outlet;

•	increasing the number of Brownfield properties that we own, operate or control, which could reduce our disposal costs by allowing us to use clean and contaminated soils from our Transportation and Disposal customers in our Brownfield projects, instead of disposing them in a third party facility; and

•	decreasing our direct costs within the Treatment and Recycling segment through cost-cutting initiatives including decreasing personnel costs.
For the remainder of 2008, we expect to continue to operate at gross margins ranging from 15% to 25% on a consolidated basis. These estimates are based on our current expectation of costs of labor and transportation costs. Our ability to achieve our estimated gross margins in future periods may be impacted by, among other things, fuel prices that rise faster than anticipated, increases in disposal costs arising from a reduction in the disposal facilities’ capacity or additional restrictions that may be placed on the types or amounts of waste they may be able to accept, and our ability to successfully implement initiatives to reduce operating expenses. We anticipate that Nycon will contribute additional gross margins of approximately 25% in 2008.

The following table sets forth information regarding our cost of revenues by cost item for the three months ended March 31, 2008 and 2007.

	Cost of Revenues — By Cost Item
	Three Months Ended March 31,
	2008		2007
		% of		% of
(unaudited) (in thousands)	Amount	Revenues	Amount	Revenues
Transportation and disposal	$3,420	23.4%	$2,003	19.4%
Subcontractors	3,793	26.0%	3,644	35.3%
Direct labor	1,807	12.4%	1,000	9.7%
Union and employee benefits	62	0.4%	305	3.0%
Repairs and maintenance	690	4.7%	252	2.4%
Fuel	523	3.6%	242	2.4%
Depreciation and amortization	612	4.2%	265	2.6%
Insurance	47	0.3%	192	1.8%
Analytics and testing	344	2.4%	102	1.0%
Plant costs	680	4.7%	38	0.4%
Other	381	2.6%	431	4.1%

Total	$12,359	84.6%	$8,474	82.1%

Cost of revenues from Casie Group included in the table above for the three months ended March 31, 2008, was as follows:

Casie Group Cost of
Revenues
Three Months Ended
March 31, 2008
(in thousands)	(unaudited)
Transportation and disposal	$939
Subcontractors	926
Direct labor	1,428
Union and employee benefits	34
Repairs and maintenance	535
Fuel	444
Depreciation and amortization	417
Insurance	—
Analytics and testing	324
Plant costs	507
Other	115

Total	$5,669

Transportation and disposal — consists of “tipping fees” paid to dispose of clean and contaminated soils at various outlets in our service areas. Tipping fees are costs assessed by a landfill or other waste processing facility to accept the waste. For the three months ended March 31, 2008 and 2007, these costs comprised 23.4% and 19.4%, respectively, of our revenues and 27.7% and 23.6%, respectively, of our cost of revenues. Depending on the type of waste, we attempt to lessen the cost of delivery and disposal to our customers. For example, we try to locate disposal outlets that charge lower overall tipping fees, negotiate lower tipping fees based upon total volume of waste hauled, and, where possible, choose facilities that are closest to the pickup locations. We have negotiated, and are in the process of negotiating, exclusive contracts at certain facilities which we expect will substantially reduce our transportation and disposal costs for certain types of materials. Costs at these disposal outlets were driven by permit requirements, soil characteristics, market demand, proximity to the pickup point and capacities of competitors.
Subcontractors — consist of third party trucking costs to pick up clean and contaminated soils from our customers and deliver them to the most appropriate disposal outlet. We incur subcontracting costs within our Transportation and Disposal segment as well as in the Treatment and Recycling segment to dispose of processed materials after treatment. Costs for subcontracting increased by approximately $149,000 for the three months ended March 31, 2008 as compared to March 31, 2007, and represented 26.0% and 35.3% of our revenues, respectively. Subcontracting costs are affected by transportation costs, including the cost of fuel and insurance, and therefore could be negatively impacted by rising fuel prices. In 2008, we began to subcontract the majority of our trucking within the Transportation and Disposal segment to third parties as opposed to using internal resources from Juda in the prior year. We believe that this initiative will enable us to reduce our overall cost of revenues by reducing the amount spent on insurance, repairs and maintenance and union costs.

Direct labor and union benefits — consists primarily of union wages for our drivers at Juda who operate our company-owned trucks for soil pickup and delivery to disposal outlets, and the related cost of providing union benefits to those drivers. In addition, this item includes wages and benefits paid to laborers at our rock crushing facility in our Materials segment and to laborers at Casie Group. Direct labor costs increased by $0.8 million in the first quarter of 2008 as compared to the first quarter of 2007, representing 12.4% and 9.7% of our revenues, respectively. The increase was primarily attributed to the addition of Casie Group in our 2008 results of operations, which added $1.5 million of costs. This increase was offset by a $0.2 million decrease in union benefits expense as a result of the decrease in union labor used in our operations at Juda. Union benefits represented 0.4% and 3.0% as a percentage of our revenues for the three months ended March 31, 2008 and 2007, respectively. We plan to continue to utilize subcontracted third parties, instead of internal labor and unionized employees, for the majority of our trucking needs in the future, and as a result, we anticipate that labor and union costs will continue to remain low as a percentage of revenues.
Repairs and maintenance — reflects the costs we incur to maintain the equipment used in our operations within the Materials and Treatment and Recycling segments and our fleet of company-owned trucks. Repairs and maintenance costs increased by $0.4 million, or 174%, from the first quarter of 2007 to the first quarter of 2008. This increase reflects the expenses incurred in improving the operating effectiveness of equipment used in the Treatment and Recycling and Materials segments and approximately $126,000 spent during the first quarter of 2008 to bring our TDU system up to nominal operating condition. This increase was offset by a decrease in repairs and maintenance within the Transportation and Disposal segment due to the subleasing of Juda’s trucks in 2008 as compared to using the trucks in our operations in 2007. Based upon the current age and condition of our machinery and equipment, we believe that future repair and maintenance costs will continue to be stable.
Fuel — Fluctuations in the cost of fuel also directly impact our cost of revenues through the cost of transporting soils and construction materials, subcontractor costs, and costs associated with our Treatment and Recycling segment, where fuel is used to operate large pieces of machinery essential to the recycling process. Costs for fuel increased by $0.3 million, or 116%, from the three months ended March 31, 2007 to the three months ended March 31, 2008. The addition of Casie Group in March 2007 added $0.4 million of fuel costs, which was offset by a decrease of approximately $0.2 million at Juda resulting from the outsourcing of trucking in the first quarter of 2008. We also implement a fuel surcharge as a component of our various customer agreements, which permits us to pass along a portion of increases in fuel costs to our customers.
Depreciation and amortization — consists of the depreciation and amortization of assets used directly in our revenue-producing activities, including primarily buildings, equipment, machinery and trucks. Depreciation and amortization increased by $0.3 million from the quarter ended March 31, 2007 to the quarter ended March 31, 2008. This increase of 130.8% was primarily attributed to the acquisition of Casie Group, which added approximately $0.4 million of depreciation and amortization expense for the three months ended March 31, 2008, offset by a decrease of approximately $0.1 million in depreciation and amortization expense at Juda as a result of the sale of equipment.
Insurance — represent the cost of insuring the trucks used by the Transportation and Disposal segment as well as general liability and workers compensation insurance. Our insurance costs decreased by approximately $146,000, or 75%, from the first quarter of 2007 compared to the first quarter of 2008. This decrease was primarily caused by discontinuing the trucking operations at Juda in 2008, which resulted in lower automobile insurance costs and workers compensation insurance. The remaining decrease in insurance costs is the result of the implementation of a new comprehensive company-wide insurance plan, which provided cost savings of approximately $125,000.
Analytics and testing — represent the costs of the laboratory and testing for clean and contaminated soils in order to determine the appropriate disposal outlet or treatment methodology and to test soils for compliance with quality assurance standards for transportation to their ultimate location. Our analytics and testing costs increased by $0.2 million, which was attributed to the addition of Casie Group in the first quarter 2008 results. As our volumes increase within the Transportation and Disposal and Treatment and Recycling segments, we anticipate that our costs for analytics and testing will increase as well, unless we can find alternative, lower cost quality assurance programs without increasing risk.

Plant costs — represent the costs associated with running our Treatment and Recycling and Materials facilities, including rent and lease expense for properties and equipment, utilities, and supplies required for operations. Our plant costs increased by approximately $0.6 million during the first quarter of 2008 as a result of the Casie Group acquisition. We expect that our plant costs associated with these facilities will remain at the level consistent with that represented in the first quarter 2008 results.
Other — include expenses for tickets, tolls, fines, permitting costs and other miscellaneous costs that related directly to our revenue production. Other direct expenses decreased by approximately $50,000, or 11.6%, as a result of discontinuing operating our company trucks at Juda, which reduced the costs for tickets and tolls. This decrease was in turn offset by additional costs incurred as a result of the Casie Group acquisition.
Operating Expenses
Our operating expenses include:
•	salaries and related expenses (other than direct labor costs and union benefits described above);

•	occupancy and other office expenses;

•	professional fees;

•	insurance;

•	depreciation and amortization (other than amounts included as a component of cost of revenues as described above);

•	gain recognized on our sale of certain equipment; and

•	other miscellaneous operating expenses.
The following table summarizes the primary components of our operating expenses for the three months ended March 31, 2008 and 2007.

	Three Months Ended March 31,		Period to Period Change
(unaudited) (in thousands)	2008	2007	Amount	Percentage
Salaries and related expenses	$1,248	$564	$684	121.1%
Occupancy and other office expenses	292	181	111	61.0%
Professional fees	506	239	267	111.5%
Other operating expenses	502	212	290	136.9%
Insurance	243	109	134	123.4%
Depreciation and amortization	116	53	63	123.4%
Gain on sale of equipment	(253)	—	(253)	*

Total operating expenses	$2,654	$1,358	$1,296	95.4%

*	Not meaningful.

Operating expenses from Casie Group included in the table above for the three months ended March 31, 2008 were as follows:

Three Months Ended
March 31, 2008
(in thousands)	(unaudited)
Salaries and related expenses	$441
Occupancy and other office expenses	100
Professional fees	76
Other operating expenses	140
Insurance	127
Depreciation and amortization	7

Total operating expenses	$891

Salaries and related expenses represented approximately 47% of our total operating expenses for the three months ended March 31, 2008 and were driven primarily by our overall headcount and compensation structure. Our costs associated with salaries and other office expenses increased by $0.7 million, or 121%, of which $0.4 million was attributed to the inclusion of Casie Group’s operating results for the quarter ended March 31, 2008. The remainder of the increase resulted from additional accounting and administrative personnel at our corporate location as well as at our segment locations.
As we continue to grow our business through future acquisitions, we expect our headcount and thus our related expenses to increase accordingly. We maintain employment agreements with many of our officers and key employees, many of which provide for fixed salaries, annual increases in base salary, bonuses and other forms of compensation. In June 2008, we entered into employment agreements with two of our executive officers, which will provide them with increases in base salary and other benefits compared to 2007. A number of our employment arrangements include compensation tied to metrics of our operating performance, such as pre-tax income or EBITDA. Furthermore, in the second quarter of 2007, our board of directors adopted our incentive plan, which allows us to issue awards of options and shares of restricted stock to our employees, non-employee directors and certain consultants and advisors, for which we will be required to recognize as compensation expense the fair value of these awards over the associated service period. We also pay monthly commission expenses to our sales representatives operating in our Transportation and Disposal and Materials segments, based upon a percentage of overall sales volume, with additional incentives if certain sales thresholds are crossed. As a result, we anticipate that, over time, our salaries and related expenses will increase in terms of absolute dollars and, likely, as a percentage of total operating expenses.
Occupancy and other office expenses represent our costs associated with the rental of our office space and other facilities, temporary labor, dues and subscriptions, postage and other office expenses. Rent includes the cost of leasing our principal executive offices in Trevose, Pennsylvania and additional properties and facilities in New York, New Jersey and Connecticut to support our operations. Occupancy and other office expenses increased by $111,000, or 61.0%, from the first quarter of 2007 as compared to the first quarter of 2008, of which approximately $100,000 was attributed to the addition of Casie Group in 2008. We also added an additional office location due to the start-up of PEI Disposal Group in December 2007, which added additional rental expenses. We anticipate incurring additional costs associated with the leasing of new facilities as we grow geographically and acquire additional facilities in those locations. As a result, we expect our rent and related expenses to also increase in future periods.
In the first three months of 2007 and 2008, our professional fees consisted primarily of:
•	consulting fees paid for sales, consulting and marketing assistance, which were eliminated as of September 2007;

•	audit and accounting fees related to the audit of our consolidated financial statements;

•	legal costs associated with litigation;

•	legal and other fees incurred in connection with our acquisitions; and

•	fees paid to third parties and regulatory agencies to monitor safety and compliance with respect to certain of our operations.
Our professional fees increased by $0.3 million, or 112.0%, for the quarter ended March 31, 2008 as compared to the first quarter of 2007, which is result of additional legal costs incurred in relation to litigation surrounding the startup of PEI Disposal and audit fees associated with the December 2007 year-end audit. For the rest of 2008 and likely into 2009, we anticipate that our legal, auditing, accounting and other professional fees will increase substantially as we transition to becoming an SEC reporting company. We will incur additional accounting and professional fees in order to comply with SOX, including the requirement to implement and maintain disclosure controls and procedures and internal control over financial reporting, and to have our auditors audit our internal control over financial reporting. As we continue to grow by acquisition, the amount of legal and other professional fees for each transaction will increase as a result of our status as an SEC reporting company subject to SOX.
We maintain various policies for worker’s compensation, health, disability, umbrella, pollution, product liability, general commercial liability, title and director’s and officer’s liability insurance. Our insurance costs increased by approximately $134,000, or 123.4%, of which Casie Group accounted for approximately $127,000. We renegotiated our insurance coverage company-wide in August 2007, which decreased our insurance premiums for the three months ended March 31, 2007 as compared to the same period in 2008. However, we believe that these cost savings will be offset, in whole or in part, by the increased cost of director’s and officer’s liability insurance coverage as we transition to becoming a public reporting company.
For the three months ended March 31, 2008, we had approximately $0.3 million of gain from the disposal of certain fixed assets at Juda and PE Materials. In January 2008, we sold trucks and equipment having a net carrying value of approximately $0.3 million prior to disposition for approximately $0.6 million. This equipment was no longer needed as a result of the strategic initiative at Juda, whereby we have begun to outsource its trucking operations instead of using our owned vehicles.
Other operating expenses consist of general and administrative costs such as travel and entertainment, bank service fees, advertising and other office and miscellaneous expenses. Other operating expenses increased by $0.3 million, or 137%, in the first quarter of 2008, of which approximately $140,000 resulted from the Casie group acquisition. The remainder of this increase was attributable to the overall increase in our size and additional personnel. We anticipate that in future periods, other operating expenses will continue to grow on a basis comparable to our increase in revenues.
Income (Loss) from Operations
The following table sets forth our income (loss) from operations by reportable segment for the three months ended March 31, 2008 and 2007.

	Three Months Ended March 31,		Period to Period Change
(unaudited) (in thousands)	2008	2007	Amount	Percentage
Transportation and Disposal	$1,369	$820	$549	67.0%
Treatment and Recycling	(427)	—	(427)	*
Environmental Services	(27)	(24)	(3)	(12.5%)
Materials	(427)	(1)	(426)	*
Corporate and Other	(885)	(304)	(581)	(190.8%)

Total	$(397)	$491	$(888)	(180.9%)

*	Not meaningful.
The increase in income from operations reflects a 67.0% increase in the Transportation and Disposal segment, offset by decreases in the Environmental Services and Materials segments. The Treatment and Recycling segment was not present during the three months ended March 31, 2007, and contributed a loss of $0.4 million in the first quarter of 2008.

The increase in income from operations within the Transportation and Disposal segment is due in large part to an increased gross profit margin (excluding intercompany transactions) of approximately 36.4% as compared to approximately 18.6% for the three months ended March 31, 2008 and 2007, respectively. This increase in gross profit margin is due primarily to revised pricing strategy with our customers, which allows us to use a bundled pricing approach with higher average prices as compared to separate pricing for each outlet. In December 2007, we also formed a new company, PEI Disposal Group, which operates in the Transportation and Disposal segment and which contributed approximately $184,000 of income from operations for the three months ended March 31, 2008. Our loss from operations at Juda also decreased by approximately $26,000 for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007, as a result of our strategic change in operations to outsource the trucking costs of our disposal operations instead of using our owned and operated vehicles.
Loss from operations within the Environmental Services segment was approximately $27,000 for the three months ended March 31, 2008 as compared to approximately $24,000 for the three months ended March 31, 2007. The loss from operations during both periods was primarily attributable to a lack of new business resulting from the continued development of our environmental services marketing team. We expect that our operating results for the Environmental Services segment will begin to improve in the third and fourth quarters of 2008 by commencing operations at our initial Brownfield property coupled with additional transportation and disposal brokerage services.
Loss from operations attributed to the Materials segment increased by approximately $427,000, from approximately $1,000 for the three months ended March 31, 2007 to approximately $428,000 for the three months ended March 31, 2008. The increase in loss from operations in this segment resulted primarily from losses incurred during the start-up of our second rock crushing facility in Lyndhurst, New Jersey during the three months ended March 31, 2008. We incurred additional start-up costs, coupled with reduced sales due to inclement weather and equipment repairs and downtime, which we do not expect to reoccur in subsequent periods. We expect to improve upon the Materials segment results beginning in the third quarter of 2008 as we have obtained a new rock crusher to be installed at a location yet to be determined, which we anticipate will be closer to our sources and customers of our Materials products. We are in discussions with the owner of the North Bergen rock crushing facility regarding a renewal of our operating agreement with respect to that facility, which we anticipate will also have a positive impact on our Materials segment results. We believe that the demand for recycled stone products remains high and is expected to remain so for the remainder of 2008.
Our Treatment and Recycling segment was formed as a result of the Casie Group acquisition on March 30, 2007. For the three months ended March 31, 2008, the Treatment and Recycling segment had a loss from operations of $0.4 million, which resulted from the operational difficulties related to the installation of a new liner and extensive repairs on the TDU system, coupled with the seasonality of this business. Traditionally, this segment is slow during the first three months of the fiscal year. We expect that as the volume of incoming materials increases, our loss from operations attributable to the Treatment and Recycling segment will also improve.
The loss from operations attributed to the Corporate and Other segment increased by approximately $0.6 million for the three months ended March 31, 2008 as compared to the three months ended March 31, 2007. This increase in loss from operations is due to increased operating expenses at our corporate headquarters resulting primarily from:
•	additional salary costs of approximately $113,000 for our directors and officers during the three months ended March 31, 2008;

•	additional accounting and administrative staff costs of approximately $78,000;

•	increased legal and professional fees of approximately $0.3 million; and

•	incremental overhead costs associated with our overall growth.

Interest Income and Expense
Interest expense, net of interest income earned on our short-term deposits of excess operating cash, was $0.3 million and approximately $91,000 for the three months ended March 31, 2008 and 2007, respectively. The increase in interest expense is due to approximately:
•	$40,000 of additional interest expense incurred on our revolving line of credit at Corporate and Other as a result of an increase in our working capital requirements;

•	approximately $90,000 of additional interest expense incurred in relation to our Series B preferred stock offering; and

•	approximately $122,000 of interest expense incurred for debt and other financing arrangements within Casie Group.
These increases in interest expense were offset by a decrease in the interest rate from 8.25% at March 31, 2007 to 5.25% at March 31, 2008 under our revolving line of credit. We anticipate that the annual interest cost associated with our Series B preferred stock will be approximately $0.9 million. The interest expense incurred in relation to our revolving lines of credit will fluctuate based upon our working capital requirements from the Transportation and Disposal segment and Materials segment, as well as changes in the prevailing interest rates.
Provision for (Benefit From) Income Taxes
For the three months ended March 31, 2007, we recognized a provision for income taxes of approximately $174,000, while for the three months ended March 31, 2008, we recognized a benefit from income taxes of approximately $299,000. This period-to-period change was primarily attributed to the decrease in our pre-tax income, as well as a decrease of 2.0% in our effective income tax rate from 43.5% for the quarter ended March 31, 2007 to 41.5% for the quarter ended March 31, 2008. We anticipate that our effective income tax rate for the full calendar year of 2008 will be approximately 42%.

Results of Operations — Year Ended December 31, 2007 Compared to Year Ended December 31, 2006
The following table presents, for the periods indicated, a summary of our consolidated statement of operations information.

	Year Ended December 31,
(in thousands, except share and per share data)	2007	2006
Revenues	$59,399	$22,226
Cost of revenues	46,149	18,493

Gross profit	13,250	3,733

Operating expenses:
Salaries and related expenses	4,450	1,521
Occupancy and other office expenses	1,350	408
Professional fees	1,000	478
Other operating expenses	903	707
Insurance	861	212
Depreciation and amortization	326	174

Total operating expenses	8,890	3,501

Income from operations	4,359	232

Interest expense, net	(933)	(261)
Income from equity investment	90	—
Other expenses	77	(312)

Income (loss) before provision for (benefit from) income taxes	3,593	(341)

Provision for (benefit from) income taxes	1,564	(40)

Net income (loss)	2,029	(301)
Less preferred stock dividends	75	—

Net income (loss) available for common stockholders	$1,954	(301)

Net income (loss) available for common stockholders per share (basic)	$0.12	$(0.02)

Net income (loss) available for common stockholders per share (diluted)	$0.12	$(0.02)

Weighted average shares of common stock outstanding during the period (basic)	16,428,969	13,924,203
Weighted average shares of common stock outstanding during the period (diluted)	16,662,029	13,924,203
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$6,915	$769
For a discussion of our use of EBITDA in the table above, see “ — Results of Operations - Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007.” The use of EBITDA as a measure of our financial performance has limitations and should not be considered in isolation from or as an alternative to GAAP measures such as net income (loss) and income from operations, or as a measure of profitability or liquidity. The following table sets forth the reconciliation of EBITDA, a non-GAAP financial measure, to GAAP net income (loss), our most directly comparable financial measure presented in accordance with GAAP.

	Year Ended December 31,
(in thousands)	2007	2006
EBITDA	$6,915	$769
Depreciation and amortization, including $2,154 and $675 of depreciation and amortization classified as a component of cost of revenues	2,477	849
Interest expense, net	933	261
Gain on extinguishment of convertible debt	(88)	—
Provision for (benefit from) income taxes	1,564	(40)

Net income (loss)	$2,029	$(301)

Revenues
The following table sets forth information regarding our revenues by segment, excluding intercompany revenues, for the years ended December 31, 2007 and 2006.

	Year Ended December 31,
	2007		2006
(in thousands)	Amount	% of Revenues	Amount	% of Revenues
Transportation and Disposal	$41,026	69.1%	$21,674	97.5%
Treatment and Recycling	14,819	24.9%	—	—
Environmental Services	1,842	3.1%	184	0.8%
Materials	1,712	2.9%	368	1.7%

Total	$59,399	100.0%	$22,226	100.0%

Revenues increased by $37.2 million, or 167.3%, from $22.2 million for the year ended December 31, 2006 to $59.4 million for the year ended December 31, 2007. The revenue increase includes $14.8 million attributed to the Casie Group acquisition in March 2007 and $223,799 of revenues attributed to the start-up of PEI Disposal Group in December 2007.
Revenues in both periods were driven primarily by demand for our Transportation and Disposal services through three large customers during the years ended December 31, 2007 and 2006. One particular project totaled $14.1 million, of which $11.9 million was completed in the year ended December 31, 2007 and $2.2 million was in the year ended December 31, 2006. Of our Transportation and Disposal revenues, approximately 74% in 2007 and 70% in 2006 were generated primarily through two customers, each of which operate large construction projects in the New York City metropolitan area. There are several large projects available to be won in 2008, but we have no assurance that we will be successful in obtaining any of these future contracts. We also anticipate the emergence of PEI Disposal Group as a major contributor of additional revenues in 2008 and subsequent periods. We believe that the market for rehabilitation and construction projects in this area is and will continue to be strong for the next several years.
While the mix of revenues among segments was still weighted significantly in favor of the Transportation and Disposal segment, our revenues for the year ended December 31, 2007 reflected our March 2007 acquisition of Casie Group, which now forms the nucleus of our Treatment and Recycling segment. Casie Group’s revenues for the nine months ended December 31, 2007 were derived primarily from its soil treatment and oil recycling operations, which contributed $5.7 million and $9.1 million of revenues, respectively. As of December 31, 2007, we have advanced approximately $7.2 million to Casie Group for equipment, capital improvements and working capital needs, which we expect will enhance efficiency of the Casie Group’s operations and thereby translate into increased revenues for our Treatment and Recycling segment.
Revenues also reflect increases in our Materials and Environmental Services segments resulting from the startup of PE Materials’ rock crushing operations in October 2006, our leasing and operation of a second rock crushing facility in October 2007, and the commencement of PE Environmental’s operations in November 2006. Our revenues from the Materials segment increased by approximately $1.3 million from the year ended December 31, 2006 as compared to the year ended December 31, 2007. We expect that revenues for the Materials segment will increase as we increase the volume of materials processed at our existing rock crushing and material recycling facility through our continued internal sales and marketing efforts to increase the number of PE Materials customers and through implementing various pricing initiatives. We are also in the process of locating a site upon which to house a higher capacity rock crushing unit that we have already acquired.
PE Environmental’s revenues increased by approximately $1.7 million for the year ended December 31, 2006 as compared to the year ended December 31, 2007. This increase results from having a full year of operating results in 2007 as compared to one month in 2006. We expect that revenues derived from the PE Environmental segment will increase in 2008 with the addition of brokerage and disposal services as well as having our initial Brownfield site operational and ready to accept soils and other material.
We also expect to generate additional revenues in the second quarter and thereafter in 2008 in our new Concrete Fibers segment as a result of our acquisition of Nycon and our rollout of the Nycon-G™ line of “green” concrete reinforcement fibers in May 2008.

The table above does not reflect intercompany revenues of $13.4 million and $7.9 million for the years ended December 31, 2007 and 2006, respectively, which revenues were eliminated from our consolidated statements of operations. Intercompany revenues primarily consist of services one reporting segment provides to itself or another segment. We generally reflect these services at their current market value when rendered. Intercompany revenues, by segment, for the years ended December 31, 2007 and 2006 were as follows:

	Intercompany Revenues
	Year Ended December 31,
	2007		2006
		% of		% of
		Intercompany		Intercompany
(in thousands)	Amount	Revenues	Amount	Revenues
Transportation and Disposal	$8,971	67.1%	$7,608	96.8%
Treatment and Recycling	3,764	28.2%	—	—
Environmental Services	31	0.2%	—	—
Materials	601	4.5%	247	3.2%

Total	$13,367	100.0%	$7,855	100.0%

Our intercompany revenues largely reflect our use of Transportation and Disposal services internally for our mine reclamation activities and the shipment of wastes to our Treatment and Recycling segment facilities. We expect that intercompany revenues will increase as we begin to rehabilitate our existing Brownfield site and acquire additional sites for development. However, the intercompany revenues attributable to the Transportation and Disposal segment will decrease as a result of the shifting of trucking responsibilities to third party subcontractors.
Cost of Revenues
The following table sets forth information regarding our cost of revenues, excluding intercompany costs, by segment for the years ended December 31, 2007 and 2006.

	Cost of Revenues — By Segment
	Year Ended December 31,
	2007		2006
		% of		% of
(in thousands)	Amount	Revenues	Amount	Revenues
Transportation and Disposal	$27,910	47.0%	$17,814	80.1%
Treatment and Recycling	14,492	24.4%	—	—
Environmental Services	1,411	2.4%	77	0.3%
Materials	2,336	3.9%	602	2.7%

Total	46,149	77.7%	$18,493	83.2%

Cost of revenues increased by $27.7 million, or 150%, from $18.5 million for the year ended December 31, 2006 to $46.1 million for the year ended December 31, 2007. Cost of revenues increased significantly from year to year as we expanded our operations and increased our revenues. However, our cost of revenues as a percentage of revenues decreased from 83.2% for the year ended December 31, 2006 to 77.7% for the year ended December 31, 2007, resulting in improvement in our gross margins from 16.8% in 2006 to 22.3% in 2007. This improvement in gross margin was attributed primarily to our ability to operate more efficiently by matching our customers’ waste types with an appropriate and cost-effective disposal outlet. The increase in cost of revenues within the Transportation and Disposal segment was the result of costs attributed to one large project in 2006 and 2007 which contributed $1.5 million and $9.3 million of costs for the years ended December 31, 2006 and 2007, respectively.

We plan to continue to decrease cost of revenues to improve our gross margins by:
•	growing our Transportation and Disposal segment and increasing the number of disposal outlets accessible to us, which allows us to decrease the distance between the outlets and our sources of soils and wastes and thereby lessen our cost structure;

•	identifying and utilizing a new transfer station in 2008, which we believe will reduce our subcontracting costs as we can eliminate higher costs related to non-union drivers to collect soils from this transfer station to the final disposal outlet; and

•	decreasing our direct costs within the Treatment and Recycling segment through cost-cutting initiatives, including by decreasing our headcount and related expenses.
For at least 2008, we expect to continue to operate at gross margins ranging from 15% to 25% on a consolidated basis. These estimates are based on our current expectation of costs of labor and transportation costs. Our ability to achieve our estimated gross margins in future periods may be impacted by, among other things, fuel prices that rise faster than anticipated and increases in disposal costs arising from a reduction in the disposal facilities’ capacity or additional restrictions that may be placed on the types or amounts of waste they may accept. We anticipate that Nycon will contribute additional gross margins of approximately 25% in 2008.
The table above does not reflect intercompany cost of revenues of $14.4 million and $7.9 million for the years ended December 31, 2007 and 2006, respectively, which revenues were eliminated from our consolidated statements of operations. Intercompany cost of revenues reflect the cost of providing services that one reporting segment provides to support its internal operations or that of another segment. We generally reflect these costs at their current market value when rendered.
The following table sets forth information regarding our cost of revenues by cost item for the years ended December 31, 2007 and 2006.

	Cost of Revenues — By Cost Item
	Year Ended December 31,
	2007		2006
		% of		% of
(in thousands)	Amount	Revenues	Amount	Revenues
Transportation and disposal	$13,029	21.9%	$5,176	23.3%
Subcontractors	12,305	20.7%	4,377	19.7%
Direct labor	8,716	14.7%	3,113	14.0%
Union benefits	1,772	3.0%	1,443	6.5%
Repairs and maintenance	1,907	3.2%	961	4.3%
Fuel	1,950	3.3%	828	3.7%
Depreciation and amortization	2,072	3.5%	675	3.0%
Insurance	804	1.3%	683	3.1%
Analytics and testing	764	1.3%	155	0.7%
Plant costs	1,201	2.0%	265	1.2%
Others	1,628	2.7%	816	3.7%

Total	$46,149	77.7%	$18,493	83.2%

Cost of revenues from Casie Group included in the table above for the year ended December 31, 2007, was as follows:

Casie Group
Cost of Revenues
Year Ended
(in thousands)	December 31, 2007
Transportation and disposal	$3,397
Subcontractors	2,994
Direct labor	3,744
Union and employee benefits	119
Repairs and maintenance	862
Fuel	1,886
Depreciation and amortization	1,054
Insurance	—
Analytics and testing	534
Plant costs	1,009
Other	173

Total	$14,770

Transportation and disposal — consists primarily of tipping fees to dispose of clean and contaminated soils to various outlets in our service areas. For the years ended December 31, 2007 and 2006, these costs comprised 21.9% and 23.3%, respectively, of our revenues and 28.2% and 28.0%, respectively, of our cost of revenues. The increase of $5.2 million in 2007 was primarily attributed to Casie Group, which added $3.4 million in costs and a large disposal job in New York City in 2007. Depending on the type of waste, we attempt to lessen the cost of delivery and disposal to our customers. For example, we try to locate disposal outlets that charge lower overall tipping fees, negotiate lower tipping fees based upon total volume of waste hauled and select disposal outlets, and, where possible, choose facilities that are closest to the pickup locations. Costs at these disposal outlets were driven by permit requirements, soil characteristics, market demand, proximity to the pickup point and capacities of competitors.
Subcontractors — consist of third party trucking costs to pick up clean and contaminated soils from our customers and deliver them to the most appropriate disposal outlet. Subcontracting costs increased by $7.9 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. The acquisition of Casie Group in March 2007 accounted for approximately $3.0 million of this increase. The remainder of the increase was due to higher volumes of materials shipped by our Transportation and Disposal segment. Subcontracting costs are affected by the cost of fuel and other transportation costs, and therefore could be negatively impacted during the remainder of 2008 as fuel prices are expected to continue to rise at least in the short-term. In November 2007, we began to subcontract the majority of our trucking within the Transportation and Disposal segment to third parties as opposed to using internal resources from Juda in the prior year. We believe that this initiative will enable us to reduce our overall cost of revenues by reducing the amount spent on insurance, repairs and maintenance and union costs.
Direct labor and union benefits — consists primarily of union wages for our drivers at Juda who operate our owned trucks for soil pickup and delivery to disposal outlets, and the related cost of providing union benefits to those drivers, wages and benefits paid to laborers at the two rock crushing facilities we operated in our Materials segment in 2007 and to laborers at Casie Group. Direct labor costs increased by $5.6 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006, representing 14.7% and 14.0% of our revenues, respectively. The increase was primarily attributed to the addition of Casie Group included in the 2007 results from the date of acquisition on March 30, 2007 through December 31, 2007, which added an additional $3.8 million in costs to the 2007 results. The remaining increase in direct labor is the result of increased revenue and operations. We also had an increase in costs relating to union benefits of $0.3 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The increase in union benefits was due to the higher volumes of trucking performed at Juda in the first three quarters of 2007. However, during the last quarter of the year, we began to outsource our trucking costs to third parties. Therefore, we anticipate that the union costs should begin to decrease as a percentage of revenues in subsequent periods.
Repairs and maintenance — reflects the cost we incur to maintain the equipment used in our operations within the Materials and Treatment and Recycling segments and our fleet of company-owned trucks. Repairs and maintenance costs increased by $0.9 million, or 98.4%, from the year ended December 31, 2006 to the year ended December 31, 2007. The acquisition of Casie Group within the Treatment and Recycling segment added an additional $0.9 million of repairs and maintenance costs necessary to improve the working condition of machinery and equipment acquired in the transaction. Based upon the current age and condition of our machinery and equipment at Casie Group, we believe that we will continue to incur similar costs based on existing processing levels.

Fuel — Fluctuations in the cost of fuel also directly impact our cost of revenues through the cost of transporting soils and construction materials, subcontractor costs, and costs associated with our Treatment and Recycling segment, where fuel is used to operate large pieces of machinery that are essential to the recycling process. Costs for fuel increased by $1.1 million, or 136%, from the year ended December 31, 2006 to the year ended December 31, 2007. The addition of Casie Group in March 2007 added approximately $1.5 million of fuel costs, offset by a decrease as a result of our change in business strategy within that segment.
Depreciation and amortization — consists of the depreciation and amortization of assets used directly in our revenue producing activities, primarily buildings, equipment, machinery and trucks. Depreciation and amortization expense increased by $1.4 million from the year ended December 31, 2006 as compared to the year ended December 31, 2007. This increase was primarily attributed to the fixed assets we acquired from Casie Group, which added approximately $1.1 million of depreciation and amortization expense for the year ended December 31, 2007, with the remainder being the result of additional equipment purchases within PE Materials and Juda. Most of this increase was attributed to the increase to the cost basis of our fixed assets as a result of purchase price adjustments made in connection with our acquisition of Casie Group.
Insurance — represents the cost of insuring the trucks used by the Transportation and Disposal segment as well as general liability and workers compensation insurance. Our insurance costs increased by approximately $129,000, or 18.8%, from the year ended December 31, 2007 compared to the year ended December 31, 2006. This increase was primarily the result of additional expense for workers’ compensation insurance, which was fueled by increased revenues in 2007. We expect our insurance costs to decrease in 2008 based on our economies of scale, offset by increased costs due to acquisitions and business startups.
Analytics and testing — represent the costs of the laboratory and testing for clean and contaminated soils in order to determine the appropriate disposal outlet or treatment methodology. Our analytics and testing costs increased by $0.6 million, which was attributed primarily to the addition of Casie Group, which added approximately $0.5 million to the 2007 results. The remainder of the increase was attributed to increased soil analytical costs within Transportation and Disposal as a result of an overall increase in volume. As our volumes increase within the Transportation and Disposal and Treatment and Recycling segments, we anticipate that our costs for analytics and testing will increase as well, unless we can change quality assurance programs without incurring increased risk.
Plant costs — represent the costs associated with running our Treatment and Recycling and Materials facilities, including rent and lease expense for properties and equipment, utilities, and supplies required for operations. Our plant costs increased by approximately $0.9 million during the year ended December 31, 2007 as a result of the Casie Group acquisition, which substantially accounted for the full amount of the fluctuation.
Other — include expenses for tickets, tolls, fines, permitting costs, and other miscellaneous costs which related directly our revenue production. Other direct expenses increased by approximately $0.8 million due in part to the addition of Casie Group in 2007, which represented approximately $173,000 of this increase. The remainder of the increase in direct costs was attributed to the expansion and growth of our other operating segments.

Operating Expenses
Our operating expenses include:
•	salaries and related expenses (other than direct labor costs and union benefits described above);

•	occupancy and other office expenses;

•	professional fees;

•	insurance;

•	depreciation and amortization (other than amounts included as a component of cost of revenues as described above); and

•	other miscellaneous operating expenses.
The following table summarizes the primary components of our operating expenses, for the years ended December 31, 2007 and 2006.

	Operating Expenses — By Cost Item
	Year Ended December 31,		Period to Period Change
(in thousands)	2007	2006	Amount	Percentage
Salaries and related expenses	$4,450	$1,521	$2,929	192.6%
Occupancy and other office expenses	1,350	408	942	230.6%
Professional fees	1,000	478	522	109.2%
Other operating expenses	903	707	196	27.7%
Insurance	861	213	648	305.3%
Depreciation and amortization	326	174	152	87.4%

Total operating expenses	$8,890	$3,501	$5,389	153.9%

Operating expenses from Casie Group included in the table above for the year ended December 31, 2007 were as follows:

Operating Expenses —
Casie Group, By Cost Item
Year Ended
(in thousands)	December 31, 2007
Salaries and related expenses	$944
Occupancy and other office expenses	494
Professional fees	151
Other operating expenses	108
Insurance	604
Depreciation and amortization	16

Total operating expenses	$2,317

Salaries and related expenses represented approximately 50% of our total operating expenses for the year ended December 31, 2007 and were driven primarily by our overall headcount and compensation structure. As we continue to grow our business through future acquisitions, we expect our headcount and related expenses to increase accordingly. We pay monthly commission expenses to our sales representatives operating in our Transportation and Disposal and Materials segments, which commissions are based upon a percentage of overall sales volumes, with additional incentives if certain sales thresholds are crossed. Although we seek to implement commission-based compensation structures that primarily reward significant and sustained sales activities, these commissions will increase in dollar terms as our sales volumes increase.
We also maintain employment agreements with many of our officers and other key employees, many of which provide for fixed salaries, annual increases in base salary, bonuses and other forms of compensation. A number of these employment arrangements also include compensation tied to metrics associated with our operating performance, such as pre-tax income, revenue, income from operations or EBITDA. Furthermore, in the second quarter of 2007, our board of directors adopted our incentive plan, which allows us to issue options and shares of restricted stock to our employees and consultants, and for which we will be required to recognize as compensation expense the fair value of these awards over the associated service period. For the year ended December 31, 2007 we recognized approximately $132,000 in compensation expense for restricted stock awards under this plan. As a result, we anticipate that, over time, our salaries and related expenses will increase in terms of absolute dollars and, likely, as a percentage of total operating expenses.

Occupancy and other office expenses represent our costs associated with the rental of our office space and other facilities, temporary labor, dues and subscriptions, travel and entertainment, bank fees, postage and other office expenses. Rent includes the cost of leasing our principal executive offices in Trevose, Pennsylvania and additional properties in New York, New Jersey and Connecticut to support our operations. The acquisition of Casie Group contributed approximately $0.5 million of additional occupancy costs in 2007, with the remainder of the increase being attributed to additional costs from Environmental Services and Materials for additional office space. We anticipate incurring additional costs associated with the leasing of office space as we grow geographically and acquire additional office space in those locations. As a result, we also would expect our office and related expenses to also increase in future periods.
During the years ended December 31, 2007 and 2006, our professional fees consisted primarily of:
•	consulting fees paid for sales, consulting and marketing assistance, which were eliminated as of September 2007;

•	audit and accounting fees related to the audit of our consolidated financial statements;

•	legal costs associated with litigation;

•	legal and other professional fees incurred in connection with our financings and acquisitions; and

•	fees paid to third parties to monitor safety and compliance with respect to certain of our operations.
Our professional fees increased by approximately $0.5 million as a result of additional legal costs incurred as a result of the Soil Disposal Group asset purchase and ongoing legal disputes. For the rest of 2008 and foreseeably into 2009, we anticipate that our legal, auditing, accounting and other professional fees will increase substantially as we transition to becoming an SEC reporting company. We will incur additional accounting and professional fees to comply with SOX, including the requirement to implement and maintain disclosure controls and procedures and internal control over financial reporting, and to have our auditors issue an audit report on our internal control over financial reporting. As we continue to grow by acquisition, the amount of legal and other professional fees for each transaction will increase as a result of our status as an SEC reporting company subject to SOX.
We maintain various policies for workers compensation, health, disability, umbrella, pollution, general commercial liability, title, and director’s and officer’s liability insurance. We renegotiated our insurance coverage company-wide in August 2007, which decreased our insurance premiums by approximately $0.5 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. However, we believe that these cost savings will be offset, in whole or in part, by the increased cost of director’s and officer’s liability insurance coverage as we transition to becoming a public reporting company.
Other operating expenses, which are comprised primarily of general and administrative costs such as travel and entertainment, bank service fees, advertising and other office and miscellaneous expenses increased by approximately $196,000 during the year ended December 31, 2007 from the prior year ended December 31, 2006. This increase was primarily attributable to the addition of Casie Group in 2007, which added approximately $107,000 in other operating expenses. As we continue to grow and acquire new entities, we anticipate that our other operating expenses will increase in a similar manner.

Income from Operations
The following table sets forth our income from operations by reportable segment for the year ended December 31, 2007 and 2006.

	Year Ended December 31,		Period to Period Change
(in thousands)	2007	2006	Amount	Percentage
Transportation and Disposal	$5,509	$1,611	$3,898	241.9%
Treatment and Recycling	1,760	—	1,760	*
Environmental Services	(140)	(5)	(135)	*
Materials	(527)	(306)	(221)	(72.3)%
Corporate and Other	(2,243)	(1,067)	(1,176)	(110.2)%

Total	$4,359	$233	$4,126	*

*	Not meaningful.
The increase in income from operations reflects a 241.9% increase in the Transportation and Disposal segment, and decreases in the Environmental Services segment and the Materials segment. The Treatment and Recycling segment was not present during the year ended December 31, 2006, and contributed income from operations of approximately $1.8 million for the year ended December 31, 2007.
The increase in income from operations within the Transportation and Disposal segment is due in large part to an increased gross profit margin of approximately 32% for the year ended December 31, 2007 as compared to approximately 18% for the year ended December 31, 2006. This increase in gross profit margin is due primarily to a large transportation and disposal project in New York City, which contributed $11.9 million in revenues for the year ended December 31, 2007. In 2007, we also began to utilize a revised pricing strategy with our customers, which strategy allows us to use a bundled pricing approach with higher average prices as compared to separate pricing for each outlet. In December 2007, we also formed a new company, PEI Disposal Group, which operates in the Transportation and Disposal segment, and these new operations contributed approximately $32,000 of income from operations for the year ended December 31, 2007. Our loss from operations at Juda also decreased by approximately $142,000 for the year ended December 31, 2007 as compared to the year ended December 31, 2006, as a result of a strategic change in operations whereby we began outsourcing the trucking costs of our disposal operations instead of using our own vehicles.
Loss from operations within the Environmental Services segment was approximately $140,000 for the year ended December 31, 2007 as compared to a loss of approximately $5,000 for the year ended December 31, 2006. The loss from operations occurred as we began to develop our operations in this segment, including our marketing capabilities, following our acquisition of Terrasyn in November 2006. We expect that our operating results for the Environmental Services segment will begin to improve in the third and fourth quarters of 2008 with the beginning of operations at the our Brownfield site coupled with additional transportation and disposal brokerage services and increased focus on our consulting business.
Loss from operations attributed to the Materials segment increased by approximately $0.2 million, from a loss of $0.3 million for the year ended December 31, 2006, to a loss of approximately $0.5 million for the year ended December 31, 2007. The increase in loss from operations attributable to this segment is primarily the result of losses incurred during the start-up of our second rock crushing facility in Lyndhurst, New Jersey, which occurred during the fourth quarter of 2007 and into the first quarter of 2008. We incurred additional start-up costs, coupled with reduced sales due to inclement weather and equipment repairs and downtime, which we do not expect to reoccur in subsequent periods. For the year ended December 31, 2006, we only had three months of loss from operations attributable to our rock crushing operations, which began in October 2006. Prior to October 2006, we had been exploring other strategic opportunities. We expect improvement upon the Materials segment results beginning in the third quarter of 2008 with a new rock crusher in place as we move to a new location to replace our Lyndhurst facility. We are in discussions with the owner of the North Bergen rock crushing facility regarding a renewal of our operating agreement with respect to that facility, which we anticipate will also have a positive impact on our Materials segment results. We believe that the demand for recycled stone product remains high and is expected to be so for the remainder of 2008.
Our Treatment and Recycling segment was formed as a result of the Casie Group acquisition on March 30, 2007. For the nine months ended December 31, 2007, the Treatment and Recycling segment had income from operations of $1.8 million, which is the result of the strong demand and market for our soil treatment operations coupled with high operating margins on our solid and liquid waste recycling. We expect that as the volume of incoming materials increases, our income from operations attributable to the Treatment and Recycling segment will increase.

The loss from operations attributed to the Corporate and Other segment increased by approximately $1.2 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. This increase in loss from operations was due to increased operating expenses at the corporate headquarters, which resulted from additional salary costs for our directors and officers of approximately $0.5 million for the year ended December 31, 2007, additional accounting and administrative staff costs of approximately $0.1 million, increased legal and professional fees of approximately $0.3 million, approximately $132,000 in stock-based compensation expense and incremental overhead costs associated with our overall growth.
Other Income and Expenses
Interest Income and Expense
Interest expense, net of interest income earned on short-term deposits of excess cash received from our private placement offerings, was $0.9 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively. As part of our expansion and growth strategy, we increased our total indebtedness outstanding, excluding accounts payable and other current liabilities, from $4.6 million at December 31, 2006 to $13.9 million at December 31, 2007, which caused our interest expense to increase from period to period.
Income from Equity Investment
On April 30, 2007, we acquired a 50% interest in a joint venture formed to identify and enter into recycling opportunities for spent metal catalysts. We account for this investment under the equity method of accounting. As a result, we recognized in 2007 income of approximately $90,000 for the year ended December 31, 2007, which represented 50% of the joint venture’s income earned from April 30, 2007 through December 31, 2007. No equity investment income was recognized in 2006 because we did not have any equity investments until we completed this joint venture transaction.
Provision for (Benefit From) Income Taxes
For the year ended December 31, 2006, we had a benefit from income taxes of approximately $40,000, compared to a provision for income taxes for the year ended December 31, 2007 of $1.6 million. The 2007 provision reflects approximately $0.9 million for current federal and state tax expense, arising in significant part from our recognition of $3.6 million of net income before taxes in 2007 compared to a $0.3 million net loss before taxes in 2006. The remaining $0.7 million reflects net deferred tax expense recognized in 2007, as compared to a deferred tax benefit of $0.1 million in 2006. Deferred tax expense represents the future tax consequences attributable to differences between the carrying amount of certain assets and liabilities on our consolidated financial statements and their respective tax bases and carryforwards. Our deferred tax liabilities increased primarily due our acquisitions and associated purchases of property, equipment and permits in 2007.
Liquidity and Capital Resources
Cash and Cash Equivalents
Cash and cash equivalents consist primarily of cash on deposit, and money market accounts. We had approximately $5.9 million, $1.9 million and $2.5 million of cash and cash equivalents on hand at March 31, 2008, December 31, 2007 and December 31, 2006, respectively. We require cash for working capital, capital expenditures, repayment of debt, salaries, commissions and related benefits and other operating expenses, preferred stock dividends and income taxes. We also have needed cash to pay sellers in connection with some of our acquisitions. Our working capital needs have increased, and will continue to increase for the foreseeable future, as we continue to develop and grow our business.

Summary of Cash Flows
The following table summarizes our cash flows for the three months ended March 31, 2008 and 2007, and for the years ended December 31, 2007 and 2006:

	For the Three Months		For the Years Ended
	Ended March 31,		December 31,
(in thousands)	2008	2007	2007	2006
Net cash used in operating activities	$(702)	$(225)	$(1,963)	$(2,155)

Net cash used in investing activities	$(121)	$(3,179)	$(4,077)	$(1,096)

Net cash provided by financing activities	$4,871	$4,748	$5,408	$5,763

Net Cash Used in Operating Activities
The most significant items affecting the comparison of our operating cash flows for the three months ended March 31, 2008 and 2007 are summarized below:
•	Decrease in income from operations — Our income from operations, excluding depreciation and amortization, decreased by $0.2 million, or 40.4%, on a period-to-period basis, which negatively impacted our cash flows from operations for the three months ended March 31, 2008.

•	Decrease in accounts receivable — Sources and (uses) of cash from changes in accounts receivable were approximately $2.0 million and $(2.4) million for the three months ended March 31, 2008 and 2007, respectively. The decrease in accounts receivable at March 31, 2008 is the result of the timing in collections of cash from our larger customers within the Transportation and Disposal segment. The increase in accounts receivable as of March 31, 2007, is the result of two large Transportation and Disposal projects that began in the first quarter of 2007, which increased revenues from period to period.

•	Decrease in prepaid expenses and other current assets — Uses of cash from an increase in prepaid expenses and other current assets were $0.6 million for the three months ended March 31, 2007. This use of cash in the first quarter of 2007 was primarily attributed to prepaid insurance policies in connection with our operations in the Transportation and Disposal segment.

•	Increase in accounts payable — (Uses) and sources of cash for accounts payable were $(0.3) million and $1.4 million for the three months ended March 31, 2008 and 2007 respectively. The increase in accounts payable during the first quarter of 2007 is the result of one large project within the Transportation and Disposal segment as to which we incurred significant costs associated with these revenues. The decrease in accounts payable during the three months ended March 31, 2008 is the result of our use of cash from the Series B preferred stock offering to pay some of our vendors, as well as normal fluctuations due to timing of specific payables.

•	Increase in accrued expenses and other current liabilities — (Uses) and sources of cash for accrued expenses and other current liabilities were $(1.3) million and $0.7 million for the three months ended March 31, 2008 and 2007, respectively. The decrease in accrued expenses and other liabilities during the first quarter of 2008 is primarily the result of the timing of the payment for corporate insurance and a decrease in accrued expenses relating to our Treatment and Recycling segment. The increase in accrued expenses and other current liabilities during the first quarter of 2007 is the result of an increase in our accrued expenses within the Transportation and Disposal segment due to higher volumes coupled with increases at the corporate level.

•	Increase in accrued disposal costs — During the three months ended March 31, 2008, we spent $0.3 million on reducing our accrued disposal costs, which resulted from transporting processed material from our Treatment and Recycling operations.

•	Increase in income taxes payable — (Uses) and sources of cash relating to income taxes payable were $(1.0) million and approximately $174,000 for the three months ended March 31, 2008 and 2007, respectively. The increase in cash used to pay income taxes was the result of having earned taxable income for the year ended December 31, 2007, as compared to being in a net loss position for the year ended December 31, 2006.
The most significant items affecting the comparison of our operating cash flows for the years ended December 31, 2007 and 2006 are summarized below:
•	Improvements in income from operations — Our income from operations, excluding depreciation and amortization, increased by $5.8 million, or 532%, on a year-over-year basis, which positively and significantly affected our cash flows from operations in 2007.

•	Increase in accounts receivable — Uses of cash from increases in accounts receivable were $4.5 million and $3.4 million for the years ended December 31, 2007 and 2006, respectively. The increases in accounts receivable for each of these periods was due in large part to the increased revenues associated with the Transportation and Disposal segment and the timing of the cash receipts on large contracts with our then two largest customers.

•	Increases in prepaid expenses — Uses of cash from increases in prepaid expenses was $1.3 million for 2007 and $46,000 in 2006. The increase in the use of cash for prepaid expenses primarily resulted from increased prepaid expenses at Casie Group for fuel costs and increases in the prepaid workers compensation insurance at Juda.

•	Increase in accrued expenses and other liabilities — Cash flows resulting from increases in accrued expenses and other liabilities were $1.3 million and $0.4 million for the years ended December 31, 2008 and 2007, respectively. The increases in these liabilities were attributed to a $0.7 million insurance-related corporate payable and the addition of Casie Group to our operations in 2007. Casie Group had $1.1 million in accrued expenses and other liabilities resulting from an ongoing sales and use tax audit and a NJ DEP investigation.

•	Decrease in accrued disposal costs — Accrued disposal costs decreased by $3.4 million in 2007 and were largely attributed to cash spent at Casie Group since the acquisition date for the removal and disposal of processed and unprocessed soils.

•	Increase in income taxes payable — For the year ended December 31, 2007, our income taxes payable increased significantly due to an increase in pre-tax income, resulting in a cash inflow of $0.9 million.
Net Cash Used in Investing Activities
Our investing activities for the three months ended March 31, 2008 and 2007 primarily resulted from our strategy of growing our operations by acquiring complementary companies in the environmental services sector. In March 2007, we completed the acquisition of Casie Group, which used approximately $3.1 million in cash during the first quarter of 2007, net of cash received in the transaction. We also spent $0.1 million for new equipment within our Materials, Transportation and Disposal and Environmental Services segments during the three months ended March 31, 2007, as compared to $0.4 million spent on new equipment primarily for use in our operations within the Materials and Treatment and Recycling segments. For the three months ended March 31, 2008, we also received proceeds of $0.6 million from the sale of trucks and equipment that was previously utilized at Juda as part of our Transportation and Disposal segment.

Our cash used in investing activities for the years ended December 31, 2007 and 2006 resulted from approximately $0.3 million in capital expenditures for the acquisitions of PE Environmental, Geo Methods and Bio Methods in November 2006 and $85,000 relating to expenditures for our other 2006 acquisitions, as well as $0.7 million used to purchase additional property and equipment. In 2007, we also invested approximately $4.3 million to acquire Casie Group and additional properties and equipment. In conjunction with the Casie Group acquisition, we assumed $3.2 million of existing debt, of which approximately $2.2 million was long-term debt. This debt consisted of various bank notes payable bearing interest of up to 9.25% per year, which was collateralized by specific equipment and is personally guaranteed by one of the former owners of Casie Group. As of December 31, 2007, the outstanding balance on these loans was approximately $3.5 million. Casie Group also had approximately $3.6 million of subordinated debt owed to its former owner, of which $2.7 million was long-term debt. On November 15, 2007, this subordinated debt was subsequently reduced to $1.0 million as a result of opening balance sheet purchase price adjustments and the conversion of a portion of the debt into our equity. During the year ended December 31, 2007, we spent $115,000 on pending acquisitions that had not yet been finalized. For the year ended December 31, 2007 we also received proceeds of $0.3 million from the sale of machinery and equipment at Juda.
During 2008 and into 2009, we expect to need significant amounts of capital to invest in future business acquisitions and our existing and future operations. See “ — Capital Resources.”
Net Cash Provided by Financing Activities
The most significant items affecting the comparison of our cash flows provided by financing activities for the three months ended March 31, 2008 and 2007 are summarized below:
•	Private placements of securities —

For the three months ended March 31, 2007:
•	We received $3.0 million from an offering of 1,000,000 shares of common stock in March 2007 at a purchase price of $3.00 per share.

•	In March 2007, we received $1.0 million from an offering of 20,000 shares of our Series A preferred stock and related warrants, at a purchase price of $50.00 per share.
For the three months ended March 31, 2008:
•	In March 2008, we received approximately $5.8 million in proceeds, net of financing fees and offering expenses of approximately $0.5 million, from the private placement of 6,300 shares of our Series B preferred stock and a related warrant, at a purchase price of $1,000 per share.
•	We paid $50,000 in dividends relating to our outstanding Series A preferred stock.
•	Other indebtedness — During the three months ended March 31, 2007, we had net borrowings of approximately $1.1 million under our revolving lines of credit as compared to net borrowings of $84,000 for the three months ended March 31, 2008. These borrowings were offset by the repayment of approximately $0.3 million and $0.9 million of long-term debt and notes payable during the three months ended March 31, 2007 and 2008, respectively
The most significant items affecting the comparison of our cash flows provided by financing activities for the years ended December 31, 2007 and 2006 are summarized below:
•	Private placements of securities —
•	In January 2006, we received approximately $1.7 million in proceeds, net of financing fees and offering expenses, from the private placement of in the aggregate 1,700,000 shares of our common stock to investors at a purchase price of $1.00 per share.

•	In September 2006, we received approximately $2.6 million in proceeds, net of financing fees and offering expenses, from the private placement of in the aggregate 1.3 million shares of our common stock to investors at a purchase price of $2.00 per share.

•	In March 2007, we received $3.0 million from an offering of 1,000,000 shares of our common stock at a purchase price of $3.00 per share.

•	In March 2007, we received $1.0 million from an offering of 20,000 shares of our Series A preferred stock and related warrants, at a purchase price of $50.00 per share.
•	Debt financing — During 2006, we sold in a private placement $0.8 million of 9% convertible debentures, which were redeemed in 2007 for approximately $550,000.

•	Equipment refinancing — In November 2007, we received $2.3 million in proceeds from the refinancing of an equipment term loan and equipment notes into a new five-year equipment term loan, and an additional $700,000 in new debt for equipment.

•	Other indebtedness — In each of 2006 and 2007, we borrowed $2.0 million under our revolving lines of credit. Our increase in indebtedness was offset by the repayment of approximately $2.9 million in long-term debt and notes payable.
Capital Resources
We had working capital of $5.3 million, $1.3 million and $4.6 million as of March 31, 2008, December 31, 2007 and December 31, 2006, respectively. Our working capital requirements in 2006, 2007 and the first quarter of 2008 have been funded primarily by the net proceeds from our securities offerings, borrowings under our two revolving lines of credit, the refinancing of other long-term debt, and, with respect to 2007, income from operations. The fluctuations in working capital are primarily due to the timing of cash collections on our outstanding receivables as compared to the timing of payments to our vendors. The increase in working capital between December 31, 2007 and March 31, 2008 is due primarily to our receipt of $5.8 million in net proceeds from our Series B preferred stock offering.
In the past, as noted above, we have been successful in obtaining funding by issuing our common and preferred stock, convertible debentures and related warrants. We also have funding available through our revolving lines of credit and other debt facilities described in more detail below. See “ — Debt Obligations.” We have also used our common stock as currency to complete several of our acquisitions, and we intend to continue to do so where possible and appropriate in order to preserve our cash for future operations and to meet our working capital needs.
We are a holding company with no significant revenue-generating operations of our own, and thus any cash flows from operations are and will be generated by our subsidiaries and investments. Based upon the cash we have on hand, anticipated cash to be received from our operations and the expected availability of funds under our revolving lines of credit, we believe that our sources of liquidity will be sufficient to enable us to meet our cash needs for at least the next 12 months. In addition, we believe that we will continue to meet our financial debt covenants during that period.
Our principal projected cash needs for the remainder of 2008 include the following components:
•	approximately $0.7 million in dividend payments relating to the outstanding Series A and Series B preferred stock;

•	approximately $1.4 million in principal and interest payments relating to our outstanding debt and notes payable;

•	approximately $0.6 million of uncommitted but planned capital expenditures at Casie Group for laboratory construction and liner installation costs; and

•	approximately $0.3 million for working capital at New Nycon.
During 2008 and 2009, we also expect to require significant capital resources for future business acquisitions. For example, we plan to invest approximately $3.0 million in our PE Energy subsidiary once we identify a proper site for our operations. Existing or future environmental regulations could require us to make significant additional capital expenditures and adversely affect our results of operations and cash flow, although, at this time, we are not aware of any present or potential material adverse effects on our results of operations and cash flow arising from environmental laws or proposed legislation.

We continually monitor our actual and forecasted cash position, as well as our liquidity and capital resources, in order to plan for our current cash operating needs and to fund business activities or new opportunities that may arise as a result of changing business conditions. We intend to use our existing cash and cash flows from operations to continue to grow our business, fund potential acquisitions and pay existing obligations and any recurring capital expenditures. Nonetheless, our liquidity and capital position could be adversely affected by:
•	delayed payment or non-payment of receivables on certain material accounts;

•	the loss of any of our major customers;

•	our inability to comply with any of the covenants or restrictions on our indebtedness or the Series B preferred stock;

•	the enactment of new regulatory or environmental laws;

•	our inability to grow our business as we anticipate by acquisition or joint ventures or by forming new subsidiaries;

•	any other changes in the cost structure of our underlying business model; and

•	any of the other risks and uncertainties described in “Item 1A. Risk Factors.”
Also, there can be no assurance that our existing liquidity and capital resources will be sufficient for our existing and proposed future operations and business plans. In such case, we would need to seek additional debt or equity financings or to arrange for alternative sources of temporary or permanent financing to meet our liquidity and capital requirements. Our ability to obtain new financing could be adversely impacted by, among other things, negative changes in our profitability and restricted access to liquidity in the capital markets resulting from overall economic conditions. While we believe that we would be able to raise additional debt or equity capital as the need arises, there can be no assurance that we will be able to do so at a time when it is needed or at all, or that the net proceeds from any such transactions will be sufficient to support our operations or on terms that are favorable or acceptable to us. Any inability to obtain future capital could materially and adversely affect our business and growth plans, our results of operations and our liquidity and financial condition.
Debt Obligations
The following is a summary of our outstanding debt obligations as of March 31, 2008, December 31, 2007 and December 31, 2006.

		December 31,	December 31,
(in thousands)	March 31, 2008	2007	2006
Revolving lines of credit	$6,485	$6,401	$2,004
Notes payable	1,375	1,717	—
Long-term debt	5,195	5,754	1,945
Convertible debt, net of discounts	—	—	638
Mandatorily redeemable preferred stock	4,074	—	—

Total debt	$17,129	$13,872	$4,587

Revolving Lines of Credit
The table below summarizes the credit capacity, maturity and other information regarding our outstanding revolving lines of credit as of March 31, 2008.

						Maturity/
	Maximum		Balance	Interest		Termination
Revolving Line of Credit	Outstanding		Outstanding	Rate		Date
	(in thousands)
Pure Earth, Inc.	$7,500	(1)	$4,096	5.25%	(2)	October 23, 2009
Casie Group	$2,500		$2,389	5.75%	(3)	October 5, 2008

(1)	Subject to reduction for (i) a borrowing base limitation; (ii) outstanding letters of credit; and (iii) a loan reserve. As of March 31, 2008, the borrowing base limitation was approximately $5.5 million, and we had aggregate required loan reserves and outstanding letters of credit of $0.9 million.

(2)	As of March 31, 2008, this line of credit bore interest at the lender’s prime rate.

(3)	As of March 31, 2008, this line of credit bore interest at the lender’s prime rate plus 0.50%.
Our revolving lines of credit are used to fund our working capital needs. The repayment of outstanding borrowings under the Pure Earth revolving line of credit is secured by our eligible accounts receivable and inventories. The Pure Earth revolving line of credit agreement requires us to maintain a minimum quarterly tangible net worth, as defined in the line of credit agreement, of $2.5 million at all times. Except to the extent otherwise permitted by the revolving line of credit agreement, we are also prohibited from making unfinanced capital expenditures of more than $300,000 within any fiscal year. The Pure Earth revolving line of credit agreement also contains certain restrictions and negative and affirmative covenants intended to regulate our level of indebtedness, our ability to pay dividends on and make distributions with respect to our capital stock, and salaries of our employees and consultants. For example, without the prior written consent of the lender (subject to certain exceptions), the Pure Earth line of credit agreement prohibits us from:
•	incurring indebtedness;

•	creating or assuming any liens or security interests with respect to our assets;

•	assuming, guaranteeing or otherwise becoming liable for the obligation of any other person;

•	selling, leasing, assigning, transferring or otherwise disposing of:
•	stock in any subsidiary;

•	all or a substantial part of our assets; or

•	any collateral securing the indebtedness under this revolving line of credit, or any interest in such collateral;
•	making any loans or advances to, or making any investment or acquiring any interest in, any other person;

•	paying cash dividends on, or making any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidences of indebtedness, or making any distribution in respect thereof;

•	merging or consolidating with any person, or permitting any person to merge or consolidate with us, or otherwise acquiring all or substantially all of the assets of another person;

•	amending our certificate of incorporation or bylaws; or

•	effecting any redemption or repurchase right under our preferred stock.

In an event of default under the revolving line of credit, the lender may, by notice to the borrower, terminate the commitment under the revolving line of credit and declare all indebtedness thereunder to be immediately due and payable, or may exercise any or all of its other rights under the revolving line of credit agreement. The Pure Earth revolving line of credit agreement defines “event of default” to include, among other things:
•	default in the payment of any indebtedness under the revolving line of credit as it becomes due and payable;

•	default in the performance, or breach, of any covenant or agreement in the revolving line of credit agreement;

•	an overadvance arises as a result of any reduction in the borrowing base or otherwise on terms not otherwise approved of in advance by the lender in writing;

•	a change of control has occurred, which includes:
•	the acquisition by any person or group acquiring more than 51% of the voting power of all classes of equity interests of any borrower;

•	incumbent directors (as described in the revolving line of credit agreement) fail to constitute a majority of the board of directors of any borrower; or

•	Mr. Alsentzer or Mr. Kopenhaver ceasing to actively manage our day-to-day business activities;
•	a borrower being or becoming insolvent, admitting in writing that it is unable to pay its debts as they mature, making an assignment for the benefit of creditors, applying for receivership or having a receiver appointed, or instituting or having instituted any bankruptcy, insolvency or liquidation proceeding relating to the borrower, or a judgment, writ, warrant of attachment or execution or similar process issued or levied against a substantial part of the borrower’s property;

•	the rendering against us of an arbitration award, final judgment, decree or order for the payment of money the uninsured portion of which is in excess of $150,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

•	a default under any material indebtedness (excluding trade indebtedness) owed to any person other than Wells Fargo, or under any material lease or other contract, and the expiration of the applicable period of grace, if any , specified therein;

•	a breach of the subordination agreement or the making of any payment with respect to indebtedness that has been subordinated pursuant to the subordination agreement;

•	the indictment of any of our officers for a felony offense relating to us under state or federal law, or the indictment of any of our officers for a felony offense unrelated to us, unless that officer has ceased to be an officer or employee of us within five days of such indictment;

•	any event that has a material adverse effect on:
•	the business, operations, results of operations, prospects, assets, liabilities or financial condition of a borrower, taken as a whole;

•	a material adverse effect on a borrower’s ability to perform its obligations under the loan documents; or

•	a material adverse effect upon the ability of the lender to enforce the indebtedness or realize the intended benefits of its security interest;
•	any uninsured claim against a borrower or uninsured threat of litigation which if determined adversely to a borrower would be reasonably likely to cause a borrower to be liable to pay an amount greater than $150,000 or would result in the occurrence of an event described above;
The Casie Group line of credit is secured by substantially all of the assets of the Casie Group companies and is personally guaranteed by Pure Earth and a former owner of the Casie Group companies. The Casie Group line of credit agreement contains certain customary negative and affirmative covenants, and prohibits Casie Group from, among other things:
•	incurring debt or creating liens;

•	assuming, guaranteeing or otherwise becoming liable for the obligation of any other person;

•	purchasing or holding beneficially any stock, other securities or evidences of indebtedness of any person;

•	making any loans or advances to, or making any investment or acquiring any interest in, any other person;

•	merging or consolidating with any person, or leasing, selling, transferring or otherwise disposing of all, or substantially all, of its property, assets and business;

•	making any material change to the nature of its business;

•	materially changing the composition of its executive management or equity ownership;

•	paying dividends on, or making distributions with respect to, our capital stock, or purchasing, redeeming, retiring or otherwise acquiring any of its capital stock;

•	terminating the employment of the current President of the Casie Group entities during the term of his five-year employment agreement.
As of March 31, 2008, December 31, 2007 and December 31, 2006, we were in compliance with the covenants and restrictions under all of our revolving line of credit agreements.
We are seeking to refinance the Casie Group revolving line of credit and the Casie Group equipment loans into a consolidated term loan with at least a five-year maturity. As proposed, the new term loan would be secured by only specific equipment and assets of Casie Group, rather than substantially all of its assets, and the guarantees of the former Casie Group owner would be released.
Notes Payable
At March 31, 2008, notes payable included approximately $280,000 in aggregate principal amount of unsecured, non-interest bearing obligations to the sales representatives from Soil Disposal Group in exchange for their services. These notes are scheduled to be repaid in full in July 2008.
In connection with our acquisition of Casie Group, we agreed to assume approximately $3.6 million of subordinated indebtedness in the form of a note payable to a former owner, and current officer and employee of, Casie Group. As of November 15, 2007, this subordinated debt was reduced to $1.0 million as a result of acquisition purchase price adjustments and the conversion of approximately $1.2 million of the outstanding principal into 373,615 shares of our common stock. As of March 31, 2008, this subordinated debt had an outstanding principal balance of $0.9 million and bore interest at a rate of 6.77% per year. We must repay $333,333 of the principal on December 31, 2009, with the remainder of principal and all accrued but unpaid interest due and payable on December 31, 2010.
Long-Term Debt
Long-term debt at March 31, 2008 consisted of an equipment term loan and equipment notes payable to banks in varying installments and bearing interest at annual rates of up to 11.0% through 2011. These notes are secured by the underlying equipment to which the notes relate. At March 31, 2008, the outstanding aggregate balance under these obligations was $5.2 million.
In November 2007, we refinanced several of our outstanding equipment loans, which at the date of refinancing had an aggregate carrying value on our consolidated balance sheet of $1.2 million. We refinanced these loans into a combined equipment term loan in the amount of $2.3 million, which is secured by equipment to which the loans relate. The equipment term loan is payable in monthly installments for four years beginning on January 1, 2008 and bears interest at a rate of 8.5% per year. This loan agreement permits us to borrow up to an additional $200,000 upon the lender’s satisfactory review of our 2007 consolidated financial statements, which the lender has approved and advanced on June 11, 2008. As of March 31, 2008, the outstanding balance under this equipment term loan was $1.7 million.

In conjunction with the acquisition of Casie Group on March 30, 2007, we assumed $3.2 million of existing debt. This debt consisted of various bank notes payable secured, to varying degrees, by some or substantially all of Casie Group’s assets, and personally guaranteed by one of the former owners of Casie Group. These notes bear interest at differing rates of interest, up to a maximum of 8.125% per year as of March 31, 2008. As of March 31, 2008, the outstanding balance on these loans was approximately $3.4 million.
Future maturities of our long-term debt at March 31, 2008 were as follows:

Amount Due
Maturity	(in thousands)
Within one year	$1,213
Between one and two years	986
Between two and three years	1,006
Between three and four years	778
Between four and five years	236
Thereafter	976

Total	$5,195

We are seeking to refinance the Casie Group revolving line of credit and the Casie Group term loan into a consolidated term loan with at least a five-year maturity. See “ — Debt Obligations - Revolving Lines of Credit.”
Convertible Debt
On June 30, 2006 and July 31, 2006, we issued convertible term notes with an aggregate principal amount of $800,000 in a private placement. The convertible term notes bore interest at a rate of 9.0% per year and were due and payable on July 31, 2008. At the holder’s option, outstanding amounts of unconverted and unpaid principal and accrued interest under the convertible term notes were convertible into shares of our common stock at a fixed conversion price of $3.00 per share. The convertible term notes were sold with five-year common stock purchase warrants to purchase up to in the aggregate 266,666 shares of our common stock at an exercise price of $4.50.
On November 15, 2007, we repurchased all of the convertible term notes for $550,000 in cash. The carrying value of the convertible term notes prior to extinguishment was $638,053 as a result of the discount recorded upon issuance, resulting in a recorded gain on extinguishment of $88,053. The warrants remain outstanding pursuant to their original terms.
Mandatorily Redeemable Preferred Stock
On March 4, 2008, we issued 6,300 shares of our Series B preferred stock and a related warrant for an aggregate purchase price of $6.3 million. See “Item 11. Description of Registrant’s Securities to be Registered — Series B Preferred Stock and Related Common Stock Purchase Warrant.” The Series B preferred stock ranks prior to all classes or series of our capital stock with respect to dividend rights and liquidation preferences, except for our existing shares of Series A preferred stock. The Series B preferred stock accrues cumulated cash dividends of 14% per year, compounded quarterly. We may, at our option, elect to pay a portion of the quarterly dividend of up to 4% in kind, which dividend in kind accretes to the liquidation value of the shares, except that the holder of the Series B preferred stock can request us to issue additional shares of Series B preferred stock to such holder in an amount equal to such accreted dividends. We are required to redeem any and all outstanding shares of Series B preferred stock on March 3, 2013. As a result, the Series B preferred stock is classified as a liability instrument.
We allocated the $6.3 million in proceeds received between the fair value of the Series B preferred stock and the warrant issued in connection with this offering, resulting in a discount on the debt of $2.2 million. The discount is being amortized using the effective interest rate method over the five-year term of the Series B preferred stock. Although the stated interest rate of the Series B preferred stock is 14%, as a result of the discount recorded for the warrants, the effective interest rate is 27.2%. We also incurred approximately $0.5 million in costs associated with this offering, which were recorded as deferred financing costs to be amortized over the term of the Series B preferred stock or immediately upon any redemption thereof.

Other Contractual Obligations
Below is a description of our material other contractual obligations and commitments as of March 31, 2008.
Operating Leases. We operate certain of our facilities, vehicles and equipment under operating leases that expire from April 2008 through December 2012. We incurred aggregate rent expense for the three months ended March 31, 2008 and the years ended December 31, 2007 and 2006 of $0.3 million, $0.7 million and $0.3 million, respectively. Future minimum aggregate annual rent obligations as of March 31, 2008 were as follows:

Minimum
Aggregate Lease
Payments Due
Period Beginning After March 31, 2008	(in thousands)
For the next 12 months	$1,137
For months 13 through 24	859
For months 25 through 36	771
For months 37 through 48	450
For months 49 through 60	365
Thereafter	220

Total	$3,802

Collective Bargaining Agreements. At March 31, 2008, Juda had collective bargaining agreements and contracts with two national unions. See “Item 1. Business — Employees.” Expenses incurred under these collective bargaining agreements for the three months ended March 31, 2008 and the years ended December 31, 2007 and 2006 were approximately $28,249, $1.6 million and $1.4 million, respectively. As a result of the subcontracting of trucking operations within our Transportation and Disposal segment, the use of union employees is no longer material to our operations, and thus we do not anticipate incurring any material union-related costs in the foreseeable future.
Contingent Consideration from Acquisitions. At March 31, 2008, we had obligations as a result of our acquisitions to pay contingent consideration to the sellers of companies we acquired in 2006 and 2007.
•	Casie Group
•	The amended stock purchase agreement for Casie Group obligates us to issue an additional 400,000 shares of common stock if the former owner is successful in obtaining additional permits, implementing certain equipment by March 2009 to increase facility capacity, and resolving specified insurance claims.

•	The amended stock purchase agreement also requires us to issue up to 435,044 additional shares of our common stock to the former Casie Group owners based upon the resolution of certain liabilities that existed as of March 30, 2007. The measurement dates for these contingencies range from June 30, 2008 to September 30, 2008. We expect to issue any shares relating to these contingencies in the fourth quarter of 2008.
•	Soil Disposal Group
•	The owners of Soil Disposal Group are entitled to receive a maximum of 300,000 additional shares of our common stock contingent upon the net sales of PEI Disposal Group attaining certain thresholds during the 36-month period ending November 20, 2010.

In addition, in connection with our acquisition of Nycon, we agreed to each of the following, effective as of April 1, 2008:
•	We must pay to Nycon 20% of the free cash flow derived from the operation of the Nycon assets during each of the next four years, up to a maximum cumulative amount of $900,000, not including $75,000 of debt that the former owner of Nycon has agreed to repay out of such cash flow.

•	We paid the licensor of certain patents and other technology acquired in the acquisition a fee of 15,000 shares of our common stock, which shares were placed in escrow pending the satisfaction by New Nycon of certain financial objectives.

•	We agreed to pay the licensor a consulting fee of $7,740 per month for the first 12 months of the license agreement and an annual royalty fee of 30% of the earnings before taxes, depreciation and amortization generated by New Nycon’s fiber and fiber-related products, equipment, technology and services.

•	We also agreed to contribute up to $300,000 to New Nycon on an as-needed basis for working capital purposes. As of June 1, 2008, we have provided $60,000 of working capital contributions to New Nycon pursuant to this obligation.
Employment and Consulting Agreements. We have entered into employment agreements with several of our officers and key employees, as well as consulting agreements with third parties. These agreements provide for approximately $1.9 million in aggregate annual compensation. However, this amount may be increased by the amount of additional cash and stock bonuses that may be payable upon achieving specified criteria. These agreements have differing terms, the longest of which expires in June 2013. Future minimum aggregate annual payments under these agreements as of March 31, 2008 were as follows:
(in thousands)

Minimum
Aggregate
Year	Payments Due
2008	$1,636
2009	1,710
2010	1,605
2011	843
2012	645
2013	306

Total	$6,745

Litigation and Legal Proceedings. See “Item 8. Legal Proceedings” for a summary of potential commitments and contingencies that may arise from material litigation and legal proceedings that involve us or our operations.
Warrant Issued with Series B Preferred Stock. At the election of the holders of more than 50% of the shares of common stock underlying the warrant that we issued in connection with our Series B preferred stock, we may, under certain circumstances, be required to repurchase the warrant and any shares of common stock issued upon conversion of the warrant for an amount in cash equal to the product of the purchase price per share and the number of shares of common stock for which the warrant may be exercised. See “Item 11. Description of Registrant’s Securities to be Registered - Series B Preferred Stock and Related Common Stock Purchase Warrant — Warrant.” Because this warrant has a redemption right that is settled in cash, it has been classified as a liability for accounting purposes.
Idle Machinery
As of March 31, 2008, we had approximately $8.4 million in idle machinery related to the Casie Group operations. This idle machinery consists of several centrifuges that are similar to a unit already in place at Casie Group. We are considering expanding the capacity at Casie Group by installing one of these centrifuges, subject to necessary governmental permits and approvals. Should we be unable to use these idle units in our operations, we may decide to place the equipment for sale. We will also be required to evaluate the idle machinery for impairment at each period and, if future events occur that adversely affect the fair value of the idle machinery, we will be required to write down the equipment to fair value and record a corresponding impairment charge. We have, however, recognized approximately $3.0 million in deferred taxes at March 31, 2008 associated with the idle equipment, which could be used to offset the amount of any such loss or future impairment charge. There can be no assurance that the idle equipment will ultimately be sold for book value, given the permit requirements and their specialized use. If we sell the equipment for less than book value, we would recognize a loss in the period in which the sale occurs.

Off-Balance Sheet Arrangements
Our most significant off-balance sheet financing arrangements as of March 31, 2008 are non-cancelable operating lease agreements, primarily for office and equipment rentals, and future performance obligations incurred in connection with our acquisitions where we have assessed that the payment of the obligation is not presently probable. As of March 31, 2008, future minimum obligations under our operating lease agreements are $4.3 million. As of March 31, 2008, the potential maximum cash and non-cash future performance obligations associated with our acquisitions were $3.4 million in the aggregate. Also, at March 31, 2008, we had a letter of credit for $400,000 outstanding in connection with a settlement of union-related litigation.
We do not otherwise participate in any off-balance sheet arrangements involving unconsolidated subsidiaries that provide financing or potentially expose us to unrecorded financial obligations.
Related Party Transactions
As part of the Casie Group acquisition, we issued a note payable to a former stockholder in the principal amount of $1.0 million. The note payable accrues interest at 6.77% per year and is payable in the following two installments: $333,333 due December 31, 2009 and the remaining principal balance plus any accrued and unpaid interest on December 31, 2010. This note payable had an outstanding balance of approximately $0.9 million at March 31, 2008. The note is subordinated in right of payment to our existing revolving lines of credit.
Seasonality and Inflation
Our operating revenues tend to be generally higher in the summer months, primarily due to the higher volume of construction and demolition waste. The volumes of industrial and residential waste in certain regions where we operate also tend to increase during the summer months. Our second and third quarter revenues and results of operations typically reflect these seasonal trends. Typically, during the first quarter of each calendar year we experience less demand for environmental consulting and engineering due to the cold weather in the Northeast region. In addition, facility closings for the year-end holidays reduce the volume of industrial waste generated, resulting in lower volumes of waste that we process during the first quarter of each year. Certain weather conditions may result in the temporary suspension of our operations, which can significantly affect our operating results.
While inflationary increases in costs, including the cost of fuel, have affected our operating margins in recent periods, we believe that inflation generally has not had, and in the near future is not expected to have, any material adverse effect on our results of operations.
Recently Issued Accounting Pronouncements
In December 2007, the Financial Accounting Standards Board, or FASB, issued SFAS Nos. 141(R) and 160. These new standards significantly change the accounting for business combinations and noncontrolling (or minority) interests in a number of areas including the treatment of contingent consideration, preacquisition contingencies, allocation of acquisition costs, in-process research and development and restructuring costs. In addition, under SFAS No. 141(R), changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period may impact income tax expense. SFAS No. 141(R) is required to be adopted concurrently with SFAS No. 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. Application of SFAS Nos. 141(R) and 160 is required to be adopted prospectively, except for certain provisions of SFAS No. 160, which are required to be adopted retrospectively. Business combination transactions accounted for before adoption of SFAS No. 141(R) should be accounted for in accordance with SFAS No. 141, “Business Combinations,” and that accounting previously completed under SFAS No. 141 should not be modified as of or after the date of adoption of SFAS No. 141(R). We are currently assessing the effect that adopting SFAS Nos. 141(R) and 160 will have on our financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115.” SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, or our 2008 fiscal year. SFAS No. 159 permits entities to measure many financial instruments and certain other items at fair value. The unrealized gains or losses on items for which the fair value option has been elected would be reported in earnings. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. We adopted SFAS 159 in the first quarter of fiscal year 2008. At this time, we do not expect the adoption of SFAS No. 159 to have a material impact on our financial position, results of operations or cash flows as we have not elected to account measure and report any assets or liabilities using the fair value option.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157,” which delayed the effective date of SFAS No. 157 for certain non-financial assets and non-financial liabilities to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We will adopt SFAS No. 157 in the first quarter of fiscal year 2009, except for those items addressed in FSP No. 157-2, which will be adopted in the first quarter of fiscal year 2010. We adopted SFAS No. 157 beginning January 1, 2008, which did not have a material impact on our consolidated earnings or financial position.
In June 2007, the EITF reached a consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits on Dividends on Share-Based Payment Awards.” EITF 06-11 addresses share-based payment arrangements with dividend protection features that entitle employees to receive dividends on equity-classified non-vested shares, dividend equivalents on equity-classified non-vested share units, or payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under SFAS No. 123(R) and result in an income tax deduction for the employer. A realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings are paid to employees for equity-classified non-vested shares, non-vested equity share units, and outstanding equity share options should be recognized as an increase in additional paid in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payments. We do not expect the adoption of this pronouncement to have a material impact on our financial position or results of operations.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133.” SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The guidance in SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Currently, we do not engage in any derivative activities and therefore, SFAS No. 161 is not expected to have a material impact.

Item 3. Properties.
We own or lease the following properties, which are used by each of our five reporting segments as described below:
•	Transportation and Disposal:
•	We lease approximately 5,000 square feet of warehouse space and a small two-story office building in Bronx, New York for approximately $21,840 per month, which rent increases by 4% annually. This lease expires on December 31, 2010. We have sub-leased a portion of this space, which sublease generates income of $12,000 per month through December 2008.

•	We lease an apartment located in Lyndhurst, New Jersey at a monthly rate of $1,700 per month. This property is used by corporate employees when working and traveling in the New York City metropolitan area for our sales and marketing operations. Our lease began on April 1, 2008 and expires on March 31, 2009.

•	We lease property of 1,500 square feet located in East Meadow, New York at a monthly rate of $2,700 per month. The monthly rent increases to $2,835 per month in 2009 and $2,976 per month in 2010. This lease expires November 15, 2010. We use this office space to conduct the operations of PEI Disposal Group.
•	Treatment and Recycling:
•	We own approximately 1.83 acres of land located in Millville, New Jersey. This property includes oil tanks and approximately 6,400 square feet of warehouse space. We use this facility to store oil inventory and idle equipment. This property serves as collateral for Casie Group’s $2.5 million revolving line of credit.

•	We own approximately 20.27 acres of land in Vineland, New Jersey, which includes various warehouse and office buildings in a commercial industrial park totaling approximately 59,647 square feet. We maintain our TDU unit and our soil and oil recycling operations on this property. The buildings are used as offices for administrative, operational, maintenance and technical employees. This property serves as collateral for Casie Group’s $2.5 million revolving line of credit.
•	Environmental Services:
•	We lease approximately 8,580 square feet of office space in Waterbury, Connecticut for the main offices of PE Environmental. We lease this property for a monthly rental rate of $5,400. This rental rate increases by 4% on March 1 of each year. This lease expires on February 28, 2009 and includes an option to renew the lease for an additional five years. We currently sublease half of the building to an unrelated party at a monthly rental rate of $3,703.

•	We own a 24 acre Brownfield site located in an industrial park in central Connecticut. Our plan is to seek the necessary permits and approvals to allow us to transport soils over the next four to five years needed to cap this site.
•	Materials:
•	We operate a rock crushing facility on 2.5 acres located in North Bergen, New Jersey, which includes a building of approximately 3,000 square feet. Our rock crushing operations are conducted on this property. Instead of fixed rent payments, the landlord has a right of first offer to purchase our finished stone products at prices fixed in the lease. During 2007 and 2006, we sold $1.2 million and $0.2 million, respectively, in finished stone product to our landlord under this agreement. This agreement expires on July 25, 2008 and includes an option to extend the agreement for an additional two-year period or on a month-to-month basis if the agreement is not terminated or renewed in writing. We are currently discussing with the owner our options with respect to this facility.

•	Concrete Fibers:
•	We lease approximately 2,400 square feet of office space in Westerly, Rhode Island on a month-to-month basis pursuant to a letter agreement with a former owner of the assets we acquired from Nycon. We operate our New Nycon operations from this space. Under this arrangement, we pay rent of $1,000 per month.
•	We sublease approximately 5,000 square feet of warehouse space in Pawcatuck, Connecticut, on a month-to-month basis pursuant to a letter agreement with the current occupant of the property. We use this space to pack and ship our Nycon® line of concrete reinforcing fibers. Under this arrangement, we pay rent of $1,875 per month.
In addition to the foregoing, we lease approximately 2,500 square feet for our principal executive offices in Trevose, Pennsylvania under a lease that began on June 1, 2008 and expires on June 30, 2009. We pay monthly rent of $4,100 under this lease.
We believe that all of the facilities described above are adequate and suitable for our current and future use.
Item 4. Security Ownership of Certain Beneficial Owners and Management.
The first table below presents certain information with respect to the beneficial ownership of our equity securities as of June 5, 2008 by the following persons:
•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table under “Item 6. Executive Compensation — Summary Compensation Table”; and

•	all of our directors and executive officers as a group.
The second table below presents certain information with respect to each person (other than members of management included in the first table) known by us to beneficially own more than 5% of any class of our outstanding voting securities.
As of June 5, 2008, there were 17,238,465 shares of common stock and 20,000 shares of Series A preferred stock issued and outstanding. We also had 6,300 shares of Series B preferred stock outstanding as of June 5, 2008, none of which is beneficially owned by any of our directors or executive officers.
As used in the table below, with respect to “beneficial ownership”:
•	this term is defined by the SEC’s rules to mean:
•	the sole or shared power to vote, or to direct the voting of, a security, or

•	the sole or shared power to dispose of, or to direct the disposition of, a security;
•	information contained in this table does not necessarily indicate beneficial ownership for any other purpose, such as under any tax law;

•	in computing the number and percentage of shares beneficially owned by a person, shares of common stock underlying options, warrants or other convertible securities or rights held by that person are included in a person’s beneficial ownership amount and are deemed to be presently outstanding if such securities or rights are currently exercisable or exercisable within 60 days after June 5, 2008, although these shares are not counted as beneficially owned or outstanding with respect to any other person; and

•	the same securities or shares may be beneficially owned by more than one person.
Unless otherwise noted below:
•	the address for each beneficial owner is c/o Pure Earth, Inc., One Neshaminy Interplex, Suite 201, Trevose, Pennsylvania 19053; and

•	subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned by that person.

Security Ownership of Management

				Number of	Percentage
	Number of		Percentage	Shares of Series	of Series A
	Shares of		of Common	A Preferred	Preferred
	Common Stock		Stock	Stock	Stock
	Beneficially		Beneficially	Beneficially	Beneficially
Name and Address	Owned		Owned	Owned	Owned

Mark Alsentzer	4,051,100	(1)	23.5%	—	—

Brent Kopenhaver	946,400	(2)	5.5%	—	—

Charles M. Hallinan	1,421,847	(3)	8.2%	10,000	50.0%

All directors and executive officers as a group (4 persons)	6,436,347	(4)	37.3%	10,000	50.0%

(4)	Includes (i) 18,000 shares of common stock owned by AAA LP, of which Mr. Alsentzer is the managing partner; (ii) 1,000,000 shares of common stock owned by Marrin LP, of which Mr. Alsentzer is the managing partner; and (iii) 300,000 shares of common stock owned by members of Mr. Alsentzer’s immediate family, and over which Mr. Alsentzer may be deemed to share voting or dispositive power.

(5)	Includes 270,000 shares of common stock owned by members of Mr. Kopenhaver’s immediate family, and over which Mr. Kopenhaver may be deemed to share voting or dispositive power.

(6)	Includes (i) a warrant to purchase up to 22,222 shares of common stock at an exercise price of $4.50 per share; (ii) 111,100 shares of common stock issuable upon conversion in full of 10,000 shares of our Series A preferred stock; and (iii) 100,000 shares of common stock owned by Mr. Hallinan’s spouse, and over which Mr. Hallinan may be deemed to share voting or dispositive power. Excludes (i) 300,000 shares of common stock owned by members of Mr. Hallinan’s immediate family, over which Mr. Hallinan does not exercise voting or dispositive power and as to which Mr. Hallinan disclaims beneficial ownership.

(7)	Includes 17,000 shares of common stock held by an executive officer not appearing in the table above.
Security Ownership of Certain Beneficial Owners

	Number of		Percentage of
	Shares of		Common
	Common Stock		Stock
	Beneficially		Beneficially
Name and Address	Owned		Owned
Black Creek Capital Corp. 10895 Lowell, Suite 100 Overland Park, Kansas 66210 (1)	1,654,322	(2)	9.6%
Scott Tucker 10895 Lowell, Suite 100 Overland Park, Kansas 66210 (1)	1,689,247	(3)	9.8%

(1)	Scott Tucker has sole voting and dispositive power over our securities held by Black Creek Capital Corp.

(2)	Includes (i) a warrant to purchase up to 22,222 shares of our common stock at an exercise price of $4.50 per share; and (ii) 111,100 shares of common stock issuable upon conversion in full of 10,000 shares of our Series A preferred stock.

(3)	Includes (i) 1,654,322 shares of common stock beneficially owned by Black Creek Capital Corp.; and (ii) 34,925 shares of common stock beneficially owned by a revocable trust established by Mr. Tucker’s spouse, over which shares Mr. Tucker may be deemed to share voting or dispositive power.

Item 5. Directors and Executive Officers.
Directors and Executive Officers
Set forth below is information concerning our directors and executive officers as of the date of this registration statement. There are no family relationships among any of our executive officers or directors.

Name	Age	Position

Mark Alsentzer	53	President, Chief Executive Officer and Class I Director
Brent Kopenhaver	53	Chairman (Class III Director), Executive Vice President, Chief Financial Officer and Treasurer
Joseph T. Kotrosits	55	Senior Vice President of Transportation Services
Charles M. Hallinan	67	Class II Director
Mark Alsentzer. Mr. Alsentzer has served as our President, Chief Executive Officer and a member of our board of directors since January 11, 2006. Under the terms of Mr. Alsentzer’s employment agreement, we have agreed to use best efforts to cause Mr. Alsentzer to be elected to the board of directors and be retained as a director during the term of his employment. Mr. Alsentzer has 26 years of experience in the environmental services industry. From December 1996 to September 30, 2004, Mr. Alsentzer served as President and Chief Executive Officer of U.S. Plastic Lumber Corp., or USPL, which was a publicly-traded manufacturer and marketer of recycled plastic lumber products and a provider of environmental recycling services. Mr. Alsentzer also served as a director of USPL from May 1994 (and as Chairman from January 2000) to September 30, 2004. On July 23, 2004, USPL filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. From 1993 to 1996, Mr. Alsentzer served as Chief Executive Officer of Clean Earth, Inc., a recycler of contaminated soil and debris located in the Northeast and a former subsidiary of USPL until its sale in September 2002. Additionally, since December 1999, Mr. Alsentzer has been a director of Mace Security International, Inc., a manufacturer of security products whose common stock is listed on the NASDAQ Global Market. Since January 1, 2004, Mr. Alsentzer has served as the managing member of Ventnor Investment Properties, LLC, a real estate development company. Mr. Alsentzer holds a Bachelor of Science degree in Chemical Engineering from Lehigh University and a Masters in Business Administration degree in Management from Farleigh Dickinson University.
Brent Kopenhaver. Mr. Kopenhaver has served as our Chairman, Executive Vice President, Chief Financial Officer and Treasurer since January 11, 2006. Under the terms of Mr. Kopenhaver’s employment agreement, we have agreed to use best efforts to cause Mr. Kopenhaver to be elected to the board of directors and be retained as a director during the term of his employment. Mr. Kopenhaver has 20 years of financial, operational and senior management experience in the beneficial reuse, treatment, transportation and disposal industries. From April 2005 to date, Mr. Kopenhaver was the President of MN Logistical Services, Inc., a financial consulting business he purchased. From April 1998 to March 2005, he was the Chief Financial Officer of Clean Earth, Inc. From 1988 to 1997, Mr. Kopenhaver held various positions in finance at Republic Environmental Systems, Inc., a waste services company. Prior to working in the environmental services industry, Mr. Kopenhaver worked at Chase, Bank of America and Barclays Bank, evaluating and structuring asset-based loans. Mr. Kopenhaver holds a Bachelor of Science degree in Accounting from Lehigh University.
Joseph T. Kotrosits. Mr. Kotrosits has served as our Senior Vice President of Transportation Services since September 10, 2007. Mr. Kotrosits is responsible for overseeing the day-to-day operations of our Transportation and Disposal, Materials and Environmental Services reporting segments. Mr. Kotrosits has over 20 years of experience in the hazardous and non-hazardous waste industries. From July 1997 to August 2007, Mr. Kotrosits served in various positions with Philip Services Corporation, an industrial service company, and certain of its subsidiaries, including as Transportation Manager, General Manager and Transportation Compliance Manager. Mr. Kotrosits holds a Bachelor of Arts degree in Humanities from Mansfield University.

Charles M. Hallinan. Mr. Hallinan has served as a director since September 5, 2007. Mr. Hallinan has 40 years of experience in the investment banking, mergers and acquisitions, and investing businesses. Mr. Hallinan has been the President of Hallinan Capital Corp., a private company investing in other businesses, since 1988. Mr. Hallinan holds a Bachelor of Science degree in Finance from New York University and a Masters in Business Administration in Finance from the Wharton School of Business, University of Pennsylvania.
Classified Board of Directors
Our amended and restated certificate of incorporation provides that the number of directors constituting the board of directors shall be not less than one nor more than 15, with the board of directors empowered to determine the exact number from time to time. Beginning as of May 22, 2007, our board of directors was divided into three classes, designated as Class I, Class II and Class III. The directors are allocated into the three classes so that the number in each class is as equal as possible. The directors are elected by the plurality vote of holders of our shares of capital stock entitled to vote on the election of directors. Except as set forth below, each director who is elected as such will serve for a three-year term, and until his or her successor has been duly elected and qualified. As a result, approximately one-third of our board of directors will be subject to re-election each year.
Mr. Alsentzer currently serves as our sole Class I director until the date of our 2010 annual meeting of stockholders, and until his successor has been duly elected and qualified. Mr. Hallinan currently serves as our sole Class II director until the date of our 2008 annual meeting of stockholders, and until his successor has been duly elected and qualified. Mr. Kopenhaver currently serves as our sole Class III director until the date of our 2009 annual meeting of stockholders, and until his successor has been duly elected and qualified.
Founders and Control Persons
Except as otherwise disclosed in response to this Item 5, to our knowledge, during the last five years none of our founders or control persons has been subject to any legal proceedings or other circumstances required to be disclosed in response to this Item 5.
Item 6. Executive Compensation.
Summary Compensation Table
The following table sets forth certain information related to compensation during our fiscal year ended December 31, 2007 awarded to, earned by or paid to:
•	Mark Alsentzer, our President and Chief Executive Officer; and
•	Brent Kopenhaver, our Chairman, Executive Vice President, Chief Financial Officer and Treasurer, who was our only other executive officer serving as such at December 31, 2007 with total compensation of more than $100,000 with respect to 2007.
We did not grant any equity awards to these named executive officers during 2007.

				Non-Equity
	Year			Incentive Plan	All Other
Name and Principal Position	(1)	Salary ($)	Bonus ($)	Compensation ($)	Compensation ($)	Total ($)
Mark Alsentzer	2007	250,000	90,000	—	—	340,000
President and Chief Executive Officer
Brent Kopenhaver	2007	200,000	60,000	—	—	260,000
Chairman, Executive Vice President, Chief Financial Officer and Treasurer

(1)	Compensation information for 2006 has been omitted as we were not a reporting company at any time during that year.

Narrative Disclosure to the Summary Compensation Table
During 2007, neither Mr. Alsentzer nor Mr. Kopenhaver was subject to an employment agreement. Each of them was paid an annual base salary of $250,000 and $200,000, respectively. Our board of directors granted them a discretionary bonus of $90,000 and $60,000, respectively.
2007 Stock Incentive Plan
The 2007 Stock Incentive Plan was approved by our board of directors on July 24, 2007 and by our stockholders at our 2007 annual meeting of stockholders on September 5, 2007. Subject to certain adjustments as provided in the incentive plan, a total of 1,000,000 shares of our common stock are available for issuance pursuant to awards granted or to be granted under the incentive plan. The incentive plan is administered by a committee consisting solely of two to five non-employee directors (as defined under the incentive plan), although the failure of the committee to be composed solely of non-employee directors shall not prevent an award from being considered granted under the incentive plan. Subject to the terms of the incentive plan, the committee determines the persons to whom awards will be granted, the number of awards to be granted, the number of shares of common stock to be covered by any award and the specific terms of each grant, including vesting provisions.
Awards under the incentive plan may be in the form of incentive and nonqualified stock options, restricted stock and restricted stock units. Awards under the incentive plan may be granted to employees, directors, consultants, independent contractors or advisors to us or any present or future subsidiary or parent corporation, although incentive stock options may be granted only to our and our subsidiaries’ hourly or salaried employees. No non-employee director may receive awards covering more than 20% of the shares of common stock authorized for issuance under the incentive plan. No employee, officer or consultant may receive awards covering more than 60% of the shares of common stock authorized for issuance under the incentive plan.
The committee will determine the exercise price of any option granted under the incentive plan. The exercise price of any incentive stock option may not be less than the fair market value of a share of our common stock on the date of grant, except that the exercise price of any incentive stock option granted to a 10% or greater holder of our common stock must be no less than 110% of the fair market value of a share of our common stock.
As of June 5, 2008, we have granted in the aggregate 50,150 shares of restricted stock under the incentive plan, of which 1,100 were forfeited prior to vesting.
Employment Agreement — Mark Alsentzer
Effective June 1, 2008, we entered into a five-year employment agreement with Mr. Alsentzer, pursuant to which he serves as our President and Chief Executive Officer. The initial term of the employment agreement may be automatically renewed for an additional five-year period, unless either party gives written notice of non-renewal at least 120 days prior to the expiration of the initial term. Under this agreement, Mr. Alsentzer receives an annual base salary current set at $275,000, which salary may be increased in the sole discretion of the Board but must be increased by at least 5% each year during the term of the agreement. Mr. Alsentzer is also eligible to receive an annual bonus at the sole discretion of the Board and is entitled to participate in any bonus or incentive compensation plans that we may make available to other of our executives. He also may participate in any of our stock option plans.

Mr. Alsentzer will receive reimbursement for his reasonable expenses incurred during the term of his employment agreement, including reimbursement for his regular travel to the state of Florida. He is also entitled to receive a company car and reimbursement for the reasonable cost of gas, oil, service, maintenance and automobile insurance for the car. Alternatively, he can choose to use his own car and receive a car allowance of $1,200 per month, plus reimbursement for the reasonable cost of gas, oil, service and maintenance, and a mileage reimbursement if he leases the car and in any year drives the vehicle more than 15,000 miles. Mr. Alsentzer is also entitled to receive at least four weeks of paid vacation each year. Subject to certain conditions, we are also required to purchase and maintain life insurance on Mr. Alsentzer in the face amount of $500,000, payable to a beneficiary chosen by Mr. Alsentzer.
Each year, Mr. Alsentzer may require the board of directors to order, at our expense, a compensation study summarizing the total compensation awarded to the presidents and chief executive officers of companies similar to ours. Upon receipt of this study, the board of directors must adjust Mr. Alsentzer’s total compensation to the extent necessary to be competitive with the compensation offered to these other executives. We also agreed to use our best efforts to cause Mr. Alsentzer to be elected to the board of directors and retained as a member of the board of directors during the term of his employment. We also acknowledge that Mr. Alsentzer has other non-competing business interests and serves on the board of directors of other non-competing companies, which may time from time require his attention but to which he will not devote more than 10 business hours per week.
Mr. Alsentzer agrees that any information and materials relating to our business and obtained by him during his employment are property belonging to us. He also agrees that he will at all times keep confidential all of our trade secrets and proprietary information. He also covenants that during the term of his employment and for one year thereafter, he will not be involved with any other environmentally-related business that is located within 150 miles of our principal place of business. During the term of the employment agreement and for one year thereafter, Mr. Alsentzer has also agreed to not solicit our employees, customers, suppliers or any other person having a business or employment relationship with us or any of our affiliates, to terminate or curtail such relationship.
Mr. Alsentzer’s employment agreement also contains a number of termination and change of control provisions that are described in “—Termination and Change-in-Control Arrangements” in this section.
Employment Agreement — Brent Kopenhaver
Effective June 1, 2008, we entered into a five-year employment agreement with Mr. Kopenhaver, pursuant to which he serves as our Executive Vice President and Chief Financial Officer and receives an annual base salary currently set at $205,000. All of the other terms of his employment agreement are substantially similar to those of Mr. Alsentzer’s employment agreement, except that we are not required to reimburse Mr. Kopenhaver for any personal travel expenses. Mr. Kopenhaver’s employment agreement also contains a number of termination and change of control provisions that are described in “—Termination and Change-in-Control Arrangements” in this section.

Termination and Change-in-Control Arrangements
The following are the material terms of each agreement, contract, plan or arrangement that provides for payments or benefits to one or more of our named executive officers at, following or pursuant to their resignation, retirement or termination, or in connection with a change in control involving Pure Earth.
2007 Stock Incentive Plan
The incentive plan provides the following benefits to participants upon termination or a change in control:
•	Option awards
•	Termination due to death or disability: An option will expire on the one-year anniversary of the date of death or the last day of employment following a termination by the participant as a result of a disability (as defined in our long-term disability plan or policy), or, if earlier, the original expiration date of the option.
•	Retirement or termination without cause: If a participant retires in accordance with our normal retirement policy, or if we terminate a participant for any reason other than for cause:
•	An incentive stock option expires 90 days after the last day of employment, or, if earlier, on the original expiration date of the option, unless we set an earlier expiration date on the date of grant.
•	A non-qualified stock option expires 180 days after the last day of employment, or, if earlier, on the original expiration date of the option, unless we set an earlier or later expiration date on the date of grant, or a later expiration date subsequent to the date of grant but prior to 180 days following the participant’s last day of employment.
•	Termination for misconduct: If the committee reasonably believes that a participant has committed an act of misconduct, no exercise of the option will be permitted. Under the incentive plan, the term “misconduct” is defined to include:
•	embezzlement;
•	fraud;
•	dishonesty;
•	non-payment of any obligation owed to us;
•	breach of a fiduciary duty or deliberate disregard of our rules resulting in loss, damage or injury to us;
•	making an unauthorized disclosure of any of our trade secrets or confidential information;
•	engaging in any conduct constituting unfair competition; or
•	inducing any customer to breach any contract with us.
•	Termination for any other reason: If the participant is terminated for any other reason, the option expires 30 days after termination of employment, or, if earlier, the original expiration date of the option. The committee may set an earlier or later date in accordance with the terms of the incentive plan, but no incentive stock option may be exercised more than 90 days after termination of employment.
•	Restricted stock awards
•	Termination due to death or disability: The restrictions on an award of restricted stock will terminate on the date of the participant’s death or on the last day of employment if the participant terminates her employment with us as a result of a total and permanent disability.
•	Termination for other reason. If a participant is no longer employed with us for any reason other than death or disability, the participant will forfeit immediately all unvested shares of restricted stock and all restricted stock units held by the participant. The committee may provide for termination of the restrictions on restricted stock or restricted stock units after termination of employment.

Our standard form of option award agreement also provides that, subject to our right to terminate the option on 30 days advance notice, the option may be exercised upon a change in control for up to 100% of the shares then subject to the option, not including any portion of the option that was previously exercised. Under this agreement, a change in control means a change within a 12-month period in the holders of more than 50% of our outstanding voting stock, or any other event deemed to constitute a “change in control” by the committee.
Our standard form of restricted stock award agreement provides that if the continuous service of the participant is involuntarily terminated for any reason other than for cause (as defined by the committee) at any time within 18 months of a change in control, the restrictions on all shares of restricted stock held by the participant will lapse upon the date of such termination and all shares of restricted stock shall become fully vested.
Employment Agreements
Under the terms of our employment agreements with each of Mr. Alsentzer and Mr. Kopenhaver, employment is terminated upon the executive’s death. We may terminate the executive for “cause,” without cause or upon his “disability.” The executive may terminate the agreement for “good reason” or without good reason.
“Cause” means:
•	conviction for any felony, fraud or embezzlement or crime of moral turpitude;
•	deliberate refusal to fulfill duties under the employment agreement other than due to disability or direction to commit any illegal or immoral act;
•	controlled substance abuse, alcoholism or drug addiction that interferes or adversely affects the executive’s responsibilities to us or which reflects negatively upon our integrity or reputation; or
•	a material breach by the executive of any covenant contained in the employment agreement, which breach remains uncured after the passage of 30 days from the date we notify the executive in writing of the breach, except that any breach shall be deemed fully cured and corrected if, within the cure period, the executive has taken substantial steps to cure and correct the breach (to the extent that it may be cured) and full correction or cure is reasonably expected.
“Disability” means a physical or mental condition or other incapacity beyond the executive’s control that renders him unable to fulfill his duties hereunder for a continuous period of four months or for shorter periods aggregating more than 80 working days in any 12 month period.
“Good reason” means:
•	a requirement that the executive engage in protracted, continuous business travel without his consent;
•	a reduction in his base salary below the amount specified in the employment agreement without the executive’s written consent;
•	a material breach by us of the employment agreement, which breach is not cured or corrected within 30 days of written notice of the breach; or
•	ceasing involuntarily to be a member of the board of directors, other than by reason of death, disability or termination for cause.
In connection with the executive’s death, a termination in connection with his disability or a termination by the executive without good reason, the executive would be entitled to receive his accrued but unpaid base salary and bonus through the date of death or termination. In the event of termination of his employment for cause, he would be entitled to receive his accrued but unpaid salary through the date of termination.

If we terminate the executive’s employment without cause or he terminates his employment for good reason, we must pay him:
•	his base salary then currently in effect, for the greater of the period of time remaining under the agreement or 35 months, payable in accordance with normal payroll practices;
•	a bonus, as determined by our board of directors, but only if his termination occurs on or after October 1 in the year of termination;
•	the monthly premiums for his health insurance, until the earlier of 24 months after the date of termination or the date on which he begins to receive health insurance coverage principally paid for by another employer; and
•	a lump sum cash payment equal to the excess of:
•	2.99 times the average total annual taxable compensation paid to him during the prior two calendar years preceding the taxable year in which the date of termination occurs; over
•	the aggregate amount of the 35 scheduled base salary payments otherwise payable to him in connection with the termination, as set forth above.
The agreement also provides for a severance payment if the executive is terminated:
•	by us, other than for cause, within six months following a “change of control”;
•	by us prior to a change of control, and he reasonably demonstrates that his termination was at the request of a third party that indicated an intention or took steps reasonably calculated to effect a change of control; or
•	by the executive within six months after a change of control.
A “change of control” will occur:
•	upon any change of control that would be required to be reported as such in a proxy statement or Form 8-K;
•	upon the acquisition by any person or group of beneficial ownership of 25% or more of the combined voting power of our outstanding voting securities, excluding acquisitions by us or any of our affiliates, or any of our employee benefit plans, or by a corporation pursuant to a reorganization, merger, consolidation, division or issuance of securities described below;
•	if the incumbent directors who constituted the board of directors as of June 1, 2008 cease for any reason to constitute at least a majority of the board of directors during any 24 month period, except that any new director shall be deemed to be an incumbent director if he or she became a director after June 1, 2008 and was:
•	elected or nominated for election by our stockholders; or
•	approved by a vote of at least a majority of the directors then comprising the board of directors;
but was not an individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the incumbent directors;
•	upon the consummation of a sale of all or substantially all of our assets or our complete liquidation or dissolution; or
•	upon a reorganization, merger, consolidation, division or issuance of our securities, in each case unless following such transaction:
•	not less than 60% of the outstanding equity securities of the corporation resulting from or surviving such transaction and of the combined voting power of the outstanding voting securities of such corporation is then beneficially owned by our holders of common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction; and
•	at least a majority of the members of the board of directors of the resulting or surviving corporation were incumbent directors.

In the event of a change of control, the executive will be entitled to receive a severance payment equal to:
•	his base salary accrued but unpaid through the date of termination; and
•	2.99 times the average total annual compensation paid to the executive and includible in gross income for federal income tax purposes during the prior five calendar years preceding the taxable year in which the date of termination occurs, reduced by an amount (if any) necessary to avoid the excess parachute payment excise tax imposed by the Internal Revenue Code of 1986.
All grants of stock options and restricted stock to each executive shall provide that any such awards shall immediately become fully vested as of the date of such termination in the event that the executive’s employment is terminated due to death, disability, a change of control, good reason or a lack of cause.
Director Compensation
We do not pay compensation to Mr. Alsentzer or Mr. Kopenhaver in their capacities as directors. The table below summarizes all compensation awarded to, earned by or paid to Mr. Hallinan, our only non-employee director, during 2007. Mr. Hallinan joined our board of directors on September 5, 2007.

		Fees
		Earned or
		Paid in	All Other
Name	Year	Cash ($)(1)	Compensation ($)	Total ($)
Charles M. Hallinan	2007	2,875	—	2,875

(1)	Consists of a monthly cash director’s fee of $750.
Narrative to Director Compensation Table
Mr. Hallinan, our only non-employee director, receives a monthly cash director’s fee of $750. No other compensation was awarded to any of our directors during 2007, and we do not compensate directors who are members of our management for serving on our board of directors. During 2007, we did not have active committees of the board of directors.
Item 7. Certain Relationships and Related Transactions, and Director Independence.
Certain Relationships and Related Transactions
Acquisition of South Jersey Development, Inc.
On January 11, 2006, our former director and officer resigned her positions with us and Messrs. Alsentzer and Kopenhaver were appointed to serve as our new directors and officers. Effective January 20, 2006, we acquired all of the issued and outstanding common stock of South Jersey Development, Inc. in exchange for 9,300,000 shares of our common stock. Because we had no or nominal assets or operations immediately prior to this transaction, the shares of common stock issued in this transaction were deemed to have no or nominal value. At the time of this acquisition, Mr. Alsentzer and Mr. Kopenhaver were the President and Vice President, respectively, of South Jersey Development, Inc., and beneficially owned 48% and 10%, respectively, of the outstanding common stock of South Jersey Development, Inc. Mr. Alsentzer is our President and Chief Executive Officer and beneficially owns 23.5% of our common stock, and Mr. Kopenhaver is our Chairman, Executive Vice President and Chief Financial Officer and beneficially owns 5.5% of our common stock.
Common Stock Offering
Effective January 20, 2006, each of Mr. Alsentzer and Mr. Kopenhaver purchased 100,000 shares of our common stock in a private placement at a price of $1.00 per share, for a total purchase price of $100,000.

Series A Preferred Stock Financing
On May 17, 2007, we entered into subscription agreements with each of Mr. Hallinan and Black Creek Capital Corporation, pursuant to which each of them were issued 10,000 shares of our Series A preferred stock. In addition, each investor received an immediately exercisable five-year warrant to purchase 22,222 shares of our common stock at an exercise price of $4.50 per share. Each investor paid an aggregate purchase price of $500,000 for these securities, which payments were received in March 2007 in advance of our completing the subscription agreements and issuing the securities in May 2007. Mr. Hallinan is currently our Class II director and Black Creek Capital beneficially owns more than 5% of our common stock. Scott Tucker has sole voting and investment power over all of our securities held by Black Creek Capital.
Repurchase of Our Common Stock by Our Affiliates
On August 17, 2007, we entered into a stock purchase agreement with the holder of our 9% convertible debentures, pursuant to which we agreed to purchase 169,850 shares of our common stock that had been previously acquired by the holder in open market transactions. We entered into this stock purchase agreement in connection with our agreement with the holder to redeem $800,000 in aggregate principal amount of our 9% convertible debentures for $550,000. We agreed to pay the holder an aggregate purchase price of $399,996, or $2.355 per share. However, our revolving line of credit agreements did not permit us to repurchase our own shares without the consent of the lenders. Also, while we wanted to reduce our outstanding indebtedness and ongoing debt service obligations, we also believed that, at the time, our capital resources should be spent primarily on our operations and acquisition activities. For these reasons, the terms of the stock purchase agreement were structured to allow us to assign our obligations under the agreement in whole or in part.
On August 30, 2007, in an effort to effect the debenture and stock repurchase in light of our available capital and in accordance with the terms of our revolving line of credit agreements, we entered into joinder agreements with Mr. Alsentzer and with Mr. Kopenhaver and his spouse, pursuant to which they each agreed to assume our obligations under the stock purchase agreement to the extent set forth in the table below. On September 18, 2007 and September 20, 2007, we entered into similar joinder agreements with Charles M. Hallinan, our Class II director, and an affiliate of Scott Tucker, who currently beneficially owns 9.8% of our common stock, respectively. Under the terms and conditions of the stock purchase agreement, each party purchased from the debenture holder, on or about September 27, 2007, the number of shares of our common stock and paid the total aggregate purchase price, each as set forth below:

	Number of	Aggregate Purchase
Related Party	Shares	Price Paid
Mark Alsentzer	50,000	$117,750
Brent Kopenhaver	50,000	117,750
Charles M. Hallinan	34,925	82,248
Scott Tucker	34,925	82,248

Total	169,850	$399,997

Founders and Control Persons
Mr. Alsentzer and Mr. Kopenhaver may be deemed to have been founders with respect to our environmental services business. In connection with the organization, formation and founding of this business in January 2006, among other transactions, we completed the transactions described above in “ — Acquisition of South Jersey Development, Inc.” and “ — Common Stock Offering.” In these transactions, Mr. Alsentzer purchased 100,000 shares of common stock as an investor in this private placement and received 2,560,000 shares of common stock in exchange for his shares in South Jersey Development. Mr. Kopenhaver purchased 100,000 shares of common stock as an investor in this private placement and received 570,000 shares of common stock in exchange for his shares in South Jersey Development. In addition, we acquired a customer list from Mr. Alsentzer for nominal consideration in connection with the organization of our environmental services business.

Director Independence
Two of our directors, Messrs. Alsentzer and Kopenhaver, serve as our officers and employees, and are therefore not independent. The board of directors has determined that Mr. Hallinan is independent, within the meaning of NASDAQ Marketplace Rule 4200(a)(15), even though this rule is not presently applicable to us.
We do not currently have separately designated audit, nominating or compensation committees, or committees performing similar functions. Shares of our common stock are not listed on any national securities exchange, and thus we are not subject to the SEC’s or any exchange’s rules requiring standing committees or independent directors. Our common stock is currently quoted on the Pink Sheets® inter-dealer quotation service provided by Pink OTC Markets Inc., but this service does not currently have requirements as to the maintenance of standing committees or the independence of our board members. We are not, and in the past have not been, subject to any specific corporate governance guidelines or rules imposing requirements on the independence of our directors or committee members.
At some point in the future, we may seek to have our common stock or other securities quoted on a tier of a national securities exchange. We will, at that time, reevaluate the need to have independent directors on our board and on standing committees, in light of applicable corporate governance rules and corporate best practices.
Item 8. Legal Proceedings.
We may be involved in litigation and other legal proceedings from time to time in the ordinary course of our business. Except as otherwise set forth in this registration statement, we believe the ultimate resolution of these matters will not have a material effect on our financial position, results of operations or cash flows.
Litigation
Soil Disposal Litigation
On December 12, 2007, subsequent to our purchase of Soil Disposal, Clean Earth, Inc., which was the former employer of the Soil Disposal sales representatives, and certain of its affiliates filed a complaint in the Supreme Court of the State of New York in Manhattan, against us, PEI Disposal Group, Soil Disposal, the Soil Disposal sales representatives individually, one of our officers, and other named parties. The complaint alleges, among other things, that the defendants breached certain covenants not to compete and a non-solicitation covenant with respect to customers and employees of the plaintiffs. The complaint also claims that we interfered with contractual relations of the plaintiffs and aided and abetted the Soil Disposal sales representatives’ breach of certain fiduciary duties to the plaintiffs, as well as alleges claims of unfair competition, misappropriation of trade secrets and civil conspiracy against the salespersons, among other tort and contract-based claims. The plaintiffs are seeking injunctive relief, unspecified compensatory, consequential and punitive damages and attorneys’ fees against all defendants.
With the filing of this complaint, the plaintiffs applied for a temporary restraining order, a preliminary injunction and expedited discovery against all defendants. On December 20, 2007, all of these applications were denied by the court. The parties have since exchanged discovery demands and responses, and document discovery is currently in progress. The defendants have denied all material allegations, believe that the plaintiffs’ claims are without merit, and intend to continue to contest this lawsuit vigorously.
Defamation Litigation
On January 14, 2008, a lawsuit was filed in the Superior Court of New Jersey, Camden County, by James Sanford, Corsan Technologies, Inc., Elite Management, Inc. and Donna Pantaleo alleging that we, one of our consultants and one of our officers defamed the plaintiffs by sending a letter to the Pennsylvania Office of the Attorney General. The complaint alleges that the letter included numerous false and defamatory statements and assertions about the plaintiffs arising out of their business. The plaintiffs are seeking unspecified compensatory and punitive damages against all defendants. We were recently granted an extension to file our answer to the complaint. We believe that these claims are without merit and the defendants intend to file a countersuit against the plaintiffs for filing a lawsuit without sufficient basis of fact and for issuing a defamatory press release.

Juda Litigation
On April 17, 2006, a lawsuit was filed in the U.S. District Court for the District of New Jersey by Duraport Realty Two, LLC against Whitney Contracting, Inc., Juda and certain of their affiliates. This lawsuit involves an alleged breach of a lease agreement between Duraport and Whitney, and personal guarantees made by certain of the defendants. The complaint names Juda, our wholly owned subsidiary, as a defendant and claims that in 2005, Juda misrepresented Whitney’s creditworthiness, which fraudulently induced Duraport to enter into the lease agreement, that Juda was unjustly enriched by its use of the leased premises, and that Juda is liable for property damage. Duraport is seeking aggregate damages in excess of $1.0 million. The parties are currently conducting discovery. Juda believes it has meritorious defenses and intends to contest the case vigorously.
New Jersey Sales and Use Tax Audit
The State of New Jersey conducted a sales and use tax audit of Casie. The audit covers the period from October 2002 through December 2006, prior to our acquisition of Casie in March 2007. Our former independent public accountants have estimated the total potential sales and use tax liability, including estimated interest and penalty, to be approximately $0.5 million, and we have established a reserve in this amount, although Casie’s management believes that the final assessment may be less than this amount. On June 16, 2008, New Jersey offered to settle this matter for the full five years at issue for approximately $265,000, if paid before July 20, 2008. We are currently assessing the settlement offer put forward by New Jersey.
Environmental Matters
On February 15, 2007, the NJ DEP asserted multiple existing and outstanding violations against MART of its Class B Recycling Facility Permit through the issuance of an Administrative Order and Notice of Civil Administrative Penalty Assessment. The NJ DEP fined MART approximately $0.6 million, which was accrued for as of March 30, 2007, the date we purchased MART, at December 31, 2007 and at March 31, 2008. To date, this fine had not been paid and is currently under appeal. We believe that this fine will be materially reduced as a result of bringing the facility into compliance. The most significant of these violations, in terms of cost to remedy, was the storage of approximately 253,000 tons of processed and unprocessed soil in areas beyond the limits of MART’s permit, and the ongoing processing of soil in areas where this activity was not authorized. Following the acquisition, we have attempted to remediate these violations. We installed our own supervisory team to oversee the processing and off-site disposal of this soil, requiring an investment in MART of approximately $3.7 million from March 31, 2007 through March 31, 2008. In addition, we have invested approximately $150,000 to install impermeable high-density polyethylene liners over an additional area of approximately one acre to expand the footprint of its soil processing operation. We believe MART’s unprocessed soil stockpile is currently in compliance with the requirements of the NJ DEP permit. MART has also recently submitted a permit amendment application to formalize its expanded soil processing operation over the newly-lined area.
On September 28, 2007, the EPA brought an administrative complaint against Casie, alleging that Casie failed to submit a response plan under the Oil Pollution Act of 1990 with respect to its facility in Millville, New Jersey, and thereby violated the Clean Water Act. The complaint proposes to assess a civil penalty in the amount of $103,000. An extension in which to file an answer to the complaint has been provided to facilitate the opportunity of scheduling a meeting for an informal settlement conference to discuss jurisdiction, notice and compliance issues, and to determine whether a negotiated settlement can be reached.
From time to time, we may pay fines or penalties in environmental proceedings relating our businesses. We do not believe that the fines or other penalties in any of these matters will, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.
The acquisition of South Jersey Development, Inc. took place on January 20, 2006. Since February 6, 2006, our common stock has been quoted on the Pink Sheets® automated electronic quotation service under ticker symbol “PREA.PK.” Prior to February 6, 2006, our stock was quoted on the Pink Sheets under ticker symbol “INFV.PK.”
The following table sets forth the range of the high and low bid information for our common stock for each fiscal quarter of our last two fiscal years, and for the first fiscal quarter of 2008, as provided by SunGard Data Management Solutions. These prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low
Fiscal Year Ended December 31, 2006
First Quarter	$6.50	$1.90
Second Quarter	6.40	4.70
Third Quarter	6.01	4.20
Fourth Quarter	8.75	4.30

Fiscal Year Ended December 31, 2007
First Quarter	$9.45	$7.15
Second Quarter	8.00	5.90
Third Quarter	6.00	3.00
Fourth Quarter	3.65	2.20

Fiscal Year Ended December 31, 2008
First Quarter	$3.50	$1.01
As of June 5, 2008, there were 17,238,465 shares of our common stock outstanding held by approximately 232 stockholders of record. This number does not include beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.
We have not paid dividends on our common stock in the past and do not anticipate paying dividends on our common stock in the foreseeable future. We anticipate that we will retain future earnings, if any, to fund the development and growth of our business. While they are outstanding, the terms of our Series A and Series B preferred stock do not permit us to pay any cash dividends on our common stock. We are also limited or prohibited from paying dividends under the terms of our revolving lines of credit, and we may be a party to other agreements in the future that limit or restrict our ability to pay dividends. In addition, the DGCL prohibits us from declaring and paying a dividend on our capital stock at a time when we do not have either (as defined under that law):
•	a surplus, or, if we do not have a surplus,
•	net profit for the year in which the dividend is declared and for the immediately preceding year.
As of June 5, 2008, 1,091,818 shares of our common stock were subject to outstanding warrants to purchase common stock, and 222,220 shares of common stock are reserved for issuance upon conversion of the 20,000 shares of Series A Preferred Stock. We have not issued any options to purchase common stock.
As of the date of this registration statement, none of our shares of common stock are eligible for resale under Rule 144 promulgated under the Securities Act, because we previously were a shell company. Under Rule 144 as currently in effect, no securities issued by a company that had been a shell company may be resold under Rule 144 until, among other things, the company has been subject to the reporting requirements of the Exchange Act and one year has elapsed after it first files with the SEC information comparable to that contained in this registration statement.

We have agreed to register under the Securities Act in the aggregate 1,327,374 of our shares of common stock for resale by certain of our security holders. However, at present we are not publicly offering, and we do not presently propose to publicly offer, any of shares of common stock, except for shares that may in the future be offered pursuant to an employee benefit plan.
Equity Compensation Plan Information
The following table sets forth information with respect to our equity compensation plans as of December 31, 2007.

Number of securities
remaining available for
future issuance under
	Number of securities to be	Weighted-average	equity compensation
	issued upon exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants or rights (a)	warrants and rights (b)	column (a)) (c)
Equity compensation plans approved by security holders (1)	—	—	955,950
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	955,950

(1)	Represents awards of restricted stock outstanding as of December 31, 2007 under our incentive plan, which was approved by our stockholders on September 5, 2007.
Item 10. Recent Sales of Unregistered Securities
We have listed below sales and issuances of our unregistered securities since January 11, 2006. To the best of our knowledge, no sales or issuances of our securities took place from June 1, 2005 to January 11, 2006, the date our current management was appointed to control Pure Earth, Inc.
•	Effective January 20, 2006, we issued 9,300,000 shares of our common stock to the shareholders of PE Materials, in exchange for all of the outstanding shares of PE Materials, which resulted in a change in control of the Company.
•	On January 20, 2006, we sold 1,700,000 shares of our common stock to 22 persons, each of whom we reasonably believed to be an accredited investor at the time of sale, at a price of $1.00 per share, for aggregate proceeds of $1,665,000, net of offering expenses of $35,000. There were no broker commissions.
•	Effective January 20, 2006, we issued an aggregate of 1,200,000 shares of our common stock to the sole shareholder of PE Disposal and Whitney, whom we reasonably believed to be an accredited investor at the time of issuance, for the acquisition by PE Materials of all of the outstanding shares of PE Disposal and a customer list from Whitney. For accounting purposes, we valued the PE Disposal shares and the customer list at the time of issuance to be $1,200,000 in the aggregate.
•	Effective January 20, 2006, we issued 300,000 shares of our common stock to the sole shareholder of Juda, whom we reasonably believed to be an accredited investor at the time of issuance, for the acquisition by PE Materials of all of the outstanding shares of Juda. For accounting purposes, we valued the outstanding Juda shares at the time of issuance to be $300,000.
•	Effective January 20, 2006, we issued 75,000 shares of our common stock to the sole shareholder of Alchemy Development, LLC, whom we reasonably believed to be an accredited investor at the time of issuance, for the acquisition by PE Materials of a customer list from Alchemy. For accounting purposes, we valued this customer list at the time of issuance to be $75,000.

•	In June 2006, we issued an aggregate of 50,000 shares of our common stock to six of our customers, each of whom we reasonably believed to be an accredited investor at the time of issuance, in connection with the purchase of all of the shares of PE Disposal. These shares were applied to the purchase price of PE Disposal subsequent to the acquisition date. For accounting purposes, we valued this additional consideration paid to be $50,000 in the aggregate.
•	In June and July 2006, we sold 9% convertible debentures in the aggregate principal amount of $800,000 and five-year warrants to purchase up to 266,666 shares of our common stock, at an exercise price of $4.50 per share. These securities were sold to an entity that we reasonably believed to be an accredited investor at the time of sale, for $800,000 in aggregate gross proceeds.
•	On July 31, 2006, we issued 8,500 shares of our common stock and a warrant to purchase 26,666 shares of our common stock to a placement agent and its employees or affiliates, each of whom we reasonably believed to be an accredited investor at the time of issuance, as a placement agent fee in connection with our convertible debenture offering. The warrant had substantially the same terms as those sold in the 9% convertible debenture offering. The placement agent fee was valued in the aggregate at $17,000.
•	On September 9, 2006, we sold 1,300,000 shares of our common stock to two persons, each of whom we believed to be an accredited investor at the time of sale, at a price of $2.00 per share, for aggregate proceeds of $2,600,000.
•	On November 30, 2006, we issued 280,000 shares of our common stock to the sole shareholder of PE Environmental, whom we reasonably believed to be an accredited investor at the time of issuance, in connection with the acquisition of all of the outstanding shares of PE Environmental and all of the membership interests in Bio Methods and Geo Methods. We valued these shares and membership interests to be $560,000 in the aggregate.
•	In December 2006, we issued 25,000 shares of our common stock to a broker, whom we reasonably believed to be an accredited investor at the time of the issuance, in payment of a broker’s fee we incurred in connection with our acquisition of PE Environmental. The value of this broker’s fee at the time of the issuance was $50,000.
•	In December 2006, we issued 25,000 shares of our common stock to a consultant, whom we reasonably believed to be an accredited investor at the time of issuance, in exchange for consulting services and a customer list, which we valued in the aggregate at $50,000. In June 2007, these shares were returned to us pursuant to the terms of the consulting agreement after this consulting relationship was terminated.
•	On March 30, 2007, we issued an aggregate of 900,000 shares of our common stock to the former shareholders of Casie Group, each of whom we reasonably believed to be an accredited investor at the time of issuance, in connection with the acquisition of all of the outstanding equity interests in Casie Group. As a result of post-closing adjustments through November 2007, the number of shares of common stock actually retained by these shareholders was reduced to 338,494 shares. These shareholders have the right to acquire in the aggregate an additional 835,044 shares of our common stock upon the occurrence of certain post-closing events or circumstances. As a result of the purchase price adjustments, we cancelled 561,506 shares of the 900,000 shares originally issued on March 30, 2007.
•	In March 2007, we sold an aggregate of 1,000,000 shares of our common stock to two persons, each of whom we reasonably believed to be an accredited investor at the time of sale, at a purchase price of $3.00 per share, for gross proceeds of $3,000,000.
•	In April 2007, we issued 15,000 shares of our common stock to an individual, whom we reasonably believed to be an accredited investor at the time of issuance, for professional services in connection with the Casie Group acquisition. These services were valued at $45,000.

•	In May 2007, we sold an aggregate of 20,000 shares of Series A preferred stock and warrants to purchase up to in the aggregate 44,444 shares of our common stock at an exercise price of $4.50 per share, to two persons, each of whom we reasonably believed to be an accredited investor at the time of sale. We received $1,000,000 in gross proceeds from the sale of these securities in March 2007 in advance of completing the subscription agreements and issuing the securities. Each share of Series A preferred stock is convertible into 11.11 shares of our common stock.
•	In July 2007, we issued 3,334 shares of our common stock to a holder of a common stock purchase warrant dated June 30, 2006 in connection with the holder’s cashless exercise of a warrant to purchase 13,333 shares of our common stock.
•	In November 2007, we issued an aggregate of 39,050 shares of our common stock as restricted stock awards under our incentive plan to 98 persons, each of whom at the time was an employee of us or a subsidiary, in consideration of past services provided. Each of these restricted stock awards was to vest in full after 90 days of continuous service from the date of grant. Each of the employees received a copy of the incentive plan at or prior to the issuance of the shares to them.
•	In November 2007, we issued 100,000 shares of common stock and a non-interest bearing promissory note in the principal amount of $640,000 to Soil Disposal Group as partial consideration for our acquisition of certain of its assets. This consideration was deemed to have an aggregate value at the time of issuance to be $940,000. The asset purchase agreement contemplates that, after the expiration of an initial lockup period, Soil Disposal may transfer up to 10,000 shares per month to its shareholders. We reasonably believed that Soil Disposal and each of these shareholders were accredited investors at the time of the issuance. Soil Disposal has the right to acquire an additional 300,000 shares of our common stock over the next three years upon PEI Disposal Group achieving certain net sales requirements.
•	In December 2007, we granted an award under our incentive plan of 5,000 shares of restricted stock to one of our employees. These shares were valued at $15,000 at the time of issuance.
•	In January 2008, we issued 5,000 shares of our common stock to a waste broker, whom we reasonably believed to be an accredited investor at the time of issuance, in exchange for marketing services. We valued these services at the time of issuance to be $15,000.
•	In March 2008, we issued 6,300 shares of our Series B preferred stock and a warrant to purchase 767,375 shares of our common stock to an investor, whom we reasonably believed to be an accredited investor at the time of sale, for $6,300,000 in gross proceeds.
•	In May 2008, in connection with the execution of the Nycon license agreement, we issued 15,000 shares of our common stock to the licensor of the process patent with respect to our Nycon-G™ product. The shares are being held in escrow pending the satisfaction by New Nycon of certain operating objectives. We reasonably believed that the licensor was an accredited investor at the time of issuance. These shares were valued at $45,000 at the time we issued them.
We believe that any offers or sales represented by the transactions described above did not require registration under the Securities Act pursuant to:
•	Section 4(2) thereof;
•	Rule 506 thereunder; or
•	Rule 701 promulgated under Section 3(b) thereof.

We believe that certain of such offers and sales were exempt from Securities Act registration under Section 4(2) of the Securities Act or Rule 506 thereunder for, among other things, the following reasons:
•	the subject securities were sold to a limited group of persons;
•	we reasonably believed that each investor was purchasing our securities for investment without a view to resale or further distribution, except in compliance with the Securities Act;
•	each investor was reasonably believed to possess one or more of the following characteristics:
•	the investor was an accredited investor or a sophisticated investor at the time of the sale;
•	the investor had a pre-existing business or personal relationship with us, our management or a placement agent engaged by us; or
•	the investor received all material information about us and our business, or was given reasonable access to such information a reasonable period of time prior to any sale of our securities;
•	restrictive legends stating that the securities may not be offered and sold in the United States absent registration under the Securities Act or an applicable exemption therefrom were placed on certificates evidencing the securities or agreements relating thereto; and
•	no form of general solicitation or general advertising was made by us in connection with the offer or sale of these securities.
We believe that certain of such offers and sales of securities described above were exempt from Securities Act registration under Rule 701 for, among other things, the following reasons:
•	the securities were issued pursuant to a written compensatory benefit plan or written compensation contract established by us or our subsidiaries for the participation of our or their employees, directors, officers, permitted consultants and advisors, and their family members who acquire securities from them through gifts or domestic relations orders;
•	employees, consultants and advisors who were offered and sold securities were natural persons providing bona fide services to us or our subsidiaries other than in connection with a capital raising transaction or the promotion of a market for our securities;
•	restrictive legends stating that the securities may not be offered and sold in the United States absent registration under the Securities Act or an applicable exemption therefrom were placed on certificates evidencing the securities or agreements relating thereto; and
•	each such person received a copy of the written compensatory benefit plan or contract at or prior to the time of sale.
Item 11. Description of Registrant’s Securities to be Registered.
The following description of our securities is only a summary and is subject to the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the instruments, agreements and other documents that comprise such securities, which have been filed as exhibits to this registration statement, and the provisions of the DGCL as in effect upon the date of this registration statement. You are encouraged to read and review these documents and the provisions of the DGCL that governs us.
Authorized and Outstanding Capital Stock
Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share, and 500,000 shares of preferred stock, par value $0.001 per share. We have two series of preferred stock authorized: 20,000 shares of Series A preferred stock and 20,000 shares of Series B preferred stock. As of June 5, 2008, there were 17,238,465 shares of our common stock issued and outstanding, 20,000 shares of our Series A Preferred Stock outstanding and 6,300 shares of Series B preferred stock outstanding. As of such date, our common stock was held of record by approximately 232 persons, our Series A preferred stock was held of record by two persons and our Series B preferred stock was held of record by one person.

Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Except as otherwise required by the DGCL, the shares of common stock constitute the only class of our securities entitled to vote at any meeting of our stockholders for the election of directors, and all shares of common stock rank equally as to voting and all other matters. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not entitled to cumulative voting rights. Subject to the rights of holders of our preferred stock and our senior indebtedness, holders of our common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available for dividends. However, the terms of our Series A and Series B preferred stock and our revolving lines of credit currently prohibit us from declaring, paying or otherwise making a cash dividend or other payment, or otherwise distributing our assets or evidences of our indebtedness, on our common stock. In the event of our liquidation, dissolution or winding up, our assets and funds available for distribution to stockholders, after the payment to holders of preferred stock of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the common stock pro rata.
Classified Board
In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes, designated as Class I, Class II and Class III. Each of Mark Alsentzer, Charles M. Hallinan and Brent Kopenhaver currently serve as a Class I, Class II and Class III director, respectively. Mr. Alsentzer will serve until our 2010 annual meeting of stockholders, Mr. Hallinan will serve until our 2008 annual meeting of stockholders, and Mr. Kopenhaver will serve until our 2009 annual meeting of stockholders, or until his successor has been elected and qualified or until his earlier resignation or removal. A classified board of directors may have the effect of delaying, deferring or preventing a change in control of our company.
Preferred Stock
Under the DGCL and our amended and restated certificate of incorporation, no action by our stockholders is necessary and only the action of our board of directors is required to authorize the creation from time to time of a series of preferred stock. The board of directors is authorized to create one or more series of preferred stock prior to issuance and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. Accordingly, the board of directors, without stockholder approval, may issue a series of preferred stock having powers, preferences and rights, including voting rights, that may be equal to or greater than the rights of holders of common stock.
As of June 5, 2008, there were 20,000 shares of our Series A preferred stock and 6,300 shares of our Series B preferred stock issued and outstanding. We have no present plans to issue any other shares of preferred stock.
We cannot predict the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific powers, preferences and rights of the holders of the preferred stock. However, the effects may include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control without further action by the stockholders.
Series A Preferred Stock and Related Common Stock Purchase Warrants
On May 18, 2007, our board of directors approved the designation of 20,000 shares of preferred stock as Series A preferred stock. We sold to two investors 20,000 shares of Series A preferred stock and warrants to purchase in the aggregate 44,444 shares of our common stock as described below for an aggregate purchase price of $1.0 million. The Series A preferred stock has the following powers, designations, preferences, rights and qualifications.
Ranking
As long as any shares of the Series A preferred stock remain outstanding, we may not create, authorize or issue any other class or series of capital stock senior to the Series A preferred stock with respect to rights upon dissolution, liquidation, winding up, without obtaining the prior written consent of the holders of at least two-thirds in number of the shares of Series A preferred stock then outstanding. However, we may create, authorize or issue other classes or series of capital stock that rank junior to, or on parity with, the Series A preferred stock with respect to dissolution, liquidation or winding up.

Dividends
Cash dividends accrue on our shares of Series A preferred stock at a rate of 10% per year, payable quarterly in arrears commencing on July 1, 2007. At the option of the holder, we may pay the interest in whole or in part in kind at any time, in shares of our Series A preferred stock, based upon the average closing price of our common stock for the 10-day trading period immediately preceding the close of the prior calendar quarter. So long as any shares of the Series A preferred stock remain outstanding, we may not declare, pay or otherwise make a cash dividend or other payment on, or otherwise distribute assets or evidences of our indebtedness on, the shares of our common stock.
Liquidation, Dissolution or Winding Up
In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or otherwise, after payment or provision for payment of our debts and other liabilities, the holders of the Series A preferred stock shall be entitled to receive, before the holders of any of the common stock or other classes of our preferred stock ranking junior thereto, out of our remaining net assets, the amount each holder invested in the Series A preferred stock, plus all accrued but unpaid dividends, and any other amounts accrued and owing thereunder.
Conversion Features
Each share of Series A preferred stock is convertible at the option of the holder thereof after April 1, 2008 and before June 30, 2008, and will be automatically converted into our common stock on June 30, 2008. Upon conversion, each share of Series A preferred stock has the right to receive 11.11 shares of common stock, subject to adjustment for subdivisions and combinations of our common stock, dividends or distributions upon our shares of common stock, or a consolidation or merger of us with or into another corporation.
Holder Repurchase Right
At any time after March 1, 2008 but prior to June 30, 2008, a holder of Series A preferred stock has the right to require that we repurchase all or any part of the holder’s Series A preferred stock by delivering written notice to us of the amount of Series A preferred stock the holder desires to have redeemed. Shares of Series A preferred stock will be repurchased at a price equal to the outstanding stated amount of the Series A preferred stock held by the holder plus all accrued but unpaid dividends and any other amounts accrued and owing under the Series A preferred stock. However, we are not obligated to repurchase any shares of Series A preferred stock under this repurchase right unless we have first obtained the approval of the lenders of our senior indebtedness to do so.
Pure Earth Redemption Right
At any time prior to June 30, 2008, we have the right to redeem outstanding shares of Series A preferred stock, in whole or in part, on at least 30 days prior written notice. We must pay the holder of the Series A preferred stock a redemption price equal to the repurchase price described under “ — Holder Repurchase Right.” Any redemption of Series A preferred stock must receive the prior approval of our senior lender. A holder receiving a redemption notice from us has the right to convert any or all of the holder’s Series A preferred stock into shares of common stock prior to the effective date of the redemption in lieu of receiving the repurchase price.
Voting Rights
Holders of the Series A preferred stock have no voting rights other than those required under law or as specified in the certificate of designations for the Series A preferred stock.
Amendment of Series A Preferred Stock
We may not amend the certificate of designation with respect to the Series A preferred stock without the affirmative vote of at least two-thirds of the holders of the Series A preferred stock outstanding and the affirmative vote of at least two-thirds of the directors then holding office and entitled to vote on the amendment.

Warrants
Each purchaser of the Series A preferred stock also received an immediately exercisable five-year warrant to purchase 22,222 shares of our common stock at an exercise price of $4.50 per share. So long as there is no effective Securities Act registration statement registering, or current prospectus available for, the resale of the shares of common stock underlying the warrants, the warrants may be exercised on a cashless basis. Upon the termination date of the warrant, it must be exercised on a cashless basis. The warrants provide for proportional adjustment of the exercise price and the number of shares of common stock issuable upon exercise of the warrant for any stock dividend or stock distribution made on shares of common stock or any subdivision, combination or reclassification of the common stock. The exercise price of the warrants must also be adjusted for pro rata distribution of assets or indebtedness, including cash dividends, on our common stock.
Upon a merger, sale of all or substantially all of our assets, tender or exchange offer involving our common stock or reclassification or compulsory share exchange, then, upon any subsequent exercise of the warrant, the holder will have the right to receive the number of shares of common stock of the successor or acquiring corporation that would have been received as a result of the transaction if the warrant had been exercised in full for common stock immediately prior to the transaction. If we are acquired in an all-cash transaction, the holder will be entitled to receive cash equal to the value of the warrant as determined in accordance with the Black-Scholes option pricing formula.
Accounting Treatment
Preferred stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value in accordance with SFAS No. 150. All other issuances of preferred stock are subject to the classification and measurement principles of EITF Topic D-98. Under these pronouncements, we classify conditionally redeemable preferred shares, which includes preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the our control, as temporary equity. The Series A preferred stock contains a put option that is not solely within our control and therefore, is classified as temporary equity.
We account for the issuance of common stock purchase warrants in accordance with the provisions of EITF 00-19. We classify as equity any contracts that require physical settlement or net-share settlement, or give us a choice of net-cash settlement or settlement in our own shares (either physical settlement or net-share settlement). Because the warrants associated with the Series A preferred stock are settled in shares, the warrants associated with the Series A preferred stock are classified as equity for accounting purposes.
Series B Preferred Stock and Related Common Stock Purchase Warrant
On March 2, 2008, our board of directors approved the designation of 20,000 shares of our preferred stock as Series B preferred stock. On March 4, 2008, we sold to an investor 6,300 shares of our Series B preferred stock and a warrant to purchase shares of our common stock as described below for an aggregate purchase price of $6.3 million. A summary of the powers, designations, preferences, rights and qualifications of the Series B preferred stock and the terms of the related warrant is set forth below.
Ranking
With respect to dividend rights and rights upon liquidation, dissolution or winding up, the Series B preferred stock ranks prior to all classes or series of our capital stock, including our common stock, except for up to $1.0 million of our Series A preferred stock, as to which the Series B preferred stock ranks junior.

Dividends
The holders of the Series B preferred stock are entitled to receive cumulative quarterly dividends, payable in cash or in kind, at our option as set forth in the certificate of designations with respect to the Series B preferred stock, at the rate of 14% per year, compounded quarterly. We are required to pay dividends in cash, except that so long as we are in compliance with our obligations under the Series B preferred stock certificate of designations, we may elect to pay up to 4% of these dividends per year in kind. Dividends payable in kind are added to the liquidation value of the Series B preferred stock and compound quarterly on each dividend payment date until paid in cash, except that a holder may require us to issue the holder additional shares of Series B preferred stock with respect to the payment of dividends previously paid in kind. If at any time we are not in compliance with the terms and conditions in the Series B preferred stock certificate of designations, at the election of the holders of more than 50% of the aggregate liquidation value of Series B preferred stock, the holders of the Series B preferred stock shall be entitled to receive additional dividends in cash at a rate equal to 4% per year.
Liquidation, Dissolution or Winding Up
In the event of any liquidation, dissolution or winding up of our affairs, after payment or provision for payment of our debts and other liabilities and after any payment or distribution of our assets is made to or set apart for the holders of the Series A preferred stock, the holders of the Series B preferred stock shall be entitled to receive, before the holders of any of the common stock or other classes of our preferred stock ranking junior thereto, out of our remaining net assets, the amount each holder invested in the Series B preferred stock, adjusted for stock splits, combinations, recapitalizations and similar events, plus all accrued but unpaid dividends, and any other amounts accrued and owing thereunder.
Mandatory Redemption
The Series B preferred stock is to be redeemed in full on March 3, 2013. The following additional events will require us to redeem the Series B preferred stock:
•	a person or persons becoming the beneficial owner of outstanding capital stock having 50% or more of our total voting power;
•	any sale, assignment, lease, conveyance, exchange, transfer, sale-leaseback or other disposition of more than 50% of our assets, business or properties;
•	the failure of Mr. Alsentzer to serve as Chief Executive Officer with at least the duties and responsibilities associated with such title;
•	the failure of Mr. Kopenhaver to serve as Chief Financial Officer with at least the duties and responsibilities customarily associated with such title;
•	each of Mr. Alsentzer and Mr. Kopenhaver ceasing to serve as a director on the board of directors of Pure Earth and each of its subsidiaries;
•	Mr. Alsentzer ceasing to beneficially own 1,919,000 shares of our common stock, subject to adjustment;
•	Mr. Kopenhaver ceasing to own at least 134,000 shares of our common stock, subject to adjustment;
•	any event of noncompliance with the terms of the Series B preferred stock certificate of designation, as defined therein; or
•	the protective provisions of the Series B preferred stock ceasing to be effective.
Once a mandatory redemption event occurs, we must pay holders demanding redemption of their Series B preferred stock up to 103% of the liquidation value of the Series B preferred stock, depending on the redemption date.
Optional Redemption
Assuming we have funds legally available to do so, we have the right at any time and from time to time under the terms of the Series B preferred stock to redeem the Series B preferred stock at a price of up to 103% of the liquidation value of the Series B preferred stock, depending on the redemption date. We also have the right to redeem the Series B preferred stock at 100% of the liquidation value in connection with our consummation of an acquisition of property or fixed assets, or the assets or stock of another company, after, among other things, the holders of the Series B preferred stock failed to consent to the acquisition.

Protective Provisions
We are not permitted to take certain actions adverse to the interests of the Series B preferred stock without obtaining the prior written consent of the holders of the Series B preferred stock representing more than 50% of its aggregate liquidation value, including the following:
•	the amendment or repeal of any provision of, or the addition of any provision to, our amended and restated certificate of incorporation or amended and restated bylaws, or the filing of any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if the action would be adverse to the interests of the holders of Series B preferred stock;
•	the amendment or alteration of any rights, preferences or privileges of the Series B preferred stock;
•	creating or modifying the amount of any class or series of shares of stock, unless the class or series of stock:
•	ranks junior to the Series B preferred stock;
•	except for the Series A preferred stock, does not have any redemption obligation that could arise before March 3, 2014; and
•	does not in any manner adversely affect the terms, designations, powers, preferences or other rights of the holders of the Series B preferred stock
•	creating or authorizing any obligation or security convertible into shares of any class or series of stock, unless such class or series of stock ranks junior to the Series B preferred stock and does not in any manner adversely affect the terms, designations, powers, preferences or other rights of the holders of the Series B preferred stock;
•	with respect to any non-wholly owned subsidiary, permitting such subsidiary to create or issue any capital stock or other equity interest to persons or entities other than us, except for common equity interests with:
•	no rights, preferences or privileges over any other class or series of capital stock or other equity interest of such subsidiary;
•	no redemption or repurchase obligations by us;
•	no rights by the holders thereof to block or veto dividends or distributions on the capital stock or other equity interest of such subsidiary; and
•	only the right to share in a pro rata portion of the profits and losses of such subsidiary based on the ratio of the amount invested and the fair market value of the capital stock or other equity interest of such subsidiary at the time of such investment;
•	except as otherwise set forth in and permitted by the Series B preferred stock certificate of designations, directly or indirectly, declaring or making any dividend payment, or make any other distribution of cash, property or assets, in respect of any of our capital stock or any warrants, rights or options to acquire our capital stock, or purchase, redeem, retire or otherwise acquire for value any shares of our capital stock or any warrants, rights or options to acquire our capital stock or set aside funds for any of the foregoing;
•	voluntarily or involuntarily liquidating, dissolving or winding up our existence or business;
•	amending the protective provisions of the certificate of designations; or
•	agreeing to take any of the foregoing actions.
These protective provisions will cease to apply if we redeem or purchase shares of Series B preferred stock immediately after which the aggregate liquidation value of the outstanding Series B preferred stock is less than 10% of the aggregate liquidation value originally issued.

Voting Rights
Holders of the Series B preferred stock have no voting rights other than those required under law or as specified in the certificate of designation for the Series B preferred stock.
Subordination and Payment Restrictions
Any payment to a holder of Series B preferred stock pursuant to any instrument or agreement entered into in connection with the Series B preferred stock transaction is expressly subordinated to the payment in full of the Pure Earth revolving line of credit. Until this revolving line of credit is paid in full, no holder of Series B preferred stock may receive or accept any payment from us under or on account of the obligations under such instruments or agreements or exercise any right thereunder without the prior written consent of the lenders holding a majority of such indebtedness, except for scheduled quarterly dividends (other than during an event of default under the Pure Earth revolving line of credit agreement) and payments made out of funds placed in a new equity account under the Pure Earth revolving line of credit facility.
Debt Incurrence Covenant
Under an investment agreement we have entered into with the holder of the Series B preferred stock, we agreed that we will not incur any indebtedness if, after the incurrence, our leverage ratio would exceed 3.75 to 1 through March 4, 2010, and 3.25 to 1 thereafter. The leverage ratio is calculated as defined in the investment agreement to equal the ratio of:
•	our consolidated funded debt, less our cash and cash equivalents, to
•	the sum of our consolidated EBITDA plus any pro forma acquisition EBITDA for each acquisition approved by the holders Series B preferred stock or otherwise permitted by the investment agreement for the trailing 12 fiscal months or four fiscal quarters prior to the date of determination. Indebtedness of up to $10.0 million (less repayments on term loans thereunder and permanent reductions of revolving credit commitments) under our revolving lines of credit, as they may be refinanced or replaced from time to time, may be incurred without complying with this debt incurrence covenant if used solely to fund working capital or up to $100,000 of capital expenditures in any trailing 12-month period. This debt incurrence covenant will remain in effect until shares of Series B preferred stock with an aggregate liquidation value of less than 10% of the aggregate liquidation value of the Series B preferred stock on March 4, 2008 remain outstanding.
Negative Covenants
In addition to the debt incurrence covenant and the protective provisions in the Series B preferred stock certificate of designations, the investment agreement governing the Series B preferred stock contains various restrictive covenants that, among other things and subject to specified exceptions, restrict our and our subsidiaries’ ability to:
•	liquidate, wind up or dissolve;
•	effect a consolidation, merger or other combination;
•	make, create, incur, assume or suffer to exist liens upon our property or assets;
•	make or agree to make certain dispositions of our assets;
•	purchase, own, invest or otherwise acquire capital stock, indebtedness or any other obligation in or security or interest in any other entity;

•	declare or make any dividend payment or any distribution of cash, property or assets with respect to our capital stock or rights therein;
•	engage in transactions with our affiliates;
•	engage in lines of business outside of the United States and in lines of business other than the general lines of business in which we presently operate, and, specifically, we may not:
•	engage in or own assets related to the nuclear, solar or wind energy industries;
•	create, generate, use, accept, dispose of or treat hazardous substances in excess of 2,200 pounds in any calendar month for any single company other than Casie Group, and excluding the transportation of hazardous substances; and
•	operate a hazardous waste landfill, a commercial hazardous waste incinerator or other activity that requires obtaining a material environmental permit not previously disclosed to the holder of the Series B preferred stock;
•	engage in sale-leaseback transactions;
•	amend, modify or waive any provision of our organizational documents, the terms of any class or series of capital stock or any agreement related thereto, other than in any manner that would not adversely affect the Series B preferred stock;
•	issue securities senior or equal in rank to the Series B preferred stock;
•	permit non-wholly owned subsidiaries to issue shares of their capital stock to third parties, except for ordinary common equity interests;
•	enter into any restriction or encumbrance on
•	our ability to comply with our obligations under the Series B preferred stock investment agreements; or
•	the ability of any of our subsidiaries to make a dividend payment or distribution with respect to its capital stock, to repay indebtedness owed to us, to make loans or advances to us, or to transfer any of its assets to us;
•	change our fiscal year; or
•	make any material changes in accounting policies or practices, except as required under generally accepted accounting principles.
Warrant
General. The purchaser of the Series B preferred stock also received a warrant dated March 4, 2008 to purchase up to 767,375 shares of our common stock. The warrant does not have a stated expiration date and is exercisable beginning on March 4, 2012; however, the warrant may be exercised at any time upon the occurrence of certain fundamental transactions or events, including:
•	a sale of our company;
•	the failure of Mr. Alsentzer or Mr. Kopenhaver to serve in their current capacities or to own specified quantities of our common stock;
•	a qualified public offering; or
•	as permitted by the securityholders agreement, which provides for certain tag-along rights that permit the warrant holder, subject to exceptions, to participate in transactions pursuant to which Messrs. Alsentzer or Kopenhaver transfer greater than a specified number of shares of common stock.

For purposes of the warrant, a “qualified public offering” means the completion of one or more public offerings of our common stock or common stock equivalents (other than with respect to a business combination transaction on Form S-4 or a registration on Form S-8 of shares to be issued under an employee benefit plan), which:
•	are underwritten by a regionally or nationally recognized investment bank;
•	provide to us gross cash proceeds of at least $20 million, before underwriting commissions, registration fees and expenses and other offering costs; and
•	alone or in the aggregate have gross cash proceeds of at least $50 million, before underwriting commissions, registration fees and expenses and other offering costs.
Exercise price. The initial exercise price per share of the warrant was $0.001 per share. To the extent that the warrant is exercised after March 4, 2011, but only so long as none of the shares of the Series B preferred stock issued on or about March 4, 2008 have been redeemed or purchased by us or any of our subsidiaries on or prior to March 4, 2011, the exercise price shall be determined based on the fair market value of our common stock in accordance with the following table:

Fair Market Value Per Share	Exercise Price Per Share
Up to $9.00	$0.001
$9.01 to $10.50	$0.50
$10.51 to $13.50	$1.50
$13.51 to $16.50	$3.00
$16.51 to $20.00	$4.50
Over $20.00	$6.00
Anti-dilution adjustments. The warrant contains anti-dilution provisions that adjust the number of shares issuable upon exercise of the warrant or the exercise price upon the occurrence of certain events, including:
•	any dividend or distribution on our common stock, other than any dividend or distribution paid or payable in shares of common stock
•	any redemption, purchase or other acquisition of common stock or common stock equivalents by us or any of our affiliates;
•	any reorganization of capital, reclassification, merger, or consolidation with or into another person or entity where we are not the surviving entity or where there is any change in, or distribution with respect to, our common stock, or any sale, transfer, or other disposition of all or substantially all of our consolidated assets to another person or entity and, pursuant to the terms of such reorganization, reclassification, merger, consolidation, or disposition of assets, cash, securities or property are to be received by or distributed to the holders of common stock immediately prior to such transaction; and
•	any issuance or sale of shares of common stock or common stock equivalents after March 4, 2008 to Messrs. Alsentzer or Kopenhaver for consideration less than the fair market value immediately prior to the time of such subsequent issuance, except for certain exempt issuances and as to any portion of a subsequent issuance as to which the holder of the warrant has exercised its preemptive rights.

Liquidation rights. Upon any dissolution, liquidation or winding up of our business at any time prior to the exercise in full of the warrant, the holder of the warrant shall have the right to receive, upon exercise of the warrant, and in place of the shares of common stock that such holder would have otherwise been entitled to receive upon such exercise, the same kind and amount of assets as the holder would received in the liquidating distribution had the holder exercised the warrant in full on the record date for that distribution. However, no holder will be required to assume or be obligated to assume any of our liabilities.

Pure Earth acquisitions. If the required holders of the warrant fail to approve any acquisition by us for which their consent or approval is necessary under the investment agreement, then, at or prior to the completion of the acquisition, we may elect to reduce the number of shares of common stock that may be received by such holders upon exercise of the warrant (less any shares of common stock previously received upon exercise of the warrant) by 60%. The holder’s rights to the cancelled warrant shares terminate in full upon completion of the acquisition.

Preemptive right. We are prohibited from issuing, selling and exchanging, or agreeing to issue, sell or exchange, any shares of our common stock or common stock equivalents, other than exempt issuances, unless, in each case, we shall have first offered to issue to each warrant holder a pro rata number of shares of common stock being issued. An exempt issuance includes:
•	an issuance of common stock for which an anti-dilution adjustment under the warrant has been made;
•	the issuance of common stock upon the exercise of common stock equivalents; or
•	the issuance of common stock or common stock equivalents to any employee, officer, director, consultant or contractor of Pure Earth or any subsidiary, in an amount up to 10% of our issued and outstanding common stock immediately prior to giving effect to the warrant, except that the grant or issuance of securities to Mr. Alsentzer, Mr. Kopenhaver or any of their affiliates or related parties will not constitute an exempt issuance.
Holder repurchase right. In the event of:
•	the redemption or purchase by us or any affiliate of all of the outstanding Series B preferred stock;
•	the occurrence of an event that requires us to redeem all of the outstanding Series B preferred stock; or
•	an event of noncompliance, except while we are a qualified public company;
at the election of the holders of more than 50% of the underlying warrant shares, the holder of the warrant and any warrant shares has the right to sell to us the warrant and any warrant shares so held for an amount in cash equal to the product of:
•	the purchase price per share; and
•	the number of shares of common stock for which the warrant may be exercised.
For purposes of this repurchase right, the purchase price per share is equal to the fair market value of our common stock, as determined under the warrant, minus the exercise price of the warrant.
We will be a “qualified public company,” as defined in the warrant, when we have completed a qualified public offering and for so long as:
•	our securities are listed on NASDAQ, the New York Stock Exchange or a comparable national securities market;
•	a market maker or market specialist covers our stock;
•	a class of our securities is registered under the Exchange Act; and
•	we are current in our public reporting obligations under the Exchange Act.
Subordination and payment restrictions. Any payment to a holder of the warrant or any warrant shares on account of obligations under the warrant is expressly subordinated to the payment in full of the Pure Earth revolving line of credit. Until this revolving line of credit is paid in full, no investor may receive or accept any payment from us under or on account of the obligations under any of the Series B preferred stock investment instruments or agreements or exercise any right under the warrant without the prior written consent of the lenders holding a majority of such indebtedness, except for scheduled quarterly dividends (other than during an event of default under the Pure Earth revolving line of credit agreement) and payments made out of funds placed in a new equity account under the Pure Earth revolving line of credit facility.
Accounting Treatment
We classify and measure our preferred stock according to the provisions of SFAS No. 150 and EITF Topic D-98. The Series B preferred stock issued in March 2008 is mandatorily redeemable in March 2013 and is therefore classified as a liability for accounting purposes. We assess the classification of our common stock purchase warrants and other free-standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. As a result of this assessment, we determined that the warrant issued in connection with the Series B preferred stock is classified as a liability.

We account for the issuance of common stock purchase warrants and other free standing derivative financial instruments in accordance with the provisions of EITF 00-19. We classify as equity any contracts that require physical settlement or net-share settlement, or give us a choice of net-cash settlement or settlement in our own shares (either physical settlement or net-share settlement). We classify as assets or liabilities any contracts that require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside its control) or give the counterparty a choice of net-cash settlement or settlement in shares (either physical settlement or net-share settlement). Because the warrant associated with the Series B preferred stock has a redemption right that is settled in cash, this warrant has been classified as a liability for accounting purposes.
Registration Rights
Series B Preferred Stock
In connection with our March 2008 offering of Series B preferred stock and related warrants, we entered into a registration rights agreement pursuant to which we agreed to file a registration statement under the Securities Act covering the resale of any outstanding shares of our common stock issued or issuable to the investor. Such registration would cover 767,375 shares of our common stock underlying the warrant issued to the investor.
Until March 4, 2018, the investor may request that we register such securities at any time after we consummate a “qualified public offering” of our common stock under the Securities Act. The definition of “qualified public offering” under the registration rights agreement is the same as under the warrant.
In addition, until March 4, 2018, if we propose to register any of our securities under the Securities Act, other than in our initial public offering, a business combination registration on Form S-4 or an employee benefit plan registration on Form S-8, we must use reasonable efforts to register any shares of common stock requested by the investor and to promptly give the investor notice of such proposal. Upon the request of the investor in accordance with the registration rights agreement, we must use our reasonable efforts to register the securities requested by the investor.
If we are required to register the investor’s securities under the registration rights agreement, we must prepare and file such amendments and supplements necessary to keep the registration statement effective for a period of either:
•	90 days or, in the case of an underwritten offering, such longer period deemed to be necessary by the underwriters, or
•	when all securities covered by the registration statement are sold by the investor in compliance with the Securities Act.
9% Convertible Debenture Offering
In connection with our offering of 9% convertible debentures and related warrants in June 2006, we entered into a registration rights agreement with the investor and the placement agent in this offering. Under this agreement, we agreed to include in any registration statement we propose to file under the Securities Act, other than in connection with a business combination transaction on Form S-4 or the registration of securities on Form S-8 for issuances under an employee benefit plan, the following registrable securities that the holder requests to be registered:
•	any shares of common stock issuable upon conversion of the debentures or as interest thereupon;
•	any shares of common stock issuable upon exercise of the warrants;
•	any other shares we issued to the placement agent or its designees; and
•	any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event.

Such registration covers a total of 279,999 shares of our common stock underlying the warrants. We redeemed the debentures in 2007. Pursuant to the terms of the registration rights agreement, we must use our best efforts to keep such registration statement continuously effective under the Securities Act until the end of the effectiveness period, which expires upon the earlier of:
•	the date when all the securities covered by the registration rights agreement have been sold; or
•	the date when all the securities covered by the registration rights agreement may be sold without volume restrictions pursuant to Rule 144(b) promulgated under the Securities Act.
Terrasyn Acquisition Agreement
In connection with the acquisition of Terrasyn, we agreed to include, at our expense, all 280,000 shares of common stock issued in that transaction in the next registration statement we file under the Securities Act.
Trading Symbol
Our common stock is currently quoted on the Pink Sheets® electronic quotation service under the symbol “PREA.PK.”
Transfer Agent and Registrar
Interwest Transfer Company, Inc. is the transfer agent and registrar for our common stock and our Series A preferred stock. We maintain our stock transfer books with respect to our Series B preferred stock.
Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares held by stockholders. These provisions can also depress the market price of our securities by discouraging takeover and tender offer bids.
Quorum Requirements
Our amended and restated bylaws provide for a minimum quorum of a majority of the voting power of the outstanding shares of our capital stock entitled to vote.
No Cumulative Voting
The DGCL provides that stockholders are denied the right to cumulate their votes in the election of directors, unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly permit cumulative voting.
Removal of Directors
Our amended and restated certificate of incorporation provides that directors may only be removed for cause, and only by the vote of the holders at least a majority of our issued and outstanding common stock present in person or represented by proxy at a meeting of stockholders.

Calling of Special Meetings of Stockholders
Under our amended and restated bylaws, special meetings of the stockholders may only be called by our President, Chief Executive Officer, the chairman of the board of directors or a resolution adopted by a majority of the total number of authorized directors. Stockholders may not call a special meeting of stockholders.
Requirements for Stockholder Nominations of Directors and Stockholder Proposals
Our amended and restated bylaws provide specific limitations and requirements for stockholders to nominate directors for election to the board and to propose matters for consideration at stockholders’ meetings. These procedural provisions may make it harder for stockholders and others to effect changes in our board of directors, even where they believe such changes would be in the best interests of all stockholders.
Generally, at any annual meeting of stockholders, only business that is properly brought before the meeting may be conducted at the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting, otherwise properly brought before the meeting by or at the direction of the board of directors, or otherwise properly and timely brought before the meeting by any stockholder of the corporation in compliance with the notice procedures and other provisions of our amended and restated bylaws.
For business to be properly brought before an annual meeting by a stockholder, such business, as determined by the chairman of the board or such other person presiding over the meeting, must be a proper subject for stockholder action under the DGCL, and such stockholder must:
•	be a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at the annual meeting;
•	be entitled to vote at such annual meeting; and
•	comply with all of the notice procedures of our amended and restated bylaws.
To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our secretary at our principal executive offices not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders. If no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder in order to be timely must be so delivered or received not earlier than the 10th day following the earlier of:
•	the day on which public disclosure of the date of such annual meeting is first made; and
•	the receipt by such stockholder of actual notice of the date of such annual meeting.
To be in proper written form, a stockholder’s notice with respect to a stockholder proposal other than the nomination of directors must set forth in writing, as to each matter the stockholder proposes to bring before the annual meeting, among other things, the following information:
•	a brief description of the business desired to be brought before the annual meeting;
•	the reasons for conducting such business;
•	the name and record address, as they appear on our stock ledger, of the stockholder and the name and address of certain persons associated with the stockholder;
•	a description of the ownership of our capital stock by the stockholder and any associated person, including the date or dates the shares were acquired and the investment intent of such acquisition;
•	a description of all arrangements or understandings between the stockholder and any associated person, and any other person or persons in connection with the stockholder proposal;

•	any material interest of such stockholder or associated person in the proposal, including any anticipated benefit to the stockholder or any associated person arising from the proposal;
•	whether the stockholder or any associated person intends or is part of a group which intends to deliver a proxy statement or to otherwise solicit proxies in support of such proposal;
•	a description of any hedging transactions entered into by the stockholder or any associated person;
•	a description of any agreement, arrangement or understanding the effect or intent of which is to increase or decrease the voting power of the stockholder or any associated person with respect to our shares of the capital stock;
•	if the proposal seeks to amend our amended and restated certificate of incorporation or bylaws, the language of the proposed amendment; and
•	such other information regarding each proposal regarding the stockholder in his or her capacity as a proponent of a stockholder proposal, or regarding any associated person, which would be required to be included in a proxy statement or by the rules and regulations of any stock exchange or other quotation system.
In addition to the foregoing information, to be in proper form, a request to nominate persons for election to the board of directors must state, among other things, as to each person whom the stockholder proposes to nominate for election or reelection as a director:
•	the name, age, business address and residence address of the nominee;
•	the principal occupation and employment of the nominee;
•	the ownership of each class of our capital stock by each director nominee;
•	the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected;
•	such other information regarding each nominee which would be required to be included in a proxy statement or by the rules and regulations of the stock exchange or other quotation system upon which any class of our securities is then listed or quoted; and
•	a written statement executed by the nominee acknowledging that, as a director of the corporation, he or she will owe fiduciary duties, under the DGCL, exclusively to the corporation and its stockholders and no fiduciary duties to any specific stockholder or group of stockholders.
To be timely and in proper form, the stockholder’s notice of nomination of a director with respect to a special meeting must comply with the foregoing information requirements and must be delivered to our secretary not later than the close of business on the 10th day following the earlier of the day that the stockholder first received actual notice of the date of the special meeting and the nominees proposed by the board of directors to be elected at such meeting and the day on which we first make public disclosure of the special meeting.
If the information submitted by any stockholder for consideration at an annual meeting is inaccurate to any material extent, we may deem such information not to have been provided. We may ask a stockholder to provide written verification, within seven business days of delivery, to demonstrate the accuracy of any information submitted by the stockholder. If a stockholder fails to provide the written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with our amended and restated bylaws.

Limitations on Liability and Indemnification of Officers and Directors
Consistent with the DGCL, Article SIXTH of our amended and restated certificate of incorporation provides that no Pure Earth director shall be personally liable to Pure Earth or its stockholders for damages for breach of fiduciary duty as a director. However, this provision does not limit or eliminate a director’s liability for:
•	any breach of the director’s duty of loyalty to Pure Earth or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	an unlawful payment of a dividend or an unlawful stock purchase or redemption under Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.
If Article SIXTH is repealed or amended, the repeal or amendment will not affect the rights of any person under that provision which existed at the time of the repeal or amendment with respect to acts or omissions occurring prior to the repeal or amendment.
Section 145 of the DGCL generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys’ fees and disbursements) if such person, among other things, acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
Additionally, Article SEVENTH of our amended and restated certificate of incorporation provides, consistent with Section 145 of the DGCL, that Pure Earth must indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding because the director or officer is or was a Pure Earth director or officer or is or was serving at the request of Pure Earth as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan. This indemnification obligation covers actual and reasonable expenses, attorney’s fees, judgments, fines and assessed employee benefit excise taxes and amounts paid in settlement incurred by the director or officer in connection with any indemnifiable action, suit or proceeding. Expenses incurred by a Pure Earth director or officer in defending a threatened, pending or completed civil or criminal action must be paid by Pure Earth in advance of the final disposition of the action, suit or proceeding upon receipt from the director or officer of an undertaking to repay any advanced expenses if it is ultimately determined that the person is not entitled to receive indemnification from Pure Earth. However, Pure Earth may not indemnify or advance expenses to a director or officer with respect to any action, suit or proceeding, if:
•	the director or officer incurred the liability or expense from the purchase or sale of Pure Earth securities in violation of the short-swing profit limitations imposed by Section 16(b) of the Exchange Act;
•	a final, unappealable judgment or award establishes that the director or officer engaged in intentional misconduct or a transaction in which a director derived an improper personal benefit;
•	the expenses or liabilities were paid to or for the benefit of a director or officer by an insurance carrier under any directors’ and officers’ liability insurance policy; or
•	a threatened, pending or completed action, suit or proceeding is settled without Pure Earth’s written consent, which may not be unreasonably withheld.
The board of directors may create additional exceptions to Pure Earth’s indemnification obligations, but no additional exception will apply to any event, act or omission that occurred prior to the date the board approves the exception.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, even if such a change in control would be desired by our stockholders.

In addition, our board of directors has the authority, subject to the rights of our existing holders of preferred stock, without further approval of our common stockholders, to issue shares of preferred stock having such rights, preferences and privileges as the board of directors may determine, including provisions that might delay or hinder a takeover of our company. Any such issuance of shares of preferred stock could, under some circumstances, have the effect of delaying or preventing a change in control and might adversely affect the rights of holders of our common stock.
Item 12. Indemnification of Directors and Officers.
Consistent with Section 102(b)(7) of the DGCL, Article SIXTH of our amended and restated certificate of incorporation provides that no Pure Earth director shall be personally liable to Pure Earth or its stockholders for damages for breach of fiduciary duty as a director. However, this provision does not limit or eliminate a director’s liability for:
•	any breach of the director’s duty of loyalty to Pure Earth or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	an unlawful payment of a dividend or an unlawful stock purchase or redemption under Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.
If Article SIXTH is repealed or amended, the repeal or amendment will not affect the rights of any person under that provision which existed at the time of the repeal or amendment with respect to acts or omissions occurring prior to the repeal or amendment.
Section 145 of the DGCL generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys’ fees and disbursements) if such person, among other things, acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
Additionally, Article SEVENTH of our amended and restated certificate of incorporation provides, consistent with Section 145 of the DGCL, that Pure Earth must indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding because the director or officer is or was a Pure Earth director or officer or is or was serving at the request of Pure Earth as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan. This indemnification obligation covers actual and reasonable expenses, attorney’s fees, judgments, fines and assessed employee benefit excise taxes and amounts paid in settlement incurred by the director or officer in connection with any indemnifiable action, suit or proceeding. Expenses incurred by a Pure Earth director or officer in defending a threatened, pending or completed civil or criminal action must be paid by Pure Earth in advance of the final disposition of the action, suit or proceeding upon receipt from the director or officer of an undertaking to repay any advanced expenses if it is ultimately determined that the person is not entitled to receive indemnification from Pure Earth. However, Pure Earth may not indemnify or advance expenses to a director or officer with respect to any action, suit or proceeding, if:
•	the director or officer incurred the liability or expense from the purchase or sale of Pure Earth securities in violation of the short-swing profit limitations imposed by Section 16(b) of the Exchange Act;
•	a final, unappealable judgment or award establishes that the director or officer engaged in intentional misconduct or a transaction in which a director derived an improper personal benefit;

•	the expenses or liabilities were paid to or for the benefit of a director or officer by an insurance carrier under any directors’ and officers’ liability insurance policy; or

•	a threatened, pending or completed action, suit or proceeding is settled without Pure Earth’s written consent, which may not be unreasonably withheld.
The board of directors may create additional exceptions to Pure Earth’s indemnification obligations, but no additional exception will apply to any event, act or omission that occurred prior to the date the board approves the exception.
We currently maintain an insurance policy that provides reimbursement, subject to certain exceptions, for amounts we may be required or permitted by law to pay to indemnify our directors and officers.
Item 13. Financial Statements and Supplementary Data
The financial statements required to be included in this Registration Statement appear at the end of the Registration Statement beginning on page F-1.
Under the rules of the SEC applicable to smaller reporting companies, we have omitted supplementary financial information from this registration statement.
Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.
The independent registered public accounting firm of Skoda Minotti served as our independent public accountants with respect to the audit of our 2006 consolidated financial statements and the audit of the 2007 combined financial statements of the Casie Group companies, each of which have been included in this registration statement. In December 2007, upon the recommendation of our board of directors, we determined we would not renew the engagement of Skoda Minotti as our independent registered public accounting firm. On January 2, 2008, we decided to engage, and did engage, Marcum & Kliegman LLP to serve as our independent registered public accountant firm with respect to the audit of our 2007 consolidated financial statements.
The reports of our independent registered public accounting firm on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and the subsequent period prior to our engagement of Marcum & Kliegman, we did not consult with Marcum & Kliegman regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter related to a “disagreement” or “reportable event,” as such terms are defined in Item 304(a) of Regulation S-K.
During each of the fiscal years ended December 31, 2006 and December 31, 2007 and the subsequent interim period from January 1, 2008 through our notice to Skoda Minotti on January 3, 2008 of our non-renewal of our engagement of that firm, there were no disagreements between us and Skoda Minotti on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of Skoda Minotti, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Furthermore, during this time period, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, with respect to Skoda Minotti.
We have requested Skoda Minotti to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter has been filed as Exhibit 16.1 to this registration statement.

Item 15. Financial Statements and Exhibits.
(a) The financial statements required to be included in this registration statement appear beginning on page F-1.
(b) See the Exhibit Index below.
The warranties, representations and covenants contained in any of the agreements included herein or which appear as exhibits hereto should not be relied upon by buyers, sellers or holders of the Company’s securities and are not intended as warranties, representations or covenants to any individual or entity except as specifically set forth in such agreement.

Exhibit No.		Description of Exhibit
2.1	*	Stock Purchase Agreement, dated as of January 19, 2006, by and between South Jersey Development, Inc., and its shareholders, and Info Investors, Inc.
2.2	*	Asset Purchase Agreement, dated as of January 19, 2006, by and between Whitney Contracting, Inc. and South Jersey Development, Inc.
2.3	*	Stock Purchase Agreement, dated as of January 19, 2006, by and between American Transport and Disposal Services Ltd. and South Jersey Development, Inc.
2.4	*	Stock Purchase Agreement, dated as of January 19, 2006, by and between Juda Construction, Ltd. and South Jersey Development, Inc.
2.5	*	Asset Purchase Agreement, dated as of January 5, 2006, by and between Alchemy Development, LLC and South Jersey Development, Inc.
2.6	*	Stock Acquisition Agreement, dated as of November 30, 2006, by and among Shari L. Mahan, as sole shareholder of Terrasyn Environmental Corp., and Pure Earth, Inc.
2.7	*
Membership Interests Purchase Agreement, dated as of November 30, 2006, by and among Shari L. Mahan, as sole member of Environmental Venture Partners, LLC, Bio Methods LLC and Geo Methods, LLC, and Pure Earth, Inc.

2.8	*
Stock Purchase Agreement, dated as of February 13, 2007, by and among Pure Earth, Inc., Gregory W. Call, Casie Ecology Oil Salvage, inc., MidAtlantic Recycling Technologies Inc. and Rezultz, Incorporated

2.8.1
First Amendment to Stock Purchase Agreement, dated as of February 28, 2007, by and among Pure Earth, Inc. and Casie Ecology Oil Salvage, Inc., Rezultz, Incorporated, MidAtlantic Recycling Technologies Inc. and Gregory W. Call

2.8.2	*
Second Amendment to Stock Purchase Agreement, dated as of March 26, 2007, by and among Pure Earth, Inc. and Casie Ecology Oil Salvage, Inc., Rezultz, Incorporated, MidAtlantic Recycling Technologies Inc., Rex Mouser and Gregory W. Call

2.8.3
Third Amendment to Stock Purchase Agreement, dated as of May 7, 2007, by and among Pure Earth Inc. and Casie Ecology Oil Salvage, Inc., Rezultz, Incorporated, MidAtlantic Recycling Technologies Inc., Rex Mouser and Gregory W. Call

2.8.4
Fourth Amendment to Stock Purchase Agreement, dated as of August 6, 2007, by and among Pure Earth Inc. and Casie Ecology Oil Salvage, Inc., Rezultz, Incorporated, MidAtlantic Recycling Technologies Inc., Rex Mouser, Brian Horne and Gregory W. Call

2.8.5	*
Letter, dated December 21, 2007, from Pure Earth, Inc. to Gregory W. Call regarding Final Purchase Price with respect to the Stock Purchase Agreement, dated as of February 13, 2007, among Pure Earth, Inc., Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies Inc., Rezultz, Incorporated, Rex Mouser, Brian Horne and Gregory W. Call, as amended

2.8.5	(a)	Letter, dated January 7, 2008, from Pure Earth, Inc. to Gregory W. Call regarding calculation errors in the Fifth Amendment to Stock Purchase Agreement, dated December 21, 2007
2.8.6
Joinder Agreement, dated March 21, 2007, of Rex Mouser to the Stock Purchase Agreement by and among Pure Earth, Inc., Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies Inc., Rezultz, Incorporated, Rex Mouser, Brian Horne and Gregory W. Call

2.8.7
Joinder Agreement, dated May 30, 2007, of Brian Horne to the Stock Purchase Agreement by and among Pure Earth, Inc., Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies Inc., Rezultz, Incorporated, Rex Mouser and Gregory W. Call

2.9	*
Asset Purchase Agreement, dated November 20, 2007, by and among PEI Disposal Group, Inc., Richard Rivkin, Soil Disposal Group, Inc., Aaron Environmental Group, Inc., Stephen F. Shapiro, Jeffrey Berger and James Case

2.10	*	Asset Purchase Agreement, dated April 1, 2008, by and among Nycon, Inc., Robert Cruso, Frank Gencarelli, New Nycon, Inc. and Paul Bracegirdle
3.1.1		Amended and Restated Certificate of Incorporation of Pure Earth, Inc.
3.1.2		Pure Earth, Inc. Certificate of Designation, Preferences, Rights, and Limitations of Series A Preferred Stock, 10% Coupon

Exhibit No.	Description of Exhibit
3.1.3	Pure Earth, Inc. Certificate of Designation, Preferences and Rights of Series B Preferred Stock
3.2	Amended and Restated Bylaws of Pure Earth, Inc.
4.1	Specimen Common Stock Certificate
4.2	Specimen Series A Preferred Stock Certificate
4.3	Specimen Series B Preferred Stock Certificate
4.4	Securities Purchase Agreement, dated as of June 30, 2006, among Pure Earth, Inc. and each purchaser signatory thereto
4.5	Form of Common Stock Purchase Warrant issued to DD Growth Premium pursuant to the Securities Purchase Agreement, dated as of June 30, 2006
4.6	Form of 9% Convertible Debenture issued by Pure Earth, Inc., as maker, in favor of DD Growth Premium pursuant to the Securities Purchase Agreement, dated as of June 30, 2006
4.7	Form of Registration Rights Agreement, dated June 30, 2006, by and between Pure Earth, Inc. and DD Growth Premium
4.8	Form of Subscription Agreement for Series A Preferred Stock, dated May 22, 2007, by and between Pure Earth, Inc. and Charles Hallinan and Black Creek Capital Corp.
4.9	Form of Common Stock Purchase Warrant issued to Charles Hallinan and Black Creek Capital Corp. pursuant to the Subscription Agreement, dated as of May 22, 2007
4.10	Debenture Redemption Agreement, dated as of August 17, 2007, by and among Pure Earth, Inc. and Dynamic Decisions Strategic Opportunities
4.10.1	First Amendment to Debenture Redemption Agreement, dated as of October 2, 2007, by and among Pure Earth, Inc. and Dynamic Decisions Strategic Opportunities
4.11	Stock Purchase Agreement, dated August 17, 2007, by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc.
4.11.1	Joinder Agreement to the Stock Purchase Agreement by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc., dated as of September 18, 2007, by Kim C. Tucker Living Trust
4.11.2	Joinder Agreement to the Stock Purchase Agreement by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc., dated as of August 30, 2007, by Brent Kopenhaver and Emilie Kopenhaver
4.11.3	Joinder Agreement to the Stock Purchase Agreement by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc., dated as of August 30, 2007, by Mark Alsentzer
4.11.4	Joinder Agreement to the Stock Purchase Agreement by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc., dated as of September 20, 2007, by Charles Hallinan
4.12	Investment Agreement, dated as of March 4, 2008, among Pure Earth, Inc. and Fidus Mezzanine Capital, L.P.
4.13	Warrant, dated March 4, 2008, to purchase Common Stock of Pure Earth, Inc. issued to Fidus Mezzanine Capital, L.P.
4.14	Registration Rights Agreement, dated as of March 4, 2008, between Pure Earth, Inc. and certain holders
4.15
Securityholders Agreement, dated as of March 4, 2008, by and among Pure Earth, Inc., Brent Kopenhaver, Mark Alsentzer, Fidus Mezzanine Capital, L.P. and holders of the Warrants and Warrant Shares, as defined therein

4.16	Guaranty Agreement, dated as of March 4, 2008, by certain subsidiaries of Pure Earth, Inc. in favor of Fidus Mezzanine Capital, L.P. and any other Investors party thereto
10.1	Employment Agreement, dated as of June 1, 2008, by and between Pure Earth, Inc. and Mark Alsentzer
10.2	Employment Agreement, dated as of June 1, 2008, by and between Pure Earth, Inc. and Brent Kopenhaver
10.3	Pure Earth, Inc. 2007 Stock Incentive Plan
10.4	Form of Restricted Stock Agreement for awards under the Pure Earth, Inc. 2007 Stock Incentive Plan

Exhibit No.		Description of Exhibit
10.5		Loan and Security Agreement, dated October 5, 2005, by and among Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc., Rezultz, Incorporated, Gregory Call and Parke Bank
10.5.1		Change in Terms Agreement, dated November 2, 2007, between Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc., Rezultz, Incorporated, Gregory Call and Parke Bank
10.6	†	Agreement, dated July 25, 2006, by and between North Bergen Asphalt Product LLC and South Jersey Development, Inc.
10.7
Credit and Security Agreement, dated as of October 24, 2006, between Pure Earth, Inc., South Jersey Development, Inc., American Transportation & Disposal Systems, Ltd., Juda Construction, Ltd. and Wells Fargo Bank, National Association

10.7.1
First Amendment to Credit and Security Agreement, dated December 29, 2006, by and between Pure Earth, Inc., South Jersey Development, Inc., American Transportation & Disposal Systems, Ltd., Juda Construction, Ltd. and Wells Fargo Bank, National Association

10.7.2
Second Amendment to Credit and Security Agreement and Waiver of Defaults, dated May 16, 2007, by and between Pure Earth, Inc., Pure Earth Transportation and Disposal, Inc., Pure Earth Materials, Inc., Juda Construction, Ltd. and Wells Fargo Bank, National Association

10.7.3
Third Amendment to Credit and Security Agreement, dated November 13, 2007, by and between Pure Earth, Inc., Pure Earth Transportation and Disposal, Inc., Pure Earth Materials, Inc., Juda Construction, Ltd. and Wells Fargo Bank, National Association

10.8
Sales Representative Agreement, dated November 20, 2007, by and between PEI Disposal Group, Inc., Soil Disposal Group, Inc., Richard Rivkin, Stephen Shapiro, James Case, Jeffrey Berger and Aaron Environmental Group, Inc.

10.9
Form of Confidentiality, Non-Competition and Non-Solicitation Agreement, dated November 20, 2007, by and among Soil Disposal Group, Inc., PEI Disposal Group, Inc., Pure Earth, Inc., any and all subsidiaries of PEI Disposal Group, Inc. and Pure Earth, Inc., and certain employees of Soil Disposal Group, Inc. signatory thereto

10.10		Commercial Lease, dated October 26, 2007, between Redrock Land Development, LLC and Pure Earth Materials (NJ) Inc.
10.11
Subordinated Promissory Note, dated November 15, 2007, by Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc. and Rezultz, Incorporated in the principal amount of $1,000,000 in favor of Gregory W. Call

10.12		Promissory Note, dated November 20, 2007, by PEI Disposal Group, Inc., as maker, in the principal amount of $640,000, in favor of Soil Disposal Group, Inc.
10.13
Promissory Note, dated November 28, 2007, by Pure Earth, Inc., Juda Construction, Ltd. and Pure Earth Materials, Inc., as makers, in the principal amount of $2,265,000, in favor of CoActiv Capital Partners LLC

10.14		Exclusive License, dated April 30, 2008, by and between New Nycon, Inc. and Paul E. Bracegirdle
16.1		Letter from Skoda Minotti regarding its concurrence with the statements made by Pure Earth, Inc. herein concerning the nonrenewal of its engagement as Pure Earth, Inc.’s independent public accountant
21.1		Significant Subsidiaries of the Registrant

*	The schedules to this agreement have been omitted in accordance with the rules of the SEC. A list of omitted schedules has been included in this exhibit and will be provided supplementally to the SEC upon request.

†	Certain confidential portions of this agreement have been omitted pursuant to a confidential treatment request filed separately with the SEC on June 20, 2008.

PURE EARTH INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
of Pure Earth Inc.
We have audited the accompanying consolidated balance sheet of Pure Earth Inc. and Subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pure Earth Inc. and Subsidiaries, as of December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with United States generally accepted accounting principles
/s/ Marcum & Kliegman LLP
New York, New York
May 15, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Pure Earth, Inc. and Subsidiaries
Trevose, Pennsylvania
We have audited the accompanying consolidated balance sheet of Pure Earth, Inc. and Subsidiaries as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2006 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pure Earth, Inc. and Subsidiaries as of December 31, 2006 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 21 to the consolidated financial statements, the 2006 financial statements have been restated.
SKODA MINOTTI
/s/ Skoda Minotti
March 21, 2007, except for Note 21, regarding the restatement of the consolidated financial statements for which the date is April 16, 2008.
Skoda Minotti | Certified Public Accountants | 6685 Beta Drive, Mayfield Village, Ohio 44143 | ph 440 449 6800 | fx 440 646 1615 | www.skodaminotti.com

PURE EARTH INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006
		Restated
		(Note 21)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,885,014	$2,516,722
Accounts receivable, less allowance for doubtful accounts of $431,664 and $148,815	12,622,714	5,632,267
Inventories	269,585	72,091
Prepaid expenses	987,378	169,067
Other current asset	918,185	53,159
Deferred income tax asset	223,912	195,712

Total Current Assets	16,906,788	8,639,018

PROPERTY AND EQUIPMENT
Land	745,500	—
Buildings and improvements	6,789,683	—
Leasehold improvements	148,482	110,838
Machinery and equipment	8,612,385	1,453,941
Trucks and automobiles	2,230,598	2,830,769
Office furniture and fixtures	221,293	41,605
Computer software	50,000	—
Construction-in-process	13,023	—

	18,810,964	4,437,153
Less: accumulated depreciation and amortization	(2,623,352)	(675,250)

Property and Equipment, Net	16,187,612	3,761,903

OTHER ASSETS
Deposits and other assets	1,333,990	73,123
Loans receivable - officers	—	67,775
Deferred financing costs, net of accumulated amortization of $79,014 and $7,727	127,787	136,539
Goodwill	759,694	759,694
Permits	2,200,000	—
Other intangible assets, net of accumulated amortization	2,388,753	1,347,880
Idle machinery	8,450,000	—
Pending acquisitions	161,302	45,976

Total Other Assets	15,421,526	2,430,987

TOTAL ASSETS	$48,515,926	$14,831,908

The accompanying notes are an integral part of these consolidated financial statements.

PURE EARTH INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	2007	2006
		Restated
		(Note 21)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$2,389,493	$—
Notes payable	708,006	—
Current portion of long-term debt	1,240,547	834,850
Accounts payable	5,807,026	2,218,174
Accrued expenses	1,274,004	516,163
Accrued payroll and payroll taxes	619,906	451,847
Other current liabilities	2,116,828	—
Accrued disposal costs	278,432	—
Contingent consideration	176,435	—
Income taxes payable	1,024,603	65,984

Total Current Liabilities	15,635,280	4,087,018

LONG-TERM LIABILITIES
Long-term debt, net of current portion	4,513,526	1,110,060
Line of credit	4,011,104	2,004,332
Convertible debt, net of discounts	—	638,053
Note payable - related party	1,008,463	—
Accrued disposal costs	1,093,796	—
Contingent consideration	1,176,235	—
Deferred income taxes	5,273,840	730,588
Deferred income tax liabilities - permits	880,000	—

Total Long-Term Liabilities	17,956,964	4,483,033

TOTAL LIABILITIES	33,592,244	8,570,051

REDEEMABLE PREFERRED STOCK, $.001 par value; Series A convertible preferred stock: authorized 50,000 shares; issued and outstanding 20,000 and 0 shares	930,190	—

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value; authorized 25,000,000 shares; issued and outstanding 17,218,465 and 15,368,972	17,218	15,369
Additional paid-in capital	12,323,847	6,547,814
Retained earnings (accumulated deficit)	1,652,427	(301,326)

TOTAL STOCKHOLDERS’ EQUITY	13,993,492	6,261,857

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$48,515,926	$14,831,908

The accompanying notes are an integral part of these consolidated financial statements.

PURE EARTH INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2007 and 2006

	2007	2006
		Restated
		(Note 21)

REVENUES	$59,398,879	$22,226,431

COST OF REVENUES (including $2,153,754 and $675,497 of depreciation and amortization expense)	46,149,312	18,492,924

GROSS PROFIT	13,249,567	3,733,507

OPERATING EXPENSES
Salaries and related expenses	4,449,991	1,520,884
Occupancy and other office expenses	1,349,927	408,373
Professional fees	1,000,358	478,237
Other operating expenses	903,210	707,382
Insurance	861,178	212,476
Depreciation and amortization	325,528	173,692

TOTAL OPERATING EXPENSES	8,890,192	3,501,044

INCOME FROM OPERATIONS	4,359,375	232,463

OTHER INCOME (EXPENSES)
Interest income	111,494	34,550
Interest expense	(1,044,242)	(295,654)
Income from equity investment	89,868	—
Gain on extinguishment of convertible debt	88,053	—
Loss on sale of equipment	(11,239)	(12,285)
Expenses for unrealized acquisitions	—	(95,368)
Expenses for unrealized financing	—	(204,630)

TOTAL OTHER EXPENSES	(766,066)	(573,387)

INCOME (LOSS) BEFORE INCOME TAXES	3,593,309	(340,924)

PROVISION (BENEFIT) FOR INCOME TAXES
Current	939,086	55,426
Deferred	625,193	(95,024)

TOTAL PROVISION FOR (BENEFIT FROM) INCOME TAXES	1,564,279	(39,598)

NET INCOME (LOSS)	2,029,030	(301,326)

Less: preferred stock dividends	75,277	—

INCOME (LOSS) AVAILABLE FOR COMMON STOCKHOLDERS	$1,953,753	$(301,326)

The accompanying notes are an integral part of these consolidated financial statements.

PURE EARTH INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS, Continued
For the Years Ended December 31, 2007 and 2006

	2007	2006
		Restated
		(Note 21)

NET INCOME (LOSS) PER SHARE
Basic	$0.12	$(0.02)
Diluted	$0.12	$(0.02)

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING
Basic	16,428,969	13,924,203
Diluted	16,662,029	13,924,203
The accompanying notes are an integral part of these consolidated financial statements.

PURE EARTH INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2007 and 2006

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity

BALANCE - January 1, 2006	9,300,000	$9,300	$(86,702)	$—	$(77,402)

Reverse merger and recapitalization	3,000,000	3,000	(3,000)	—	—
Purchase and retirement of outstanding common stock	(1,894,528)	(1,895)	(148,605)	—	(150,500)
Private placement stock offerings - net of expenses	3,000,000	3,000	4,265,805	—	4,268,805
Issuance of common stock for acquisition of companies and specific assets	1,955,000	1,955	2,283,045	—	2,285,000
Issuance of common stock for professional services	8,500	9	16,991	—	17,000
Issuance of warrants	—	—	220,280	—	220,280
Net loss	—	—	—	(301,326)	(301,326)

BALANCE - December 31, 2006 (Restated - Note 21)	15,368,972	15,369	6,547,814	(301,326)	6,261,857

Private placement stock offering	1,000,000	1,000	2,999,000	—	3,000,000
Issuance of common stock for acquisition of companies and specific assets	428,494	428	1,360,054	—	1,360,482
Conversion of debt into common stock	373,615	374	1,215,066	—	1,215,440
Issuance and conversion of warrants	3,334	3	69,807	—	69,810
Restricted stock grant to employees	44,050	44	132,106	—	132,150
Dividends declared on preferred stock	—	—	—	(75,277)	(75,277)
Net income	—	—	—	2,029,030	2,029,030

BALANCE — December 31, 2007	17,218,465	$17,218	$12,323,847	$1,652,427	$13,993,492

The accompanying notes are an integral part of these consolidated financial statements.

PURE EARTH INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2007 and 2006

	2007	2006
		Restated
		(Note 21)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,029,030	$(301,326)

Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	2,174,181	696,790
Other intangible assets amortization	174,628	144,672
Impairment of intangible assets	67,500	—
Deferred financing cost amortization	62,973	7,727
Interest expense for accretion of warrant discount	—	32,605
Bad debt expense	28,927	102,020
Loss on sale of property and equipment	11,239	12,285
Stock issued for accrued interest on note payable - related party	91,292	—
Stock and warrant-based payments	132,150	42,728
Gain on convertible debt buy-back	(88,053)	—
Income from equity investment	(89,868)	—
Deferred income taxes	625,193	(95,024)
Changes in operating assets and liabilities
Accounts receivable	(4,460,114)	(3,428,663)
Inventories	27,082	(72,091)
Prepaid expenses and other current assets	(1,312,767)	(46,218)
Deposits and other assets	(108,622)	(12,883)
Accounts payable	(177,815)	332,588
Accrued expenses and other current liabilities	1,329,111	397,118
Accrued disposal costs	(3,392,961)	—
Income taxes payable	913,460	32,273

TOTAL ADJUSTMENTS	(3,992,464)	(1,854,073)

NET CASH USED IN OPERATING ACTIVITIES	(1,963,434)	(2,155,399)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of business and assets - net of cash of $911,405 in 2007	(3,167,743)	(384,926)
Payments for pending acquisitions	(115,326)	(45,976)
Acquisitions of property and equipment	(1,132,245)	(664,943)
Proceeds from sale of property and equipment	338,739	—

NET CASH USED IN INVESTING ACTIVITIES	$(4,076,575)	$(1,095,845)

The accompanying notes are an integral part of these consolidated financial statements.

PURE EARTH INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued
For the Years Ended December 31, 2007 and 2006

	2007	2006
		Restated
		(Note 21)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances to (repayments from) related party loans	$67,775	$(191,049)
Net borrowings on line of credit	2,006,772	2,004,332
Repayments of notes payable	(207,736)	—
Repayment of long-term debt	(2,680,005)	(824,701)
Financing fees incurred	(44,059)	(144,266)
(Repayments of) proceeds from convertible debt	(550,000)	800,000
Proceeds from equipment refinancing	2,865,713	—
Private placement of common and preferred stock	4,000,000	4,268,805
Repurchase and retirement of common stock	—	(150,500)
Dividends paid on preferred stock	(50,277)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,408,183	5,762,621

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(631,826)	2,511,377

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	2,516,722	5,345

CASH AND CASH EQUIVALENTS - END OF YEAR	$1,885,014	$2,516,722

SUPPLEMENTARY INFORMATION
Cash paid during the years for:
Interest	$948,530	$235,299
Income taxes	$25,508	$—

Non-cash investing and financing activities:
Debt and other liabilities incurred in acquisition of businesses and asset purchases	$29,804,979	$5,974,555
Acquisition of businesses and assets in exchange for shares of common stock	$1,360,482	$2,285,000
Conversion of debt to equity	$1,215,440	$—
Direct financing of property and equipment	$480,454	$777,566
The accompanying notes are an integral part of these consolidated financial statements.

PURE EARTH INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — Reverse Merger and Business Operations
Reverse Merger
Pure Earth Inc. (“Pure Earth”) was formed on February 13, 1997 under the name “Info Investors, Inc.” (“Info”) with the purpose of engaging in the business of initiating infomercial marketing by purchasing a portion of the net proceeds generated by infomercials. Info had been financially inactive for some time. On January 20, 2006, Info changed its name to “Pure Earth Inc.”. The former director of Info resigned her position and new officers and directors were appointed. The new purpose of Pure Earth was to acquire companies that provide services related to the transportation and disposal of clean and contaminated soils, while developing Brownfield sites for disposal purposes.
In connection with the change in management, on January 20, 2006, Pure Earth acquired 100% of the stock of South Jersey Development, Inc. (later changed its name to Pure Earth Materials, Inc. (“PE Materials”)) in a stock-for-stock exchange. PE Materials received 9,300,000 shares of Pure Earth’s common stock. As a result of this acquisition, the stockholders of PE Materials owned approximately 76% of the outstanding shares of common stock in Pure Earth and controlled the board of directors, resulting in a change in control. This transaction was accounted for as a reverse merger and recapitalization, whereby PE Materials is deemed to be the acquirer for accounting purposes. In connection with the recapitalization, Pure Earth repurchased and retired 1,894,528 shares of common stock from its existing stockholders at a cost of $150,500. Upon completing the reverse merger, Pure Earth (the “Company”) acquired several operating entities (See Note 3). As a condition of completing the reverse merger and the subsequent acquisitions in 2006, Pure Earth also completed a private placement offering of its common stock whereby it raised approximately $1,700,000 in a sale of 1,700,000 shares of its common stock at a price of $1.00 per share.
Business Operations and Consolidation
The accompanying consolidated financial statements include the accounts of Pure Earth and its wholly owned subsidiaries, PE Materials; Pure Earth Materials, NJ Inc. (“PE Materials NJ”); Pure Earth Transportation and Disposal, Inc. (“PE Transportation and Disposal”); Juda Construction, Ltd. (“Juda”); PEI Disposal Group Inc. (“PEI Disposal Group”); Pure Earth Environmental Inc. (“PE Environmental”), GeoMethods LLC (“GeoMethods”) and BioMethods LLC (“BioMethods”); Echo Lake Brownfield LLC (“Echo Lake”); Casie Ecology Oil Salvage Inc. (“Casie”); Rezultz Inc. (“Rezultz”) and MidAtlantic Recycling Technologies Inc. (“MART”), (collectively referred to as “the Company”). Casie, Rezultz and MART are also collectively referred to as the “Casie Group”. All significant intercompany accounts and transactions have been eliminated.

NOTE 1 — Reverse Merger and Business Operations, continued
Business Operations and Consolidation, continued
The Company’s reportable segments are strategic business units that offer environmental services within the Company’s continuum of environmental strategies. The Company has four reportable segments: Transportation and Disposal, Materials, Environmental Services, and Treatment and Recycling.
Transportation and Disposal
PE Transportation and Disposal and PEI Disposal Group are transportation and disposal companies that specialize in coordinating the removal of contaminated and clean soils. Juda is a transporter of contaminated and clean soils that primarily serves PE Transportation and Disposal. PE Transportation and Disposal and Juda are located in the Bronx, New York, and serve primarily the New York metropolitan area and northern regions of New Jersey. PEI Disposal Group is located in Long Island, New York and also serves the New York metropolitan area and Long Island.
Materials
PE Materials and PE Materials NJ are rock crushing and material recycling operations located in North Bergen, New Jersey and Lyndhurst, New Jersey, respectively. Both companies serve primarily the New York metropolitan area and northern regions of New Jersey, including the processing of materials derived from the Transportation and Disposal business.
Environmental Services
PE Environmental is engaged in environmental investigation and remediation of soil and ground water for commercial and residential customers that are primarily located in Connecticut and New York. PE Environmental is also in the business of locating Brownfield sites for restoration by other Pure Earth subsidiaries. GeoMethods is engaged in environmental well drilling for commercial customers that are primarily located in Connecticut and New York. BioMethods is engaged in the disposal of regulated medical waste from doctors’ offices, hospitals, and nursing homes in Connecticut. Echo Lake was formed for the purpose of owning and developing a Brownfield site near Waterbury, Connecticut, as well as providing an additional outlet for soil and processed material disposal.
Treatment and Recycling
Casie Group is a waste management and transportation company that specializes in coordinating removal, disposal, and recycling of solid and liquid wastes. Casie performs environmental services such as oil salvaging, decontamination, wastewater cleanup, laboratory analysis, solid waste processing and environmental consulting. MART specializes in the disposal of solid wastes through thermal desorption treatment, recycling of materials and beneficial reuse of contaminated materials.

NOTE 1 — Reverse Merger and Business Operations, continued
Treatment and Recycling, continued
Rezultz owns the equipment and real estate used by the Casie Group. All three companies are located in Vineland, New Jersey and serve customers along the East coast of the United States. Casie also owns a non-controlling fifty percent interest in Advanced Catalyst Recycling, Inc. (“ACR”), which is a joint venture organized for the purpose of identifying and providing recycling opportunities in the market for spent metal catalysts and to market recycling solutions to the generators of spent metal catalysts. ACR is accounted for as an equity investment.
NOTE 2 — Summary of Significant Accounting Policies
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Critical accounting policies requiring the use of estimates are allowance for doubtful accounts, depreciation and amortization, impairment testing for intangible assets and goodwill, accrued disposal costs, deferred revenue, inventories, and valuation of stock based compensation and warrants for common stock.
Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturities of less than three months when purchased to be cash equivalents. Due to their short-term nature, cash equivalents, when they are carried, are carried at cost, which approximates fair value.
Restricted Cash
The Company is required by law to have escrow accounts in which it deposits funds in the event of closure and post closure events. These accounts are classified as long-term restricted cash and included in deposits and other assets in the accompanying consolidated balance sheet since the Company does not anticipate that the conditions requiring the escrow accounts will be satisfied within the current period.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts Receivable are customer obligations due under normal trade terms. The Company sells its products to a variety of customers. The Company performs continuing credit evaluations of its customers’ financial condition and in certain instances may require additional collateral or insurance bonds from its customers.

NOTE 2 — Summary of Significant Accounting Policies, continued
Accounts Receivable and Allowance for Doubtful Accounts, continued
Senior management reviews accounts receivable on a monthly basis to determine if any receivables will be potentially uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve based on historical experience, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes its allowance for doubtful accounts as of December 31, 2007 and 2006 is adequate; however, actual write-offs may exceed the recorded allowance.
The allowance for doubtful accounts at December 31, 2007, includes $165,562 of receivables acquired and reserved for as part of the Casie Group acquisition (see Note 4). As part of the original purchase price allocation, the Company fully reserved for $253,922 of specific aged receivables as of March 30, 2007. On October 30, 2008, the Company will reconcile the status of these specific accounts receivable and credit back to the former owner the amounts of such receivables that have been collected after closing, in the form of additional shares of common stock. At December 31, 2007, $88,360 of these receivables had been collected and the Company has recorded a corresponding liability due to the former owner, which is reflected as a component of accrued expenses.
Inventories
Inventories are valued at the lower of cost or market by the weighted average cost method and is comprised of crushed rock and recycled oil, which are both considered finished products. The value of the inventories as of December 31, 2007 and 2006, were as follows:

	2007	2006
Recycled oil	$248,483	$—
Crushed rock	21,102	72,091

Total	$269,585	$72,091

NOTE 2 — Summary of Significant Accounting Policies, continued
Property and Equipment
Property and equipment is stated at cost, less accumulated depreciation and amortization.
Depreciation and amortization of property and equipment is provided by use of the straight-line method over the estimated useful lives of the assets as follows:

Range of
Asset Classification	Estimated Useful Life
Buildings and improvements	25 years
Machinery and equipment	3-10 years
Trucks and automobiles	4-7 years
Office furniture and fixtures	2-4 years
Computer software	3 years
Leasehold improvements	Lesser of useful life of asset or life of lease
Depreciation and amortization expense for the years ended December 31, 2007 and 2006 was $2,174,181 and $696,790, respectively.
Upon retirement or other disposition, the cost and related accumulated depreciation and amortization of the assets are removed from the accounts and any resulting gain or loss is reflected in operating expenses or other income. Expenditures for major renewals and improvements which extend the life of the asset are capitalized. Ordinary repairs and maintenance are charged directly to costs of good sold or operating expense, depending upon their nature.
Revenue Recognition
The Company applies the revenue recognition principles set forth under the Securities and Exchange Commission’s (“SEC”) Staff Accounting Bulletin (“SAB”) 104 with respect to all of its revenue. Accordingly, revenue is recognized when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collection is reasonably assured. Revenue is recognized net of estimated allowances.
Revenues for the Transportation and Disposal segment are recognized upon completion of the disposal of the waste into a landfill, Brownfield, or when it is shipped to a third party for processing and disposal. Revenue for the Materials segment consists of two components. The first being for incoming loads whereby revenue is recognized upon acceptance of such materials into the facility at which time it is deemed earned. The second component deals with material received into the facility that is unprocessed, which is deemed to have no value. Subsequent to receipt of the incoming loads, the material is processed and crushed into finished stone product, representing a finished good.

NOTE 2 — Summary of Significant Accounting Policies, continued
Revenue Recognition, continued
The crushed material is resold to third parties and the second component of revenue is recognized upon delivery of the finished product. Revenue for the Environmental Services Segment is recognized as services are rendered. Revenues for the Treatment and Recycling segment are recognized upon the completion of the waste water treatment, thermal desorption treatment or disposal of hazardous and non-hazardous soils and oil byproducts to recycling outlets. Revenues from waste that is not yet completely processed or disposed of are deferred until such services have been completed.
Accrued Disposal Costs
Accrued disposal costs represent the expected costs of processing and disposing of clean and contaminated soil whereby revenue is recognized upon acceptance of such material into the facility. Any soil that is unprocessed is expected to be treated within the next twelve months and therefore, this obligation is classified as a current liability within the accompanying consolidated balance sheet. The Company is not obligated to dispose of processed soil within a specific time period, therefore disposal costs for processed soil are classified as a long-term liability in the accompanying consolidated balance sheet.
Goodwill and Intangible Assets — Indefinite Lives
The Company accounts for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and other Intangible Assts,” (“SFAS 142”). SFAS 142 requires that goodwill and other intangibles with indefinite lives should be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. SFAS 142 requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.
The Company recorded goodwill in relation to the acquisition of PE Environmental, GeoMethods and BioMethods during 2006 (see Note 3). The annual goodwill impairment tests in 2006 and 2007 using the criteria set forth under SFAS 142 indicated that there was no impairment to goodwill related to the Company’s acquisition of PE Environmental, GeoMethods and BioMethods.

NOTE 2 — Summary of Significant Accounting Policies, continued
Goodwill and Intangible Assets — Indefinite Lives, continued
The acquisition of Casie, MART and Rezultz, resulted in negative goodwill for which contingent consideration was recorded as discussed in Note 4.
The Company also obtained valuable state and local permits which allow Casie to operate its recycling and soil remediation operations, which were recorded based upon the purchase price allocation of $2,200,000 (see Note 4). The permits do not have any legal, regulatory (other than perfunctory renewal requirements of up to five years on certain permits), contractual, competitive, economic or other factors that would limit the useful life of the asset and therefore, is deemed to have an indefinite life and is not subject to amortization. Permits with a finite life were immaterial at December 31, 2007 and 2006, and any such permits would be amortized on a straight-line basis over the estimated useful lives.
Intangible Assets — Finite Lives
The Company’s amortizable intangible assets include customer relationships, covenants not to compete and sales representative agreement. These assets are being amortized using the straight-line method over their estimated useful lives. The Company’s customer lists are stated at cost or allocated cost based upon purchase price allocations, which was estimated based upon the fair value of the consideration given up to obtain the assets. Customer lists are amortized on a straight-line basis over 10 years, which was determined by consideration of the expected period of benefit to be derived from these customers, as well as the length of the historical relationship. Non-compete agreements and sales representative agreement are amortized on a straight-line basis over the term of the agreements.
Long-Lived Assets
The Company follows SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 standardized the accounting practices for the recognition and measurement of impairment losses on certain long-lived assets based on non-discounted cash flows. Impairment losses recorded for the years ended December 31, 2007 and 2006 have not been material.
Earnings (Loss) Per Share
Basic earnings (loss) per share (“EPS”) is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period and excludes any potentially dilutive securities. Diluted EPS gives effect to all potentially dilutive securities outstanding during each period that were outstanding during the period but does not include such securities if their effect would be anti-dilutive, in accordance with SFAS No. 128, “Earnings per Share.”

NOTE 2 — Summary of Significant Accounting Policies, continued
Earnings (Loss) Per Share, continued
At December 31, 2007 and 2006, the Company’s dilutive securities included the following components:

	December 31,
	2007	2006
Weighted average common shares outstanding used in computing basic EPS	16,428,969	13,924,203
Effect of dilutive securities:
Convertible notes	233,060	—

Adjusted weighted average common shares used in computing diluted EPS	16,662,029	13,924,203

The Company’s computation of diluted EPS excludes convertible debt at December 31, 2006 since its effect was anti-dilutive. Additionally, 337,778 and 293,334 common stock purchase warrants outstanding as of December 31, 2007 and December 31, 2006, respectively, were excluded from the determination of diluted EPS as their effect is anti-dilutive. Additionally, the redeemable convertible preferred stock at December 31, 2007 were also excluded from the determination of diluted EPS as its effect is anti-dilutive.
Stock Based Compensation
The Company adopted SFAS 123 (revised 2004), “Share Based Payments”, (“SFAS 123(R)”) on July 24, 2007, concurrent with the approval of the 2007 Stock Incentive Plan. SFAS 123(R) requires companies to recognize compensation cost relating to share-based payment transactions in their consolidated financial statements. That cost is measured based upon the fair value of the equity or liability instrument issued and is recognized over the service period. At the date of adoption, the Company did not have any existing share based awards outstanding. The Company recorded $132,150 of stock-based expense for the year ended December 31, 2007, and no expense for the year ended December 31, 2006.
Income Taxes
The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes”, (“SFAS 109”). Accordingly, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NOTE 2 — Summary of Significant Accounting Policies, continued
Income Taxes, continued
A valuation allowance is established when, based on an evaluation of objective verifiable evidence, it is more likely than not that some portion or all of deferred tax assets will not be realized.
Effective January 1, 2007 the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109”, (“FIN 48”). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on the derecognition of income tax liabilities, classification of interest and penalties on income taxes, and accounting for uncertain tax positions in interim period financial statements. The periods subject to examination for the Company’s federal return include the 2003 tax year to the present. The Company also files state income tax returns in various states, including New York, New Jersey, Pennsylvania and Connecticut, which may have different statutes of limitations. Generally, state income tax returns for years 2003 through 2006 are subject to examination. The Company records penalties and accrued interest related to uncertain tax positions in income tax expense. Such adjustments have historically been minimal and immaterial to the Company’s financial results. As described in Note 16, the Company has completed its assessment of uncertain tax positions in accordance with FIN 48 and has determined that it does not have any material uncertain income tax positions requiring recognition or disclosure in accordance with FIN 48 as of December 31, 2007 and for the year then ended.
Preferred Stock
The Company applies the guidance enumerated in SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”) and Emerging Issues Task Force (“EITF”) Topic D-98 “Classification and Measurement of Redeemable Securities,” (“EITF Topic D-98”) when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value in accordance with SFAS 150. All other issuances of preferred stock are subject to the classification and measurement principles of EITF Topic D-98. Accordingly the Company classifies conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, the Company classifies its preferred shares in stockholders’ equity. The outstanding preferred shares feature redemption rights that are not solely within the Company’s control as of December 31, 2007, and therefore, preferred stock is presented as temporary equity (see Note 7).

NOTE 2 — Summary of Significant Accounting Policies, continued
Convertible Instruments
The Company evaluated and accounted for conversion options embedded in convertible instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).
SFAS 133 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments in accordance with EITF 00-19. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of SFAS 133. SFAS 133 and EITF 00-19 also provide an exception to this rule when the host instrument is deemed to be conventional (as that term is described in the implementation guidance to SFAS 133 and further clarified in EITF 05-2, “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19”).
The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with the provisions of EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Adjustable Conversion Ratios” (“EITF 98-5”) and EITF 00-27, “Application of EITF 98-5 to Certain Convertible Instruments” (“EITF 00-27”). Accordingly, the Company records when necessary debt discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

NOTE 2 — Summary of Significant Accounting Policies, continued
Convertible Instruments, continued
The Company evaluated the conversion options featured in the Series A Preferred Stock (the “Preferred Shares”) and the convertible debt issued in 2006. These conversion options provide the holders of the Preferred Shares and the holders of the convertible debt with the right to convert the Preferred Shares and the debt into a fixed number of shares of common stock, which was established at the date of issuance. At the time of issuance of the Preferred Shares and the convertible debt, the conversion features were determined to be out of the money therefore, a beneficial conversion feature did not exist.
Common Stock Purchase Warrants and Other Derivative Financial Instruments
The Company accounts for the issuance of common stock purchase warrants and other free standing derivative financial instruments in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives it a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside its control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.
The Company’s free standing derivatives consist of warrants to purchase common stock that were issued in connection with the Convertible Debt issuance in 2006 (see Note 14) and the issuance of the Preferred Shares to private investors (see Note 7). The Company evaluated the common stock purchase warrants to assess their proper classification in the consolidated balance sheet as of December 31, 2007, and December 31, 2006, using the applicable classification criteria enumerated in EITF 00-19. The Company determined that the common stock purchase warrants do not feature any characteristics permitting net cash settlement at the option of the holders. Accordingly, these instruments have been classified in stockholders’ equity in the accompanying consolidated balance sheets as of December 31, 2007.
Fair Value of Financial Instruments
The Company determines the estimated fair value of its financial instruments using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different assumptions or estimation methodologies could have a material effect on the estimated fair values. The fair value estimates are based on information available as of December 31, 2007 and 2006.

NOTE 2 — Summary of Significant Accounting Policies, continued
Fair Value of Financial Instruments, continued
The carrying values of cash and cash equivalents, restricted cash, trade accounts receivable, trade accounts payable and financial instruments included in other assets and other liabilities are reflected in the consolidated balance sheet at historical cost, which is materially representative of their fair value due to the relatively short-term maturities of these assets and liabilities. The carrying values of the Company’s notes payable and long-term debt approximates the estimated fair value, as determined by comparison to rates currently available for debt with similar terms and maturities.
Advertising
The Company expenses all advertising costs as incurred. Advertising expenses totaled approximately $46,000 and $19,000 for the years ended December 31, 2007 and 2006, respectively.
Recently Issued Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. SFAS 157 will be effective for the Company beginning January 1, 2008. The adoption of SFAS 157 is not expected to have a material impact on the consolidated earnings or financial position of the Company, however, this pronouncement may have an effect in the future.
In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Misstatements in Current Year Financial Statements”, (“SAB 108”). SAB 108 provides guidance on how the effects of the carry over or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (i) the error quantified as the amount by which the current year income statement was misstated (rollover method) or (ii) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (iron curtain method). Reliance on either method in prior years could have resulted in misstatement of the financial statements. The guidance provided in SAB 108 requires both methods to be used in evaluating materiality. Immaterial prior year errors may be corrected with the filing of prior year financial statements after adoption. The cumulative effect of the correction would be reflected in the opening balance sheet with appropriate disclosure of the cause of the error and that error had been deemed to be immaterial in the past. The adoption of this pronouncement did not have any material effects on the Company’s consolidated financial position, results of operation, or cash flows.

NOTE 2 — Summary of Significant Accounting Policies, continued
Recently Issued Accounting Pronouncements, continued
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”, (“SFAS 159”), which is effective for fiscal years beginning after November 15, 2007. SFAS 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. If elected, SFAS 159 is effective beginning January 1, 2008. The Company is currently in the process of assessing the provisions of SFAS 159 and determining how the elective application of these fair value measurements would affect the current accounting policies and procedures. The Company has not determined whether it will elect to measure items subject to SFAS 159 at fair value and, as a result, have not assessed any potential impacts of adoption on the consolidated financial statements.
In June 2007, the EITF reached a consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits on Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 addresses share-based payment arrangements with dividend protection features that entitle employees to receive (a) dividends on equity-classified non-vested shares, (b) dividend equivalents on equity-classified non-vested share units, or (c) payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under SFAS 123R and result in an income tax deduction for the employer. A realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings are paid to employees for equity-classified non-vested shares, non-vested equity share units, and outstanding equity share options should be recognized as an increase in additional paid in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payments. The Company does not expect the adoption of this pronouncement to have a material impact on the financial position or results of operations.
In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”), which replaces SFAS 141, “Business Combinations.” SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R will have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

NOTE 2 — Summary of Significant Accounting Policies, continued
Recently Issued Accounting Pronouncements, continued
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, the Company would be required to report any noncontrolling interests as a separate component of stockholders’ equity. The Company would also be required to present any net income allocable to noncontrolling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of income. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. SFAS 160 will have an impact on the presentation and disclosure of the noncontrolling interests of any non wholly-owned businesses acquired in the future.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133”, (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Currently the Company does not engage in any derivative activities and therefore, SFAS 161 is not expected to have a material impact.
The FASB, the EITF and the SEC have issued certain other accounting pronouncements and regulations as of December 31, 2007 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company’s financial accounting measures or disclosures had they been in effect during 2007 and 2006, and it does not believe that any of those pronouncements will have a significant impact on the Company’s consolidated financial statements at the time they become effective.

NOTE 3 — 2006 Acquisitions
On January 20, 2006, Pure Earth completed the acquisition of 100% of the stock of PE Transportation and Disposal (formerly know as American Transportation and Disposal Systems, Ltd.) in a stock-for-stock exchange. At the time of acquisition, PE Transportation and Disposal had 200 shares of common stock outstanding. Pure Earth also acquired certain assets of Whitney Contracting, Inc. (“Whitney”). The principal asset acquired was a customer list. The shares of PE Transportation and Disposal and the Whitney assets were exchanged for 1,200,000 shares of the Company’s common stock valued at $1,200,000, the approximate fair value on the date of acquisition. The total estimated fair value of the net assets acquired was $2,379,284 as determined by an independent appraisal. As a condition to closing this purchase transaction, on January 20, 2006, Company completed a private placement offering of its common stock in which it received $1,700,000 in a sale of 1,700,000 shares of common stock at $1.00 per share. Due to the proximity of the private placement offering to the purchase of PE Transportation and Disposal and Whitney and given that the Company’s common stock is thinly traded, the Company determined that a price of $1.00 per share of common stock represented the best available evidence of the fair value of the Company’s common stock issued to consummate the acquisition. The purchase price allocation of the cost of the acquisition to the fair value of the assets acquired and liabilities assumed resulted in negative goodwill of approximately $1,129,000, which was then allocated on a pro-rata basis to reduce the amount that would have been assigned to the fixed assets and customer list acquired. Subsequent to the acquisition date, the Company also issued 50,000 shares of common stock valued at $50,000 in connection with services relating to the original customer list, which increased the initial purchase price.
Pure Earth also acquired 100% of the stock of Juda in a stock-for-stock exchange. At the time of acquisition, Juda had 10 shares of common stock outstanding. These shares were exchanged for 300,000 shares of the Company’s common stock valued at $300,000, or $1.00 per share, as determined by the private placement offering completed on January 20, 2006. The fair value of the net assets acquired was $756,557 as determined by an independent appraisal. The allocation of the cost of the acquisition to the assets and liabilities assumed, resulted in negative goodwill of $456,557, which was then allocated on a pro-rata basis to reduce the amount that would have been assigned to the fixed assets and idle machinery.
PE Materials then acquired a certain asset of Alchemy, Inc. (“Alchemy”) which was a customer list. Alchemy’s asset was exchanged for 75,000 shares of the Company’s common stock valued at $75,000, or $1.00 per share, as determined by the private placement offering completed on January 20, 2006. In accordance with SFAS 141, the Company recorded the asset purchase based upon the fair value of the consideration given in exchange for the customer list which was $75,000 of common stock. Subsequently in 2007, the Company wrote-off the remaining unamortized portion of this customer list as impaired ($67,500) due to loss of the customers.

NOTE 3 — 2006 Acquisitions, continued
The following table illustrates the estimated fair value of assets acquired and liabilities assumed for each entity that was acquired by the Company as of the date of acquisition:

	PE
	Transportation
	and Disposal	Juda	Alchemy	Total
Current assets	$1,292,627	$1,110,619	$—	$2,403,246
Property and equipment	26,151	2,435,081	—	2,461,232
Idle machinery	—	512,387	—	512,387
Other assets	55,955	72,060	—	128,015
Customer lists	1,367,552	—	75,000	1,442,552

Total assets acquired	2,742,285	4,130,147	75,000	6,947,432

Current liabilities	1,481,385	1,955,088	—	3,436,473
Non-current liabilities	—	1,274,559	—	1,274,559
Deferred income taxes	10,900	600,500	—	611,400

Total liabilities assumed	1,492,285	3,830,147	—	5,322,432

Purchase Price	$1,250,000	$300,000	$75,000	$1,625,000

On November 30, 2006, the Company acquired 100% of the stock of PE Environmental (formerly known as Terrasyn Environmental Corporation) in a stock-for-stock exchange. At the time of acquisition, Terrasyn had 1,000 shares of common stock outstanding. These shares were exchanged for 280,000 shares of the Company’s common stock valued at $560,000 as determined by the fair value of the common stock at the date of acquisition. The excess of the total consideration over the fair value of the net assets was estimated to be $565,485 and was recorded as goodwill. The Company also acquired 100% of the units of GeoMethods and BioMethods for a combined purchase price of $250,000 paid in cash. The excess consideration over the fair value of the net assets was estimated to be $194,209 and was recorded as goodwill in the accompanying consolidated balance sheets. The following table illustrates the estimated fair value of assets acquired and liabilities assumed for PE Environmental, GeoMethods, and BioMethods as of the date of acquisition:

	PE
	Environmental	GeoMethods	BioMethods	Total
Current assets	$435,776	$65,779	$19,124	$520,679
Deferred income tax asset — current	9,000	400	—	9,400
Property and equipment	13,000	152,850	6,500	172,350
Goodwill	565,485	173,352	20,857	759,694

Total assets acquired	1,023,261	392,381	46,481	1,462,123

Current liabilities	$307,092	$105,749	$19,631	$432,472
Non-current liabilities	128,269	63,482	—	191,751
Deferred income taxes	27,900	—	—	27,900

Total liabilities assumed	463,261	169,231	19,631	652,123

Purchase Price	$560,000	$223,150	$26,850	$810,000

NOTE 4 — Casie Group Acquisition
On March 30, 2007 (the “closing date”), the Company acquired all of the outstanding shares of common stock in a stock-for-stock exchange from the stockholders of Casie Group. The purchase price under the Stock Purchase Agreement (“SPA”) was subject to post-closing adjustments relating to certain matters, including Casie Group meeting certain defined minimum net asset values as of the Closing Date, and the post-closing collection of accounts receivable. After giving effect to the post-closing adjustments and certain other agreements and accommodations set forth in the SPA, the Company issued to the stockholders of Casie Group an aggregate of 338,494 shares of Pure Earth’s restricted common stock as consideration for the acquisition of the shares of Casie Group, offset by the Shareholder Loan (defined below). The common stock is subject to a lockup period of one year from the Closing Date. Since the Company’s shares were thinly traded, for purposes of determining the purchase price the shares of common stock were determined to have a fair value of $3.00 per share based upon the value at which shares of common stock were sold in a private placement on April 4, 2007. The fair value of the total consideration given in the Casie Group transaction was $1,015,482.
At the closing date, a note payable from Casie Group to a former stockholder had a balance of $3,325,000 (the “Shareholder Loan”). The note payable was reduced by approximately $1,202,000 in satisfaction of certain post-closing adjustments, leaving a balance remaining of approximately $2,214,000, including accrued interest, as of November 15, 2007. Also, on November 15, 2007, the former owner of Casie Group converted $1,215,440 of this loan into 373,615 shares of the Company’s common stock. As of December 31, 2007, there remains $1,008,463 outstanding (including accrued interest) due to such stockholder under the note payable — related party, evidenced by a subordinated promissory note. See Note 19 “Related Party Transactions.”
Under an amendment to the SPA, certain of the former stockholders may become entitled to receive additional shares of the Company’s restricted common stock, based upon reductions in certain liabilities, collections of fully reserved accounts receivable, and a potential insurance claim recovery, for a claim existing at the time of the acquisition. To the extent that the former stockholders are successful in negotiating the settlement and resolution of these contingencies, the Company is obligated to issue additional shares of its common stock. Certain of the former stockholders may also become entitled to receive additional shares of restricted common stock based upon successfully obtaining additional permits and the implementation of certain equipment. The maximum amount of contingent consideration to be issued based upon resolution of these contingencies is 835,044 shares of restricted common stock.

NOTE 4 — Casie Group Acquisition, continued
As a result of the settlement of the purchase price adjustments, the fair value of the net assets acquired was greater than the cost of the acquired entities initially resulting in negative goodwill. In accordance with SFAS 141, this excess of fair value over cost is recorded as contingent consideration in the accompanying consolidated balance sheet. The Company is subject to potential contingent consideration of up to 835,044 shares equal to $2,505,132 based upon a fair value of $3.00 per share as previously established. The Company recorded contingent consideration of $1,352,670 equal to the excess fair value of the net assets over cost or the maximum consideration. Realization of the contingencies will result in additions to the purchase price of Casie Group. To the extent the issuance of additional consideration does not result in goodwill, non-current assets will be reduced ratably for the amount of the shortfall. The contingent consideration is reflected in the accompanying consolidated balance sheet as $176,435 of current liabilities and $1,176,235 of long-term liabilities, based upon the expected timing of issuing the consideration.
The liabilities acquired from Casie Group that are reflected in the table below include $4,056,889 of cash advances from the Company to Casie Group which was extinguished upon consummation of the acquisition.
The following table illustrates the estimated fair value of assets acquired and liabilities assumed from each entity that was acquired by the Company as of the date of acquisition:

	Casie		Rezultz	MART	Eliminations	Total
Current Assets(1)	$14,847,846		$2,788,413	$8,078,974	$(21,396,045)	$4,319,188
Deferred income tax asset — current	51,800		—	726,400	—	778,200
Property and equipment	2,674,225		4,316,860	6,347,084	—	13,338,169
Non-current assets	1,834,742		10,162	9,900,000	—	11,744,904

Total assets acquired	19,408,613		7,115,435	25,052,458	(21,396,045)	30,180,461

Current liabilities	$13,970,858		$1,800,788	$16,551,339	$(21,396,045)	$10,926,940
Long-term liabilities	4,056,889	(2)	4,316,197	2,964,283	—	11,337,369
Contingent consideration	—		—	1,352,670	—	1,352,670
Deferred income tax liabilities	1,373,600		728,300	3,446,100	—	5,548,000

Total liabilities assumed	19,401,347		6,845,285	24,314,392	$(21,396,045)	29,164,979

Purchase Price	$7,266		$270,150	$738,066		$1,015,482

(1)	Includes cash and cash equivalents of $911,405

(2)	Extinguished upon acquisition since it was payable to the Company

NOTE 5 — Pro Forma Results
The pro forma consolidated condensed statements of operations for the years ended December 31, 2007 and 2006, are presented below. The unaudited pro forma information presented below assumes that the 2006 Acquisitions described in Note 3 and the Casie Group Acquisition in Note 4 and were consummated at the beginning of the applicable periods presented, and is not necessarily indicative of the results of operations that would have resulted had the acquisition actually been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods.
The pro forma purchase accounting adjustments consist primarily of additional depreciation and amortization expense resulting from an increase in the book value of the fixed assets and intangible assets arising from the application of purchase accounting. These adjustments are being amortized into earnings over their respective estimated lives using the straight-line method.

For the Year Ended
December 31, 2007
(Unaudited)
Pro Forma
Combined (a) (b)
Revenue	$63,943,194

Income from operations	$3,667,250

Income before income taxes	$2,887,050

Provision income taxes	1,515,557

Net income	$1,371,493

NOTE 5 — Pro Forma Results, continued

For the Year Ended
December 31, 2007
(Unaudited)
Pro forma per common share data:
Net income — basic and diluted	$0.08

Weighted Average Shares
Basic	16,511,506

Diluted	16,744,566

(a)	Historical information includes the operating results of Pure Earth for the year ended December 31, 2007 and Casie Group for the nine months ended December 31, 2007.

(b)	Pro forma information and the proforma adjustments include the operating results of Casie Group for the three months ended March 31, 2007.

For the Year Ended
December 31, 2006
(Unaudited)
Pro Forma
Combined (a) (b)
Revenues	$46,650,595

Loss from operations	$(3,199,747)

Loss before income taxes	$(4,363,923)

Benefit for income taxes	(69,352)

Net loss	$(4,294,571)

Per common share data:
Net loss — basic and diluted	$(0.30)

Weighted average shares — basic and diluted	14,501,502

(a)
Historical information includes the operating results of PE Materials for the year ended December 31, 2006, the operating results of PE Transportation and Disposal and Juda for the period from January 20, 2006 through December 31, 2006, and the operating results of PE Environmental for the period from November 30, 2006 through December 31, 2006.

(b)
Pro forma information and the pro forma adjustments includes the operating results of PE Transportation and Disposal, and Juda for the period from January 1, 2006 through January 19, 2006; the estimated operating results of PE Environmental for the period from January 1, 2006 through November 29, 2006; and the operating results of Casie Group for the year ended December 31, 2006.

NOTE 6 — Other Acquisitions, Assets Purchases and Joint Ventures
Echo Lake
On September 14, 2007, PE Environmental formed a wholly owned subsidiary, Echo Lake, a Connecticut limited liability company. Echo Lake was formed for the purpose of owning and developing a Brownfield site in the State of Connecticut. On January 3, 2008, the Company completed the acquisition of this Brownfield site for a purchase price of $50,000 and assumed estimated cleanup costs of approximately $233,000. The Company also spent approximately $57,000 on site evaluation costs prior to purchasing the Brownfield site. Echo Lake’s operations since formation were not material for the period from September 14, 2007 to December 31, 2007.
PEI Disposal Group
On November 19, 2007, the Company formed a new wholly-owned subsidiary, PEI Disposal Group, a Delaware corporation whose business includes the purchase, sale, treatment, processing, transport and disposal of contaminated and uncontaminated soils. Effective November 20, 2007, PEI Disposal Group entered into an Asset Purchase Agreement with Soil Disposal Group, Inc. (“Soil Disposal”) to acquire certain intangible assets. Soil Disposal is a New York corporation operating in the soil disposal and trucking business primarily in the New York City metro and Long Island areas. In connection with this asset purchase, Soil Disposal and four individual sales representatives also entered into a five year sales agreement and a five-year covenant not to compete agreement with Pure Earth and PEI Disposal Group. Under these agreements, Soil Disposal and its sales representatives will market and promote soil disposal and trucking services to customers known to the sales representatives as well as to new customers developed in the course of business.
The purchase price given by PEI Disposal Group in consideration of the assets and services acquired consisted of the following:
a.	A non-interest bearing promissory note for a principal amount of $640,000 payable in sixteen equal bi-monthly installments of $40,000;

b.	100,000 shares of unregistered restricted common stock valued at $3.00 per share, the approximate fair value of the shares on the date of acquisition;

c.
Soil Disposal is also entitled to receive a maximum of 300,000 additional unregistered shares of Pure Earth common stock contingent upon the buyer’s net sales attaining certain thresholds, as defined, during the 36 month period following the closing date.

NOTE 6 — Other Acquisitions, Assets Purchases and Joint Ventures, continued
PEI Disposal Group, continued
As a result of this acquisition, the Company recorded an intangible asset for the five-year sales representative agreement and covenant not to compete agreements, principally the only assets of Soil Disposal. The fair value of the asset recorded was $1,007,259, which is based upon the fair value of the consideration given up to obtain the asset, including $67,259 of direct costs.
Advanced Catalyst Recycling, LLC (“ACR”)
On April 30, 2007, Casie entered into an agreement to form ACR. ACR is a joint venture between Advanced Recycling Technology, Inc. (“ARTI”) and Casie. Casie and ARTI each own a 50% interest in ACR with equal decision making and voting interests and contributed $1,000 in start-up capital to the joint venture. The purpose of the joint venture is to identify and enter into recycling opportunities in the market for spent metal catalysts and to market recycling solutions to the generators of spent metal catalysts. The Company accounts for its investment in ACR under the equity method of accounting for investments as prescribed by APB 18: “The Equity Method of Accounting for Investments in Common Stock”, and EITF 03-16, “Accounting for Investments in Limited Liability Companies”. At December 31, 2007, the Company’s investment in ACR was $90,868 which is included as a component of deposits and other assets. The Company’s recorded investment at December 31, 2007, includes $89,868 of pretax income from its share of ACR’s net income earned from April 30, 2007 through December 31, 2007.
NOTE 7 — Capital Stock
Common Stock
On January 20, 2006, the Company had a private placement offering of its common stock. In the offering, 1,700,000 shares were sold at $1.00 per share. The Company also repurchased and retired 1,894,528 shares of common stock on January 20, 2006 for $150,500.
On September 9, 2006, the Company received proceeds of $2,600,000 from a second private placement offering of 1,300,000 shares of its common stock. In addition, on November 30, 2006, the Company issued 8,500 shares of stock valued at $17,000 for professional services. The Company also issued 25,000 shares valued at $50,000 for the acquisition of specific assets from an individual. The Company issued 25,000 shares valued at $50,000 for services provided in connection with the acquisition of PE Environmental (Terrasyn) and its affiliates, which was included as part of the cost of the acquisition.

NOTE 7 — Capital Stock, continued
Common Stock, continued
On April 4, 2007, the Company received proceeds of $3,000,000 from a third private placement offering of 1,000,000 shares of its common stock valued at $3.00 per share. These proceeds were used, in part, to fund the acquisition of Casie Group.
In connection with the Casie Group acquisition, the Company issued 338,494 shares of common stock valued at $3.00 per share to the former owners. The Company also issued 15,000 shares of common stock valued at $3.00 per share for professional services rendered in connection with this acquisition, which were included in the cost of the acquisition. On November 15, 2007, the Company converted a note payable of $1,215,440 due to a former owner of Casie Group, into 373,615 shares of common stock in accordance with an amendment to the Stock Purchase Agreement.
Preferred Stock
The Company has also authorized 50,000 shares of Series A preferred stock at $.001 par value. The issuance, rights, preferences, and limitations of the preferred stock are subject to approval by the Board of Directors. In May 2007, the Company sold an aggregate of 20,000 shares of Series A Preferred Stock, 10% Coupon (“Series A Preferred Stock”) at a purchase price of $50.00 per share to two accredited investors for gross proceeds of $1,000,000. The Series A Preferred Stock is convertible into shares of common stock at a rate of 11.11 shares of common stock for each share of Series A Preferred Stock. The Series A Preferred Stock is mandatorily convertible into shares of common stock on June 30, 2008. These shares also provide the holder with a put option whereby at anytime after March 1, 2008, but prior to June 30, 2008, the holder has the right to redeem the preferred stock in exchange for cash. The Company has a call option whereby at any time prior to June 30, 2008, they have the option to redeem the Series A Preferred Stock in exchange for cash. The Company did not pay any fees in connection with the issuance. For each 1,000 shares of Series A Preferred Stock purchased, the investors also received a warrant to purchase 2,222.2 shares of the Company’s common stock, at an exercise price of $4.50 per share, subject to adjustment. The warrants also provide for cashless exercise and are exercisable over a term of five years.
As described in Note 1, the Company evaluated the conversion options embedded in the Series A Preferred Stock to determine whether they were required to be bifurcated from the host instruments and accounted for as separate derivative instruments pursuant to SFAS 133 and EITF 00-19. The Company determined that the conversion features are not deemed to be beneficial at the commitment date of the Series A Preferred Stock issuance and therefore are not required to be separately valued and accounted for. As described in Note 2, the Company applies the classification and measurement principles enumerated in EITF Topic D-98 with respect to accounting for its Series A Preferred Stock. The Series A Preferred Stock provides the holders with a put option, exercisable after March 1, 2008 and prior to the mandatory conversion that would require the Company to redeem the preferred shares for cash. The put option is exercisable at the discretion of the holders, subject to approval by the Company’s senior lender. Therefore, the Series A Preferred Stock features redemption rights that are not solely within the Company’s control as of December 31, 2007, and as a result are presented as temporary equity.

NOTE 7 — Capital Stock, continued
Warrants
On June 30, 2006 and July 31, 2006, the Company issued 266,666 detachable warrants to Dynamic Decisions Strategic Opportunities (the “Holder”) in connection with the private placement of $500,000 and $300,000 of convertible term notes (see Note 14). The warrants provided for the purchase of 166,666 and 100,000 shares of common stock, respectively, at an exercise price of $4.50 from the date of issuance until June 30, 2011 and July 31, 2011, respectively, and may be exercised in whole or in part. Pursuant to a registration rights agreement between the Company and the Holder, if at any time after the date of issuance of these warrants there is no effective registration statement registering, or no current prospectus available for, the resale of the warrant shares by the Holder, then the warrants may be exercised by means of a “cashless exercise” whereby the Holder would receive a certificate for a number of common shares as determined by the agreements with no cash payment required. In connection with this transaction, the Company also issued warrants for 26,667 shares of common stock with the same terms as described above, to the placement agent for their services.
In May of 2007, the Company issued 44,444 warrants to purchase common stock having a fair value of approximately $69,800 in connection with the issuance of the Series A Preferred Stock. The warrants are exercisable over a term of five years from the date of issuance, at a price of $4.50 per share, may be exercised in whole or in part and provide for cashless exercise.
The Company determined the fair value of the warrants at the date of issuance using the Black-Scholes option pricing model with market based assumptions. At December 31, 2007 and 2006, the weighted average remaining life of the warrants was 3.65 and 4.54 years, respectively.

NOTE 7 — Capital Stock, continued
Warrants, continued
A summary of the warrant activity for the years ended December 31, 2006 and 2007 is as follows:

			Weighted
	Warrant		Average
	Shares	Amount	Exercise Price
Balance, January 1, 2006	—	$—	$—
Issuance of common stock warrants	293,333	220,280	4.50

Balance, December 31, 2006	293,333	220,280	4.50
Issuance of common stock warrants	44,444	69,810	4.50
Warrants converted into shares upon cashless exercise	(3,334)	(12,864)	4.50
Warrants canceled upon cashless exercise	(10,000)	—	4.50

Balance, December 31, 2007	324,443	$277,226	$4.50

The following weighted average assumptions were used for valuing the warrants issued during the years ended December 31, 2007 and 2006:

		(Restated)
	2007	2006
Expected volatility	75.00%	75.00%
Expected life	5 years	5 years
Expected dividends	0.00%	0.00%
Risk-free rate	4.68%	5.15%
Weighted-average stock price	$3.00	$2.00
Weighted-average exercise price	$4.50	$4.50
The expected volatility for 2007 and 2006 was determined by examining the historical volatilities for industry peers and using an average of the historical volatilities of the Company’s industry peers as the Company only had limited trading history for the Company’s common stock.
NOTE 8 — Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

NOTE 8 — Concentrations of Credit Risk, continued
The Company maintains cash and cash equivalent balances at several financial institutions throughout its operating area of which, at times, may exceed insurance limits and expose the Company to credit risk. At December 31, 2007, the Company had balances with financial institutions in excess of insured limits of approximately $1,638,000. As part of its cash management process, the Company periodically reviews the relative credit standing of these financial institutions.
Credit risk with respects to accounts receivable was concentrated with two customers in 2007 and three customers in 2006. These customers accounted for approximately $5,637,000 (43%) and $4,462,000 (79%) of the accounts receivable at December 31, 2007 and 2006, respectively. The Company performs ongoing credit evaluations of its customers’ financial condition and if necessary would require collateral to mitigate its credit risk. These customers accounted for approximately $24,600,000 (41%) and $15,253,000 (68%) of its revenue during the years ended December 31, 2007 and 2006, respectively. The deterioration of the financial condition of one or more of its major customers could adversely impact the Company’s operations.
NOTE 9 — Idle Machinery
Included in the Casie Group acquisition was equipment having a fair value of $8,450,000. As of December 31, 2007, this equipment has not yet been placed in use and requires State permits to place the equipment in service. The management of the Company is currently contemplating whether to place the equipment into use or hold it for sale. In relation to these assets, the Company has recorded approximately $3,020,000 of deferred income tax liabilities at December 31, 2007.
At the acquisition of Juda, the Company acquired equipment that management then considered to be idle. This equipment had an estimated fair value of approximately $512,000 at January 20, 2006 as determined by the purchase price allocation. In September 2006, the Company placed the machinery into service.
NOTE 10 — Intangible Assets
Through its acquisitions and asset purchases, the Company has acquired and recorded certain identifiable intangible assets. In 2006, the Company acquired customer lists from PE Transportation and Disposal, Alchemy, and an independent third party.

NOTE 10 — Intangible Assets, continued
On November 20, 2007, the Company acquired identifiable intangible assets from Soil Disposal, in the form of a five year sales representative agreement and covenant not to compete. As a result of this transaction the Company has recorded an intangible asset in the amount of $1,007,259, for which fair value was determined based upon the fair value of the consideration given up to obtain it. This intangible asset is being amortized over the period of expected benefit, which the Company believes is equal to the initial term of the sales representative agreement and covenant not to compete.
In connection with the Casie Group acquisition the Company obtained valuable state and local permits which allow it to operate the recycling and soil remediation facility. These permits were valued and recorded at $2,200,000. The Company also obtained a covenant not to compete from one of the former owners of Casie Group in the amount of $275,742 for a period of 10 years, for which the fair value was based upon the amount of the payments required to be made to this individual in exchange for the covenant.
Below is a summary of intangible assets at December 31, 2007 and 2006:

	Balance as of December 31, 2007			Balance as of December 31, 2006
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Finite Lives:
Customer lists	$1,417,552	$(278,926)	$1,138,626	$1,492,552	$(144,672)	$1,347,880
Other intangible assets	1,283,001	(32,874)	1,250,127	—	—	—

	2,700,553	(311,800)	2,388,753	1,492,552	(144,672)	1,347,880

Indefinite lives:

Permits	2,200,000	—	2,200,000	—	—	—

Total	$4,900,553	$(311,800)	$4,588,753	$1,492,552	$(144,672)	$1,347,880

Expected future amortization expense for amortizable intangible assets with finite lives is as follows for the years subsequent to December 31, 2007:

For the Year Ending
December 31	Amount
2008	$370,781
2009	370,781
2010	370,781
2011	370,781
2012	353,993
Thereafter	551,636

$2,388,753

Amortization expense of intangible assets was $174,628 and $144,672 for the years ended December 31, 2007 and 2006, respectively.
For the year ended December 31, 2007, the Company did not record any impairment relating to its indefinite life permits at Casie, which had a carrying value of $2,200,000 based upon the appraised value at the date of acquisition.

NOTE 11 — Lines of Credit
The Company has a $7,500,000 line of credit with a bank expiring on October 23, 2009 at which time any outstanding amounts are due and payable. The line of credit is used to fund working capital needs. The line of credit bears interest at the bank’s prime rate (7.25% at December 31, 2007) and outstanding borrowings are collateralized by eligible accounts receivable and inventories as defined in the agreement. Outstanding borrowings on the line were $4,011,104 at December 31, 2007, and $2,004,332 at December 31, 2006. These borrowings were collateralized by $5,043,033 and $3,116,037 of eligible trade accounts receivable as of December 31, 2007 and 2006, respectively. The Company incurred costs of $144,266 in relation to the establishment of the line of credit in 2006. The Company recorded these fees as deferred financing costs to be amortized over the term of the financing or expensed immediately upon extinguishment.
Casie Group also has a separate $2,500,000 line of credit with a local bank, due on October 5, 2008, which is collateralized by substantially all assets of Casie Group and is guaranteed by Pure Earth and one of the former shareholders of Casie Group. The line of credit bears interest at 0.50 % above the bank’s prime lending rate, which was 7.75 % as of December 31, 2007. Outstanding borrowings on the line were $2,389,493 at December 31, 2007.
The line of credit agreements with the banks contain financial covenants requiring the maintenance of certain financial ratios relating to tangible net worth and capital expenditures. Under the $7.5 million line of credit agreement, an event of default is deemed to occur if, among other things, the current chief executive officer or chief financial officer ceases to actively manage the Company’s day-to-day business activities.  If an event of default were to occur, the lender could take any and all such actions permitted by the line of credit agreement, including, without limitation, declaring all amounts owed to it under the loan documents immediately due and payable and taking possession of any collateral that secures the line of credit.
NOTE 12 — Notes Payable and Long-Term Debt
At December 31, 2007 and 2006, notes payable consisted of the following:

	December 31,
	2007	2006
Note payable to Soil Disposal	$520,000	$—
Note payable for Casie Group for covenant not to compete	188,006	—

Total	$708,006	$—

NOTE 12 — Notes Payable and Long-Term Debt, continued
As part of the consideration given for the assets acquired from Soil Disposal Group on November 20, 2007 (see Note 6), the Company entered into a non-interest bearing promissory note with a principal amount of $640,000 payable in sixteen bi-monthly installments of $40,000. The remaining balance on this promissory note as of December 31, 2007 was $520,000. At December 31, 2007, the Company had $188,006 due to a former stockholder of Casie Group for a covenant not to compete obtained in connection with the acquisition.
At December 31, 2007 and 2006, long-term debt (including the current portion) consisted of the following:

	December 31,
	2007	2006
Equipment term loan	$2,225,215	$—
Various equipment notes payable	70,208	1,944,910
Casie Group notes payable (banks and equipment)	3,458,650	—

Total	5,754,073	1,944,910
Less current portion	1,240,547	834,850

Long-term Portion	$4,513,526	$1,110,060

Equipment Term Loan and Various Equipment Notes Payable
At December 31, 2006, long-term debt consisted of various equipment notes payable to banks, in various monthly installments, including interest ranging to 11.00%, through November 2011, collateralized by specific assets with an aggregate net book value of $1,963,746.
On November 19, 2007, the Company refinanced several outstanding equipment loans with financial institutions, which at the date of refinancing had an aggregate carrying value of $1,215,862. The Company refinanced these loans into a combined equipment term loan in the amount of $2,265,000 ($2,225,215 at December 31, 2007), which is collateralized by equipment having a carrying value of $2,745,500. The loan is payable in 48 monthly payments of $55,828 beginning on January 1, 2008, with interest at a rate of 8.5% per annum. The loan agreement also provides for an additional $200,000 of funding to be made available upon satisfactory review by the lender of the Pure Earth’s consolidated financial statements for the year ended December 31, 2007.

NOTE 12 — Notes Payable and Long-Term Debt, continued
Casie Group Notes Payable
In connection with the Casie Group acquisition, the Company assumed several bank and equipment notes payable with varying interest rates and maturities. At December 31, 2007, the remaining outstanding Casie Group notes payable consisted of the following:

Note payable to a bank in monthly installments of $14,460, including interest at 7.25%, through November 2015, collateralized by specific buildings and land with a net book value of $4,316,860.	$1,039,035

Note payable to a bank in monthly installments of $9,585, including interest at 6.50%, through March 2010, at which point the interest rate is variable through March 2015; collateralized by specific buildings and land with a net book value of $3,123,634.	695,694

Equipment loans payable to various lenders with aggregate monthly payments of $13,133; interest rates ranging to 6.95%; and maturities through September 2012.	488,049

Note payable to a bank in monthly installment of $8,037, including interest at 7.50%, through August 2012, at which point any unpaid principal and interest are due; collateralized by substantially all assets of the Company.	377,843

Note payable to a bank in monthly installments of $8,155, including interest at 8.125%, through February 2012; collateralized by equipment with a net book value of $2,844,450.	339,581

Note payable to a bank in monthly installments of $9,585, including interest at 7.25%, through November 2010; collateralized by specific buildings and land with a net book value of $4,316,860.	300,737

Equipment line from a bank up to $500,000 through October 10, 2008 at which point it converts to a term loan; bearing interest at the Bank’s prime rate (7.25% at December 31, 2007) plus 0.50%.	217,711

Total	$3,458,650

NOTE 12 — Notes Payable and Long-Term Debt, continued
Future maturities of notes payable and long-term debt are as follows:

Year Ending
December 31,
2008	$1,240,547
2009	1,069,984
2010	1,110,964
2011	1,026,127
2012	274,571
Thereafter	1,031,880

$5,754,073

NOTE 13 — Officer Loans
At December 31, 2007, the Company had a note payable to an officer at Casie Group in the amount of $1,008,463. This officer was a former owner of Casie Group prior to the acquisition on March 30, 2007. The note payable bears interest at 6.77% per annum and is subject to repayment, including accrued interest, based upon the following schedule:

Year Ending
December 31,	Amount
2008	$—
2009	333,000
2010	675,463

$1,008,463

NOTE 14 — Convertible Debt
On June 30, 2006 and July 31, 2006, the Company entered into Securities Purchase Agreements (the “Agreements”) with Dynamic Decisions Strategic Opportunities (the “Holder”) in connection with the private placement of convertible term notes (the “Convertible Notes”) issued by the Company in the principal amounts of $500,000 and $300,000, respectively, due on July 31, 2008 with detachable common stock purchase warrants (the “Warrants”). As provided for by the Agreements, at any date after June 30, 2006 and until the Notes mature, the Notes are convertible into shares of common stock at the option of the Holder, either in whole or in part, at a fixed conversion price of $3.00 per share. The Warrants provide for the purchase of up to 166,666 and 100,000 shares of common stock, respectively, at an exercise price of $4.50 from the date of issuance until June 30, 2011 and July 31, 2011, respectively, and may be exercised either in whole or in part. The Convertible Notes are due upon the maturity date with interest due semi-annually at 9.0% on their respective aggregate unconverted and then outstanding principal amount. In the event of default, the outstanding principal amounts of the Convertible Notes are due immediately with interest to be accrued at the lesser of 15% per annum or the maximum rate permitted under applicable law commencing 5 days after the event of default.

NOTE 14 — Convertible Debt, continued
Pursuant to the Agreements, the Holder cannot receive any shares upon conversion of the Notes or upon exercise of the Warrants in excess of 4.99% of shares outstanding immediately after the issuance of shares of common stock upon conversion of the Convertible Notes or exercise of the Warrants as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and Regulation 13d-3. This limitation may be waived at the election of the Holder upon 61 days prior written notice to the Company but not to exceed 9.99% of shares outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Convertible Notes or exercise of the Warrants.
In accordance with Accounting Principles Board Opinion No. 14, “Accounting for Convertible Debt Issued with Stock Purchase Warrants” (“APB 14”), the Company has allocated the proceeds received for the convertible debt issuance between the underlying debt and the detachable warrants based upon the instruments’ relative fair values at the time of issuance. The portion of the proceeds attributed to the detachable warrants was accounted for as a component of paid-in capital. The Company recorded debt discounts of $121,739 and $72,813, respectively, representing the fair value of 166,666 and 100,000 warrants, respectively, using the Black-Scholes option pricing model, with interest rates ranging from 5.0% to 5.2%, volatility of 75%, zero dividends and an expected term of 5.0 years. Such discounts are being amortized using the effective interest method over the term of the related debt. The Company is amortizing the discount using the effective interest rate method over the two year life of the debt.
At the date of issuance, the Company evaluated the conversion option in the convertible debt to determine whether it requires immediate accounting recognition and whether under SFAS 133, such conversion feature should be bifurcated from its host contract and accounted for as a free standing derivative in accordance with EITF 00-19. In performing this analysis, the Company determined that the conversion option, which establishes a fixed number of shares at inception, was out of the money at the date of issuance and therefore, does not require any accounting recognition.

NOTE 14 — Convertible Debt, continued
On August 17, 2007, the Company agreed to repurchase all outstanding Convertible Notes with principal amounts of $800,000 from the Holder for $550,000. The carrying value of the convertible debt prior to extinguishment was $638,053 as a result of the discount recorded at inception and the subsequent accretion of that discount. The Company closed the repurchase transaction on November 15, 2007, resulting in a gain of $88,053 on extinguishment of the debt. As part of negotiating the repurchase of the Convertible Notes, the Holder agreed to forgive any interest accrued subsequent to December 31, 2006. The Company also incurred approximately $40,000 of fees in connection with this transaction. No shares of the Company’s stock were issued upon extinguishment of the Convertible Notes and the Warrants remain outstanding pursuant to their original terms as of December 31, 2007.
NOTE 15 — Stock-Based Compensation
The 2007 Stock Incentive Plan (“2007 Plan”) was approved by the Company’s Board of Directors on July 24, 2007 and by the Company’s stockholders at the Company’s 2007 annual meeting of stockholders held on September 5, 2007. The purpose of the 2007 Plan is to provide an additional incentive in the form of stock options (both incentive and nonqualified stock options), restricted stock and restricted stock units to selected persons providing services to the Company and/or any 50% or greater owned subsidiary of the Company. Awards under the 2007 Plan may be granted singly, in combination, or in tandem. Subject to certain adjustments as provided in the 2007 Plan, a total of 1,000,000 shares of the Company’s common stock are available for distribution pursuant to the 2007 Plan Awards under the 2007 Plan may be granted to employees, directors, consultants or independent contractors. However, only employees of the Company and its subsidiaries will be eligible to receive options that are designated as incentive stock options. The vesting period of stock options, restricted stock or restricted stock units issued are based upon the specifications of each individual award. For the year ended December 31, 2007, the Company did not grant any stock option awards.
Restricted Stock Awards
Restricted stock awards provide that, during the applicable vesting periods, the shares awarded may not be sold or transferred by the participant. The vesting period for restricted stock awards varies depending upon the specific terms of each award, and may vest in as little as 90 days from the date of issuance. The Company granted 45,150 of restricted stock awards totaling $135,450 for the year ended December 31, 2007, of which 1,100 shares totaling $3,300 were forfeited prior to December 31, 2007. For the year ended December 31, 2007, the Company recognized $132,150 in compensation expense relating to 44,050 shares of restricted stock issued and fully vested under the 2007 Plan. All restricted stock awards granted in 2007 were issued at a weighted average grant-date share price of $3.00. At December 31, 2007, there was not any unrecognized compensation cost relating to non-vested restricted stock grants.

NOTE 16 — Income Taxes
The components of income tax provision (benefit) for the years ended December 31, 2007 and 2006 as shown in the consolidated statement of operations are as follows:

	Year Ended December 31,
	2007	2006
Current tax expense
Federal	$436,569	$20,326
State	502,517	35,100

Total current tax expense	939,086	55,426

Deferred tax expense/(benefit)
Federal	725,056	(62,697)
State	(99,863)	(32,327)

Total deferred tax expense/(benefit)	625,193	(95,024)

Income tax expense/(benefit)	$1,564,279	$(39,598)

The following is a reconciliation of income taxes at the Federal statutory rate to the expense (benefit) from income taxes:

	Fro the Year Ended
	December 31, 2007		December 31, 2006
		Percentage		Percentage
		of Pre-Tax		of Pre-Tax
	Amount	Earnings	Amount	Earnings
Tax at statutory rate of 34%	$1,221,725	34.0%	$(115,914)	(34.0)%
State taxes, net of Federal benefit	231,798	6.5%	(9,161)	(2.7)%
Change in valuation allowance	—	—	23,002	6.8%
Permanent differences	91,075	2.5%	87,566	25.7%
Other expense (benefit)	19,681	0.5%	(25,091)	(7.4)%

Income tax expense (benefit)	$1,564,279	43.5%	$(39,598)	(11.6)%

NOTE 16 — Income Taxes, continued
The tax-effected components of deferred income tax assets and liabilities as of December 31, 2007 and 2006, consisted of the following:

	December 31,
	2007	2006
Deferred tax assets:
Allowance for doubtful accounts	$210,097	$59,526
Accrued disposal costs	548,891	—
Net operating loss carryforwards	769,193	146,542
Accrued expenses	39,054	—
Other	58,102	12,646

Total deferred tax assets	1,625,337	218,714
Less: valuation allowance	(426,846)	(23,002)

Net deferred tax assets	1,198,491	195,712

Deferred tax liabilities:
Property and equipment basis difference	(6,079,497)	(600,183)
Change in accounting method	(86,773)	(130,159)
Customer list	27,325	19,290
Permit basis difference	(880,000)	—
Other	(109,474)	(19,536)

Total deferred tax liabilities	(7,128,419)	(730,588)

Deferred tax asset (liability), net	$(5,929,928)	$(534,876)

As of December 31, 2007, the Company has approximately $1,300,000 and $5,400,000 of Federal and State net operating loss carryforwards which begin to expire in 2018 and 2025, respectively. As of December 31, 2006, the Company had approximately $320,000 and $620,000 of Federal and State net operating loss carryforwards, respectively, which begin to expire in 2018. The net operating loss carryforwards are subject to limitation under Internal Revenue Code Section 382. The Company may be able to utilize additional net operating loss carryforwards obtained from the acquisition of Casie Group in 2007, however the potential amount available cannot be estimated at this time.

NOTE 16 — Income Taxes, continued
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management has established a valuation allowance against certain portions of the net operating loss carryforwards because it is more likely than not that a portion of the net operating loss carryforwards will not be realized. The increase in the valuation allowances at December 31, 2007 and 2006 was approximately $400,000 and $23,000, respectively.
Effective January 1, 2007, the Company adopted FIN 48. The Company had no cumulative effect of adopting FIN 48 and therefore, no adjustment was recorded to retained earnings upon adoption. The Company had no unrecognized tax benefits as of December 31, 2007. The Company and its subsidiaries file income tax returns in U.S. federal and various state and local jurisdictions. Various federal, state and local tax returns are subject to audits by tax authorities beginning with the 2003 tax year. It is not expected that the unrecognized tax benefits will significantly change in the next twelve months.
NOTE 17 — Commitments and Contingencies
Collective Bargaining Agreements
At December 31, 2007, Juda had collective bargaining agreements and contracts with two national unions. The collective bargaining agreement with one of the unions expires in May of 2008 and the other agreement expires in June of 2009. As of December 31, 2007, Juda had one employee that was covered under each of these agreements. As of December 31, 2006, 13% of the employees were covered under the collective bargaining agreement that expires on May 31, 2008, and 70% of employees were covered under the collective bargaining agreement that expires in June 2009. In July 2006, the region was affected by a labor strike in which management estimates that $142,558 was incurred to resolve the union agreement. Expenses incurred under these collective bargaining agreements were approximately $1,653,000 and $1,443,000 for the years ended December 31, 2007 and 2006, respectively.
Leases
The Company leases facilities, vehicles, and operating equipment under certain non-cancelable operating leases that expire beginning in March 2008 through December 2012.

NOTE 17 — Commitments and Contingencies, continued
Leases, continued
Minimum future lease payments are as follows:

Year Ending
December 31,	Amount
2008	$1,171,567
2009	1,056,771
2010	958,258
2011	622,595
2012	533,799

$4,342,990

The Company incurred rent expense of $659,657 and $311,620 for the years ended December 31, 2007 and 2006, respectively.

Government Regulation, State and Local Compliance

The Company is subject to extensive and evolving federal, state and local environmental, health, safety and transportation laws and regulation. These laws and regulations are administered by the Environmental Protection Agency and various other federal, state and local environmental, zoning, transportation, land use, health and safety agencies. Many of these agencies regularly examine our operations to monitor compliance with these laws and regulations and have the power to enforce compliance, obtain injunctions or impose civil or criminal penalties in case of violations. The Company maintains various licenses and permits with these agencies that are subject to periodic renewal, and without these licenses and permits, the Company’s operations would be materially affected. At March 30, 2007, the Casie Group was not in compliance with various state and local requirements which they were in the process of remediating and for which a $624,300 liability was recorded as part of the opening balance sheet. As of December 31, 2007, the Company believes it has substantially remediated all prior deficiencies and is in good standing with all state and local jurisdictions.

Sales and Use Tax
The Company and Casie Group are currently undergoing a sales and use tax audit in the state of New Jersey for the periods October 2002 through December 2006. Though a final determination has not been made, Casie Group accrued a liability of $502,078 at March 30, 2007 and December 31, 2007, in accordance with Statements on Financial Accounting Standards No. 5, “Accounting for Contingencies.” The liability includes sales and use taxes, interest, and penalties and is included in other current liabilities in the accompanying consolidated balance sheet. The amount of interest and penalties potentially due is dependent on the final settlement date and is subject to increase.
Employment Agreements
The Company has entered into employment agreements with several of its key executives, officers, and employees, as well as consulting agreements with third parties. These agreements provide for approximately $1,521,000 in aggregate annual compensation and various additional bonuses based upon specific criteria payable in both cash and shares of common stock. The term of the employment agreements vary depending on the individual, the longest of which expires in March of 2012.

NOTE 17 — Commitments and Contingencies, continued
Employment Agreements, continued
Minimum future payments to key executives are as follows:

Year Ending
December 31,	Amount
2008	$1,521,118
2009	1,354,137
2010	1,276,000
2011	470,258
2012	61,644

$4,683,157

NOTE 18 — Litigation
The Company is party to various claims and legal proceedings from time-to-time related to contract disputes and other commercial, employment, tax or regulatory matters. Except as disclosed below, the Company is not aware of any pending legal proceedings that it believes could individually, or in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or cash flows.
Subsequent to the asset purchase of Soil Disposal, the former employer of the Soil Disposal sales representatives (the “Plaintiff”) filed a complaint against Pure Earth, PEI Disposal Group, Soil Disposal, the Soil Disposal sales representatives individually, the chief financial officer of Pure Earth personally, and other named parties (collectively the “Defendants”). The complaint alleges, among other things, that the Defendants breached certain covenants not to compete and a non-solicitation covenant with respect to customers and employees of the Plaintiff. The complaint also claims that Pure Earth interfered with contractual relations of the Plaintiff and aided and abetted the Soil Disposal sales representatives’ breach of certain fiduciary duties to the Plaintiff, unfair competition by the Defendants, and misappropriation of trade secrets and confidential information. The Plaintiffs also applied for a temporary restraining order (“TRO”) to prevent the consummation of the transaction and restrict the subsequent business activities of the Defendants. At the TRO hearing held in December of 2007, the Defendants were successful in having the TRO dismissed. Through May 15, 2008, the Company has incurred approximately $188,000 of legal costs in defending all Defendants against these allegations.

NOTE 18 — Litigation, continued
On April 17, 2006, a lawsuit was filed in the state of New Jersey, whereby Whitney was named as the defendant relating to an alleged breach of a lease agreement. Juda and the former owners of Whitney and Juda were named in the suit as co-defendants. The plaintiff alleges that Juda misrepresented its credit worthiness and was unjustly enriched by its use of the leased premises. The plaintiff is seeking damages in excess of $1 million dollars for unpaid rent and other claims. The case is currently in discovery. Juda and the Company believe that they have meritorious defenses and intend to contest the case vigorously. In addition, the former owners of Juda and Whitney have agreed to indemnify the Company for any such potential liabilities relating to the lawsuit, pursuant to the terms of the purchase agreements between the parties dated January 20, 2006. Accordingly, the Company has not recorded any accrual relating to this matter as of December 31, 2007.
On January 10, 2008, a lawsuit was filed in the state of New Jersey, whereby the plaintiffs allege that certain former employees and current officers of Pure Earth spread false rumors and defamed the plaintiffs in connection with carrying out a waste disposal contract. The plaintiffs are seeking compensatory damages for costs incurred, lost business, punitive damages and attorney’s fees. The Company believes these claims are without merit and intends to file a countersuit against the plaintiff for filing a lawsuit without sufficient basis of fact and for issuing a defamatory press release.
Due to the inherent uncertainties of litigation, and because these actions are at a preliminary stage, the Company cannot accurately predict the outcome of these matters at this time. The Company intends to respond appropriately in defending against the alleged claims in each of these matters. The ultimate resolution of these matters could have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows.
Other Legal Matters
During the year ended December 31, 2007, the Company, Juda and the former owners of Juda were named as co-defendants in a lawsuit relating to the pension liability of union truckers. On January 10, 2008, this case was settled in the US District Court for $650,000, payable over a two year period. All defendants are jointly and severally liable for payment of the suit amount. The former owners of Juda (the “Indemnitors”) have agreed to reimburse Pure Earth for any costs and liabilities incurred as a result of this litigation as well as agreeing to indemnify and hold harmless Pure Earth from and against any claims, suits, causes of action or losses. The Company and the former owners of Juda agreed to settle this liability as follows: i) $250,000 payable upon execution of the settlement agreement, and ii) two consecutive payments of $200,000 each, plus accrued interest, due on or before December 10, 2008 and 2009, respectively. To facilitate this settlement, Pure Earth has posted a $400,000 letter of credit to serve as a credit enhancement. Pursuant to a Reimbursement and Indemnity Agreement with the Indemnitors, Pure Earth has the right to offset any amounts owed from the Indemnitors against salary compensation or annual bonuses, which they would otherwise be due from the Company. Pure Earth also required that the Indemnitors pledge 150,000 shares of Pure Earth common stock as collateral for the letter of credit. The pledged shares were deposited into an escrow account that is jointly held by Pure Earth and the Indemnitors. The Company does not believe that it is probable that they will be required to make any payments relating to this contingency and therefore, at December 31, 2007, the Company has not recorded any accrual relating to this matter.

NOTE 19 — Related Party Transactions
The Company pays two related parties for reimbursement of health insurance, administrative services and telephone expenses. These related parties are owned 100% by one of the officers of the Company. At December 31, 2007 and 2006, the amounts due to the related parties were $5,258 and $11,643, respectively. For the years ended, December 31, 2007 and 2006, these related parties billed the Company $78,524 and $76,142, respectively.
At December 31, 2006, the Company was due $131,182 from Whitney for accounts receivable resulting from a contract that Whitney had with a customer that could not be changed over to PE Transportation and Disposal. Revenues from this customer were $1,449,759 for the year ended December 31, 2006. At December 31, 2007, approximately $3,000 of receivables from Whitney remained outstanding.
As part of the Casie Group acquisition, the Company issued a note payable to a former stockholder for a principal amount of $1,000,000 that accrues interest at 6.77% and is payable in the following two installments: $333,333 due December 31, 2009; and the remaining principal balance plus any accrued and unpaid interest on December 31, 2010.
The following is a summary of transactions and balances with related parties as of and for the years ended December 31, 2007 and December 31, 2006:

	December 31,
	2007	2006
Due from related party (included in accounts receivable)	$3,291	$131,182

Due to related parties (included in accounts payable	$5,258	$11,643

Notes payable to related party (including accrued interest)	$1,008,463	$—

Revenue from related party	$—	$1,449,759

Cost reimbursement to related parties	$78,524	$76,142

NOTE 20 — Segment Reporting
The Company and management have organized its operations into the four reportable business segments: Transportation and Disposal, Materials, Environmental Services and Treatment and Recycling. Certain income and expenses not allocated to the four reportable segments and intersegment eliminations are reported under the heading “Corporate and Other”. The performance of the segments is evaluated on several factors, of which the primary financial measure is income operating income before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”).
Summarized financial information concerning the Company’s reportable segments for the respective years ended December 31 is shown in the following table:

	Transportation			Treatment	Corporate and
December 31, 2007	and Disposal	Materials	Environmental	and Recycling	Other (a), (b)	Total (d)
Third Party Revenues	$41,025,552	$1,712,150	$1,841,821	$14,819,356	$—	$59,398,879
Intercompany Revenues (b)	8,971,467	601,404	30,545	3,763,989	(13,367,405)	—

Total Revenues	49,997,019	2,313,554	1,872,366	18,583,345	(13,367,405)	59,398,879

Third Party Cost of Revenues	27,910,023	2,336,346	1,410,801	14,492,142	—	46,149,312
Intercompany Cost of Revenues	13,063,412	50,298	239,987	13,708	(13,367,405)	—

Total Cost of Revenues	40,973,435	2,386,644	1,650,788	14,505,850	(13,367,405)	46,149,312

Gross Profit Margin	9,023,584	(73,090)	221,578	4,077,495	$—	13,249,567

Operating Expenses	3,514,322	454,253	361,259	2,317,013	2,243,345	8,890,192

Income from Operations	5,509,262	(527,343)	(139,681)	1,760,482	(2,243,345)	4,359,375

Adjusted EBITDA	6,425,510	(182,138)	(83,048)	2,917,755	(2,163,564)	6,914,515

Reconciliation to Consolidated Statement of Operations:
Depreciation, Amortization and Impairment (c)	927,487	345,204	56,633	1,067,405	79,782	2,476,511
Interest Expense (Income)	155,443	316	8,737	398,694	281,506	844,695
Income before provision for income taxes	5,342,581	(527,658)	(148,419)	1,451,656	(2,524,851)	3,593,309

Capital Expenditures (e) (f)	$247,779	$90,607	$103,662	$22,967,754	$39,653	$23,449,455

Total Assets (d)	$13,387,977	$1,126,380	$1,442,042	$30,159,762	$2,399,765	$48,515,926

(a)
Corporate operating results reflect the costs incurred for various support services that are not allocated to the four operating Groups. These support services include, among other things, treasury, legal, information technology, tax, insurance, and other administrative functions. It also includes eliminations of intersegment revenues and costs of sales.

(b)
Intercompany operating revenues reflect each segment’s total intercompany sales, including intercompany sales within a segment and between segments. Transactions within and between segments are generally made on a basis intended to reflect the market value of the service.

(c)	Includes depreciation expense classified above as a component of cost of sales and operating expenses.

(d)	The “Consolidated Total Assets” above reflects the elimination of $4,924,672 of the Parent’s investment in subsidiaries and intersegment receivables.

(e)
Includes non-cash items and assets acquired through acquisition. Capital expenditures are reported in our operating segments at the time they are recorded within the segments’ property, plant and equipment balances and, therefore, may include amounts that have been accrued but not yet paid

(f)	The investment in joint venture of $90,868 is included in the Treatment and Recycling Segment

NOTE 20 — Segment Reporting, continued

					Corporate
	Transportation			Treatment and	and Other
December 31, 2006	and Disposal	Materials	Environmental	Recycling	(g), (h)	Total (h)
Third Party Revenues	$21,674,225	$368,187	$184,019	Not applicable	$—	$22,226,431
Intercompany Revenues (h)	7,607,917	247,000	—	Not applicable	(7,854,917)	—

Total Revenues	29,282,142	615,187	184,019	Not applicable	(7,854,917)	22,226,431

Third Party Cost of Revenues	17,814,455	601,978	76,491	Not applicable	—	18,492,924
Intercompany Cost of Revenues	7,759,978	94,939	—	Not applicable	(7,854,917)	—

Total Cost of Revenues	25,574,433	696,917	76,491	Not applicable	(7,854,917)	18,492,924

Gross Profit Margin	$3,707,709	$(81,730)	$107,528	Not applicable	$—	$3,733,507

Operating Expenses	2,096,492	224,390	112,733	Not applicable	1,067,429	3,501,044

Income from Operations	1,611,217	(306,120)	(5,205)	Not applicable	(1,067,429)	232,463

Adjusted EBITDA	2,339,339	(212,055)	(522)	Not applicable	(1,357,393)	769,369

Reconciliation to Consolidated Statement of Operations:
Depreciation and Amortization (i)	750,945	83,526	4,683	Not applicable	10,035	849,189
Interest Expense (Income)	180,170	4,531	384	Not applicable	76,019	261,104
Income before provision for income taxes	1,408,224	(300,112)	(5,589)	Not applicable	(1,443,447)	(340,924)

Capital Expenditures (k)	$3,355,892	$1,027,170	$187,350	Not applicable	$61,433	$4,631,845

Total Assets (j)	$10,393,382	$1,292,604	$1,360,351	Not applicable	$1,785,571	$14,831,908

(g)
Corporate operating results reflect the costs incurred for various support services that are not allocated to our four operating Groups. These support services include, among other things, treasury, legal, information technology, tax, insurance, and other administrative functions. It also includes eliminations of intersegment revenues and costs of sales.

(h)
Intercompany revenues reflect each segment’s total intercompany sales, including intercompany sales within a segment and between segments. Transactions within and between segments are generally made on a basis intended to reflect the market value of the service.

(i)	Includes depreciation expense classified above as a component of cost of revenues and operating expenses.

(j)	The “Consolidated Total Assets” above reflects the elimination of $7,105,895 of the Parent’s investment in subsidiaries and intersegment receivables.

(k)
Includes non-cash items and assets acquired through acquisition. Capital expenditures are reported in our operating segments at the time they are recorded within the segments’ property, plant and equipment balances and, therefore, may include amounts that have been accrued but not yet paid.

For the year ended December 31, 2007 and for the period from January 20, 2006 through December 31, 2006, the Company derived all of its revenues from customers located within the United States. In addition at December 31, 2007 and 2006, all of the Company’s operations and long-lived assets were located in the United States.

NOTE 21 — Restatement of Previously Issued Financial Statements
Summary
During the preparation of the Company’s consolidated financial statements for the year ended December 31, 2007, the Company and their new independent registered public accounting firm determined that it was necessary to restate the previously issued consolidated financial statements for the prior years due to certain errors with respect to the application of U.S generally accepted accounting principles (“GAAP”).
The restated consolidated financial statements and the accompanying notes correct errors relating to (1) the application of purchase accounting for acquisitions and asset purchases made by the Company on January 20, 2006, including the initial valuation and recording of customer lists and fixed assets acquired; (2) the subsequent accounting and amortization of the customer lists and fixed assets acquired; (3) the accounting for convertible debt with detachable warrants issued in 2006; and (4) entries which the Company had previously concluded were immaterial to the Company’s consolidated financial statements for prior periods. Additionally, adjustments were also recorded for the income tax effects of the restatement adjustments.
Application of Purchase Accounting
On January 20, 2006, the Company completed the acquisition of 100% of the stock of American Transportation and Disposal Systems, Ltd., and certain assets of Whitney in a stock-for-stock exchange in which the Company issued $1,250,000 shares of common stock to the former owners of these companies. On the same date, the Company acquired 100% of the stock of Juda in a stock-for-stock exchange in which the Company issued 300,000 shares of common stock. The Company also acquired a customer list from Alchemy in exchange for 75,000 shares of common stock on January 20, 2006. In accordance with SFAS 141, measurement of a non-cash exchange transaction in a business combination is based on the fair value of the consideration given or the fair value of the net assets acquired, whichever is more clearly evident and, thus, more reliably measured. At January 20, 2006, the Company’s common stock was thinly traded in the active marketplace and therefore, the quoted market price of the securities was not indicative of the fair value. The Company initially recorded these acquisitions based upon the estimated fair value of the net assets acquired as determined by independent appraisals, which was used to determine the fair value of the consideration given by the Company. The Company also had a private placement of its common stock on January 20, 2006, in which $1,700,000 was raised in the sale of 1,700,000 shares of common stock at $1.00 per share. In a subsequent review of these transactions, the Company determined that the estimated fair value of the consideration given in these acquisitions is best represented by using a value of $1.00 per share of common stock. The Company also previously recorded an additional customer list purchased on January 20, 2006, based upon the asset’s estimated fair value instead of the fair value of the consideration given.

NOTE 21 — Restatement of Previously Issued Financial Statements, continued
Customer List Amortization and Fixed Asset Depreciation
As a result of these adjustments, the purchase price of the transactions was reduced, which resulted in a decrease in the estimated fair value of the net assets acquired and a corresponding decrease in the Company’s stockholders’ equity. The previously reported equity as of January 20, 2006, was reduced from $4,740,666 to $3,065,903, a decrease of $1,674,763.
In the previously issued consolidated financial statements, the Company accounted for its customer lists as intangible assets with indefinite lives. The Company has reassessed its position and has determined that the customer lists should have been amortized, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, which states that intangible assets must be amortized over their estimated useful life, unless that useful life is determined to be indefinite. Accordingly, the Company has determined that the estimated useful lives of the customer lists is ten years and will amortize the customer lists on a straight line basis over the estimated useful lives. As a result of this adjustment, the Company recognized additional amortization expense of $144,672 during the year ended December 31, 2006.
As a result of the adjustments to the initial amounts allocated to the fixed assets acquired on January 20, 2006, the Company adjusted its depreciation expense for the years ended December 31, 2006 from $798,052 as previously reported, to $696,790, a decrease of $101,262.
Convertible Debt and Warrants
APB 14 requires that the proceeds received for the convertible debt issued with stock purchase warrants to be allocated between the underlying debt and the detachable warrants based upon the instruments’ relative fair values at the time of issuance. The determination of the fair value of the warrants requires significant estimates and assumptions including the current common stock price, volatility, estimated term of the instruments, and discount rate. The Company utilizes the Black-Scholes option pricing model in estimating the fair value of the warrants. In reviewing the accounting for the warrants, the Company determined that the previous estimate for the fair value of the warrants contained errors in the computation of certain assumptions input into the Black-Scholes option pricing model. The value allocated to the warrants was reduced from $320,000 to $194,775 at December 31, 2006. The adjustment to the value allocated to the warrants resulted in a reduction of $125,448 to the debt discount recorded on the convertible debt and a related $15,238 decrease in interest expense resulting from the accretion of the warrant discount. The warrants were also reclassified to be presented as a component of additional paid in capital.

NOTE 21 — Restatement of Previously Issued Financial Statements, continued
Impact of Restatement on Reported Results
Amounts reflected herein for the year ended December 31, 2006, represent the restated consolidated financial information rather than the consolidated financial information included in the previously issued consolidated financial statements for the year ended
December 31, 2006. The following table summarizes the effect of the adjustments discussed above on the previously reported net loss and net loss per share:

December 31,
2006
Total stockholders’ equity previously reported	$8,060,016

Adjustments for:
Acquisition of American and Whitney	(1,129,284)
Acquisition of Juda	(295,148)
Purchase of Alchemy customer list	(250,331)
Customer list amortization	(144,672)
Fixed asset depreciation	108,188
Convertible debt and warrants	(110,210)
Benefit from income taxes	23,298

Total adjustments to stockholders’ equity	(1,798,159)

Total stockholders’ equity, as restated	$6,261,857

Net loss as previously reported	$(277,650)
Restated net loss	(301,326)

Increase in net loss	$23,676

Basic and diluted net loss per common share as previously reported	$(0.02)
Basic and diluted net loss per common share as restated	$(0.02)

NOTE 22 — Subsequent Events
HFH Acquisition Corp.
In January of 2008, the Company formed a new entity, HFH Acquisition Corp. (“HFH”), for the purpose of acquiring a Brownfield located in southern New Jersey. HFH agreed to purchase 51% of the membership interests in HFH Hawthorne LLC (“Hawthorne LLC”) from Land Resources Solution LLC (“Land Resources”). The Company and HFH have agreed to a purchase price with Land Resources, which includes a $50,000 deposit, $200,000 due at closing, and $500,000 contingent upon obtaining certain permits and meeting closing conditions.
In connection with entering into the purchase agreements, HFH executed a promissory note as the lender to Hawthorne LLC for $250,000 and a separate note for $200,000 to Land Resources. These notes will bear interest at 7.00% and 8.50%, respectively, and mature in January of 2011. Through May 15, 2008, the Company has made advances of approximately $400,000 to Hawthorne LLC and Land Resources.
Pure Earth also entered into a supply agreement with Hawthorne, LLC which entitles the Company to the exclusive right to supply all conforming fill to the Brownfield project at a pre-established rate. The supply agreement will become effective upon the closing of the purchase agreement. HFH and Land Resources also entered into a professional services agreement, whereby Land Resources will, in consideration of the payment from HFH of $12,000 per month for a period of 12 months, obtain all approvals, permits and other permissions necessary to finalize a redevelopment agreement and implement and obtain the desired regulatory status for the Brownfield project.
Nycon
On April 1, 2008, the Company effectively closed on an asset purchase agreement with Nycon, Inc. (“Nycon”), whereby it will acquire certain manufacturing equipment, inventory, permits, licenses and trademarks. Nycon is engaged in the business of processing, packaging and selling reinforcing fibers that are used as a component in concrete materials and products. In connection with the asset purchase agreement, the Company will also enter into a licensing agreement with a third party to obtain reinforcing fiber from recycled and reused material as a substitute for new fibers. The purchase price for the transaction will be twenty percent of the free cash flow derived from the operation of these assets, payable to the former owner in each of the next four years up to a cumulative maximum amount of $1.2 million. The Company will also pay a portion of the free cash flow derived from operations to the licensor of the recycled fiber in addition to issuing 15,000 shares of common stock in exchange for certain patents.

NOTE 22 — Subsequent Events, continued
Fidus Preferred Stock
On March 2, 2008, the Company’s Board of Directors approved the designation of 20,000 shares of preferred stock as Series B Preferred Stock (the “Series B Stock”). On March 4, 2008, the Company sold and issued to Fidus Mezzanine Capital, L.P. (“Fidus”), a Delaware limited partnership, 6,300 shares of its Series B Stock and a Warrant to purchase 767,375 shares of the Company’s common stock for an aggregate purchase price of $6,300,000. Fidus is entitled to receive cumulative quarterly cash dividends at 14% per annum, compounded on a quarterly basis. The Company may, at its option, elect to pay a portion of the quarterly dividend equal to 4% per annum in kind. Any dividends paid in kind, will be added onto the outstanding balance of the Series B Stock and will accrue interest at 14% per annum. The Company is required to redeem any and all outstanding shares of Series B Stock on March 3, 2013. The Series B Stock, ranks prior to all classes or series of common and preferred stock of the Company except for the existing shares of Series A Preferred Stock, with respect to dividend rights and liquidation preferences. The Series B Stock carries normal and customary positive and negative covenants.
Pursuant to the terms of the Warrant agreement, Fidus is granted the right to purchase a number of shares of the Company’s common stock equal to 4.2 % of the outstanding shares of common stock on a fully diluted basis as of March 4, 2008 (767,375 shares). The Warrants are exercisable from and after the fourth anniversary of March 4, 2008, at an exercise price ranging from $0.001 to $6.00 per share, depending upon the fair market value of the Company’s stock at that date.

PURE EARTH, INC. AND SUBSIDIARIES

PURE EARTH INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS

	March 31,	December 31,
	2008	2007
	(unaudited)

CURRENT ASSETS
Cash and cash equivalents	$5,932,830	$1,885,014
Accounts receivable, less allowance for doubtful accounts of $473,311 and $431,664	10,582,172	12,622,714
Inventories	230,998	269,585
Prepaid expenses	1,121,570	987,378
Other current assets	967,514	918,185
Deferred income tax asset	223,912	223,912

Total Current Assets	19,058,996	16,906,788

PROPERTY AND EQUIPMENT
Land	745,500	745,500
Buildings and improvements	7,206,496	6,789,683
Leasehold improvements	177,910	148,482
Machinery and equipment	8,744,303	8,612,385
Trucks and automobiles	1,675,895	2,230,598
Office furniture and fixtures	224,948	221,293
Computer software	79,297	50,000
Construction-in-process	56,750	13,023

	18,911,099	18,810,964
Less: accumulated depreciation and amortization	(2,948,616)	(2,623,352)

Property and Equipment, Net	15,962,483	16,187,612

OTHER ASSETS
Deposits and other assets	1,166,744	1,333,990
Deferred financing costs, net of accumulated amortization of $100,429 and $79,014	616,495	127,787
Goodwill	759,694	759,694
Permits	2,200,000	2,200,000
Other intangible assets, net of accumulated amortization	2,303,211	2,388,753
Idle machinery	8,450,000	8,450,000
Pending acquisitions	483,063	161,302

Total Other Assets	15,979,207	15,421,526

TOTAL ASSETS	$51,000,686	$48,515,926

PURE EARTH INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31,	December 31,
	2008	2007
	(unaudited)

CURRENT LIABILITIES
Line of credit	$2,389,493	$2,389,493
Notes payable	430,405	708,006
Current portion of long-term debt	1,213,143	1,240,547
Accounts payable	5,539,191	5,807,026
Accrued expenses	1,873,995	1,274,004
Accrued payroll and payroll taxes	396,088	619,906
Other current liabilities	693,384	2,116,828
Accrued disposal costs	1,042,930	278,432
Contingent consideration	176,435	176,435
Income taxes payable	—	1,024,603

Total Current Liabilities	13,755,064	15,635,280

LONG-TERM LIABILITIES
Long-term debt, net of current portion	3,981,850	4,513,526
Line of credit	4,095,526	4,011,104
Mandatorily redeemable Series B preferred stock $.001 par value; authorized 20,000 shares; issued and outstanding 6,300 and 0 shares	4,073,746	—
Note payable — related party	944,722	1,008,463
Accrued disposal costs	51,539	1,093,796
Contingent consideration	1,176,235	1,176,235
Warrants with contingent redemption provisions	2,263,223	—
Deferred income taxes	5,273,840	5,273,840
Deferred income tax liabilities — permits	880,000	880,000

Total Long-Term Liabilities	22,740,681	17,956,964

TOTAL LIABILITIES	36,495,745	33,592,244

REDEEMABLE PREFERRED STOCK, $.001 par value; Series A convertible preferred stock: authorized 50,000 shares; 20,000 shares issued and outstanding	930,190	930,190

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock, $.001 par value; authorized 25,000,000 shares; issued and outstanding 17,223,465 and 17,218,465	17,223	17,218
Additional paid-in capital	12,338,842	12,323,847
Retained earnings	1,218,686	1,652,427

TOTAL STOCKHOLDERS’ EQUITY	13,574,751	13,993,492

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$51,000,686	$48,515,926

PURE EARTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2008 and 2007

	2008	2007
	(unaudited)	(unaudited)

REVENUES	$14,616,556	$10,323,648

COST OF REVENUES (including $627,683 and $283,799 of depreciation and amortization expense)	12,359,320	8,474,331

GROSS PROFIT	2,257,236	1,849,317

OPERATING EXPENSES
Salaries and related expenses	1,247,677	564,424
Occupancy and other office expenses	291,970	181,309
Professional fees	506,197	239,309
Other operating expenses	502,283	212,035
Insurance	242,575	108,582
Depreciation and amortization	116,434	52,722
Gain on sale of equipment	(252,942)	—

TOTAL OPERATING EXPENSES	2,654,194	1,358,381

INCOME (LOSS) FROM OPERATIONS	(396,958)	490,936

OTHER INCOME (EXPENSES)
Interest income	14,564	36,554
Interest expense	(331,328)	(128,026)
Other income (expense)	15,173	—

TOTAL OTHER EXPENSES	(301,591)	(91,472)

INCOME (LOSS) BEFORE INCOME TAXES	(698,549)	399,464

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(289,808)	173,732

NET INCOME (LOSS)	(408,741)	225,732

Less: preferred stock dividends	25,000	—

INCOME (LOSS) AVAILABLE FOR COMMON STOCKHOLDERS	$(433,741)	$225,732

NET INCOME (LOSS) PER SHARE
Basic	$(0.03)	$0.01
Diluted	$(0.03)	$0.01

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING
Basic	17,223,021	15,384,180
Diluted	17,223,021	15,653,344

PURE EARTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Three Months Ended March 31, 2008
(unaudited)

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity

BALANCE — January 1, 2008	17,218,465	$17,218	$12,323,847	$1,652,427	$13,993,492

Restricted stock grant to customer	5,000	5	14,995	—	15,000
Dividends declared on Series A preferred stock	—	—	—	(25,000)	(25,000)
Net Loss	—	—	—	(408,741)	(408,741)

BALANCE — March 31, 2008	17,223,465	$17,223	$12,338,842	$1,218,686	$13,574,751

PURE EARTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2008 and 2007

	2008	2007
	(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(408,741)	$225,732

Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	637,160	287,870
Other intangible assets amortization	85,542	35,439
Deferred financing cost amortization	21,415	13,213
Interest expense for accretion of warrant discount	18,069	—
Provision for doubtful accounts	41,647	24,773
Gain on sale of property and equipment	(252,942)	—
Restricted stock grant	15,000	—
Changes in operating assets and liabilities
Accounts receivable	1,998,895	(2,430,539)
Inventories	38,587	1,457
Prepaid expenses and other current assets	23,121	(617,926)
Deposits and other assets	(39,397)	(4,500)
Accounts payable	(267,835)	1,385,382
Accrued expenses and other current liabilities	(1,310,446)	680,381
Accrued disposal costs	(277,759)	—
Income taxes payable	(1,024,603)	173,732

TOTAL ADJUSTMENTS	(293,546)	(450,718)

NET CASH USED IN OPERATING ACTIVITIES	(702,287)	(224,986)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of business and assets — net of cash of $911,405 in 2007	—	(3,054,508)
Payments for pending acquisitions	(321,761)	—
Acquisitions of property and equipment	(354,254)	(123,578)
Proceeds from sale of equipment	555,041	—

NET CASH USED IN INVESTING ACTIVITIES	$(120,974)	$(3,178,086)

PURE EARTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, Continued
For the Three Months Ended March 31, 2008 and 2007

	2008	2007
	(unaudited)	(unaudited)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of related party loans	$(63,741)	$—
Net borrowings on line of credit	84,422	1,073,527
Repayments of notes payable	(277,601)	—
Repayment of long-term debt	(611,880)	(318,937)
Financing fees incurred	(510,123)	(6,500)
Private placements of common and preferred stock	6,300,000	4,000,000
Dividends paid on Series A preferred stock	(50,000)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,871,077	4,748,090

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,047,816	1,345,018

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	1,885,014	2,516,722

CASH AND CASH EQUIVALENTS — END OF PERIOD	$5,932,830	$3,861,740

SUPPLEMENTARY INFORMATION
Cash paid during the periods for:
Interest	$272,872	$123,067
Income taxes	$941,439	$—

Non-cash investing and financing activities:
Debt and other liabilities incurred in acquisition of businesses and asset purchases	$—	$29,164,979
Acquisition of businesses and assets in exchange for shares of common stock	$—	$1,015,482
Property and equipment financed with debt	$52,800	$107,083

PURE EARTH, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — Business Operations
Business Operations and Consolidation
The accompanying condensed consolidated financial statements include the accounts of Pure Earth, Inc. (“Pure Earth” or the “Company”) and its wholly owned subsidiaries, Pure Earth Materials, Inc. (“PE Materials”); Pure Earth Materials (NJ) Inc. (“PE Materials NJ”); Pure Earth Transportation & Disposal, Inc. (“PE Transportation and Disposal”); Juda Construction, Ltd. (“Juda”); PEI Disposal Group, Inc. (“PEI Disposal Group”); Pure Earth Environmental Inc. (“PE Environmental”), Geo Methods, LLC (“GeoMethods”) and Bio Methods LLC (“BioMethods”); Echo Lake Brownfield, LLC (“Echo Lake”); Casie Ecology Oil Salvage, Inc. (“Casie”); Rezultz, Incorporated (“Rezultz”) and MidAtlantic Recycling Technologies Inc. (“MART”); HFH Acquisition Corp. (“HFH”); (collectively referred to as “the Company”). Casie, Rezultz and MART are also collectively referred to as the “Casie Group”. All significant intercompany accounts and transactions have been eliminated.
The Company’s reportable segments are strategic business units that offer environmental services within the Company’s continuum of environmental strategies. The Company has four reportable segments: Transportation and Disposal, Materials, Environmental Services, and Treatment and Recycling.
NOTE 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission (the “Commission”) for presenting interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.
These statements include all adjustments (consisting only of normal recurring adjustments) which management believes necessary for a fair presentation of the condensed consolidated financial statements and to make them not misleading. The interim operating results for the three months ended March 31, 2008 and March 31, 2007 are not necessarily indicative of operating results expected for the full year. For further information refer to the Company’s consolidated financial statements and footnotes thereto as of December 31, 2007 and 2006 and for the years then ended included elsewhere in this filing.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Critical accounting policies requiring the use of estimates are allowance for doubtful accounts, depreciation and amortization, impairment testing for intangible assets and goodwill, accrued disposal costs, deferred revenue, inventories, and valuation of stock based compensation and warrants for common stock.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts Receivable are customer obligations due under normal trade terms. The Company sells its products to a variety of customers. The Company performs continuing credit evaluations of its customers’ financial condition and in certain instances may require additional collateral or insurance bonds from its customers. Senior management reviews accounts receivable on a monthly basis to determine if any receivables will be potentially uncollectible. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve based on historical experience, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes its allowance for doubtful accounts as of March 31, 2008 is adequate; however, actual write-offs may exceed the recorded allowance.
The allowance for doubtful accounts at March 31, 2008 and December 31, 2007, includes $165,562 of receivables acquired and reserved for as part of the Casie Group acquisition (see Note 3). As part of the original purchase price allocation, the Company fully reserved for $253,922 of specific aged receivables as of March 30, 2007. On October 30, 2008, the Company will reconcile the status of these specific accounts receivable and credit back to the former owner the amounts of such receivables that have been collected after closing, in the form of additional shares of common stock. At March 31, 2008, $88,360 of these receivables had been collected and the Company has recorded a corresponding liability due to the former owner, which is reflected as a component of accrued expenses.
Inventories
Inventories are valued at the lower of cost or market by the weighted average cost method and are comprised of crushed rock and recycled oil, which are both considered finished products. The value of the inventories as of March 31, 2008 and December 31, 2007 were as follows:

	March 31,	December 31,
	2008	2007
Recycled oil	$208,413	$248,483
Crushed rock	22,585	21,102

Total	$230,998	$269,585

Property and Equipment
Property and equipment is stated at cost, less accumulated depreciation and amortization.
Depreciation and amortization of property and equipment is provided by use of the straight-line method over the estimated useful lives of the assets as follows:

Range of
Asset Classification	Estimated Useful Life
Buildings and improvements	25 years
Machinery and equipment	3-10 years
Trucks and automobiles	4-7 years
Office furniture and fixtures	2-4 years
Computer software	3 years
Leasehold improvements	Lesser of useful life of asset or life of lease
Depreciation and amortization expense for the three months ended March 31, 2008 and 2007 was $637,160 and $287,870, respectively.
Accrued Disposal Costs
Accrued disposal costs represent the expected costs of processing and disposing of clean and contaminated soil whereby revenue is recognized upon acceptance of such material into the facility. Any soil that is unprocessed is expected to be treated within the next twelve months and therefore, this obligation is classified as a current liability within the accompanying consolidated balance sheet. The Company is not obligated to dispose of processed soil within a specific time period, therefore disposal costs for processed soil are classified as a long-term liability in the accompanying consolidated balance sheet.
Earnings (Loss) Per Share
Basic earnings (loss) per share (“EPS”) is calculated by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period and excludes any potentially dilutive securities. Diluted EPS gives effect to all potentially dilutive securities outstanding during each period that were outstanding during the period but does not include such securities if their effect would be anti-dilutive, in accordance with SFAS No. 128, “Earnings per Share.”
At March 31, 2008 and 2007, the Company’s dilutive securities included the following components:

	March 31,	March 31,
	2008	2007
	(unaudited)	(unaudited)
Weighted average common shares outstanding used in computing basic EPS	17,223,021	15,384,180
Effect of dilutive securities:
Convertible notes	—	269,164

Adjusted weighted average common shares used in Computing diluted EPS	17,223,021	15,653,344

The Company’s computation of diluted EPS excludes the redeemable convertible preferred stock at March 31, 2008 since its effect was anti-dilutive due to the Company’s net loss. Additionally, 1,091,818 and 337,778 common stock purchase warrants issued as of March 31, 2008 and March 31, 2007, respectively, were excluded from the determination of diluted EPS as their effect is also anti-dilutive.

Income Taxes
The Company accounts for income taxes under SFAS No. 109 Accounting for Income Taxes (“SFAS 109”). Accordingly, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
A valuation allowance is established when, based on an evaluation of objective verifiable evidence, it is more likely than not that some portion or all of deferred tax assets will not be realized.
Effective January 1, 2007 the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109, (“FIN 48”). FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on the derecognition of income tax liabilities, classification of interest and penalties on income taxes, and accounting for uncertain tax positions in interim period financial statements. The periods subject to examination for the Company’s federal return include the 2003 tax year to the present. The Company also files state income tax returns in various states, including New York, New Jersey, Pennsylvania and Connecticut, which may have different statutes of limitations. Generally, state income tax returns for years 2003 through 2007 are subject to examination. The Company records penalties and accrued interest related to uncertain tax positions in income tax expense. Such adjustments have historically been minimal and immaterial to our financial results. As of March 31, 2008 and December 31, 2007 the Company completed its assessment of uncertain tax positions in accordance with FIN 48 and has determined that it does not have any material uncertain income tax positions requiring recognition or disclosure in accordance with FIN 48.
For the three months ended March 31, 2008 the Company recognized an income tax benefit of $289,808 based upon an effective tax rate of 41.5%. The Company estimates that its net income before taxes for the remainder of 2008 will be substantial enough to fully utilize the tax benefit recognized as of March 31, 2008. There were no material changes in the Company’s deferred income tax assets and liabilities from December 31, 2007 to March 31, 2008. The Company recognized an income tax provision of $173,732 for the three months ended March 31, 2007, which was based upon an effective tax rate of 43.5%.
Preferred Stock
The Company applies the guidance enumerated in SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”) and Emerging Issues Task Force (“EITF”) Topic D-98 “Classification and Measurement of Redeemable Securities,” (“EITF Topic D-98”) when determining the classification and measurement of preferred stock. Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value in accordance with SFAS 150. All other issuances of preferred stock are subject to the classification and measurement principles of EITF Topic D-98. Accordingly the Company classifies conditionally redeemable preferred shares (if any), which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, the Company classifies its preferred shares in stockholders’ equity. The outstanding Series A Preferred Stock features redemption rights that are not solely within the Company’s control as of March 31, 2008 and December 31, 2007, and therefore, the Series A preferred stock is presented as temporary equity. The Company issued Series B Preferred Stock on March 4, 2008, that is mandatorily redeemable and therefore is classified as debt as of March 31, 2008.

Convertible Instruments
The Company evaluated and accounted for conversion options embedded in convertible instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).
SFAS 133 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments in accordance with EITF 00-19. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of SFAS 133. SFAS 133 and EITF 00-19 also provide an exception to this rule when the host instrument is deemed to be conventional (as that term is described in the implementation guidance to SFAS 133 and further clarified in EITF 05-2, “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19”).
The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with the provisions of EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Adjustable Conversion Ratios” (“EITF 98-5”) and EITF 00-27, “Application of EITF 98-5 to Certain Convertible Instruments” (“EITF 00-27”). Accordingly, the Company records when necessary debt discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.
Common Stock Purchase Warrants and Other Derivative Financial Instruments
The Company accounts for the issuance of common stock purchase warrants and other free standing derivative financial instruments in accordance with the provisions of EITF 00-19. Based on the provisions of EITF 00-19, the Company classifies as equity any contracts that (i) require physical settlement or net-share settlement or (ii) gives it a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside its control) or (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). The Company assesses classification of its common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.

Recently Issued Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This statement applies under other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements For Purposes of Lease Classification or Measurement Under Statement 13” (“FSP 157-1”) and FSP 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), which, respectively, remove leasing transactions from the scope of SFAS 157 and defer its effective date for one year relative to certain nonfinancial assets and liabilities. As a result, the application of the definition of fair value and related disclosures of SFAS 157 (as impacted by FSP 157-1 and FSP 157-2) was effective for the Company beginning January 1, 2008 on a prospective basis with respect to fair value measurements of (a) nonfinancial assets and liabilities that are recognized or disclosed at fair value in the Company’s financial statements on a recurring basis (at least annually) and (b) all financial assets and liabilities. This adoption did not have a material impact on the Company’s consolidated financial position or results of operations. The remaining aspects of SFAS 157 for which the effective date was deferred under FSP 157-2 are currently being evaluated by the Company. Areas impacted by the deferral relate to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived assets groups measured at fair value for an impairment assessment. The effects of these remaining aspects of SFAS 157 are to be applied to fair value measurements prospectively beginning January 1, 2009. The Company does not expect these remaining aspects to have a material impact on the Company’s consolidated financial position or results of operations.
In December 2006, the FASB approved FASB Staff Position (“FSP”) No. EITF 00-19-2, “Accounting for Registration Arrangements” (“FSP EITF 00-19-2”), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies”. FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. The guidance in FSP EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 150, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, to include scope exceptions for registration payment arrangements.

FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance date (December 21, 2006) of this FSP, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years, for registration payment arrangements entered into prior to the issuance date of this FSP. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, “(SFAS 159”), which is effective for fiscal years beginning after November 15, 2007. SFAS 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. If elected, SFAS 159 is effective beginning January 1, 2008. At this time the Company has not elected to measure and report any assets or liabilities using the fair value option available under SFAS 159.
In June 2007, the EITF reached a consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits on Dividends on Share-Based Payment Awards” (“EITF 06-11”). EITF 06-11 addresses share-based payment arrangements with dividend protection features that entitle employees to receive (a) dividends on equity-classified non-vested shares, (b) dividend equivalents on equity-classified non-vested share units, or (c) payments equal to the dividends paid on the underlying shares while an equity-classified share option is outstanding, when those dividends or dividend equivalents are charged to retained earnings under SFAS 123R and result in an income tax deduction for the employer. A realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings are paid to employees for equity-classified non-vested shares, non-vested equity share units, and outstanding equity share options should be recognized as an increase in additional paid in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb potential future tax deficiencies on share-based payments. The adoption of this pronouncement in the first quarter of 2008 did not have a material impact on the consolidated financial position, results of operations or cash flows.
In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”), which replaces SFAS 141, “Business Combinations.” SFAS 141R establishes principles and requirements for determining how an enterprise recognizes and measures the fair value of certain assets and liabilities acquired in a business combination, including noncontrolling interests, contingent consideration, and certain acquired contingencies. SFAS 141R also requires acquisition-related transaction expenses and restructuring costs be expensed as incurred rather than capitalized as a component of the business combination. SFAS 141R will be applicable prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R will have an impact on accounting for any businesses acquired after the effective date of this pronouncement.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary (previously referred to as minority interests). SFAS 160 also requires that a retained noncontrolling interest upon the deconsolidation of a subsidiary be initially measured at its fair value. Upon adoption of SFAS 160, the Company would be required to report any noncontrolling interests as a separate component of stockholders’ equity. The Company would also be required to present any net income allocable to noncontrolling interests and net income attributable to the stockholders of the Company separately in its consolidated statements of income. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements of SFAS 160 shall be applied prospectively. SFAS 160 will have an impact on the presentation and disclosure of the noncontrolling interests of any non wholly-owned businesses acquired in the future.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Currently the Company does not engage in any derivative activities and therefore, SFAS 161 is not expected to have a material impact.
The FASB, the EITF and the SEC have issued certain other accounting pronouncements and regulations as of March 31, 2008 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company’s financial accounting measures or disclosures had they been in effect during the three months ended March 31, 2008 and the year ended December 31, 2007, and it does not believe that any of those pronouncements will have a significant impact on the Company’s consolidated financial statements at the time they become effective.
NOTE 3 — Casie Group Acquisition
On March 30, 2007 (the “closing date”), the Company acquired all of the outstanding shares of common stock in a stock-for-stock exchange from the stockholders of Casie Group. The purchase price under the Stock Purchase Agreement (“SPA”) was subject to post-closing adjustments relating to certain matters, including Casie Group meeting certain defined minimum net asset values as of the Closing Date, and the post-closing collection of accounts receivable. After giving effect to the post-closing adjustments and certain other agreements and accommodations set forth in the SPA, the Company issued to the stockholders of Casie Group an aggregate of 338,494 shares of Pure Earth’s restricted common stock as consideration for the acquisition of the shares of Casie Group, offset by the Shareholder Loan Offset (defined below). The common stock is subject to a lockup period of one year from the Closing Date. According to the SPA, the shares of common stock had an assumed value of $5.00 per share. However since the Company’s shares were thinly traded, for purposes of determining the purchase price the shares of common stock were determined to have a fair value of $3.00 per share based upon the value at which shares of common stock were sold in a private placement on April 4, 2007. The fair value of the total consideration given in the Casie Group transaction was $1,015,482.

At the closing date, a note payable from Casie Group to a former stockholder had a balance of $3,325,000. The note payable was reduced by approximately $1,202,000 in satisfaction of certain post-closing adjustments, leaving a balance remaining of approximately 2,214,000, including accrued interest, as of November 15, 2007. Also, on November 15, 2007, the former owner of Casie Group converted $1,215,440 of this loan into 373,615 shares of the Company’s common stock. As of March 31, 2008, there remains $944,722 outstanding (including accrued interest) and due to such stockholder under the note payable — related party, evidenced by a subordinated promissory note.
Under an amendment to the SPA, certain of the former stockholders may become entitled to receive additional shares of the Company’s restricted common stock, based upon reductions in certain liabilities, collections of fully reserved accounts receivable, and a potential insurance claim recovery, for a claim existing at the time of the acquisition. To the extent that the former stockholders are successful in negotiating the settlement and resolution of these contingencies, the Company is obligated to issue additional shares of its common stock. Certain of the former stockholders may also become entitled to receive additional shares of restricted common stock based upon successfully obtaining additional permits and the implementation of certain equipment. The maximum amount of contingent consideration to be issued based upon resolution of these contingencies is 835,044 shares of restricted common stock.
As a result of the settlement of the purchase price adjustments, the fair value of the net assets acquired was greater than the cost of the acquired entities initially resulting in negative goodwill. In accordance with SFAS 141, this excess of fair value over cost is recorded as contingent consideration in the accompanying consolidated balance sheet. The Company is subject to potential contingent consideration of up to 835,044 shares equal to $2,505,132 based upon a fair value of $3.00 per share as previously established. The Company recorded contingent consideration of $1,352,670 equal to the excess fair value of the net assets over cost or the maximum consideration. Realization of the contingencies will result in additions to the purchase price of Casie Group. To the extent the issuance of additional consideration does not result in goodwill, non-current assets will be reduced ratably for the amount of the shortfall. The contingent consideration is reflected in the accompanying consolidated balance sheets at March 31, 2008 and December 31, 2007 as $176,435 of current liabilities and $1,176,235 of long-term liabilities, based upon the expected timing of issuing the consideration. The liabilities acquired from Casie Group that are reflected in the table below include $4,056,889 of cash advances from the Company to Casie Group which were extinguished upon completion of the acquisition.
The following table illustrates the estimated fair value of assets acquired and liabilities assumed from each entity that was acquired by the Company as of the date of acquisition:

	Casie	Rezultz	MART	Eliminations	Total
Current assets(1)	$14,847,846	$2,788,413	$8,078,974	$(21,396,045)	$4,319,188
Deferred income tax asset — current	51,800	—	726,400	—	778,200
Property and equipment	2,674,225	4,316,860	6,347,084	—	13,338,169
Non-current assets	1,834,742	10,162	9,900,000	—	11,744,904

Total assets acquired	19,408,613	7,115,435	25,052,458	(21,396,045)	30,180,461

	Casie		Rezultz	MART	Eliminations	Total
Current liabilities	$13,970,858		$1,800,788	$16,551,339	$(21,396,045	$10,926,940
Long-term liabilities	4,056,889	(2)	4,316,197	2,964,283	—	11,337,369
Contingent consideration	—		—	1,352,670	—	1,352,670
Deferred income tax liability	1,373,600		728,300	3,446,100	—	5,548,000

Total liabilities assumed	19,401,347		6,845,285	24,314,392	$(21,396,045)	29,164,979

Purchase price	$7,266		$270,150	$738,066		$1,015,482

(1)	Includes cash and cash equivalents of $911,405

(2)	Extinguished upon acquisition since it was payable to the Company

NOTE 4 — Pro Forma Results
The unaudited pro forma information presented below assumes that the Casie Group Acquisition in Note 3 was consummated as of January 1, 2007, and is not necessarily indicative of the results of operations that would have resulted had the acquisition actually been completed at the beginning of the applicable period presented, nor is it necessarily indicative of the results of operations in future periods.

For the Three Months
Ended March 31, 2007
(Unaudited)
Pro Forma
Combined (a) (b)
Revenue	$14,867,963

Loss from operations	$(201,189)

Loss before income tax benefit	$(306,795)

Net loss	$(431,805)

Per common share data
Loss from operations — Basic and diluted	$(0.03)

Weighted Average Shares
Basic and diluted	15,718,870

(a)	Historical information includes the operating results of Pure Earth for the three months ended March 31, 2007.

(b)	Pro forma information and the pro forma adjustments include the operating results of Casie Group for the three months ended March 31, 2007.
NOTE 5 — Other Acquisitions, Assets Purchases and Joint Ventures
Echo Lake
On September 14, 2007, PE Environmental formed a wholly owned subsidiary, Echo Lake, a Connecticut limited liability company. Echo Lake was formed for the purpose of owning and developing a Brownfield site in the State of Connecticut. On January 3, 2008, the Company completed the acquisition of this Brownfield site for a purchase price of $50,000 and assumed estimated cleanup costs of approximately $233,000. The Company also spent approximately $57,000 on site evaluation costs prior to purchasing the Brownfield site. Echo Lake’s operating results since formation and for the three months ended March 31, 2008 were not material.
HFH Acquisition Corp.
In January of 2008, the Company formed a new entity, HFH Acquisition Corp. (“HFH”), for the purpose of acquiring a Brownfield located in southern New Jersey. HFH agreed to purchase 51% of the membership interests of HFH Hawthorne LLC (“Hawthorne LLC”) from Land Resource Solutions LLC (“Land Resource”). The Company and HFH agreed to a purchase price with Land Resource which includes a $50,000 deposit, $200,000 due at closing, and $500,000 contingent upon obtaining certain permits. Through June 1, 2008, the Company has made advances of approximately $400,000 to Hawthorne LLC and Land Resource. As of June 1, 2008 the Company and HFH had not acquired the permits required to complete this acquisition and begin operations on this Brownfield project.

NOTE 6 — Stockholders’ Equity
Common Stock
In January of 2008, the Company issued 5,000 shares of common stock valued at $3.00 per share to a consultant for services received.
Series B Preferred Stock and Warrants
On March 2, 2008, the Company’s Board of Directors approved the designation of 20,000 shares of preferred stock as Series B Preferred Stock (the “Series B Preferred Stock”). On March 4, 2008, the Company sold and issued to Fidus Mezzanine Capital, L.P. (“Fidus”), a Delaware limited partnership, 6,300 shares of its Series B Preferred Stock and a Warrant to purchase 767,375 shares of the Company’s common stock for an aggregate purchase price of $6,300,000. Fidus is entitled to receive cumulative quarterly cash dividends at 14% per annum, compounded on a quarterly basis. The Company may, at its option, elect to pay a portion of the quarterly dividend equal to 4% per annum in kind. Any dividends paid in kind, will be added onto the outstanding balance of the Series B Preferred Stock and will accrue interest at 14% per annum. The Company is required to redeem any and all outstanding shares of Series B Preferred Stock on March 3, 2013. The Series B Preferred Stock is also required to be redeemed in the event that the current executive officers fail to continue to serve in their current capacity, cease to serve on the board of directors, or cease to beneficially own a specified number of shares of the Company’s common stock. The Series B Preferred Stock, ranks prior to all classes or series of common and preferred stock of the Company except for the existing shares of Series A Preferred Stock, with respect to dividend rights and liquidation preferences. The Series B Preferred Stock contain positive covenants including a debt incurrence test, in addition to customary negative covenants.
Pursuant to the terms of the Warrant agreement, Fidus is granted the right to purchase a number of shares of the Company’s common stock equal to 4.2 % of the outstanding shares of common stock on a fully diluted basis as of March 4, 2008 (767,375 shares). The Warrants have an indefinite term and are exercisable from and after the fourth anniversary of March 4, 2008, at an exercise price ranging from $0.001 to $6.00 per share, depending upon the fair market value of the Company’s stock at the date of exercise. The Warrants also contain a put option which allows the holder to put the Warrants back to the Company in exchange for cash if a triggering event occurs. Triggering events include the redemption or repurchase by the Company of all of the outstanding Series B Preferred Stock or an event of noncompliance including failure to comply with covenants contained in the Series B Preferred Stock.
In connection with the offering of the Series B preferred stock and related warrants, the Company entered into a registration rights agreement pursuant to which it agreed to file a registration statement under the Securities Act covering the resale of any outstanding shares of our common stock issued or issuable to the holders of Series B Preferred Stock. Such registration would cover 767,375 shares of our common stock underlying the warrant issued to the investor. Until March 4, 2018, the investor may request that the Company register such securities at any time after it consummates a “qualified public offering” of our common stock under the Securities Act, as defined by the terms of the agreement.

As described in Note 2, the Company accounts for its preferred stock based upon the guidance enumerated in SFAS 150 and EITF Topic D-98. The Series B Preferred Stock is mandatorily redeemable on March 3, 2013 and therefore is classified as a liability instrument on the date of issuance. The Warrants issued in connection with the Series B Preferred Stock provide the holders with a put option that is exercisable upon the occurrence of certain specified events and at the discretion of the holder. The Company evaluated the Warrants and the put option pursuant to EITF 00-19 and determined that the Warrants should be classified as assets or liabilities because they contain redemption rights that are not solely within the Company’s control as of the date of issuance and at March 31, 2008. Accordingly, the Company recorded the Warrants at their estimated fair value of $2,263,223 on the date of issuance. The remainder of the $6,300,000 in proceeds received, or $4,036,777, was allocated to the mandatorily redeemable Series B Preferred Stock.
The Company has recorded the resulting discount on debt related to the Warrants and is amortizing the discount using the effective interest rate method over the five year term of the Series B Preferred Stock. Although the stated interest rate of the Series B Preferred Stock is 14%, as a result of the discount recorded for the Warrants, the effective interest rate is 27.22%. The Company also incurred approximately $510,000 of costs in relation to this transaction, which were recorded as deferred financing costs to be amortized over the term of the financing or immediately upon the redemption of the Series B Preferred Stock.
The Company calculated the fair value of the warrants at the date of issuance using the Black-Scholes option pricing model with market based assumptions. The change in fair value of the Warrants issued in connection with the Series B Preferred Stock from March 4, 2008 to March 31, 2008, was not material. At March 31, 2008, the weighted average remaining life of the outstanding warrants was 3.40 years (exclusive of the Warrants issued in connection with the Series B Preferred Stock, which have an indefinite life).
A summary of the warrant activity for the period from December 31, 2007 through March 31, 2008 is as follows:

	Warrant		Weighted Average
	Shares	Amount	Exercise Price
Balance, December 31, 2007	324,443	$277,226	$4.50

Issuance of common stock warrants	767,375	2,263,223	$0.001

Balance, March 31, 2008	1,091,818	$2,540,449	$1.34

The following weighted average assumptions were used for valuing the warrants issued during the three months ended March 31, 2008:

Expected volatility	75.00%
Expected life	Indefinite
Expected dividends	0.00%
Risk-free rate	3.71%
Weighted-average stock price	$2.95
Weighted-average exercise price	$0.001
NOTE 7 — Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.
The Company maintains cash and cash equivalent balances at several financial institutions throughout its operating area of which, at times, may exceed insurance limits and expose the Company to credit risk. At March 31, 2008, the Company had balances with financial institutions in excess of insured limits of approximately $5,444,000. As part of its cash management process, the Company periodically reviews the relative credit standing of these financial institutions.
Credit risk with respects to accounts receivable was concentrated with three customers at March 31, 2008. These customers accounted for approximately $4,693,000 (43%) of the accounts receivable at March 31, 2008. The Company performs ongoing credit evaluations of its customers’ financial condition and if necessary would require collateral to mitigate its credit risk. These customers accounted for approximately $4,644,000 (32%) of its revenue during the three months ended March 31, 2008 and approximately $7,685,000 (74%) of its revenue during the three months ended March 31, 2007. The deterioration of the financial condition of one or more of its major customers could adversely impact the Company’s operations.
NOTE 8 — Idle Machinery
Included in the Casie Group acquisition was equipment having a fair value of $8,450,000. As of March 31, 2008, this equipment has not yet been placed in use and requires State permits to place the equipment in service. The management of the Company is currently contemplating whether to place the equipment into use or hold it for sale. In relation to these assets, the Company has recorded approximately $3,020,000 of deferred income tax liabilities at March 31, 2008 and December 31, 2007.
NOTE 9 — Intangible Assets
Below is a summary of intangible assets at March 31, 2008 and December 31, 2007:

	Balance as of March 31, 2008			Balance as of December 31, 2007
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Finite Lives:
Customer lists	$1,417,552	$(314,366)	$1,103,186	$1,417,552	$(278,926)	$1,138,626
Other intangible assets	1,283,001	(82,976)	1,200,025	1,283,001	(32,874)	1,250,127

	2,700,553	(397,342)	2,303,211	2,700,553	(311,800)	2,388,753
Infinite Lives:
Permits	2,200,000	—	2,200,000	2,200,000	—	2,200,000

Total	$4,900,553	$(397,342)	$4,503,311	$4,900,553	$(311,800)	$4,588,753

Amortization expense of intangible assets was $85,542 and $35,439 for the three months ended March 31, 2008 and 2007, respectively.
Expected future amortization expense for amortizable intangible assets with finite lives is as follows for periods subsequent to March 31, 2008:

Twelve months ending March 31,
2009	$377,933
2010	370,781
2011	370,781
2012	370,781
2013	303,631
Thereafter	509,303

$2,303,210

NOTE 10 — Lines of Credit
The Company has a $7,500,000 line of credit with a bank expiring on October 23, 2009. The line of credit is used to fund working capital needs. The line of credit bears interest at the bank’s prime rate (5.25% at March 31, 2008 and 7.25% at December 31, 2007) and outstanding borrowings are collateralized by eligible accounts receivable and inventories as defined in the agreement. On May 29, 2008, the interest rate on the line of credit was reduced to the bank’s prime rate minus 0.25% as a result of the bank’s satisfactory review of the Company’s December 31, 2007 consolidated financial statements. Outstanding borrowings on the line were $4,095,526 at March 31, 2008 and $4,011,104 at December 31, 2007. These borrowings were collateralized by $6,418,524 and $5,043,033 of eligible trade accounts receivable as of March 31, 2008 and December 31, 2007, respectively. The Company incurred costs of $144,266 in relation to the establishment of the line of credit in 2006. The Company recorded these fees as deferred financing costs to be amortized over the term of the financing or expensed immediately upon extinguishment.
Casie Group also has a separate $2,500,000 line of credit with a local bank, due on October 5, 2008, which is collateralized by substantially all assets of Casie Group and is guaranteed by Pure Earth and one of the former shareholders of Casie Group. The line of credit bears interest at 0.50 % above the bank’s prime lending rate, which was 5.75 % as of March 31, 2008 and 7.75% as of December 31, 2007. Outstanding borrowings on the line of credit were $2,389,493 at March 31, 2008 and $2,389,493 at December 31, 2007.
The line of credit agreements with the banks contain financial covenants requiring the maintenance of certain financial ratios relating to tangible net worth and capital expenditures. Under the $7.5 million line of credit agreement, an event of default is deemed to occur if, among other things, the current chief executive officer or chief financial officer ceases to actively manage the Company’s day-to-day business activities. If an event of default were to occur, the lender could take any and all such actions permitted by the line of credit agreement, including, without limitation, declaring all amounts owed to it under the loan documents immediately due and payable and taking possession of any collateral that secures the line of credit.

NOTE 11 — Notes Payable and Long-Term Debt
At March 31, 2008 and December 31, 2007, notes payable consisted of the following:

	March 31,	December 31,
	2008	2007
Note payable to Soil Disposal	$280,000	$520,000
Note payable for Casie Group for covenant not to compete	150,405	188,006

Total	$430,405	$708,006

As part of the consideration given for the assets acquired from Soil Disposal Group on November 20, 2007, the Company entered into a non-interest bearing promissory note with a principal amount of $640,000 payable in sixteen bi-monthly installments of $40,000. The remaining balance on this promissory note as of March 31, 2008, was $280,000. At March 31, 2008, the Company had $150,405 due to a former stockholder of Casie Group for a covenant not to compete obtained in connection with the acquisition. The payments for the covenant not to compete are due in monthly installments of $12,534 through March of 2009.
At March 31, 2008 and December 31, 2007, long-term debt (including the current portion) consisted of the following:

	March 31,	December 31,
	2008	2007
Equipment term loan	$1,742,036	$2,225,215
Various equipment notes payable	65,662	70,208
Casie Group notes payable (bank and equipment)	3,387,295	3,458,650

Total	5,194,993	5,754,073
Less current portion	1,213,143	1,240,547

Long-term portion	$3,981,850	$4,513,526

Equipment Term Loan and Various Equipment Notes Payable
On November 19, 2007, the Company refinanced several outstanding equipment loans with financial institutions, which at the date of refinancing had an aggregate carrying value of $1,215,862. The Company refinanced these loans into a combined equipment term loan in the amount of $2,265,000 ($1,742,036 at March 31, 2008), which is collateralized by equipment having an appraised value of $2,745,500. The loan is payable in 48 monthly payments of $55,828 beginning on January 1, 2008, with interest at a rate of 8.5% per annum. The loan agreement also provided for an additional $200,000 of funding to be made available upon satisfactory review of the Pure Earth financial statements for the year ended December 31, 2007, which was approved on June 11. 2008.

Future maturities of long-term debt at March 31, 2008 is as follows:

Twelve months ending March 31,
2009	$1,213,143
2010	985,585
2011	1,005,672
2012	778,094
2013	236,472
Thereafter	976,027

$5,194,993

NOTE 12 — Officer Loans
At March 31, 2008, the Company had a note payable to an officer at Casie Group in the principal amount of $944,722. This officer was a former owner of Casie Group prior to the acquisition on March 30, 2007. The note payable bears interest at 6.77% per annum and is subject to repayment, including accrued interest, based upon the following schedule:

Year Ending March 31,
2009	$—
2010	333,000
2011	611,722

$944,722

NOTE 13 — Stock-Based Compensation
2007 Stock Incentive Plan
The 2007 Stock Incentive Plan (“2007 Plan”) was approved by our Board of Directors on July 24, 2007 and by the Company’s stockholders at the Company’s 2007 annual meeting of stockholders held on September 5, 2007. The purpose of the 2007 Plan is to provide an additional incentive in the form of stock options (both incentive and nonqualified stock options), restricted stock and restricted stock units to selected persons providing services to the Company and/or any 50% or greater owned subsidiary of the Company. Awards under the 2007 Plan may be granted singly, in combination, or in tandem. Subject to certain adjustments as provided in the 2007 Plan, a total of 1,000,000 shares of the Company’s common stock are available for distribution pursuant to the 2007 Plan Awards under the 2007 Plan may be granted to employees, directors, consultants or independent contractors. However, only employees of the Company and its subsidiaries will be eligible to receive options that are designated as incentive stock options. The vesting period of stock options, restricted stock or restricted stock units issued are based upon the specifications of each individual award. For the three months ended March 31, 2008, the Company did not grant any stock option awards or restricted stock awards under the 2007 Plan.
Restricted Stock Awards
Restricted stock awards provide that, during the applicable vesting periods, the shares awarded may not be sold or transferred by the participant. The vesting period for restricted stock awards varies depending upon the specific terms of each award, and may vest in as little as 90 days from the date of issuance. For the three months ended March 31, 2008, the Company granted 5,000 shares of restricted stock awards totaling $15,000 to a consultant in return for prior services received. At March 31, 2008 and December 31, 2007, there was not any unrecognized compensation cost relating to non-vested restricted stock grants.

NOTE 14 — Commitments and Contingencies
Collective Bargaining Agreements
At March 31, 2008 and December 31, 2007, Juda had collective bargaining agreements and contracts with two national unions. The collective bargaining agreement with one of the unions expired in May of 2008 and was not renewed. The other agreement expires in June of 2009. As of March 31, 2008, Juda had one employee that was covered under each of these agreements. Expenses incurred under these collective bargaining agreements were approximately $28,000 and $305,000 for the three months ended March 31, 2008 and 2007, respectively.
Leases
The Company leases facilities, vehicles, and operating equipment under certain non-cancelable operating leases that expire beginning in April 2008 through December 2012. Minimum future lease payments are as follows:

Twelve months ending March 31,
2009	$1,136,995
2010	858,545
2011	771,446
2012	449,836
2013	365,166
Thereafter	220,277

$3,802,265

The Company incurred rent expense of approximately $311,000 and $94,000 for the three months ended March 31, 2008 and 2007, respectively.
Government Regulation, State and Local Compliance
The Company is subject to extensive and evolving federal, state and local environmental, health, safety and transportation laws and regulation. These laws and regulations are administered by the Environmental Protection Agency and various other federal, state and local environmental, zoning, transportation, land use, health and safety agencies. Many of these agencies regularly examine the Company’s operations to monitor compliance with these laws and regulations and have the power to enforce compliance, obtain injunctions or impose civil or criminal penalties in case of violations. The Company maintains various licenses and permits with these agencies that are subject to periodic renewal, and without these licenses and permits, the Company’s operations would be materially affected. At March 30, 2007, the Casie Group was not in compliance with various state and local requirements which they were in the process of remediating and for which a $624,300 liability was recorded as part of the opening balance sheet. As of March 31, 2008, the Company believes it has substantially remediated all prior deficiencies and is in good standing with all state and local jurisdictions.

Sales and Use Tax

The Company and Casie Group are currently undergoing a sales and use tax audit in the state of New Jersey for the periods October 2002 through December 2006. Though a final determination has not been made, Casie Group accrued a liability of $502,078 at March 31, 2008, and December 31, 2007, in accordance with Statements on Financial Accounting Standards No. 5, “Accounting for Contingencies.” The liability includes sales and use taxes, interest, and penalties and is included in other current liabilities in the accompanying consolidated balance sheet. The amount of interest potentially due is dependent on the final settlement date and is subject to increase. On June 16, 2008, New Jersey offered to settle this matter for the full five years at issue for approximately $265,000, if paid before July 20, 2008. The Company is currently assessing the settlement offer put forward by New Jersey.

Employment Agreements
The Company has entered into employment agreements with several of its key executives, officers, and employees, as well as consulting agreements with third parties. These agreements provide for approximately $1,951,000 in aggregate annual compensation and various additional bonuses based upon specific criteria payable in both cash and shares of common stock. The term of the employment agreements vary depending on the individual, the longest of which expire in June of 2013. These agreements include employment contracts with the Company’s chief executive officer and chief financial officer for a five-year term which were entered into on June 1, 2008. Payments under certain of these employment agreements are subject to acceleration clauses and termination provisions in the event of a change in control of the Company or termination without cause as defined by the agreements.
Minimum future payments to key executives are as follows:

Year Ending December 31,
2008	$1,635,707
2009	1,709,737
2010	1,605,200
2011	842,904
2012	645,087
2013	306,308

$6,744,942

NOTE 15 — Litigation
The Company is party to various claims and legal proceedings from time-to-time related to contract disputes and other commercial, employment, tax or regulatory matters. Except as disclosed below, the Company is not aware of any pending legal proceedings that it believes could individually, or in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or cash flows.
Subsequent to the asset purchase of Soil Disposal, the former employer of the Soil Disposal sales representatives (the “Plaintiff”) filed a complaint against Pure Earth, PEI Disposal Group, Soil Disposal, the Soil Disposal sales representatives individually, the chief financial officer of Pure Earth personally, and other named parties (collectively the “Defendants”). The complaint alleges, among other things, that the Defendants breached certain covenants not to compete and a non-solicitation covenant with respect to customers and employees of the Plaintiff. The complaint also claims that Pure Earth interfered with contractual relations of the Plaintiff and aided and abetted the Soil Disposal sales representatives’ breach of certain fiduciary duties to the Plaintiff, unfair competition by the Defendants, and misappropriation of trade secrets and confidential information. The Plaintiffs also applied for a temporary restraining order (“TRO”) to prevent the consummation of the transaction and restrict the subsequent business activities of the Defendants. At the TRO hearing held in December of 2007, the Defendants were successful in having the TRO dismissed. Through June 1, 2008, the Company has incurred approximately $292,000 of legal costs in defending all Defendants against these allegations.

On April 17, 2006, a lawsuit was filed in the state of New Jersey, whereby Whitney was named as the defendant relating to an alleged breach of a lease agreement. Juda and the former owners of Whitney and Juda were named in the suit as co-defendants. The plaintiff alleges that Juda misrepresented its credit worthiness and was unjustly enriched by its use of the leased premises. The plaintiff is seeking damages in excess of $1 million dollars for unpaid rent and other claims. The case is currently in discovery. Juda and the Company believe that they have meritorious defenses and intend to contest the case vigorously. In addition, the former owners of Juda and Whitney have agreed to indemnify the Company for any such potential liabilities relating to the lawsuit, pursuant to the terms of the purchase agreements between the parties dated January 20, 2006. Accordingly, the Company has not recorded any accrual relating to this matter as of March 31, 2008 or December 31, 2007.
On January 10, 2008, a lawsuit was filed in the state of New Jersey, whereby the plaintiffs allege that certain former employees and current officers of Pure Earth spread false rumors and defamed the plaintiffs in connection with carrying out a waste disposal contract. The plaintiffs are seeking compensatory damages for costs incurred, lost business, punitive damages and attorney’s fees. The Company believes these claims are without merit and intends to file a countersuit against the plaintiff for filing a lawsuit without sufficient basis of fact and for issuing a defamatory press release.
Due to the inherent uncertainties of litigation, and because these actions are at a preliminary stage, the Company cannot accurately predict the outcome of these matters at this time. The Company intends to respond appropriately in defending against the alleged claims in each of these matters. The ultimate resolution of these matters could have a material adverse effect on the Company’s business, consolidated financial position, results of operations, or cash flows.
Other Legal Matters
During the year ended December 31, 2007, the Company, Juda and the former owners of Juda were named as co-defendants in a lawsuit relating to the pension liability of union truckers. On January 10, 2008, this case was settled in the US District Court for $650,000, payable over a two year period. All defendants are jointly and severally liable for payment of the suit amount. The former owners of Juda (the “Indemnitors”) have agreed to reimburse Pure Earth for any costs and liabilities incurred as a result of this litigation as well as agreeing to indemnify and hold harmless Pure Earth from and against any claims, suits, causes of action or losses. The Company and the former owners of Juda agreed to settle this liability as follows: i) $250,000 payable upon execution of the settlement agreement, and ii) two consecutive payments of $200,000 each, plus accrued interest, due on or before December 10, 2008 and 2009, respectively. To facilitate this settlement, Pure Earth has posted a $400,000 letter of credit to serve as a credit enhancement. Pursuant to a Reimbursement and Indemnity Agreement with the Indemnitors, Pure Earth has the right to offset any amounts owed to the Indemnitors against salary compensation or annual bonuses, which they would otherwise be due from the Company. Pure Earth also required that the Indemnitors pledge 150,000 shares of Pure Earth common stock as collateral for the letter of credit. The pledged shares were deposited into an escrow account that is jointly held by Pure Earth and the Indemnitors. The Company does not believe that it is probable that they will be required to make any payments relating to this contingency and therefore, at March 31, 2008, the Company has not recorded any accrual relating to this matter.

NOTE 16 — Segment Reporting
During the three months ended March 31, 2008 and 2007, the Company and management have organized its operations into the four reportable business segments: Transportation and Disposal, Materials, Environmental Services and Treatment and Recycling. Certain income and expenses not allocated to the four reportable segments and intersegment eliminations are reported under the heading “Corporate and Other”. The performance of the segments is evaluated on several factors, of which the primary financial measure is Operating income before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”).
Summarized financial information concerning our reportable segments for their respective periods ended March 31 is shown in the following table:

	Transportation		Environmental	Treatment	Corporate and
March 31, 2008	and Disposal	Materials	Services	and Recycling	Other (a), (b)	Total (d)
Third Party Revenues	$7,214,023	$402,648	$807,159	$6,192,726	$—	$14,616,556
Intercompany Revenues (b)	278,072	488,219	5,239	322,336	(1,093,866)	—

Total Revenues	7,492,095	890,867	812,398	6,515,062	(1,093,866)	14,616,556

Third Party Cost of Revenues	4,589,552	1,127,655	598,605	6,043,508	—	12,359,320
Intercompany Cost of Revenues	970,717	11,159	104,990	7,000	(1,093,866)	—

Total Cost of Revenues	5,560,269	1,138,814	703,595	6,050,508	(1,093,866)	12,359,320

Gross Profit Margin	1,931,826	(247,946)	108,802	464,554	$—	2,257,236

Operating Expenses	562,399	179,593	135,624	891,397	885,180	2,654,194

Income (loss) from Operations	$1,369,427	$(427,539)	$(26,822)	$(426,843)	$(885,180)	$(396,958)

Adjusted EBITDA	$1,555,774	$(340,521)	$(9,981)	$11,349	$(854,288)	$362,332

Reconciliation to Consolidated Statement of Operations:
Depreciation, Amortization and Impairment (c)	186,347	87,017	16,841	423,020	30,892	744,117
Interest Expense (Income)	—	—	1,746	121,791	193,228	316,764

Income before provision for income taxes	$1,369,427	$(427,538)	$(28,568)	$(533,462)	$(1,078,408)	$(698,549)

Total Assets (d)	$10,823,196	$1,660,194	$2,236,487	$29,480,340	$6,800,649	$51,000,686

(a)	Corporate operating results reflect the costs incurred for various support services that are not allocated to our four operating Groups. These support services include, among other things, treasury, legal, information technology, tax, insurance, and other administrative functions. It also includes eliminations of intersegment revenues and costs of sales.

(b)	Intercompany operating revenues reflect each segment’s total intercompany sales, including intercompany sales within a segment and between segments. Transactions within and between segments are generally made on a basis intended to reflect the market value of the service.

(c)	Includes depreciation and amortization expense classified above as a component of cost of sales and operating expenses.

(d)	The “Consolidated Total Assets” above reflects the elimination of $4,888,271 of the Parent’s investment in subsidiaries and intersegment receivables.

	Transportation		Environmental	Treatment	Corporate and
March 31, 2007	and Disposal	Materials	Services	and Recycling	Other (e), (f)	Total (h)
Third Party Revenues	$9,449,689	$370,204	$503,755	Not applicable	$—	$10,323,648
Intercompany Revenues (f)	1,965,233	106,672	—	Not applicable	(2,071,904)	—

Total Revenues	11,414,921	476,876	503,755	Not applicable	(2,071,904)	10,323,648

Third Party Cost of Revenues	7,696,346	383,000	394,986	Not applicable	—	8,474,331
Intercompany Cost of Revenues	2,071,904	0	—	Not applicable	(2,071,904)	—

Total Cost of Revenues	9,768,250	383,000	394,986	Not applicable	(2,071,904)	8,474,331

Gross Profit Margin	$1,646,671	$93,876	$108,769	Not applicable	$—	$1,849,317

Operating Expenses	826,998	94,976	133,145	Not applicable	303,261	1,358,381

Income (loss) from Operations	$819,673	$(1,100)	$(24,375)	Not applicable	$(303,261)	$490,936

Adjusted EBITDA	$1,067,573	$(57,656)	$(11,793)	Not applicable	$(285,978)	$827,457

Reconciliation to Consolidated Statement of Operations:
Depreciation and Amortization (g)	247,900	58,755	12,852	Not applicable	17,283	336,521
Interest Expense (Income)	48,478	0	2,822	Not applicable	40,172	91,472
Income before provision for income taxes	$771,195	$(1,100)	$(27,197)	Not applicable	$(343,434)	$399,464

Total Assets (h)	$12,781,186	$1,403,958	$1,502,338	$30,180,461	$2,459,436	$48,327,379

(e)	Corporate operating results reflect the costs incurred for various support services that are not allocated to our four operating Groups. These support services include, among other things, treasury, legal, information technology, tax, insurance, and other administrative functions. It also includes eliminations of intersegment revenues and costs of sales.

(f)	Intercompany revenues reflect each segment’s total intercompany sales, including intercompany sales within a segment and between segments. Transactions within and between segments are generally made on a basis intended to reflect the market value of the service.

(g)	Includes depreciation and amortization expense classified above as a component of cost of revenues and operating expenses.

(h)	The “Consolidated Total Assets” above reflects the elimination of $3,372,832 of the Parent’s investment in subsidiaries and intersegment receivables.
For the three months ended March 31, 2008 and 2007, the Company derived all of its revenues from customers located within the United States. In addition at March 31, 2008 and December 31, 2007, all of the Company’s operations and long-lived assets were located in the United States.

NOTE 17 — Subsequent Events
Nycon
Effective April 1, 2008, the Company effectively closed on an asset purchase agreement with Nycon, Inc. (“Nycon”), whereby it acquired certain manufacturing equipment, inventory, patents, permits, licenses and trademarks. Nycon is engaged in the business of processing, packaging and selling reinforcing fibers that are used as a component in concrete materials and products. The operating results of Nycon will be part of a new reporting segment titled “Concrete Fibers” in periods subsequent to March 31, 2008. In connection with the asset purchase agreement, the Company also entered into a licensing agreement with a third party to obtain reinforcing fiber from recycled and reused material as a substitute for new fibers. The purchase price for the transaction is twenty percent of the free cash flow derived from the operation of these assets, payable to the former owner in each of the next four years up to a cumulative maximum amount of $900,000. The Company will also pay a royalty fee of thirty percent of the free cash flow derived from operations to the licensor of the recycled fiber in addition to issuing 15,000 shares of common stock in exchange for the licensing agreement to use certain patents associated with the recycled reinforcing fiber. The 15,000 shares of common stock were placed in an escrow account pending the satisfaction by Nycon of certain financial objectives.
Equipment Lease
In May of 2008, the Company leased approximately $1.8 million of new equipment to be used at our rock crushing facility within the Materials segment. This equipment lease has monthly payments of approximately $27,500 over a term of 66 months, expiring November 2013. The lease will be classified as an operating lease in the Company’s consolidated financial statements.
Lyndhurst Facility
In October 2007, the Company entered into a five-year lease for a material processing facility located in Lyndhurst, New Jersey and otherwise completed the startup of operations at this facility in December 2007. The owner of the property was required to obtain certain permits with respect to this facility by December 2008. On June 5, 2008, however, the facility was closed by the city resulting from the owner’s failure to obtain a certificate of occupancy and to maintain proper fire retardant systems. Furthermore, the owner did not transfer the operating permits for this facility to the Company in a timely fashion. The Company is currently in the process of moving its equipment from this location and finding an appropriate substitute facility.

PURE EARTH, INC. AND SUBSIDIARIES
INDEX TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2007

Basis of Presentation	F-89

Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2007 (unaudited)	F-90

Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-91

PURE EARTH, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
BASIS OF PRESENTATION
The unaudited pro forma condensed combined financial statements present the income statement information from the consolidated financial statements of Pure Earth, Inc. and Subsidiaries (the “Company”) for the year then ended December 31, 2007, and give effect to the following as if it occurred as of January 1, 2007:
•	As described below, the completion of the Company’s acquisition on March 30, 2007 of all of the issued and outstanding shares of Casie Ecology Oil Salvage Inc. (“Casie”); Rezultz, Incorporated (“Rezultz”) and MidAtlantic Recycling Technologies Inc. (“MART”); collectively referred to as “Casie Group”.
The Company based its unaudited pro forma condensed combined financial statements for the year ended December 31, 2007 in part on its audited consolidated financial statements for the year ended December 31, 2007 and the audited combined financial statements of Casie Group for the period from January 1, 2007 through March 30, 2007, both of which are included elsewhere in this registration statement, and the estimates and assumptions set forth below and in the notes to the Company’s unaudited pro forma condensed combined financial statements.
The pro forma adjustments are based upon certain estimates, available information and certain assumptions that management of the Company has deemed appropriate. These unaudited pro forma condensed combined financial statements do not project what our results of operations or financial position will be as of any future date or for any future period. This financial information should be read in conjunction with the audited consolidated financial statements of the Company and the accompanying notes thereto and the audited combined financial statements of Casie Group and accompanying notes thereto, each appearing elsewhere in this filing. Also, see “Item 1A. Risk Factors” and “Item 2. Financial Information — Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

PURE EARTH, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	Historical
	Company	Casie Group	Pro Forma		Pro Forma
	(1)	(2)	Adjustments		(unaudited)
REVENUES	$59,398,879	$4,544,315	$—		$63,943,194

COST OF REVENUES	46,149,312	3,479,434	112,005	(A)	49,740,751

GROSS PROFIT	13,249,567	1,064,881	(112,005)		14,202,443

OPERATING EXPENSES	8,890,192	1,645,001	—		10,535,193

INCOME (LOSS) FROM OPERATIONS	4,359,375	(580,120)	(112,005)		3,667,250

OTHER INCOME (EXPENSES)	(766,066)	(14,134)	—		(780,200)

INCOME (LOSS) BEFORE INCOME TAXES	3,593,309	(594,254)	(112,005)		2,887,050

PROVISION FOR (BENEFIT FROM) INCOME TAXES	1,564,279	—	(48,722	)(B)	1,515,557

NET INCOME (LOSS)	2,029,030	(594,254)	(63,283)		1,371,493

Less: preferred stock dividends	75,277	—	—		75,277

INCOME (LOSS) AVAILABLE FOR COMMON STOCKHOLDERS	$1,953,753	$(594,254)	$(63,283)		$1,296,176

NET INCOME (LOSS) PER SHARE
Basic	$0.12	—	$(0.04)		$0.08
Diluted	$0.12	—	$(0.04)		$0.08

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING

Basic	16,428,969	—	82,537	(C)	16,511,506

Diluted	16,662,029	—	82,537	(C)	16,744,566

(1)	Historical information includes the consolidated operating results of Pure Earth, Inc. and Subsidiaries for the year ended December 31, 2007 and Casie Group for the period from March 31, 2007 to December 31, 2007.

(2)	Casie Group information includes the consolidated operating results of Casie Group for the period ended March 30, 2007 included elsewhere in this filing.

PURE EARTH, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
Pro Forma Adjustments
The following pro forma adjustments give effect to the acquisition of Casie Group as if it occurred as of January 1, 2007:
(A)	Additional depreciation expense incurred in relation to the step-up in basis of Property and Equipment of Casie Group for the period from January 1, 2007 through March 30, 2007.

(B)	Additional tax benefit recognized as a result of the net loss from pro forma adjustments of $(112,005) incurred by Casie Group during the period from January 1, 2007 through March 30, 2007. This amount was calculated by applying the Company’s effective tax rate of 43.5% for the year ended December 31, 2007.

(C)	Adjustment to the basic and diluted weighted average shares of common stock outstanding during the year ended December 31, 2007 to give effect to the 338,494 shares issued for the Casie Group purchase as if they had been issued on January 1, 2007.

CASIE PROTANK, INC. AND AFFILIATES
INDEX TO COMBINED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED MARCH 30, 2007

Independent Auditor’s Report	F-93

Combined Balance Sheet as of March 30, 2007	F-94

Combined Statement of Operations Period ended March 30, 2007	F-95

Combined Statement of Shareholders’ Deficit Period ended March 30, 2007	F-96

Combined Statement of Cash Flows Period ended March 30, 2007	F-97

Notes to the Combined Financial Statements	F-98

INDEPENDENT AUDITORS’ REPORT
TO THE BOARD OF DIRECTORS
CASIE PROTANK, INC. AND AFFILIATES
We have audited the accompanying combined balance sheet of Casie Protank, Inc. and Affiliates (the “Company”) as of March 30, 2007 and the related combined statements of operations, shareholders’ deficit, and cash flows for the period ended then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Casie Protank, Inc. and Affiliates as of March 30, 2007, and the results of their operations and their cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises doubts about its ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary financial information is presented for the purpose of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
SKODA MINOTTI
/s/ Skoda Minotti
September 6, 2007
Skoda Minotti | Certified Public Accountants | 6685 Beta Drive, Mayfield Village, Ohio 44143 | ph 440 449 6800 | fx 440 646 1615 | www.skodaminotti.com

CASIE PROTANK, INC. AND AFFILIATES
COMBINED BALANCE SHEET
March 30, 2007
ASSETS

CURRENT ASSETS
Cash		$911,405
Restricted cash		253,377
Accounts receivable, net		2,813,182
Inventory		224,576
Prepaid expenses and other current assets		370,570

		4,573,110

PROPERTY AND EQUIPMENT — AT COST
Land	$565,414
Buildings and improvements	3,779,783
Machinery and equipment	7,828,346
Trucks and autos	3,032,377
Office furniture and fixtures	48,459
Computer software	95,500

	15,349,879
Less: Accumulated depreciation and amortization	(9,292,429)	6,057,450

OTHER ASSETS
Deposits and other assets	159,000
Loan receivable — officer	219,127
Notes receivable — related parties	650,000
Idle machinery	900,000
Deferred financing costs, net	10,162	1,938,289

		$12,568,849

LIABILITIES

CURRENT LIABILITIES
Line of credit		$2,389,493
Current portion of long-term debt		960,415
Current portion of notes payable — officer		900,000
Accounts payable		3,741,667
Accrued expenses and other current liabilities		1,713,617
Accrued disposal costs		1,800,906
Income taxes payable		45,100

		11,551,198

LONG-TERM LIABILITIES
Long-term debt	$2,192,049
Note payables — officer	2,644,127
Accrued disposal costs	2,964,283
Advances payable — Pure Earth, Inc.	3,256,889	11,057,348

		22,608,546

SHAREHOLDERS’ DEFICIT

COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL		11,430,642

ACCUMULATED DEFICIT		(21,418,339)

TREASURY STOCK		(52,000)

		(10,039,697)

		$12,568,849

The accompanying notes are an integral part of these combined financial statements.

CASIE PROTANK, INC. AND AFFILIATES
COMBINED STATEMENT OF OPERATIONS
PERIOD ENDED MARCH 30, 2007

		PERCENTAGE
		OF REVENUES

REVENUES	$4,544,315	100.0%

COST OF REVENUES	3,479,434	76.6

GROSS MARGIN	1,064,881	23.4

OPERATING EXPENSES	1,645,001	36.2

LOSS FROM OPERATIONS	(580,120)	(12.8)

OTHER INCOME (EXPENSE)
Interest income	1,521	.0
Interest expense	(117,365)	(2.6)
Miscellaneous income	101,710	2.2

	(14,134)	(.4)

NET LOSS	$(594,254)	(13.2)%

CASIE PROTANK, INC. AND AFFILIATES
COMBINED STATEMENT OF SHAREHOLDERS’ DEFICIT
PERIOD ENDED MARCH 30, 2007

	Common Stock
	and Additional	Accumulated	Treasury
	Paid-In Capital	Deficit	Stock	Total

Balance at December 31, 2006	$11,430,642	$(20,824,085)	$(52,000)	$(9,445,443)

Net loss	—	(594,254)	—	(594,254)

Balance at March 30, 2007	$11,430,642	$(21,418,339)	$(52,000)	$(10,039,697)

The accompanying notes are an integral part of these combined financial statements.

CASIE PROTANK, INC. AND AFFILIATES
COMBINED STATEMENT OF CASH FLOWS
PERIOD ENDED MARCH 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(594,254)
Adjustments to reconcile net loss to net cash used in operating activities
Add back (deduct): Items not affecting cash
Depreciation and amortization	$212,413
Change in allowance for doubtful accounts	(25,980)
Interest expense on notes payable — officers	30,702
Cash provided by (used in) operating activities
Decrease in accounts receivable	693,321
Decrease in inventory	3,706
Increase in prepaid expenses and other current assets	(41,786)
Decrease in deposits and other assets	126,170
Decrease in accounts payable	(1,132,055)
Decrease in accrued expenses and other current liabilities	(176,970)
Decrease in accrued disposal costs	(109,346)	(419,825)

Net cash used in operating activities		(1,014,079)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash	(8,356)
Acquisitions of property and equipment	(202,205)

Net cash used in investing activities		(210,561)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from Pure Earth, Inc.	3,256,889
Repayment of notes payable — officer	(1,236,481)
Repayment of long-term debt principal	(303,551)
Proceeds received from long-term debt	255,797

Net cash provided by financing activities		1,972,654

NET INCREASE IN CASH		748,014

CASH — BEGINNING OF PERIOD		163,391

CASH — END OF PERIOD		$911,405

The accompanying notes are an integral part of these combined financial statements.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The accompanying combined financial statements include the accounts of Casie Ecology Oil Salvage, Inc. dba Casie Protank, Inc. (Casie) and its affiliated companies, Rezultz, Inc. (Rezultz) and Mid-Atlantic Recycling Technologies, Inc. (MART), collectively (the Company). All material intercompany accounts and transactions have been eliminated.

Nature of Operations

Casie is a waste management and transportation company that specializes in coordinating removal, disposal, and recycling of solid and liquid wastes. Rezultz owns equipment and real estate and leases its property to both Casie and MART. MART specializes in the disposal of solid wastes through blending, burning, and recycling of material. All three companies are located in Vineland, N.J. and serve customers along the East coast of the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized upon completion of transportation and disposal of waste upon acceptance at the facility.

Restricted Cash

The Company is required by law to have escrow accounts in which they have deposited funds in the event of closure and post closure events. These accounts are classified as restricted cash in the accompanying combined balance sheet.

Accounts Receivable

The Company’s accounts receivable are due from a variety of customers. Credit is extended based on an evaluation of the customer’s financial condition. Accounts receivable are generally due within 30 days and are stated at amounts due from the customer, net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts are past due, the Company’s previous loss history, the customer’s current ability to pay its obligations to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible. At March 30, 2007, in the opinion of management, an allowance for doubtful accounts of $35,049 was necessary and has been provided.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventory

Inventory is valued at the lower of cost or market by the weighted average cost method and is comprised of recycled oil, which is a finished good.

Property and Equipment

Depreciation and amortization of property and equipment is provided by using the straight-line method over the following estimated useful lives of the assets:

Buildings and improvements	25 years
Machinery and equipment	5 - 15 years
Trucks and autos	5 years
Office furniture and fixtures	3 - 5 years
Computer software	3 years
Depreciation and amortization expense for the period ended March 30, 2007 was $211,489.

Deferred Financing Costs

Deferred financing costs are amortized using the straight-line method over the life of the loan. Amortization expense totaled $924 for the period ended March 30, 2007.

Accrued Disposal Costs

Accrued disposal costs represent the expected costs of disposal of clean and contaminated soil. Any soil that is unprocessed will be treated within the next twelve months and this obligation is therefore classified as a current liability in the accompanying combined balance sheet.

Income Taxes

Income taxes on MART (a C Corporation) are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Rezultz and Casie, with the consent of their respective shareholders, have each elected under the Internal Revenue Code to be taxed as an S Corporation. In lieu of corporate Federal income and state taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for Federal or state income taxes has been included in these financial statements for Rezultz or Casie.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising

The Company expenses all advertising costs as incurred. Advertising expense totaled $14,753 for the period ended March 30, 2007.

2.	CONCENTRATIONS

At March 30, 2007, the Company had deposits with a financial institution in excess of the $100,000 Federally insured limit.

The Company earned approximately $1,379,000 (30%) of its revenues from two customers for the period ended March 30, 2007.

The Company had approximately $326,000 (12%) of its receivables due from one customer as of March 30, 2007.

3.	NOTES RECEIVABLE

The Company has one note receivable due from a shareholder for $300,000. The note accrues interest at the rate of 6.50%. The principal and all accrued interest can be repaid at any time prior to the maturity date of May 1, 2013. During 2007, the Company negotiated with a shareholder and a related party for the reorganization of certain trade receivables into a note receivable for $350,000. The note accrues interest at 6.77% through November 2008, at which point in time all accrued interest and principal are to be received in monthly installments of $10,000 through September 2011. Management does not feel that either note will be collected within the next twelve months and has therefore classified these notes as non-current assets in the accompanying combined balance sheet. These notes are collateralized by certain shares of common stock of Pure Earth Inc., which the shareholder received in the transaction described in Note 14.

4.	IDLE MACHINERY

The Company carries certain equipment that management considers idle. This equipment was purchased out of bankruptcy at a cost of $900,000. Management anticipates placing the equipment into service in 2008.

5.	LINE OF CREDIT

The Company has a combined $2,500,000 line of credit with a bank due on demand. The line is used to fund working capital needs. The line bears interest at .50% above the bank’s prime lending rate (8.75% at March 30, 2007) and outstanding borrowings are collateralized by substantially all assets of the Company and are personally guaranteed by one of the shareholders.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
6.	LONG-TERM DEBT

At March 30, 2007, long-term debt consisted of the following:

Notes payable to a financing institution in various monthly installments, including interest ranging from 0.00% - 2.90%, through February 2008; collateralized by specific equipment with an aggregate net book value of $29,766	$18,520

Note payable to a bank in monthly installments of $1,170, including interest at 5.37%, through March 2010; collateralized by specific equipment with a net book value of $38,570	40,594

Note payable to a bank in monthly installments of $14,460, including interest at 7.25%, through November 2015; collateralized by specific buildings and land with a net book value of $1,525,975	1,109,325

Note payable to a bank in monthly installments of $9,585, including interest at 6.50%, through March 2010, at which point the interest rate is variable through March 2015; collateralized by specific buildings and land with a net book value of $1,525,975	711,381

Note payable to a bank in monthly interest only payments, at an interest rate of 8.50% through June 2007, at which point a balloon payment of the entire principal balance and any unpaid interest is due; collateralized by equipment with a net book value of $1,794,355	255,797

Note payable to a bank in monthly interest only payments, at an interest rate of 8.50% through June 2007, at which point a balloon payment of the entire principal balance and any unpaid interest is due; collateralized by specific equipment with a net book value of $842,005	342,885

Note payable to a bank in monthly installments of $9,585, including interest at 7.25%, through November 2010; collateralized by specific buildings and land with a net book value of $1,525,975	368,137

Note payable to an insurance company in monthly installments of $50,376, including interest at 6.39%, through July 2007; collateralized by substantially all assets of the Company	305,825

3,152,464
Less: Current portion	(960,415)

$2,192,049

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
6.	LONG-TERM DEBT (continued)

Future maturities of long-term debt are as follows:

12 MONTH
PERIOD ENDING
MARCH 30,
2008	$960,415
2009	329,572
2010	338,619
2011	216,847
2012	153,086
Thereafter	1,153,925

$3,152,464

7.	OFFICER LOANS

At March 30, 2007, loan receivable — officer consisted of a $219,127 loan due from an officer. Prior to the subsequent event described in Note 14, the loan was unsecured and bore interest at 10%. As of March 30, 2007, the balance was refinanced into a subordinated note bearing interest at 6.77%.

At March 30, 2007, notes payable — officer consisted of two loans to an officer. Prior to the subsequent event described in Note 14, the notes were unsecured and bore interest at 10%. These notes are subordinated to all bank debt. As of March 30, 2007, the balance was refinanced into a subordinated note bearing interest at 6.77%.

During 2007, the notes were combined and refinanced. The new repayment schedule is as follows:

12 MONTH
PERIOD ENDING
MARCH 30,
2008	$900,000
2009	312,000
2010	478,000
2011	1,635,000

$3,325,000

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
8.	INCOME TAXES

The components of the income tax provision for MART for the period ended March 30, 2007 as shown in the combined statement of operations are as follows:

Current income tax provision
Federal	$—
State	—

Total current income tax provision	—

Deferred income taxes
Federal	—
State	—

Total deferred income taxes	—

Provision for income taxes	$—

The following is a reconciliation of income taxes for MART at the Federal statutory rate to the provision for income taxes:

Tax at the statutory rate of 34%	$(119,700)
Change in Federal portion of current year valuation allowance	114,400
Other permanent items	5,300

Provision for income taxes	$—

The tax-effected components of deferred income tax assets and liabilities as of March 30, 2007 consisted of the following:

Deferred tax assets:
Accrued disposal costs — current and long-term portions	$1,906,100
Property and equipment basis difference	142,200
Net operating loss	1,863,500
Other	400

Total deferred tax assets	3,912,200

Valuation allowance	(3,912,200)

Net deferred tax asset	$—

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
8.	INCOME TAXES (continued)

As of March 30, 2007, the Company had approximately $4,629,000 and $4,828,000 of Federal and state net operating loss carryforwards, respectively. These carryforwards will begin to expire in 2023. The net operating loss carryforwards are subject to limitation under Internal Revenue Code Section 382.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, available taxes in the carryback periods, projected future taxable income and tax planning strategies in making this assessment. Management has established a valuation allowance against the net operating loss carryforwards and other deferred tax assets because it is more likely than not that such assets will not be realized. The increase in the valuation allowance for the period ended March 30, 2007 was $134,600.

9.	COMMITMENTS AND CONTINGENCIES

State and Local Compliance

The Company is subject to compliance with the requirements of various state and local jurisdictions, which have issued licenses for vehicles and the transportation of contaminated and clean soils. These licenses are subject to periodic renewal. Without these licenses and permits, the Company’s operations would be materially affected. As of March 30, 2007, the Company was in good standing with all jurisdictions.

Sales and Use Tax

Casie is currently undergoing a sales and use tax audit in the state of New Jersey for the periods October 2002 through December 2006. Though a final determination has not been made, the Company has accrued a liability of $502,078 at March 30, 2007, in accordance with Statements on Financial Accounting Standards No. 5: Accounting for Contingencies. The liability includes sales and use taxes, interest, and penalties and is included in accrued expenses and other current liabilities in the accompanying combined balance sheet. The amount of interest potentially due is dependent on the final settlement date and is subject to increase.

Accrued Settlement Costs

During 2007, the New Jersey Department of Environmental Protection (NJDEP) assessed MART $624,300 in connection with MART’s failure to comply with certain environmental regulations during 2005 and 2006. Management is in settlement discussions that could substantially reduce the settlement. This amount is included in accrued expenses and other liabilities in the accompanying combined balance sheet.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
10.	COMMON STOCK

The shares of common stock authorized, issued, and outstanding are as follows:

	March 30, 2007
	Authorized	Issued	Outstanding
Casie	10,000	112	70

Rezultz	2,500	1,350	1,350

MART	10,000	100	100

	22,500	1,562	1,520

11.	TREASURY STOCK

Treasury stock consists of 42 shares of Casie stock purchased at cost.

12.	RELATED PARTY TRANSACTIONS

Subsequent to the March 30, 2007, the Company entered into an agreement with a related party in conjunction with the note receivable described in Note 3. In conjunction with the note receivable for $350,000, the Company has an agreement in place in which certain conditions are to be met for disposal of qualifying soils.

In conjunction with the subsequent event described in Note 14, Pure Earth, Inc. advanced monies to the Company to fund working capital needs throughout the period. These advances are personally guaranteed by one of the shareholders and bear interest at 8.25%. Management does not anticipate repaying these advances within the next twelve months and has therefore classified these advances as a non-current liability in the accompanying combined balance sheet.

13.	SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

CASH PAID DURING THE PERIOD FOR:

INTEREST	$117,579

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
14.	SUBSEQUENT EVENT

On February 13, 2007, the Company and its stockholders entered into a Stock Purchase Agreement (SPA) as subsequently amended with Pure Earth, Inc. (PEI). The closing date for this stock-for-stock exchange was on March 30, 2007 (the closing date). These financial statements reflect the approximate three month period prior to the SPA. The following transactions and/or events have occurred pursuant to the SPA:
•	On the closing date, PEI issued 900,000 shares of its common stock, and 270 days from the closing date, will issue another 315,000 shares to the former stockholders of the Company. Provided certain contingencies for implementation of equipment are met by May 29, 2009, PEI will issue another 400,000 shares to the former stockholders of the Company. The assumed value of the stock is $5.00 per share.

•	As part of a post closing obligation, PEI has guaranteed certain loans and the line of credit of the Company. PEI has also contributed $6.4 million to facilitate working capital needs and purchase of equipment.

•	The change in control of the Company to PEI was approved by NJDEP.

•	The former stockholders of the Company entered into various non-compete agreements for three years. One of the agreements provides for cash payments of approximately $275,000 over a 22 month period to a former significant stockholder. In exchange for these cash payments, the former stockholder reaffirmed to enter into notes receivable as described in Note 3 for $650,000 and discontinue all litigation against the Company.
The SPA provides for a post-closing adjustment to the purchase price based upon tangible net asset value as of the closing date. The current adjustment is approximately $7,100,000 in favor of PEI. As of the date of this report, former stockholders of the Company and PEI are in a process of negotiation to determine the final purchase price adjustment.

15.	NEW ACCOUNTING STANDARD

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertain tax positions as described in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, disclosure and transition. The requirements under FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company has determined that FIN 48 does not significantly impact its results of operations or financial position.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
16.	GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, as of March 30, 2007, the Company’s total liabilities exceeded its total assets by $10,039,697.

Management of the Company has taken the following steps intended to alleviate this uncertainty.
•	The Company has increased sales and significantly reduced operating costs to improve margins during 2007.

•	The Company is under new ownership.

•	The Company has additional sources of funding through PEI.
The ability of the Company to continue as a going concern is dependent upon the success of these actions. The financial statements do not include any adjustments relating to the recoverability of the amounts of recorded assets or the amounts of liabilities that might be necessary should the Company be unable to continue as a going concern.

CASIE PROTANK, INC. AND AFFILIATES
INDEX TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

Independent Auditor’s Report	F-109

Combined Balance Sheets as of December 31, 2006 and 2005	F-110

Combined Statements of Operations Years ended December 31, 2006 and 2005	F-111

Combined Statements of Shareholders’ Deficit Years ended December 31, 2006 and 2005	F-112

Combined Statements of Cash Flows Years ended December 31, 2006 and 2005	F-113

Notes to the Combined Financial Statements	F-114

INDEPENDENT AUDITORS’ REPORT
TO THE BOARD OF DIRECTORS
CASIE PROTANK, INC. AND AFFILIATES
We have audited the accompanying combined balance sheets of Casie Protank, Inc. and Affiliates (the “Company”) as of December 31, 2006 and 2005, and the related combined statements of operations, shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casie Protank, Inc. and Affiliates as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises doubts about its ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary financial information is presented for the purpose of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
SKODA MINOTTI
/s/ Skoda Minotti
September 6, 2007
Skoda Minotti | Certified Public Accountants | 6685 Beta Drive, Mayfield Village, Ohio 44143 | ph 440 449 6800 | fx 440 646 1615 | www.skodaminotti.com

CASIE PROTANK, INC. AND AFFILIATES
COMBINED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005
ASSETS

	2006	2005
CURRENT ASSETS
Cash	$163,391	$474,637
Restricted cash	245,021	242,521
Accounts receivable, net	3,480,523	4,524,526
Inventory	228,282	439,163
Prepaid expenses and other current assets	328,784	308,480

	4,446,001	5,989,327

PROPERTY AND EQUIPMENT — AT COST
Land	565,414	565,414
Buildings and improvements	3,779,783	3,772,983
Machinery and equipment	7,631,596	7,435,091
Trucks and autos	3,032,377	2,902,938
Office furniture and fixtures	43,004	37,864
Computer software	95,500	95,500

	15,147,674	14,809,790
Less: Accumulated depreciation and amortization	(9,080,941)	(8,252,371)

	6,066,733	6,557,419

OTHER ASSETS
Deposits and other assets	285,170	563,486
Loan receivable — officer	219,127	206,093
Notes receivable — related parties	650,000	84,401
Idle machinery	900,000	900,000
Deferred financing costs, net	11,086	26,608

	2,065,383	1,780,588

	$12,578,117	$14,327,334

LIABILITIES

CURRENT LIABILITIES
Line of credit	$2,389,493	$1,765,000
Current portion of long-term debt	1,128,575	269,025
Current portion of notes payable — officer	2,136,481	—
Accounts payable	4,873,722	3,319,742
Accrued expenses and other current liabilities	1,890,587	2,446,960
Accrued disposal costs	1,793,511	1,795,689
Income taxes payable	45,100	45,100

	14,257,469	9,641,516

LONG-TERM LIABILITIES
Long-term debt	2,071,643	2,807,417
Notes payable — officer	2,613,424	4,579,939
Accrued disposal costs	3,081,024	2,949,783

	7,766,091	10,337,139

	22,023,560	19,978,655

SHAREHOLDERS’ DEFICIT

COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL	11,430,642	11,430,642

ACCUMULATED DEFICIT	(20,824,085)	(17,029,963)

TREASURY STOCK	(52,000)	(52,000)

	(9,445,443)	(5,651,321)

	$12,578,117	$14,327,334

The accompanying notes are an integral part of these combined financial statements.

CASIE PROTANK, INC. AND AFFILIATES
COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006		2005
		PERCENTAGE		PERCENTAGE
		OF REVENUES		OF REVENUES

REVENUES	$22,312,842	100.0%	$28,796,556	100.0%

COST OF REVENUES	18,763,470	84.1	20,792,974	72.2

GROSS MARGIN	3,549,372	15.9	8,003,582	27.8

OPERATING EXPENSES	6,752,705	30.3	8,245,924	28.6

LOSS FROM OPERATIONS	(3,203,333)	(14.4)	(242,342)	(.8)

OTHER INCOME (EXPENSE)
Interest income	17,253	.1	24,931	.1
Interest expense	(630,772)	(2.8)	(549,429)	(1.9)
Miscellaneous income	22,730	.1	—	—

	(590,789)	(2.6)	(524,498)	(1.8)

LOSS BEFORE PROVISION FOR INCOME TAXES	(3,794,122)	(17.0)	(766,840)	(2.6)

PROVISION FOR INCOME TAXES	—	—	45,100	.2

NET LOSS	$(3,794,122)	(17.0)%	$(811,940)	(2.8)%

CASIE PROTANK, INC. AND AFFILIATES
COMBINED STATEMENTS OF SHAREHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common Stock
	and Additional	Accumulated	Treasury
	Paid-In Capital	Deficit	Stock	Total

Balance at December 31, 2004 as previously reported	$11,430,642	$(10,095,254)	$(52,000)	$1,283,388

Prior period adjustments	—	(6,122,769)	—	(6,122,769)

Balances as restated	11,430,642	(16,218,023)	(52,000)	(4,839,381)

Net loss	—	(811,940)	—	(811,940)

Balance at December 31, 2005	11,430,642	(17,029,963)	(52,000)	(5,651,321)

Net loss	—	(3,794,122)	—	(3,794,122)

Balance at December 31, 2006	$11,430,642	$(20,824,085)	$(52,000)	$(9,445,443)

The accompanying notes are an integral part of these combined financial statements.

CASIE PROTANK, INC. AND AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,794,122)	$(811,940)
Adjustments to reconcile net loss to net cash provided by operating activities
Add back (deduct): Items not affecting cash
Depreciation and amortization	844,092	847,100
Change in the allowance for doubtful accounts	(53,586)	(29,809)
Interest income on loan receivable — officer	(13,034)	(19,000)
Interest expense on note payable — shareholders	169,966	132,554
Cash provided by (used in) operating activities
(Increase) decrease in accounts receivable	747,589	(1,249,804)
(Increase) decrease in inventory	210,881	(3,663)
Decrease in prepaid expenses and other current assets	516,512	240,473
(Increase) decrease in deposits and other assets	278,316	(504,486)
Increase (decrease) in accounts payable	1,553,980	(340,281)
Increase (decrease) in accrued expenses and other current liabilities	(556,373)	1,831,228
Increase in accrued disposal costs	129,063	169,273
Increase in income taxes payable	—	45,100

Net cash provided operating activities	33,284	306,745

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in restricted cash	(2,500)	(44,579)
Collections of notes receivable — related parties	84,401	—
Advances to related party	(300,000)	(39,860)
Acquisitions of property and equipment	(337,884)	(901,993)

Net cash used in investing activities	(555,983)	(986,432)

CASH FLOWS FROM FINANCING ACTIVITIES:
Financing fees incurred	—	(33,260)
Net borrowings on line of credit	624,493	465,000
Repayment of long-term debt principal	(755,925)	(2,077,343)
Proceeds received from long-term debt borrowings	342,885	2,516,900

Net cash provided by financing activities	211,453	871,297

NET INCREASE (DECREASE) IN CASH	(311,246)	191,610

CASH — BEGINNING OF YEAR	474,637	283,027

CASH — END OF YEAR	$163,391	$474,637

The accompanying notes are an integral part of these combined financial statements.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The accompanying combined financial statements include the accounts of Casie Ecology Oil Salvage, Inc. dba Casie Protank, Inc. (Casie) and its affiliated companies, Rezultz, Inc. (Rezultz) and Mid-Atlantic Recycling Technologies, Inc. (MART), collectively (the Company). All material intercompany accounts and transactions have been eliminated.

Nature of Operations

Casie is a waste management and transportation company that specializes in coordinating removal, disposal, and recycling of solid and liquid wastes. Rezultz owns equipment and real estate and leases its property to both Casie and MART. MART specializes in the disposal of solid wastes through blending, burning, and recycling of material. All three companies are located in Vineland, N.J. and serve customers along the East coast of the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized upon completion of transportation and disposal of waste upon acceptance at the facility.

Restricted Cash

The Company is required by law to have escrow accounts in which they have deposited funds in the event of closure and post closure events. These accounts are classified as restricted cash in the accompanying combined balance sheets.

Accounts Receivable

The Company’s accounts receivable are due from a variety of customers. Credit is extended based on an evaluation of the customer’s financial condition. Accounts receivable are generally due within 30 days and are stated at amounts due from the customer, net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts are past due, the Company’s previous loss history, the customer’s current ability to pay its obligations to the Company, and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible. At December 31, 2006 and 2005, in the opinion of management, an allowance for doubtful accounts of $61,029 and $114,615, respectively, was necessary and has been provided.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventory

Inventory is valued at the lower of cost or market by the weighted average cost method and is comprised of recycled oil, which is a finished good.

Property and Equipment

Depreciation and amortization of property and equipment is provided using the straight-line method over the following estimated useful lives of the assets:

Buildings and improvements	25 years
Machinery and equipment	5-15 years
Trucks and autos	5 years
Office furniture and fixtures	3-5 years
Computer software	3 years
Depreciation and amortization expense for the years ended December 31, 2006 and 2005 was $828,570 and $840,448, respectively.

Deferred Financing Costs

Deferred financing costs are amortized using the straight-line method over the life of the loan. Amortization expense totaled $15,522 and $6,652 for the years ended December 31, 2006 and 2005, respectively.

Accrued Disposal Costs

Accrued disposal costs represent the expected costs of disposal of clean and contaminated soil. Any soil that is unprocessed will be treated within the next twelve months and this obligation is therefore classified as a current in the accompanying combined balance sheets.

Income Taxes

Income taxes on MART (a C corporation) are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Rezultz and Casie, with the consent of their respective shareholders, have each elected under the Internal Revenue Code to be taxed as an S Corporation. In lieu of corporate Federal income and state taxes, the shareholders of an S Corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for Federal or state income taxes has been included in these financial statements for Rezultz or Casie.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising

The Company expenses all advertising costs as incurred. Advertising expense totaled $103,698 and $65,242 for the years ended December 31, 2006 and 2005, respectively.

2.	CONCENTRATIONS

At December 31, 2006, the Company had deposits with a financial institution in excess of the $100,000 Federally insured limit.

The Company earned approximately $4,683,000 (21%) of its revenues from two customers for the year ended December 31, 2006. For the year ended December 31, 2005, there were no customers from whom the Company earned at least 10% of its revenues.

The Company had approximately $1,427,000 (41%) of its receivables due from two customers as of December 31, 2006. The Company also had approximately $1,731,000 (38%) of its receivables due from two customers as of December 31, 2005.

3.	NOTES RECEIVABLE

During 2006, the Company issued a note receivable to a shareholder for $300,000. The note accrues interest at the rate of 6.50%. The principal and all accrued interest can be repaid at any time prior to the maturity date of May 1, 2013. Subsequent to the balance sheet date, the Company negotiated with a shareholder and related party for the reorganization of certain trade receivables into a note receivable for $350,000. The note accrues interest at 6.77% through November 2008, at which point all accrued interest and principal are to be received in monthly installments of $10,000 through September 2011. Management does not feel that either note will be collected within the next twelve months and has therefore classified these notes as non-current assets in the accompanying 2006 combined balance sheet. These notes are collateralized by certain shares of common stock of Pure Earth, Inc., which the shareholder received in the transaction described in Note 15.

4.	IDLE MACHINERY

The Company carries equipment that management considers idle. This equipment was purchased out of bankruptcy at a cost of $900,000. Management anticipates placing the property into service in 2008.

5.	LINE OF CREDIT

The Company has a combined $2,500,000 line of credit with a bank due on demand. The line is used to fund working capital needs. The line bears interest at .50% above the bank’s prime lending rate (8.75% and 7.75% at December 31, 2006 and 2005, respectively) and outstanding borrowings are collateralized by substantially all assets of the Company and are personally guaranteed by one of the shareholders.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
6.	LONG-TERM DEBT

At December 31, 2006 and 2005, long-term debt consisted of the following:

	2006	2005
Notes payable to a financing institution in various monthly installments, including interest ranging from 0.00% - 2.90%, through February 2008; collateralized by specific equipment with an aggregate net book value of $35,585	$25,940	$49,991

Note payable to a bank in monthly installments of $1,170, including interest at 5.37%, through March 2010; collateralized by specific equipment with a net book value of $48,720	43,491	54,659

Note payable to a bank in monthly installments of $14,460, including interest at 7.25%, through November 2015; collateralized by specific buildings and land with a net book value of $1,549,153	1,132,250	1,212,140

Note payable to a bank in monthly installments of $9,585, including interest at 6.50%, through March 2010, at which point the interest rate is variable through March 2015; collateralized by specific buildings and land with a net book value of $1,549,153	716,647	734,773

Note payable to a bank in monthly interest only payments, at an interest rate of 8.50% through June 2007, at which point a balloon payment of the entire principal balance and any unpaid interest is due; collateralized by equipment with a net book value of $697,160	342,885	—

Note payable to a bank in monthly installments of $9,585, including interest at 7.25%, through November 2010; collateralized by specific buildings and land with a net book value of $1,549,153	389,890	456,217

Note payable to an insurance company in monthly installments of $50,376, including interest at 6.39%, through July 2007; collateralized by substantially all assets of the Company	352,634	330,654

Note payable to a bank in monthly installments of $5,000 through December 2006 and a balloon payment in January 2007, including interest at the bank’s prime rate plus 1.00% (9.25% at December 31, 2006); collateralized by specific equipment with no net book value. This note has been subsequently refinanced.	196,481	238,008

	3,200,218	3,076,442
Less: Current portion	(1,128,575)	(269,025)

	$2,071,643	$2,807,417

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
6.	LONG-TERM DEBT (continued)

Future maturities of long-term debt are as follows:

YEAR ENDING
DECEMBER 31,

2007	$1,128,575
2008	242,810
2009	252,616
2010	240,794
2011	153,086
Thereafter	1,182,337

$3,200,218

7.	OFFICER LOANS

At December 31, 2006 and 2005, loan receivable — officer consisted of a loan due from an officer. Prior to the subsequent event described in Note 15, the loan was unsecured and bore interest at 10%. During 2007, the balance was refinanced into a subordinated note bearing interest at 6.77%.

At December 31, 2006 and 2005, notes payable — officer consisted of two loans to an officer. Prior to the subsequent event described in Note 15, the notes were unsecured and bore interest at 10%. These notes are subordinated to all bank debt. During 2007, the balance was refinanced into a subordinated note bearing interest at 6.77%.

Subsequent to the balance sheet date, the notes were combined and refinanced. The new repayment schedule is as follows:

YEAR ENDING
DECEMBER 31,

2007	$900,000
2008	312,000
2009	478,000
2010	1,635,000

$3,325,000

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
8.	INCOME TAXES

The components of the income tax provision for MART for the years ended December 31, 2006 and 2005 as shown in the combined statements of operations are as follows:

	2006	2005
Current income tax provision
Federal	$—	$400
State	—	44,700

Total current income tax provision	—	45,100

Deferred income taxes
Federal	—	—
State	—	—

Total deferred income taxes	—	—

Provision for income taxes	$—	$45,100

The following is a reconciliation of income taxes for MART at the Federal statutory rate to the provision for income taxes:

	2006	2005
Tax at the statutory rate of 34%	$(1,170,200)	$(59,500)
State taxes, net of Federal benefit	—	29,500
Change in Federal portion of current year valuation allowance	1,070,400	(47,600)
Fines and penalties	99,500	116,300
Other permanent items	300	6,400

Provision for income taxes	$—	$45,100

The tax-effected components of deferred income tax assets and liabilities as of December 31, 2006 and 2005 consisted of the following:

	2006	2005
Deferred tax assets:
Accrued disposal costs — current and long-term portions	$1,949,800	$1,898,200
Property and equipment basis difference	127,900	70,000
Net operating loss	1,698,200	548,300
Other	1,700	1,700

Total deferred tax assets	3,777,600	2,518,200

Valuation allowance	(3,777,600)	(2,518,200)

Net deferred tax asset	$—	$—

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
8.	INCOME TAXES (continued)

As of December 31, 2006, the Company had approximately $4,216,000 and $4,414,000 of Federal and state net operating loss carryforwards, respectively. As of December 31, 2005, the Company had approximately $1,341,000 and $1,539,000 of Federal and state net operating loss carryforwards, respectively. These carryforwards will begin to expire in 2023. The net operating loss carryforwards are subject to limitation under Internal Revenue Code Section 382.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, available taxes in the carryback periods, projected future taxable income and tax planning strategies in making this assessment. Management has established a valuation allowance against the net operating loss carryforwards and other deferred tax assets because it is more likely than not that such assets will not be realized. The increase (decrease) in the respective valuation allowances for the years ended December 31, 2006 and 2005 was $1,259,400 and $(44,100).

9.	COMMITMENTS AND CONTINGENCIES

State and Local Compliance

The Company is subject to compliance with the requirements of various state and local jurisdictions, which have issued licenses for vehicles and the transportation of contaminated and clean soils. These licenses are subject to periodic renewal. Without these licenses and permits, the Company’s operations would be materially affected. As of December 31, 2006, the Company was in good standing with all jurisdictions.

Sales and Use Tax

Casie is currently undergoing a sales and use tax audit in the state of New Jersey for the periods October 2002 through December 2006. Though a final determination has not been made, the Company has accrued a liability of $478,782 and $379,091 at December 31, 2006 and 2005, respectively, in accordance with Statements on Financial Accounting Standards No. 5: Accounting for Contingencies. The liability includes sales and use taxes, interest, and penalties and is included in accrued expenses and other current liabilities in the accompanying combined balance sheets. The amount of interest potentially due is dependent on the final settlement date and is subject to increase.

Accrued Settlement Costs

During 2007, the New Jersey Department of Environmental Protection (NJDEP) assessed MART $624,300 in connection with MART’s failure to comply with certain environmental regulations during 2005 and 2006. Management is in settlement discussions that could substantially reduce the assessment. At December 31, 2006 and 2005, accrued settlement costs of $624,300 and $333,500, respectively, were included in accrued expenses and other current liabilities in the accompanying combined balance sheets.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
10.	COMMON STOCK

The shares of common stock authorized, issued, and outstanding are as follows:

	December 31, 2006 and 2005
	Authorized	Issued	Outstanding
Casie	10,000	112	70

Rezultz	2,500	1,350	1,350

MART	10,000	100	100

	22,500	1,562	1,520

11.	TREASURY STOCK

Treasury stock consists of 42 shares purchased at cost.

12.	RELATED PARTY TRANSACTIONS

During the year ended December 31, 2005, the Company billed a related party for disposal services in the amount of $1,130,218. At December 31, 2005, the Company had outstanding receivables from this related party in the amount of $1,206,670, which is included in accounts receivable. There were no transactions with or balances due from this related party during the year ended December 31, 2006.

Subsequent to December 31, 2006, the Company entered into an agreement with a related party in conjunction with the note receivable described in Note 3. In conjunction with the note receivable for $350,000, the Company has an agreement in place in which certain conditions are to be met for disposal of qualifying soils.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
13.	SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID DURING THE YEARS ENDED DECEMBER 31, 2006 AND 2005 FOR:

	2006	2005

INTEREST	$638,224	$549,429
NON-CASH INVESTING AND FINANCING ACTIVITIES: During 2006, the Company negotiated trade receivables of $350,000 into the note receivable described in Note 3.

The Company incurred $536,816 and $506,213 of long-term debt in connection with the direct financing of property and equipment during years ended December 31, 2006 and 2005, respectively.

14.	PRIOR PERIOD ADJUSTMENTS

Retained earnings at the beginning of 2005 has been adjusted to correct errors and account for adjustments needed to the following: common and treasury stock, fixed asset valuations, depreciation methods, accounts payable, accrued vacation, intercompany accounts receivable and payable, potential litigation liabilities, sales tax liabilities, income taxes, and restricted cash reserves.

15.	SUBSEQUENT EVENT

On February 13, 2007, the Company and its stockholders entered into a Stock Purchase Agreement (SPA) as subsequently amended with Pure Earth, Inc. (PEI). The closing date for this stock-for-stock exchange was on March 30, 2007 (the closing date). The following transactions and/or events have occurred pursuant to the SPA:
•	On the closing date, PEI issued 900,000 shares of its common stock, and 270 days from the closing date, will issue another 315,000 shares to the former stockholders of the Company. Provided certain contingencies for implementation of equipment are met by May 29, 2009, PEI will issue another 400,000 shares to the former stockholders of the Company. The assumed value of the stock is $5.00 per share.

•	As part of a post closing obligation, PEI has guaranteed certain loans and the line of credit of the Company. PEI has also contributed approximately $6,400,000 to facilitate working capital needs and purchase of equipment.

•	The change in control of the Company to PEI was approved by NJDEP.

•	The former stockholders of the Company entered into various non-compete agreements for three years. One of the agreements provides for cash payments of approximately $275,000 over a 22 month period to a former significant stockholder. In exchange for these cash payments, the former stockholder reaffirmed to enter into notes receivable as described in Note 3 for $650,000 and discontinue all litigation against the Company.

CASIE PROTANK, INC. AND AFFILIATES
NOTES TO THE COMBINED FINANCIAL STATEMENTS
15.	SUBSEQUENT EVENT (continued)

The SPA provides for a post-closing adjustment to the purchase price based upon tangible net asset value as of the closing date. The current adjustment is approximately $7,100,000 in favor of PEI. As of the date of this report, former stockholders of the Company and PEI are in a process of negotiation to determine the final purchase price adjustment.

16.	NEW ACCOUNTING STANDARD

In July 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertain tax positions as described in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, disclosure and transition. The requirements under FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN 48 will have on its results of operations and financial position.

17.	GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, as of December 31, 2006, the Company’s total liabilities exceeded its total assets by $9,445,443.

Management of the Company has taken the following steps intended to alleviate this uncertainty:
•	The Company has increased sales and significantly reduced operating costs to improve margins during 2007.

•	The Company is under new ownership.

•	The Company has additional sources of funding through PEI.
The ability of the Company to continue as a going concern is dependent upon the success of these actions. The financial statements do not include any adjustments relating to the recoverability of the amounts of recorded assets or the amounts of liabilities that might be necessary should the Company be unable to continue as a going concern.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PURE EARTH, INC.
Date: June 20, 2008	By:	/s/ Mark Alsentzer
Mark Alsentzer
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
2.1	*	Stock Purchase Agreement, dated as of January 19, 2006, by and between South Jersey Development, Inc., and its shareholders, and Info Investors, Inc.
2.2	*	Asset Purchase Agreement, dated as of January 19, 2006, by and between Whitney Contracting, Inc. and South Jersey Development, Inc.
2.3	*	Stock Purchase Agreement, dated as of January 19, 2006, by and between American Transport and Disposal Services Ltd. and South Jersey Development, Inc.
2.4	*	Stock Purchase Agreement, dated as of January 19, 2006, by and between Juda Construction, Ltd. and South Jersey Development, Inc.
2.5	*	Asset Purchase Agreement, dated as of January 5, 2006, by and between Alchemy Development, LLC and South Jersey Development, Inc.
2.6	*	Stock Acquisition Agreement, dated as of November 30, 2006, by and among Shari L. Mahan, as sole shareholder of Terrasyn Environmental Corp., and Pure Earth, Inc.
2.7	*
Membership Interests Purchase Agreement, dated as of November 30, 2006, by and among Shari L. Mahan, as sole member of Environmental Venture Partners, LLC, Bio Methods LLC and Geo Methods, LLC, and Pure Earth, Inc.

2.8	*
Stock Purchase Agreement, dated as of February 13, 2007, by and among Pure Earth, Inc., Gregory W. Call, Casie Ecology Oil Salvage, inc., MidAtlantic Recycling Technologies Inc. and Rezultz, Incorporated

2.8.1
First Amendment to Stock Purchase Agreement, dated as of February 28, 2007, by and among Pure Earth, Inc. and Casie Ecology Oil Salvage, Inc., Rezultz, Incorporated, MidAtlantic Recycling Technologies Inc. and Gregory W. Call

2.8.2	*
Second Amendment to Stock Purchase Agreement, dated as of March 26, 2007, by and among Pure Earth, Inc. and Casie Ecology Oil Salvage, Inc., Rezultz, Incorporated, MidAtlantic Recycling Technologies Inc., Rex Mouser and Gregory W. Call

2.8.3
Third Amendment to Stock Purchase Agreement, dated as of May 7, 2007, by and among Pure Earth Inc. and Casie Ecology Oil Salvage, Inc., Rezultz, Incorporated, MidAtlantic Recycling Technologies Inc., Rex Mouser and Gregory W. Call

2.8.4
Fourth Amendment to Stock Purchase Agreement, dated as of August 6, 2007, by and among Pure Earth Inc. and Casie Ecology Oil Salvage, Inc., Rezultz, Incorporated, MidAtlantic Recycling Technologies Inc., Rex Mouser, Brian Horne and Gregory W. Call

2.8.5	*
Letter, dated December 21, 2007, from Pure Earth, Inc. to Gregory W. Call regarding Final Purchase Price with respect to the Stock Purchase Agreement, dated as of February 13, 2007, among Pure Earth, Inc., Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies Inc., Rezultz, Incorporated, Rex Mouser, Brian Horne and Gregory W. Call, as amended

2.8.5	(a)	Letter, dated January 7, 2008, from Pure Earth, Inc. to Gregory W. Call regarding calculation errors in the Fifth Amendment to Stock Purchase Agreement, dated December 21, 2007
2.8.6
Joinder Agreement, dated March 21, 2007, of Rex Mouser to the Stock Purchase Agreement by and among Pure Earth, Inc., Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies Inc., Rezultz, Incorporated, Rex Mouser, Brian Horne and Gregory W. Call

2.8.7
Joinder Agreement, dated May 30, 2007, of Brian Horne to the Stock Purchase Agreement by and among Pure Earth, Inc., Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies Inc., Rezultz, Incorporated, Rex Mouser and Gregory W. Call

2.9	*
Asset Purchase Agreement, dated November 20, 2007, by and among PEI Disposal Group, Inc., Richard Rivkin, Soil Disposal Group, Inc., Aaron Environmental Group, Inc., Stephen F. Shapiro, Jeffrey Berger and James Case

2.10	*	Asset Purchase Agreement, dated April 1, 2008, by and among Nycon, Inc., Robert Cruso, Frank Gencarelli, New Nycon, Inc. and Paul Bracegirdle
3.1.1		Amended and Restated Certificate of Incorporation of Pure Earth, Inc.

E-1

Exhibit No.	Description of Exhibit
3.1.2	Pure Earth, Inc. Certificate of Designation, Preferences, Rights, and Limitations of Series A Preferred Stock, 10% Coupon
3.1.3	Pure Earth, Inc. Certificate of Designation, Preferences and Rights of Series B Preferred Stock
3.2	Amended and Restated Bylaws of Pure Earth, Inc.
4.1	Specimen Common Stock Certificate
4.2	Specimen Series A Preferred Stock Certificate
4.3	Specimen Series B Preferred Stock Certificate
4.4	Securities Purchase Agreement, dated as of June 30, 2006, among Pure Earth, Inc. and each purchaser signatory thereto
4.5	Form of Common Stock Purchase Warrant issued to DD Growth Premium pursuant to the Securities Purchase Agreement, dated as of June 30, 2006
4.6	Form of 9% Convertible Debenture issued by Pure Earth, Inc., as maker, in favor of DD Growth Premium pursuant to the Securities Purchase Agreement, dated as of June 30, 2006
4.7	Form of Registration Rights Agreement, dated June 30, 2006, by and between Pure Earth, Inc. and DD Growth Premium
4.8	Form of Subscription Agreement for Series A Preferred Stock, dated May 22, 2007, by and between Pure Earth, Inc. and Charles Hallinan and Black Creek Capital Corp.
4.9	Form of Common Stock Purchase Warrant issued to Charles Hallinan and Black Creek Capital Corp. pursuant to the Subscription Agreement, dated as of May 22, 2007
4.10	Debenture Redemption Agreement, dated as of August 17, 2007, by and among Pure Earth, Inc. and Dynamic Decisions Strategic Opportunities
4.10.1	First Amendment to Debenture Redemption Agreement, dated as of October 2, 2007, by and among Pure Earth, Inc. and Dynamic Decisions Strategic Opportunities
4.11	Stock Purchase Agreement, dated August 17, 2007, by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc.
4.11.1	Joinder Agreement to the Stock Purchase Agreement by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc., dated as of September 18, 2007, by Kim C. Tucker Living Trust
4.11.2	Joinder Agreement to the Stock Purchase Agreement by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc., dated as of August 30, 2007, by Brent Kopenhaver and Emilie Kopenhaver
4.11.3	Joinder Agreement to the Stock Purchase Agreement by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc., dated as of August 30, 2007, by Mark Alsentzer
4.11.4	Joinder Agreement to the Stock Purchase Agreement by and among Dynamic Decisions Strategic Opportunities and Pure Earth, Inc., dated as of September 20, 2007, by Charles Hallinan
4.12	Investment Agreement, dated as of March 4, 2008, among Pure Earth, Inc. and Fidus Mezzanine Capital, L.P.
4.13	Warrant, dated March 4, 2008, to purchase Common Stock of Pure Earth, Inc. issued to Fidus Mezzanine Capital, L.P.
4.14	Registration Rights Agreement, dated as of March 4, 2008, between Pure Earth, Inc. and certain holders
4.15
Securityholders Agreement, dated as of March 4, 2008, by and among Pure Earth, Inc., Brent Kopenhaver, Mark Alsentzer, Fidus Mezzanine Capital, L.P. and holders of the Warrants and Warrant Shares, as defined therein

4.16	Guaranty Agreement, dated as of March 4, 2008, by certain subsidiaries of Pure Earth, Inc. in favor of Fidus Mezzanine Capital, L.P. and any other Investors party thereto
10.1	Employment Agreement, dated as of June 1, 2008, by and between Pure Earth, Inc. and Mark Alsentzer
10.2	Employment Agreement, dated as of June 1, 2008, by and between Pure Earth, Inc. and Brent Kopenhaver
10.3	Pure Earth, Inc. 2007 Stock Incentive Plan

E-2

Exhibit No.		Description of Exhibit
10.4		Form of Restricted Stock Agreement for awards under the Pure Earth, Inc. 2007 Stock Incentive Plan
10.5		Loan and Security Agreement, dated October 5, 2005, by and among Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc., Rezultz, Incorporated, Gregory Call and Parke Bank
10.5.1		Change in Terms Agreement, dated November 2, 2007, between Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc., Rezultz, Incorporated, Gregory Call and Parke Bank
10.6	†	Agreement, dated July 25, 2006, by and between North Bergen Asphalt Product LLC and South Jersey Development, Inc.
10.7
Credit and Security Agreement, dated as of October 24, 2006, between Pure Earth, Inc., South Jersey Development, Inc., American Transportation & Disposal Systems, Ltd., Juda Construction, Ltd. and Wells Fargo Bank, National Association

10.7.1
First Amendment to Credit and Security Agreement, dated December 29, 2006, by and between Pure Earth, Inc., South Jersey Development, Inc., American Transportation & Disposal Systems, Ltd., Juda Construction, Ltd. and Wells Fargo Bank, National Association

10.7.2
Second Amendment to Credit and Security Agreement and Waiver of Defaults, dated May 16, 2007, by and between Pure Earth, Inc., Pure Earth Transportation and Disposal, Inc., Pure Earth Materials, Inc., Juda Construction, Ltd. and Wells Fargo Bank, National Association

10.7.3
Third Amendment to Credit and Security Agreement, dated November 13, 2007, by and between Pure Earth, Inc., Pure Earth Transportation and Disposal, Inc., Pure Earth Materials, Inc., Juda Construction, Ltd. and Wells Fargo Bank, National Association

10.8
Sales Representative Agreement, dated November 20, 2007, by and between PEI Disposal Group, Inc., Soil Disposal Group, Inc., Richard Rivkin, Stephen Shapiro, James Case, Jeffrey Berger and Aaron Environmental Group, Inc.

10.9
Form of Confidentiality, Non-Competition and Non-Solicitation Agreement, dated November 20, 2007, by and among Soil Disposal Group, Inc., PEI Disposal Group, Inc., Pure Earth, Inc., any and all subsidiaries of PEI Disposal Group, Inc. and Pure Earth, Inc., and certain employees of Soil Disposal Group, Inc. signatory thereto

10.10		Commercial Lease, dated October 26, 2007, between Redrock Land Development, LLC and Pure Earth Materials (NJ) Inc.
10.11
Subordinated Promissory Note, dated November 15, 2007, by Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc. and Rezultz, Incorporated in the principal amount of $1,000,000 in favor of Gregory W. Call

10.12		Promissory Note, dated November 20, 2007, by PEI Disposal Group, Inc., as maker, in the principal amount of $640,000, in favor of Soil Disposal Group, Inc.
10.13
Promissory Note, dated November 28, 2007, by Pure Earth, Inc., Juda Construction, Ltd. and Pure Earth Materials, Inc., as makers, in the principal amount of $2,265,000, in favor of CoActiv Capital Partners LLC

10.14		Exclusive License, dated April 30, 2008, by and between New Nycon, Inc. and Paul E. Bracegirdle
16.1		Letter from Skoda Minotti regarding its concurrence with the statements made by Pure Earth, Inc. herein concerning the nonrenewal of its engagement as Pure Earth, Inc.’s independent public accountant
21.1		Significant Subsidiaries of the Registrant

*	The schedules to this agreement have been omitted in accordance with the rules of the SEC. A list of omitted schedules has been included in this exhibit and will be provided supplementally to the SEC upon request.

†	Certain confidential portions of this agreement have been omitted pursuant to a confidential treatment request filed separately with the SEC on June 20, 2008.

E-3